Filed pursuant to Rule 424(b)(5)
Registration No. 333-143865

Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Pass Through Certificates, Series 2009-1	$659,107,000	$36,778.1706

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 19, 2007)

$659,107,000

United Air Lines, Inc.

2009-1 Pass Through Trust

PASS THROUGH CERTIFICATES, SERIES 2009-1

This prospectus supplement relates to new pass through certificates to be issued by a pass through trust to be formed by United. Each certificate will represent an interest in the pass through trust. The certificates do not represent interests in or obligations of United or any of its affiliates.

The proceeds from the sale of the certificates will initially be held in escrow. The pass through trust will use the escrowed funds to acquire equipment notes. The equipment notes will be issued by United to finance sixteen (16) Airbus aircraft and fifteen (15) Boeing aircraft owned by United. Payments on the equipment notes held in the pass through trust will be passed through to the certificateholders.

Interest on the equipment notes held in the pass through trust will be payable on May 1 and November 1 of each year, beginning on May 1, 2010. Principal paid on the equipment notes will be payable on May 1 and November 1 in scheduled years, beginning on May 1, 2010.

Distributions on the certificates will be subject to certain subordination provisions as described herein.

Morgan Stanley Bank, N.A. will provide a liquidity facility for the certificates. The liquidity facility is expected to provide an amount sufficient to pay up to three semiannual interest payments on the certificates.

The payment obligations of United under the equipment notes will be fully and unconditionally guaranteed by UAL.

Investing in the pass through certificates involves risks. See “RISK FACTORS” beginning on page S-13.

Face Amount	Stated Interest Rate	Final Expected Distribution Date	Price to Public(1)
$659,107,000	10.40%	November 1, 2016	100%

(1)	Plus accrued interest, if any, from the date of issuance.

The underwriters will purchase all of the certificates if any are purchased. The aggregate proceeds from the sale of the certificates will be $659,107,000. United will pay the underwriters a commission of $9,886,605. The underwriters expect to deliver the certificates to purchasers on October 13, 2009. The certificates will not be listed on any national securities exchange.

The Securities and Exchange Commission (the “SEC”) and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunners

J.P. MORGAN	MORGAN STANLEY

Co-Manager

GOLDMAN, SACHS & CO.

October 5, 2009

Prospectus Supplement

S-i

Prospectus

About This Prospectus	1
Cautionary Statement Concerning Forward-Looking Statements	1
Where You Can Find More Information	2
Incorporation of Certain Documents By Reference	3
Ratio of Earnings to Fixed Charges	4
Legal Matters	5
Experts	5

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This document may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement. Also, you should not assume that there has been no change in the affairs of United or UAL since the date of this prospectus supplement.

S-ii

PRESENTATION OF INFORMATION

These offering materials consist of two documents: (1) this prospectus supplement, which describes the terms of the certificates that we are currently offering and (2) the accompanying prospectus, which provides general information about us and our certificates, some of which may not apply to the certificates that we are currently offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus.

We have given certain terms specific meanings for purposes of this prospectus supplement. The “Glossary” attached as Appendix I to this prospectus supplement defines each of these terms.

At varying places in this prospectus supplement and the accompanying prospectus, we refer you to other sections of the documents for additional information by indicating the caption heading of the other sections. The page on which each principal caption included in this prospectus supplement and the accompanying prospectus can be found is listed in the table of contents on the preceding page. All cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise stated.

Certain statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking and thus reflect United Air Lines, Inc.’s and UAL Corporation’s (together with their respective consolidated subsidiaries, “United” and “UAL”, respectively) current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements.

Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus are based upon information available to us on the date such statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

UAL’s and United’s actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our amended credit facility and other financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts and cost reduction initiatives; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact the economic recession has on customer travel patterns; the increasing reliance on enhanced video-conferencing and other technology as a means of conducting virtual meetings; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by our respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to

S-iii

operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties, including those set forth in the SEC reports incorporated by reference in the accompanying prospectus or as stated or incorporated by reference in this prospectus supplement under the caption “RISK FACTORS.” Consequently, forward-looking statements should not be regarded as representations or warranties by UAL or United that such matters will be realized.

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SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this prospectus supplement and the accompanying prospectus, as well as the materials filed with the SEC, that are considered to be part of this prospectus supplement and the accompanying prospectus.

United Airlines

UAL is a holding company and its principal, wholly-owned subsidiary is United. We sometimes use the words “we,” “our,” “the Company” and “us” in this prospectus supplement for disclosures that relate to both UAL and United, together with its consolidated subsidiaries. United’s operations consist primarily of the transportation of persons, property, and mail throughout the United States and abroad. United provides these services through full-sized jet aircraft (which we refer to as its “Mainline” operations), as well as smaller aircraft in its regional operations conducted under contract by “United Express®” carriers.

United is one of the largest passenger airlines in the world. United offers nearly 3,300 flights a day to more than 200 destinations through its Mainline and United Express® services, based on its flight schedule from July 2009 to July 2010. United offers nearly 1,200 average daily Mainline departures to more than 120 destinations in 27 countries and two U.S. territories. United provides regional service, connecting primarily via United’s domestic hubs, through marketing relationships with United Express® carriers, which provide more than 2,000 average daily departures to approximately 175 destinations. United serves virtually every major market around the world, either directly or through its participation in the Star Alliance®, the world’s largest airline network.

United and UAL were incorporated under the laws of the State of Delaware on December 30, 1968. United’s and UAL’s corporate headquarters is located at 77 West Wacker Drive, Chicago, Illinois 60601. The mailing address is P.O. Box 66919, Chicago, Illinois 60666 (telephone number (312) 997-8000).

Recent Developments

On October 1, 2009, UAL announced that it had agreed to sell 19 million shares of its common stock at a public offering price of $7.24 per share. UAL has also granted the underwriters an option to purchase an additional 2.85 million shares of its common stock on the same terms and conditions to cover over-allotments, if any. On the same date, UAL also announced the pricing of $300 million aggregate principal amount of convertible senior notes due 2029. UAL has granted the underwriters an option to purchase an additional $45 million aggregate principal amount of convertible senior notes on the same terms and conditions to cover over-allotments, if any. The convertible senior notes will pay interest semi-annually at an annual rate of 6.0%.

UAL estimates that the net proceeds from both offerings will be approximately $424 million after deducting estimated offering expenses. UAL intends to use the net proceeds for general corporate purposes.

Summary of Terms of Pass Through Certificates

Certificates
Aggregate Face Amount	$659,107,000
Interest Rate	10.40%
Ratings:
Moody’s	Ba1
Standard & Poor’s	BBB(1)
Initial Loan to Aircraft Value Ratio (cumulative)(2)	55.8%
Highest Loan to Aircraft Value Ratio (cumulative)(3)	55.8%
Expected Principal Distribution Window (in years)	0.55-7.05
Initial Average Life (in years from Issuance Date)	4.21
Regular Distribution Dates	May 1 and November 1
Final Expected Regular Distribution Date(4)	November 1, 2016
Final Legal Distribution Date(5)	May 1, 2018
Minimum Denomination	$1,000
Section 1110 Protection	Yes
Liquidity Facility Coverage	3 semiannual interest payments

(1)	UAL and United corporate credit ratings are currently on Credit Watch negative by Standard & Poor’s.
(2)	This percentage is calculated as of May 1, 2010, the first Regular Distribution Date, and assumes that all of the deposits have been used to finance all of the aircraft prior to such date. The initial loan to aircraft value ratio measures the ratio of (a) the aggregate principal amount of the Equipment Notes relating to all aircraft to (b) the aggregate appraised base value of all aircraft (determined based on three appraisals setting forth values as of September 30, 2009, September 29, 2009 and September 28, 2009). These ratios are calculated assuming that the aggregate appraised maintenance adjusted base value of all aircraft is $1,151,858,272 on the first Regular Distribution Date. The aggregate appraised maintenance adjusted base value is only an estimate and reflects certain assumptions. See “DESCRIPTION OF THE AIRCRAFT AND THE APPRAISALS.”
(3)	The highest loan to aircraft value ratio is based on the aggregate appraised base value of all aircraft as of a certain future date. See “SUMMARY—Loan to Aircraft Value Ratios.” The aggregate appraised base value is only an estimate and reflects certain assumptions. See “DESCRIPTION OF THE AIRCRAFT AND THE APPRAISALS.”
(4)	Equipment Notes will mature on or before the Final Expected Regular Distribution Date for the certificates.
(5)	The Final Legal Distribution Date for the certificates is the Final Expected Regular Distribution Date plus eighteen months, which represents the period corresponding to the Liquidity Facility coverage of three semiannual interest payments.

Equipment Notes and the Aircraft

Set forth below is certain information about the Equipment Notes to be held in the pass through trust and the aircraft that will secure such Equipment Notes:

Aircraft Type	Aircraft Registration Number	Manufacturer’s Serial Number	Original Delivery Date	Appraised Value(1)	Initial Principal Amount of Equipment Notes	Equipment Note Final Maturity Date
Airbus A319-131	N831UA	1291	8/10/2000	21,540,000	12,062,000	11/1/2016
Airbus A319-131	N833UA	1401	1/11/2001	22,766,667	12,749,000	11/1/2016
Airbus A319-131	N834UA	1420	2/8/2001	23,043,333	12,904,000	5/1/2013
Airbus A319-131	N835UA	1426	2/12/2001	22,896,667	12,822,000	5/1/2013
Airbus A319-131	N836UA	1460	3/30/2001	22,993,333	12,876,000	5/1/2013
Airbus A319-131	N837UA	1474	4/11/2001	23,070,000	12,919,000	11/1/2013
Airbus A319-131	N838UA	1477	4/17/2001	23,410,000	13,110,000	11/1/2013
Airbus A319-131	N839UA	1507	5/31/2001	23,430,000	13,121,000	11/1/2013
Airbus A319-131	N840UA	1522	6/29/2001	23,510,000	13,166,000	5/1/2014
Airbus A319-131	N841UA	1545	7/20/2001	23,200,000	12,992,000	5/1/2014

Airbus A320-232	N467UA	1359	12/14/2000	23,590,000	13,210,000	11/1/2016
Airbus A320-232	N468UA	1363	12/18/2000	24,030,000	13,457,000	11/1/2016
Airbus A320-232	N469UA	1409	2/28/2001	24,680,000	13,821,000	11/1/2016
Airbus A320-232	N470UA	1427	3/19/2001	25,090,000	14,050,000	11/1/2016
Airbus A320-232	N471UA	1432	3/27/2001	25,040,000	14,022,000	11/1/2016
Airbus A320-232	N472UA	1435	4/3/2001	24,780,000	13,877,000	11/1/2016

Boeing 767-322ER	N664UA	29236	6/29/1998	36,810,000	20,614,000	11/1/2016
Boeing 767-322ER	N667UA	29239	8/31/1998	33,220,000	18,603,000	11/1/2016
Boeing 767-322ER	N669UA	30025	6/28/1999	34,700,000	19,432,000	11/1/2016
Boeing 767-322ER	N670UA	29240	8/31/1999	35,440,000	19,846,000	11/1/2016
Boeing 767-322ER	N671UA	30026	10/1/1999	37,310,000	20,894,000	11/1/2016
Boeing 767-322ER	N675UA	29243	8/1/2000	41,120,000	23,027,000	11/1/2016
Boeing 767-322ER	N676UA	30028	4/23/2001	42,620,000	23,867,000	11/1/2016

Boeing 777-222ER	N794UA	26953	11/18/1997	62,363,333	34,923,000	11/1/2016
Boeing 777-222ER	N795UA	26927	12/9/1997	64,496,667	36,118,000	11/1/2016
Boeing 777-222ER	N204UA	28713	2/3/1999	71,800,000	40,208,000	11/1/2016

Boeing 747-422	N117UA	28810	1/29/1999	64,873,333	36,329,000	11/1/2014
Boeing 747-422	N118UA	28811	2/24/1999	64,836,667	36,309,000	5/1/2015
Boeing 747-422	N122UA	29168	6/14/1999	69,273,333	38,793,000	11/1/2011
Boeing 747-422	N127UA	28813	8/2/1999	67,833,333	37,987,000	11/1/2011
Boeing 747-422	N128UA	30023	5/12/2000	73,213,333	40,999,000	11/1/2012
				1,176,980,000	659,107,000

(1)	The appraised value of each aircraft provided above is based on the lesser of the average and the median appraised maintenance adjusted base values (as defined in the appraisal letters) of such aircraft as appraised by three independent appraisal and consulting firms, Aircraft Information Services, Inc. (“AISI”), BK Associates, Inc. (“BK”) and Morten Beyer & Agnew, Inc. (“MBA”) as of September 30, 2009, September 29, 2009 and September 28, 2009, respectively. The appraisers based the appraisals on varying assumptions and methodologies. An appraisal is only an estimate of value and you should not rely on any appraisal as an estimate of realizable value.

Loan To Aircraft Value Ratios

The following table provides loan to aircraft value ratios (“LTV ratios”) for the certificates as of May 1, 2010, the first Regular Distribution Date, and as of each Regular Distribution Date thereafter. The table is not a forecast or prediction of expected or likely LTV ratios but a mathematical calculation based on one set of assumptions.

We compiled the following table on an aggregate basis. However, the Equipment Notes issued under an Indenture are cross-collateralized by all of the Aircraft. See “DESCRIPTION OF THE EQUIPMENT NOTES—Security.” The relevant LTV ratios in a default situation for the Equipment Notes issued under a particular Indenture would depend on various factors, including the extent to which the debtor or trustee in bankruptcy agrees to perform United’s obligations under the Indentures. Therefore, the following LTV ratios are presented for illustrative purposes only.

Date	Assumed Aggregate Aircraft Value(1)(2)	Outstanding Pool Balance of Certificates(3)	LTV Ratios(4)
May 1, 2010	1,151,858,272	642,315,518	55.8%
November 1, 2010	1,126,736,544	622,399,059	55.2%
May 1, 2011	1,101,614,817	599,207,723	54.4%
November 1, 2011	951,268,445	506,099,427	53.2%
May 1, 2012	929,117,223	479,858,446	51.6%
November 1, 2012	842,968,332	419,036,218	49.7%
May 1, 2013	762,144,063	361,081,718	47.4%
November 1, 2013	682,995,289	304,865,812	44.6%
May 1, 2014	625,326,772	259,365,132	41.5%
November 1, 2014	555,000,125	210,273,806	37.9%
May 1, 2015	487,969,358	165,218,231	33.9%
November 1, 2015	471,104,187	138,416,684	29.4%
May 1, 2016	453,327,737	110,829,109	24.4%
November 1, 2016	—	—	—

(1)	In calculating the assumed aggregate aircraft values above, we assumed that all Aircraft will be financed under this Offering prior to May 1, 2010 and that the initial appraised base value of each aircraft declines by approximately 3% of the initial appraised base value each year for the first 15 years after the year of delivery of the aircraft by the manufacturer, by approximately 4% each year thereafter for the next five years and by approximately 5% each year after that. Other rates or methods of depreciation may result in materially different LTV ratios. We cannot assure you that the depreciation rate and method assumed for purposes of the table are the ones most likely to occur nor can we predict the actual future value of any aircraft.
(2)	The Equipment Notes for certain Aircraft will mature prior to the Final Expected Regular Distribution Date. So long as no default in the payment of principal or interest or certain other amounts or other event of default has occurred and is continuing under any Indenture, Aircraft will cease to be included in the collateral pool upon payment in full of the outstanding principal balance of the related Equipment Notes.
(3)	In calculating the outstanding Pool Balance of the certificates, we have assumed that the Trust will acquire the Equipment Notes for all of the Aircraft.
(4)	The LTV ratios were obtained for each Regular Distribution Date by dividing (i) the expected outstanding pool balance of the certificates after giving effect to the distributions expected to be made on such date by (ii) the assumed aggregate value of all the aircraft that are expected to have outstanding Equipment Notes related thereto on such date based on the assumptions described above.

Cash Flow/Structure Chart

The following diagram illustrates the structure of the offering of the certificates and cash flows.

(1)	Each aircraft will be subject to a separate indenture with a separate loan trustee.
(2)	The initial amount of the Liquidity Facility will cover up to three successive semiannual interest payments with respect to the certificates, except that the Liquidity Facility will not cover interest on the Deposits.
(3)	The proceeds of the offering of the certificates will initially be held in escrow and deposited with the Depositary. The Depositary will hold such funds as interest-bearing deposits. The Trust will withdraw funds from the Deposits to purchase Equipment Notes from time to time as each Aircraft is financed. The Liquidity Facility will not cover interest on the Deposits. If any funds remain as Deposits with respect to the Trust at the Deposit Period Termination Date, those funds will be withdrawn by the Escrow Agent and distributed to the holders of the certificates, together with accrued and unpaid interest thereon, but without any premium. No interest will accrue with respect to the Deposits after they have been fully withdrawn.

The Offering

Pass Through Trust	United and Wilmington Trust Company, as Pass Through Trustee, will form a pass through trust (the “Trust”) under a pass through trust supplement to a basic Pass Through Trust Agreement between United and the Pass Through Trustee.

Certificates Offered	The Certificates will represent 100% of the fractional undivided interest in the Trust.

No other certificates will be issued by United on the Issuance Date. However, Additional Certificates may be issued in the future. See “POSSIBLE ISSUANCE OF ADDITIONAL CERTIFICATES.”

Use of Proceeds	The proceeds from the sale of the Certificates will initially be held in escrow and deposited with the Depositary. The Trust will withdraw funds from the escrow to acquire Equipment Notes as the Aircraft are financed. The Equipment Notes will be full recourse obligations of United.

United will issue the Equipment Notes under a separate Indenture for each aircraft. United will use the proceeds from the issuance of the Equipment Notes to refinance the existing debt on certain aircraft and for general corporate purposes.

Subordination Agent, Pass Through Trustee, Escrow Agent, Paying Agent and Loan Trustee	Wilmington Trust Company.

Liquidity Provider	Morgan Stanley Bank, N.A.

Depositary	JPMorgan Chase Bank, N.A.

Trust Property	The property of the Trust will include:

•	The Equipment Notes.

•	All rights of the Trust under the Intercreditor Agreement described below (including all monies receivable pursuant to such rights).

•	All rights of the Trust to acquire the Equipment Notes under the Participation Agreements.

•	All monies receivable under the Liquidity Facility.

•	Funds from time to time deposited with the Pass Through Trustee in accounts for the Trust.

UAL Guarantee	UAL will unconditionally guarantee the payment obligations of United under each Equipment Note issued by United pursuant to a guarantee agreement (the “UAL Guarantee”).

Regular Distribution Dates	May 1 and November 1, commencing on May 1, 2010.

Record Dates	The 15th day preceding each distribution date.

Distributions	The Pass Through Trustee will distribute all payments of principal, Make-Whole Amount, if any, and interest received on the Equipment Notes held in the Trust to the holders of the Certificates. Distributions will be subject to the subordination provisions applicable to the Certificates.

Subject to the subordination provisions applicable to the Certificates, the Pass Through Trustee will distribute scheduled payments of principal and interest made on the Equipment Notes held by the Trust on the applicable Regular Distribution Dates. Subject to the subordination provisions applicable to the Certificates, the Pass Through Trustee will distribute payments of principal, Make-Whole Amount, if any, and interest made on any Equipment Notes resulting from any early redemption of any Equipment Notes on a Special Distribution Date after not less than 15 days’ notice to the holders of the Certificates.

Control of Loan Trustee	The holders of at least a majority of the outstanding principal amount of Equipment Notes issued under each Indenture will be entitled to direct the Loan Trustee under such Indenture in taking action as long as no Indenture Event of Default is continuing thereunder. If an Indenture Event of Default is continuing, subject to certain conditions, the “Controlling Party” will direct the Loan Trustee under such Indenture (including in exercising remedies, such as accelerating such Equipment Notes or foreclosing the lien on the aircraft securing such Equipment Notes).

The Controlling Party will be:

•	The Pass Through Trustee.

•	Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider.

Limitation on Sale of Aircraft or Equipment Notes	In exercising remedies, during the period ending on the date occurring nine months after the earlier of: (1) the acceleration of the Equipment Notes issued under any Indenture and (2) the occurrence of a United Bankruptcy Event the Controlling Party may not, without the consent of the Trustee and, if any Additional Certificates are outstanding, the Additional Trustee, direct the Subordination Agent or Loan Trustee, as applicable, to sell such Equipment Notes or the aircraft subject to the lien of that Indenture if the net proceeds from such sale would be less than (x) in the case of such aircraft, 75%, or (y) in the case of such Equipment Notes, 85% of the Appraised Current Market Value of such aircraft.

A319 Airframe Substitution	United shall have the right to substitute an A319 airframe, so long as no Indenture Event of Default has occurred and is continuing, with either an Airbus A319 or an A320 airframe manufactured not more than one year prior to the date of manufacture of the A319 airframe being substituted and with a maintenance adjusted current market value at least equal to the A319 airframe being substituted.

Lease of Aircraft as Exercise of Remedies	In exercising remedies under an Indenture, the Controlling Party or the Instructing Holders, as applicable, may direct the Subordination Agent (to direct the Loan Trustee) or Loan Trustee, as applicable, to lease the aircraft subject to the lien of that Indenture to any person (including United) so long as in doing so the Loan Trustee acts in a “commercially reasonable” manner within the meaning of the Uniform Commercial Code.

Liquidity Facility	Under the Liquidity Facility the Liquidity Provider will, if necessary, make advances in an aggregate amount that is expected to be sufficient to pay an amount equal to the interest on the certificates on up to three successive semiannual Regular Distribution Dates at the interest rate for the Certificates. Drawings under the Liquidity Facility cannot be used to pay any amount in respect of the Certificates other than interest and will not cover interest payable on amounts held in escrow as Deposits with the Depositary.

Upon each drawing under the Liquidity Facility to pay interest, the Subordination Agent must reimburse the Liquidity Provider for the amount of that drawing, together with interest on the drawing. This reimbursement obligation and all interest, fees and other amounts owing to the Liquidity Provider under the Liquidity Facility will rank senior to all of the Certificates in right of payment.

Escrowed Funds	Funds paid to the Escrow Agent will be placed in escrow for the holders of the Certificates and will be deposited with the Depositary and held as deposits pursuant to the Deposit Agreement. The rights of the holders of the Certificates to such escrowed amounts will be evidenced by Escrow Receipts issued to each certificateholder. Funds may be withdrawn by the Escrow Agent at the direction of the Trustee from time to time to purchase Equipment Notes prior to the Deposit Period Termination Date. The deposits cannot be used to pay any other amount in respect of the certificates.

Unused Escrowed Funds	All of the Deposits held in escrow may not be used to purchase Equipment Notes by the Deposit Period Termination Date. This may occur because of issues related to the prepayment of the existing financing or other reasons. If any funds remain as Deposits after the Deposit Period Termination Date or, if earlier, the day after the Escrow Agent receives notice that the Trustee’s obligation to purchase Equipment Notes has been fulfilled or terminated, they will be withdrawn by the Escrow Agent and distributed, with accrued and unpaid interest on such unused Deposits, to the holders of the Certificates after at least 15 days’ prior written notice.

Obligation to Purchase Equipment Notes	The Trustee will enter into a note purchase agreement with United (the “Note Purchase Agreement”) pursuant to which the Trustee will agree, subject to no Triggering Event having occurred, to execute a Participation Agreement with respect to each Aircraft upon receipt of a notice from United that it intends to finance such Aircraft. Pursuant to the Participation Agreements, United will enter into a secured debt financing with respect to each Aircraft pursuant to financing agreements in the forms attached to the Note Purchase Agreement and the Trustee will be obligated to purchase the Equipment Notes issued by United with respect to the Aircraft.

Issuances of Additional Class of Certificates	After the Deposit Period Termination Date, an additional single class of pass through certificates of a separate pass through trust may be issued from time to time. These pass through certificates will evidence fractional undivided ownership interests in a new series of subordinated equipment notes with respect to some or all of the Aircraft. The holders of any such additional pass through certificates will have the right to purchase all of the Certificates under certain circumstances after a bankruptcy of United at the outstanding principal balance of the Certificates plus accrued and unpaid interest and other amounts due to Certificateholders, but without a premium. Consummation of any such issuance of additional pass through certificates will be subject to satisfaction of certain conditions, including receipt of confirmation from the Rating Agencies that it will not result in a withdrawal, suspension or downgrading of the Certificates. See “POSSIBLE ISSUANCE OF ADDITIONAL CERTIFICATES”.

Equipment Notes

(a) Issuer	United will issue Equipment Notes, which will be acquired by the Trust.

(b) Interest	The Equipment Notes held in the Trust will accrue interest at the Stated Interest Rate. Interest on the Equipment Notes will be payable on May 1 and November 1 of each year, commencing on May 1, 2010. Interest on the Equipment Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

(c) Principal	Principal payments on the Equipment Notes are scheduled to be received in specified amounts on May 1 and November 1 in specified years, commencing on May 1, 2010.

(d) Redemption	Mandatory Redemption—Aircraft Event of Loss

If an Event of Loss occurs with respect to an aircraft, we will redeem all of the Equipment Notes issued for such aircraft under the related Indenture, unless we replace such aircraft. The redemption price will be the unpaid principal amount of the related Equipment Notes, together with accrued interest, without any Make-Whole Amount.

Optional Redemption—All Equipment Notes

At any time prior to maturity, United may redeem all of the Equipment Notes with respect to an Aircraft, provided that all outstanding Equipment Notes with respect to all Aircraft are simultaneously redeemed. The redemption price will be the unpaid principal amount of the Equipment Notes, together with accrued interest, plus Make-Whole Amount, if any.

In the case of an optional redemption of all Equipment Notes, United will pay a make-whole premium (the “Make-Whole Amount”) for any such Equipment Note equal to an amount (as determined by an independent investment bank of national standing selected by United) equal to the excess, if any, of (a) the present value of the remaining scheduled payments of principal and interest from the determination date to maturity of such Equipment Note computed by discounting such payments on a semiannual basis on each Payment Date (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield plus the Make-Whole Spread, over (b) the outstanding principal amount of such Equipment Note plus accrued interest to the date of determination.

The “Make-Whole Spread” is 0.75%.

Optional Redemption—Boeing 747s

At any time prior to maturity, United may redeem all of the Equipment Notes related to any Boeing 747. The redemption price will be 103% of the unpaid principal amount of the Equipment Notes relating to such Boeing 747 Aircraft, together with accrued interest, but without Make-Whole Amount, provided that United delivers an officer’s certificate stating that such Boeing 747 Aircraft to which the Equipment Notes relate is to be sold or grounded.

(e) Security and Cross-Collateralization	United will secure the Equipment Notes issued for each aircraft by a security interest in the aircraft.

In addition, the obligations under each Indenture will be cross-collateralized as each Indenture will secure all amounts owing under all the Indentures. This means that any excess proceeds from the exercise of remedies with respect to an aircraft will be available to cover any shortfalls then due under Equipment Notes then held by the Subordination Agent issued with respect to the other aircraft. In the absence of any such shortfall, excess proceeds, if any, will be held by the relevant Loan Trustee as additional collateral for such other Equipment Notes. Any cash collateral held as a result of the cross-collateralization of the Equipment Notes would not be entitled to the benefits of Section 1110 of the Bankruptcy Code.

The Equipment Notes for some of the Aircraft will mature prior to the Final Expected Regular Distribution Date. So long as no default in the payment of principal or interest or certain other amounts or other event of default has occurred and is continuing under any other Indenture, upon payment in full of the outstanding principal amount of the Equipment Notes for an Aircraft, such Aircraft will be released from the lien of the related Indenture. In addition, if United elects to prepay any 747 Aircraft and so long as no default in the payment of principal or interest or certain other amounts or other event of default has occurred and is continuing under any other Indenture, such 747 Aircraft will be released from the lien of the related Indenture. Once the lien on an Aircraft is released, that Aircraft will no longer secure the amounts owing under any Indenture.

(f) Cross-Default	Each Indenture will contain a cross-default to each other Indenture. This means an Indenture Event of Default under one Indenture will result in an Indenture Event of Default under each other Indenture and remedies will be exercisable with respect to all Aircraft.

(g) Section 1110 Protection	Vedder Price P.C., special counsel to United, will provide an opinion to the Trustee that the benefits of Section 1110 of the Bankruptcy Code will be available for each aircraft with respect to all Equipment Notes secured thereby.

(h) Post-Default Reports	Promptly after the occurrence of a Triggering Event or an Indenture Event of Default resulting from a payment default on any Equipment Note (and on each Regular Distribution Date while such event is continuing), the Subordination Agent will prepare and distribute to the Trustee, Liquidity Provider, Rating Agencies and United a report containing certain information as to each aircraft and its status, the outstanding certificates and Equipment Notes and the Liquidity Facility and other information as described under “DESCRIPTION OF THE INTERCREDITOR AGREEMENT—Reports.”

Certain United States Federal Income Tax Considerations	The Trust itself should not be subject to federal income tax. Each certificateholder should report on its federal income tax return its pro rata share of the income from the Deposits and income from the Equipment Notes (including amounts paid by the Liquidity Provider), if any, and the other property held by the Trust. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” for more detail.

ERISA Considerations	In general, employee benefit plans subject to Title I of ERISA or Section 4975 of the Code, or entities that may be deemed to hold the assets of those plans, will be eligible to purchase the Certificates, subject to the conditions and circumstances that apply to those plans.

Each person who acquires or accepts a Certificate or an interest therein will be deemed by the acquisition or acceptance to have represented and warranted that either:

(a)	no assets of a plan or an individual retirement account have been used to acquire the Certificate or an interest therein; or

(b)	the purchase and holding of the Certificate or an interest therein by that person are exempt from the prohibited transaction restrictions of ERISA and the Code. See “ERISA CONSIDERATIONS.”

Ratings of the Certificates	It is a condition to the issuance of the Certificates that Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“Standard & Poor’s” and together with Moody’s, the “Rating Agencies”) rate the Certificates not less than the ratings set forth below:

Moody’s	Standard & Poor’s
Bal	BBB

A rating is not a recommendation to purchase, hold or sell Certificates. A rating does not address market price or suitability for a particular investor. We cannot assure you that the Rating Agencies will not lower or withdraw their ratings. UAL and United corporate credit ratings are currently on Credit Watch negative by Standard & Poor’s.

Threshold Rating for the Depositary	The Depositary must have a short-term unsecured debt rating of at least P-1 from Moody’s and a short-term issuer credit rating of at least A-1+ from Standard & Poor’s.

Depositary Rating	The Depositary meets the Depositary Threshold Rating requirement.

Threshold Rating Requirements for the Liquidity Provider	The Liquidity Provider must have a short-term unsecured debt rating of at least P-1 from Moody’s and a short-term issuer credit rating of at least A-1 from Standard & Poor’s.

Liquidity Provider Rating	Morgan Stanley Bank, N.A. meets the Threshold Rating requirement.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement, including the matters addressed under “PRESENTATION OF INFORMATION” in this prospectus supplement and under “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS” in the accompanying prospectus, you should carefully consider the following risk factors set forth below before making an investment decision with respect to the pass through certificates offered hereby.

Risks Related to the Certificates and the Offering

Appraisals should not be relied upon as a measure of realizable value of the aircraft.

Three independent appraisal and consulting firms have prepared appraisals of the aircraft. The appraisal letters are annexed to this prospectus supplement as Appendix II. The appraisals are based on the base value of the aircraft and rely on varying assumptions and methodologies that may differ among the appraisers. Base value is the theoretical value of an aircraft that assumes a balanced market. The appraisals may not reflect current market conditions that could affect the current market value of the aircraft. The appraisers prepared the appraisals without a physical inspection of the aircraft and the aircraft may not be in the condition assumed by the appraisers. Appraisals that are based on other assumptions and methodologies may result in valuations that are materially different from those contained in the appraisals. For a more detailed discussion of the appraisals, see “DESCRIPTION OF THE AIRCRAFT AND THE APPRAISALS—The Appraisals.”

An appraisal is only an estimate of value. It does not necessarily indicate the price at which an aircraft may be purchased or sold in the market. An appraisal should not be relied on as a measure of realizable value. The proceeds realized on a sale of any aircraft may be less than its appraised value. In particular, the appraisals of the aircraft are estimates of the values of the aircraft assuming the aircraft are in a certain condition, which may not be the case. If the Loan Trustee exercised remedies under one or more Indentures, the value of the related aircraft will depend on various factors, including:

•	market and economic conditions;

•	the supply of similar aircraft;

•	the availability of buyers;

•	the condition of the aircraft; and

•	whether the aircraft are sold separately or as a block.

Accordingly, we cannot assure you that the proceeds realized on any exercise of remedies would be sufficient to satisfy in full payments due on the Equipment Notes for any aircraft or the full amount of distributions expected to be paid on the Certificates.

Failure to perform maintenance responsibilities may deteriorate the value of the aircraft.

To the extent described in the Indentures, we will be responsible for the maintenance, service, repair and overhaul of the aircraft. If we fail to perform adequately these responsibilities, the value of the aircraft may be reduced. In addition, the value of the aircraft may deteriorate even if we fulfill our maintenance responsibilities. As a result, it is possible that upon a liquidation, there will be less proceeds than anticipated to repay the holders of Equipment Notes. See “DESCRIPTION OF THE EQUIPMENT NOTES—Certain Provisions of the Indentures.”

Inadequate levels of insurance may result in insufficient proceeds to repay holders of related Equipment Notes.

To the extent described in the Indentures, we must maintain public liability, property damage and all-risk aircraft hull insurance on the aircraft. If we fail to maintain adequate levels of insurance, the proceeds which could be obtained upon an Event of Loss of an aircraft may be insufficient to repay the holders of the related

Equipment Notes. See “DESCRIPTION OF THE EQUIPMENT NOTES—Certain Provisions of the Indentures—Insurance.”

It may be difficult and expensive to exercise repossession rights with respect to an aircraft.

There will be no general geographic restrictions on our ability to operate the aircraft. Although we do not currently intend to do so, we may register the aircraft in specified foreign jurisdictions and/or lease the aircraft. It may be difficult, time-consuming and expensive for a Loan Trustee to exercise repossession rights if an aircraft is located outside the United States, is registered in a foreign jurisdiction or is leased to a foreign or domestic operator. Additional difficulties may exist if a lessee is the subject of a bankruptcy, insolvency or similar event.

In addition, some jurisdictions may allow for other liens or other third party rights to have priority over a Loan Trustee’s security interest in an aircraft. As a result, the benefits of the related Loan Trustee’s security interest in an aircraft may be less than they would be if the aircraft were located or registered in the United States.

Upon repossession of an aircraft, the aircraft may need to be stored and insured. The costs of storage and insurance can be significant and the incurrence of such costs could result in fewer proceeds to repay the holders of the Equipment Notes.

Payments to certificateholders will be subordinated to certain amounts payable to other parties.

Under the Intercreditor Agreement, the Liquidity Provider will receive payment of all amounts owed to it, including reimbursement of drawings made to pay interest on the Certificates, before the holders of the Certificates receive any funds. In addition, the Subordination Agent and the Pass Through Trustee will receive some payments before the holders of the Certificates receive distributions.

The exercise of remedies will be controlled by the Controlling Party.

If an event of default under an Indenture is continuing, subject to specified conditions, the Controlling Party may direct the Loan Trustee under the related Indenture to exercise remedies under the Indenture, including accelerating the applicable Equipment Notes or foreclosing the lien on the aircraft securing such Equipment Notes. See “DESCRIPTION OF THE CERTIFICATES—Indenture Events of Default and Certain Rights Upon An Indenture Event of Default.”

The Controlling Party will be:

•	The Trustee.

•	Under specified circumstances, and notwithstanding the foregoing, the Liquidity Provider.

As a result of the foregoing, if the Trustee is not the Controlling Party with respect to an Indenture, the certificateholders will have no rights to participate in directing the exercise of remedies under such Indenture.

The proceeds from the disposition of any aircraft or Equipment Notes may not be sufficient to pay all amounts distributable to the holders of Certificates.

The market for any aircraft or Equipment Notes, as the case may be, during any event of default under an Indenture may be very limited, and we cannot assure you as to the price at which they could be sold.

Certificateholders will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against us (except in the second bullet point below), any Loan Trustee or any Trustee if the Controlling Party takes the following actions:

•	It sells any Equipment Notes for less than their outstanding principal amount; or

•	It sells any aircraft for less than the outstanding principal amount of the related Equipment Notes.

The Equipment Notes will be cross-collateralized and the Indentures will be cross-defaulted. Any default arising under an Indenture solely by reason of the cross-default in such Indenture may not be of a type required to be cured under Section 1110 of the Bankruptcy Code. In such circumstances, if the Equipment Notes issued under one or more Indentures are in default and the only default under the remaining Indentures is the cross-default, no remedies will be exercisable under such remaining Indentures.

The ratings of the Certificates may be lowered or withdrawn in the future.

It is a condition to the issuance of the Certificates that Moody’s and Standard & Poor’s rate the Certificates not less than Bal by Moody’s and BBB by Standard & Poor’s. UAL and United corporate credit ratings are currently on Credit Watch negative by Standard & Poor’s.

A rating is not a recommendation to purchase, hold or sell the Certificates and the rating does not address market price of the Certificates or suitability of investing in the Certificates for a particular investor. A rating may not remain for any given period of time and a Rating Agency may lower or withdraw entirely a rating if in its judgment circumstances in the future so warrant. These circumstances may include a downgrading of the debt of United, the Depositary or the Liquidity Provider by a Rating Agency.

The rating of the Certificates is based primarily on the default risk of the Equipment Notes and the Depositary, the availability of the Liquidity Facility for the benefit of holders of the Certificates, the collateral value provided by the aircraft relating to the Equipment Notes and the cross-collateralization provisions applicable to the Indentures. These ratings address the likelihood of timely payment of interest (at the Stated Interest Rate and without any premium or break amount) when due on the Certificates and the ultimate payment of principal distributable under the Certificates by the Final Legal Distribution Date. The ratings do not address the possibility of certain defaults, optional redemptions or other circumstances, which could result in the payment of the outstanding principal amount of the Certificates prior to the Final Expected Regular Distribution Date. Standard & Poor’s has indicated that its rating applies to a unit consisting of Certificates representing the Trust Property and Escrow Receipts initially representing interests in $659,107,000 of Deposits. Amounts deposited under the Escrow Agreement are not property of United and are not entitled to the benefits of Section 1110 of the Bankruptcy Code. Any cash collateral held as a result of the cross-collateralization of the Equipment Notes will not be entitled to the benefits of Section 1110 of the Bankruptcy Code. The ratings apply only to the Certificates and not the Equipment Notes.

The reduction, suspension or withdrawal of the ratings of the Certificates will not, by itself, constitute an event of default under the pass through trust agreement.

The Certificates will not provide any protection against highly leveraged or extraordinary transactions.

The Certificates, the Equipment Notes and the underlying agreements will not contain any financial or other covenants or “event risk” provisions protecting the certificateholders in the event of a highly leveraged or other extraordinary transaction affecting us or our affiliates.

There are no restrictive covenants in the transaction documents relating to our ability to incur future indebtedness.

The Certificates, Equipment Notes and the underlying agreements will not (i) require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity and therefore do not protect certificateholders in the event that we experience significant adverse changes in our financial condition or results of operations, (ii) limit our ability to incur additional indebtedness or (iii) restrict our ability to pledge our assets. In light of the absence of such restrictions, we may conduct our business in a manner that may cause the market price of the certificates to decline or otherwise restrict or impair our ability to pay amounts due under the Equipment Notes and/or the related agreements.

The ability to resell the Certificates may be limited.

Prior to this Offering, there has been no public market for the Certificates. Neither we nor the Trust intends to apply for listing of the Certificates on any securities exchange or otherwise. The underwriters may assist in resales of the Certificates, but they are not required to do so, and any market-making activity may be discontinued at any time without notice at the sole discretion of each underwriter. A secondary market for the Certificates may not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your Certificates. If an active public market does not develop, the market price and liquidity of the Certificates may be adversely affected. Neither the Certificates nor the Escrow Receipts may be separately assigned or transferred.

Escrowed funds may be returned if they are not used to purchase Equipment Notes.

All of the funds held in escrow as Deposits may not be used to purchase Equipment Notes by the Deposit Period Termination Date. See “DESCRIPTION OF THE DEPOSIT AGREEMENT—Unused Deposits”. If any funds remain as Deposits after the Deposit Period Termination Date, they will be withdrawn by the Escrow Agent and be distributed, with accrued and unpaid interest, but without any Make-Whole Amount, to the certificateholders.

USE OF PROCEEDS

The proceeds from the sale of the Certificates will be used by the Trustee to acquire the Equipment Notes. We will issue the Equipment Notes under 31 separate Indentures. We will use the proceeds from the issuance of the Equipment Notes to refinance the existing debt secured by 29 of the Aircraft which were financed pursuant to our issuance of equipment notes in connection with our 2001-1 pass through certificates (the “2001-1 EETC”) and for general corporate purposes, possibly including the repayment of indebtedness, financing of capital expenditures or funding of potential acquisitions or other business transactions. The following table sets forth certain information regarding the 2001-1 EETC:

CUSIP	Security	Interest Rate	Expected Final Distribution Date
909317 BB4	Class B PTC	6.932%	March 1, 2010
909317 BC2	Class C PTC	6.831%	September 1, 2011
909317 BD0	Class D PTC	7.371%	September 1, 2012

As part of United’s restructuring process, United received approximately $70 million of the previously outstanding 7.371% Class D Certificates of the 2001-1 EETC and expects to receive a portion of the redemption amount. United expects to receive approximately $90 million in net proceeds from the completion of the refinancing of the 2001-1 EETC, after accounting for all transaction-related fees and expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” should be read in conjunction with “USE OF PROCEEDS” and with our financial statements and related notes, which are incorporated by reference in this prospectus supplement.

The information presented in “—Three Year Period Ended December 31, 2008” relates to the period covered by our audited consolidated financial statements as of and for the year ended December 31, 2008 and should be read together with the information presented in “—Quarters Ended June 30, 2009 and 2008,” which presents information related to the period covered by our unaudited consolidated financial statements as of and for the quarters ended June 30, 2009 and 2008. The information in “—Quarters Ended June 30, 2009 and 2008” replaces any inconsistent information included in “—Three Year Period Ended December 31, 2008.”

Three Year Period Ended December 31, 2008

Overview

As discussed below in “BUSINESS,” UAL and United (together with their consolidated subsidiaries, the “Company”) derive virtually all of their revenues from airline related activities. The most significant source of airline revenues is passenger revenues; however, Mileage Plus® Frequent Flyer Program (“Mileage Plus”), United Cargo and United Services are also major sources of operating revenues. The airline industry is highly competitive and is characterized by intense price competition. Fare discounting by United’s competitors has historically had a negative effect on the Company’s financial results because United has generally been required to match competitors’ fares to maintain passenger traffic. Future competitive fare adjustments may negatively impact the Company’s future financial results. The Company’s most significant operating expense is jet fuel. Jet fuel prices are extremely volatile and are largely uncontrollable by the Company. The Company’s historical and future earnings have been and will continue to be significantly impacted by jet fuel prices.

As UAL consolidates United for financial statement purposes, disclosures that relate to activities of United also apply to UAL, unless otherwise noted. United’s operating revenues and operating expenses comprise nearly 100% of UAL’s revenues and operating expenses. In addition, United comprises approximately the entire balance of UAL’s assets, liabilities and operating cash flows. Therefore, the following qualitative discussion is applicable to both UAL and United, unless otherwise noted. Any significant differences between UAL and United results are separately disclosed and explained.

Bankruptcy Matters.  On December 9, 2002, UAL, United and 26 direct and indirect wholly-owned subsidiaries filed voluntary petitions to reorganize their business under Chapter 11 of the Bankruptcy Code. The Company emerged from bankruptcy on February 1, 2006, under the Debtors’ Second Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code (the “Plan of Reorganization”) that was approved by the U.S. Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Bankruptcy Court”). In connection with its emergence from Chapter 11 bankruptcy protection, the Company adopted fresh-start reporting, which resulted in significant changes in post-emergence financial statements, as compared to the Company’s historical financial statements. See “—Three Year Period Ended December 31, 2008—Financial Results” below, for further discussion. See Note 4, “Voluntary Reorganization Under Chapter 11—Significant Matters Remaining to be Resolved in Chapter 11 Cases,” under “Item 8. Financial Statements and Supplementary Data” in our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further information regarding bankruptcy matters.

Recent Developments for the Year Ended December 31, 2008.  The unprecedented increase in fuel prices and a worsening global recession have created an extremely challenging environment for the airline industry. While the Company significantly improved its financial performance in 2006 and 2007, the Company was not able to financially compensate for the substantial increase in fuel prices during 2008. The Company’s average consolidated fuel price per gallon, including net hedge losses that are classified in fuel expense, increased 59% from 2007 to 2008. The increased cost of fuel purchases and hedging losses drove the $3.1 billion increase in the Company’s consolidated fuel costs. The Company’s fuel hedge losses that are classified in nonoperating expense also had a significant negative impact on its 2008 liquidity and results of operations.

Although the Company was adversely impacted by fuel costs and special items in this recessionary environment, the Company’s commitment to cost reduction was a contributory factor to the year-over-year reduction in other areas of operating expenses as presented in the table below. The following table presents the unit cost of various components of total operating expenses and year-over-year changes.

(In millions, except unit costs)	2008	2008 expense per ASM (in cents)	2007	2007 expense per ASM (in cents)	% change per ASM
Mainline ASMs	135,861		141,890		(4.2)
Mainline fuel expense	$7,722	5.68	$5,003	3.53	60.9
United Aviation Fuel Corporation (“UAFC”)	4	—	36	0.02	(100.0)
Impairments, special items and other charges(a)	2,807	2.07	(44)	(0.03)	—
Other operating expenses	10,851	7.99	11,170	7.87	1.5

Total Mainline operating expense	21,384	15.74	16,165	11.39	38.2
Regional Affiliates expense	3,248		2,941
Consolidated operating expense	$24,632		$19,106

(a)	These amounts are summarized in the Summary Results of Operations table in “—Three Year Period Ended December 31, 2008—Financial Results” below.

In 2008, the Company focused on mitigating a portion of the negative impact of higher fuel costs and the weakening economy through cost reductions, fleet optimization, generation of higher revenues, executing on initiatives to enhance liquidity and other strategies as discussed below. Overall, the Company has characterized its business approach as “Focus on Five,” which refers to a comprehensive set of priorities that focus on the fundamentals of running a good airline: one that runs on time, with clean planes and courteous employees, that delivers industry-leading revenues and competitive costs, and does so safely. Building on this foundation, United aims to regain its industry-leading position in key metrics reported by the U.S. Department of Transportation (the “DOT”) as well as industry-leading revenue driven by products, services, schedules and routes that are valued by the Company’s customers. The goal of this approach is intended to enable United to achieve best-in-class safety performance, exceptional customer satisfaction and experience and industry-leading margin and cash flow. Although results of operations in 2008 were disappointing and economic conditions continue to present a challenge for the Company, we believe we are taking the necessary steps to position the Company for improved financial and operational performance in 2009.

Some of these actions include the following:

•

The Company significantly reduced its Mainline domestic and international capacity in response to high fuel costs and the weakening global economy. Mainline domestic and international capacity decreased 14% and 8%, respectively, during the fourth quarter of 2008 as compared to the year-ago period. Mainline domestic capacity decreased 8% while international capacity increased 1% for the full year of 2008, as compared to 2007. Consolidated capacity was approximately 11% and 4% lower in the fourth quarter and the full year of 2008, respectively, as compared to the year-ago periods. The Company will implement additional capacity reductions in 2009 as it completes the removal of 100 aircraft, as discussed below, of which 51 aircraft had been removed from service as of December 31, 2008.

•

The Company is permanently removing 100 aircraft from its fleet, including its entire fleet of 94 B737 aircraft and six B747 aircraft. These aircraft are some of the oldest and least fuel efficient in the Company’s fleet. This reduction reflects the Company’s efforts to eliminate unprofitable capacity and divest the Company of assets that currently do not provide an acceptable return, particularly in the current economic environment with volatile fuel prices and a global economy in recession. The Company continues to review the deployment of all of its aircraft in various markets and the overall composition of its fleet to ensure that we are using our assets appropriately to provide the best available return.

•

The Company continues to refit its wide body international aircraft with new first and business class premium seats, entertainment systems and other product enhancements. As of December 31, 2008, the Company had completed upgrades on 25 international aircraft with new premium travel equipment featuring, among other improvements, 180-degree, lie-flat beds in business class. The Company expects its remaining 66 wide body international aircraft to be upgraded by 2011. The upgrade of this equipment is expected to allow the Company to generate revenue premiums from its first and business class international cabins. This new product will reduce premium seat counts by more than 20%.

•

In 2008, the Company ceased operations to Ft. Lauderdale and West Palm Beach, Florida, two markets served by Ted, which uses an all-economy seating configuration to serve primarily leisure markets. In addition, during 2008, as part of its operational plans the Company ceased operations in certain non-Ted markets and also reduced frequencies in several Ted and non-Ted markets. In light of these planned capacity reductions and other factors, the Company also determined that it would eliminate its entire B737 fleet by the end of 2009. With the reduced need for Ted aircraft in leisure markets and an increased need for narrow body aircraft in non-Ted markets due to the elimination of the B737 fleet, the Company decided to reconfigure the entire Ted fleet of all-economy Airbus aircraft to include first class, as well as Economy Plus and economy seats. The reconfigured Airbus aircraft will provide United a consistent product offering for our customers and employees, and increases our fleet flexibility to redeploy aircraft onto former Ted and other narrow body routes as market conditions change. The reconfiguration of the Ted aircraft will occur in stages with expected completion by the end of 2009.

•

The Company was able to pass some of the higher fuel costs in 2008 to customers through passenger and cargo fuel surcharges, among other means. The Company created new revenue streams through unbundling products, offering new a la carte services and expanding choices for customers. The Company’s existing Travel Options, such as Economy Plus and Premium Cabin upsell have been extremely successful and the Company continues to implement new revenue initiatives such as a $15 fee for the first checked bag, as well as a $25 fee to check a second bag on domestic flights. Additional new Travel Options offered by United include Mileage Plus Award Accelerator, which allows customers to multiply their earned miles for each trip by purchasing accelerator miles upon ticket purchase, and Door-to-Door Baggage, which allows customers to avoid the hassle of taking their luggage to the airport by arranging for the luggage to be picked up from their home and shipped to their final destination. In addition, various ticket change fees have increased, including Mileage Plus close-in fees.

•

The Company reduced its capital expenditures in 2008 as compared to 2007 by more than $200 million as discussed in “—Three Year Period Ended December 31, 2008—Liquidity” below. In addition, the Company further plans to limit capital spending to $450 million during 2009.

•

The Company is streamlining its operations and corporate functions in order to match the size of its workforce to the size of its reduced capacity. The Company expects a total workforce reduction of approximately 9,000 positions by the end of 2009, of which approximately 6,000 positions were eliminated as of December 31, 2008. The total expected reduction will consist of approximately 2,500 salaried and management positions and approximately 6,500 represented positions. The Company has offered furlough-mitigation programs such as voluntary early-out options, primarily to certain union groups, to reduce the required involuntary furloughs. Of the total expected represented workforce reduction, approximately 40% have been through voluntary furloughs through January 2009.

•

A transatlantic aviation agreement to replace the existing bilateral arrangements between the U.S. government and the 27 EU member states became effective in 2008. The future effects of this agreement on our financial position and results of operations cannot be predicted with certainty due to the diverse nature of its potential impacts, including increased competition at London’s Heathrow Airport as well as throughout the EU member states. However, we have already taken actions to capitalize on opportunities under the new agreement. Upon the effective date of the transatlantic aviation agreement, the DOT’s approval of United’s application for antitrust immunity with bmi also became effective, allowing the two airlines to deepen their commercial relationship and adding bmi to the multilateral group of Star Alliance carriers that had already been granted antitrust immunity by the DOT.

•

United and Continental Airlines announced their plan to form a new partnership that will link the airlines’ networks and services worldwide to the benefit of customers, employees and shareholders, creating new revenue opportunities, cost savings and other efficiencies.

The Company also took certain actions to maintain adequate liquidity and minimize its financing costs during this challenging economic environment. During 2008, the Company generated unrestricted cash of approximately $1.9 billion through new financing agreements, amendments to our Mileage Plus co-branded credit card agreement and our largest credit card processing agreement and other means. Some of these agreements are summarized below. See “—Three Year Period Ended December 31, 2008—Liquidity and Capital Resources—Financing Activities” below, for additional information related to these agreements.

•

During the fourth quarter of 2008, UAL began a public offering of up to $200 million of UAL common stock, generating gross proceeds of $172 million in 2008 and January 2009. UAL may issue additional shares during 2009 until it reaches $200 million in proceeds.

•

United completed a $241 million credit agreement secured by 26 of the Company’s currently owned and mortgaged A319 and A320 aircraft. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. The credit agreement requires periodic principal and interest payments through its final maturity in June 2019. The Company may not prepay the loan prior to July 2012. This agreement did not change the number of the Company’s unencumbered aircraft as the Company used available equity in these previously owned and mortgaged aircraft as collateral for this financing.

•

United entered into an $84 million loan agreement secured by three aircraft, including two Airbus A320 and one Boeing B777 aircraft. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. The loan requires principal and interest payments every three months and has a final maturity in June 2015.

•	During 2008 and January 2009, United also entered into three aircraft sale-leaseback agreements. The Company sold these aircraft for approximately $370 million and has leased them back.

•

The Company completed an amendment of its marketing services agreement with its Mileage Plus co-branded bankcard partner and its largest credit card processor to amend the terms of their existing agreements to, among other things, extend the terms of the agreements. These amendments resulted in an immediate increase in the Company’s cash position by approximately $1.0 billion, which included a total of $600 million for the advanced purchase of miles and the licensing extension payment, as well as the release of approximately $357 million in previously restricted cash for reserves required under the credit card processing agreement. Approximately $100 million of additional cash receipts are expected over the next two years based on the amended terms of the co-brand agreement as compared to cash that would have been generated under the terms of the previous co-brand agreement. This amount is less than the Company’s initial estimate primarily due to the severe weakening of the global economy. As part of the transaction, United granted a first lien of specified intangible Mileage Plus assets and a second lien on certain other assets. The term of the amended co-branded agreement is through December 31, 2017. See “—Three Year Period Ended December 31, 2008—Liquidity” below, for additional terms of this agreement.

The Company also made the following significant changes to its international route network:

•	United commenced daily, non-stop service between Washington Dulles and Dubai in October 2008.

•	The Company announced new daily service from Washington Dulles to Moscow and Geneva, commencing in March and April 2009, respectively.

•	The Company will reinstate daily seasonal service from Denver to London Heathrow effective March 2009.

Financial Results.  UAL and United adopted fresh-start reporting in accordance with SOP 90-7 upon emerging from bankruptcy. Thus, the consolidated financial statements before February 1, 2006 reflect results based upon the historical cost basis of the Company while the post-emergence consolidated financial statements reflect the new basis of accounting, which incorporates fair value and other adjustments recorded from the application of SOP 90-7. Therefore, financial statements for the post-emergence periods are not comparable to the pre-emergence period financial statements. References to “Successor Company” refer to UAL and/or United on or after February 1, 2006, after giving effect to the adoption of fresh-start reporting. References to “Predecessor Company” refer to UAL and/or United before their exit from bankruptcy on February 1, 2006.

For purposes of the discussion of financial results, management utilizes the combined results of the Successor Company and Predecessor Company for the twelve months ended December 31, 2006. The combined results for the twelve months ended December 31, 2006 are non-GAAP measures; however, management believes that the combined results provide a more meaningful comparison to the years ended December 31, 2008 and 2007.

The air travel business is subject to seasonal fluctuations and historically, the Company’s results of operations are better in the second and third quarters as compared to the first and fourth quarters of each year, since our first and fourth quarter results normally reflect weaker travel demand. The Company’s results of operations can be impacted by adverse weather, air traffic control delays, fuel price volatility and other factors in any period. The table below presents certain financial statement items to provide an overview of the Company’s financial performance for the three years ended December 31, 2008, 2007 and 2006. The most significant contributors to the Company’s net loss in 2008 were increased fuel prices and asset impairments. The table below also highlights that the Company, through its past and on-going cost reduction initiatives, was able to effectively manage costs in non-fuel and other areas, although the benefits of these cost savings initiatives and higher revenues were not sufficient to offset the dramatic increase in fuel cost.

Summary Results of Operations

	Successor		Combined	Successor	Predecessor
				Period from February 1 to December 31,	Period from January 1 to January 31,
(In millions)	2008	2007	2006(e)	2006	2006
UAL Information
Revenues	$20,194	$19,852	$19,340	$17,882	$1,458
Special revenue items(a)	—	45	—	—	—
Revenues due to Mileage Plus policy change(a)	—	246	—	—	—

Total revenues	20,194	20,143	19,340	17,882	1,458
Mainline fuel purchase cost	7,114	5,086	4,798	4,436	362
Operating non-cash fuel hedge (gain)/loss	568	(20)	2	2	—
Operating cash fuel hedge (gain)/loss	40	(63)	24	24	—
Regional Affiliates fuel expense(b)	1,257	915	834	772	62
Reorganization gain	—	—	(22,934)	—	(22,934)
Goodwill impairment(c)	2,277	—	—	—	—
Other impairments and special items(c)	339	(44)	(36)	(36)	—
Other charges (see table below)	191	—	—	—	—

Total impairments, special items and other charges	2,807	(44)	(36)	(36)	—

Other operating expenses	12,846	13,232	13,271	12,185	1,086
Nonoperating non-cash fuel hedge (gain)/loss	279	—	—	—	—
Nonoperating cash fuel hedge (gain)/loss	249	—	—	—	—
Other nonoperating expense(d)	455	380	502	471	31
Income tax expense (benefit)	(25)	297	21	21	—

Net income (loss)	$(5,396)	$360	$22,858	$7	$22,851

United net income (loss)	$(5,354)	$359	$22,640	$14	$22,626

(a)	These significant items affecting the Company’s results of operations are discussed in “—Three Year Period Ended December 31, 2008—Results of Operations” below.
(b)	Regional Affiliates’ fuel expense is classified as part of Regional Affiliates expense in the Company’s audited consolidated financial statements.
(c)	As described in “—Three Year Period Ended December 31, 2008—Results of Operations” below, impairment charges were recorded as a result of interim asset impairment testing performed as of May 31, 2008 and December 31, 2008.
(d)	Includes non-cash interest expense of $48 million, $43 million and $18 million in 2008, 2007 and 2006 (Successor) periods, respectively, related to the retrospective adoption of APB 14-1. Also includes equity in earnings of affiliates.
(e)	The combined period includes the results for one month ended January 31, 2006 (Predecessor Company) and eleven months ended December 31, 2006 (Successor Company).

Additional details of significant variances in 2008 as compared to 2007 results, as presented in the table above, include the following:

•	UAL recorded the following impairment and other charges, as further discussed below, during the year ended December 31, 2008:

(In millions)	Year Ended December 31, 2008	Income statement classification
Goodwill impairment	$2,277	Goodwill impairment
Intangible asset impairments	64
Aircraft and related deposit impairments	250

Total other impairments	314
Lease termination and other charges	25

Total other impairments and special items	339	Other impairments and special items
Severance	106	Salaries and related costs
Employee benefit obligation adjustment	57	Salaries and related costs
Litigation-related settlement gain	(29)	Other operating expenses
Charges related to terminated/deferred projects	26	Purchased services
Net gain on asset sales	(3)	Depreciation and amortization
Accelerated depreciation	34	Depreciation and amortization

Total other charges	191
Operating non-cash fuel hedge loss	568	Aircraft fuel
Nonoperating non-cash fuel hedge loss	279	Miscellaneous, net
Tax benefit on intangible asset impairments and asset sales	(31)	Income tax benefit

Total impairments and other charges	$3,623

•

The relatively small income tax benefit in 2008 is related to the impairment and sale of certain indefinite-lived intangible assets, partially offset by the impact of an increase in state tax rates. In 2007, UAL recognized income tax expense of $297 million.

Liquidity.  The following table provides a summary of the Company’s cash, restricted cash and short-term investments at December 31, 2008 and 2007.

	As of December 31,
(In millions)	2008	2007
Cash and cash equivalents	$2,039	$1,259
Short-term investments	—	2,295
Restricted cash	272	756

Cash, short-term investments & restricted cash	$2,311	$4,310

The decrease in the Company’s cash, restricted cash and short-term investments balances was primarily due to a $3.4 billion unfavorable reduction in cash flows from operations in 2008 as compared to 2007. The operating cash decrease was primarily due to increased cash expenses, mainly fuel and fuel hedge cash settlements, as discussed in “—Three Year Period Ended December 31, 2008—Results of Operations” below. Fuel hedge collateral requirements also used operating cash of approximately $965 million in the year ended December 31, 2008. This unfavorable variance was partly offset by approximately $600 million of proceeds received from the amendment of the co-brand credit card agreement, as discussed above. Restricted cash decreased in 2008 primarily due to an amendment to our largest credit card processing agreement and posting of letters of credit, as further discussed below.

The increase in net cash used by investing activities was primarily due to a reallocation of excess cash from short-term investments to cash and cash equivalents. Investing cash flows benefited from a reduction in restricted cash of $484 million. This benefit was primarily due to the amendment of the credit card processing agreement in association with the co-branded amendment described above, which decreased restricted cash by $357 million, and the substitution of letters of credit for cash deposits related to workers’ compensation obligations. In addition, UAL financing outflows included approximately $253 million to pay a $2.15 per common share special distribution in January 2008.

The Company expects its cash flows from operations and its available capital to be sufficient to meet its future operating expenses, lease obligations and debt service requirements in the next twelve months; however, the Company’s future liquidity could be impacted by increases or decreases in fuel prices, fuel hedge collateral requirements, inability to adequately increase revenues to offset high fuel prices, softening revenues resulting from reduced demand, failure to meet future debt covenants and other factors. See “—Three Year Period Ended December 31, 2008—Liquidity and Capital Resources” below and “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein, for a discussion of these factors and the Company’s significant operating, investing and financing cash flows.

Capital Commitments.  At December 31, 2008, the Company’s future commitments for the purchase of property and equipment include approximately $2.4 billion of nonbinding aircraft commitments and $0.6 billion of binding commitments. The nonbinding commitments of $2.4 billion are related to 42 A319 and A320 aircraft. These orders may be cancelled which would result in the forfeiture of $91 million of advance payments provided to the manufacturer. United believes it is highly unlikely that it will take delivery of the remaining aircraft in the future and therefore believes it will be required to forfeit its $91 million of advance delivery deposits. Based on this determination, the Company recorded an impairment charge in 2008 to decrease the value of the deposits and related capitalized interest of $14 million to zero in the Company’s audited consolidated financial statements. In addition, the Company’s capital commitments include commitments related to its international premium cabin enhancement program. During 2008, the Company reduced the scope of this project by six aircraft, from the originally disclosed number of 97 aircraft. As of December 31, 2008, the Company had completed upgrades on 25 aircraft and had remaining capital commitments to complete enhancements on an additional 66 aircraft. For further details, see Note 14, “Commitments, Contingent Liabilities and Uncertainties,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein.

Contingencies.  During the course of its Chapter 11 proceedings, the Company successfully reached settlements with most of its creditors and resolved most pending claims against the Debtors. We are a party to numerous long-term agreements to lease certain airport and maintenance facilities that are financed through tax-exempt municipal bonds issued by various local municipalities to build or improve airport and maintenance facilities. United was advised during its restructuring that these municipal bonds may have been unsecured (or in certain instances, partially secured) pre-petition debt. In 2006, certain of United’s Los Angeles International Airport (“LAX”) municipal bond obligations were conclusively adjudicated through the Bankruptcy Court as financings and not true leases; however, there remains pending litigation to determine the value of the security interests, if any, that the bondholders have in our underlying leaseholds. See Note 4, “Voluntary Reorganization Under Chapter 11,” under “Item 8. Financial Statements and Supplementary Data” in our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further information on this matter and the resolution of the separate San Francisco International Airport (“SFO”) municipal bond matter in 2008.

United has guaranteed $270 million of the City and County of Denver, Colorado Special Facilities Airport Revenue Bonds (United Air Lines Project) Series 2007A (the “Denver Bonds”). This guarantee replaces our prior guarantee of $261 million of bonds issued by the City and County of Denver, Colorado in 1992. These bonds are callable by United. The outstanding bonds and related guarantee are not recorded in the Company’s audited consolidated financial statements. However, the related lease agreement is accounted for on a straight-line basis resulting in a ratable accrual of the final $270 million payment over the lease term.

Legal and Environmental.  The Company has certain contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the information currently available, the views of legal counsel, the nature of contingencies to which the Company is subject and prior experience, that the ultimate disposition of the litigation and claims will not materially affect the Company’s consolidated financial position or results of operations. When appropriate, the Company accrues for these matters based on its assessments of the likely outcomes of their eventual disposition. The amounts of these liabilities could increase or decrease in the near term, based on revisions to estimates relating to the various claims.

The Company anticipates that if ultimately found liable, its damages from claims arising from the events of September 11, 2001, could be significant; however, the Company believes that, under the Air Transportation Safety and System Stabilization Act of 2001, its liability will be limited to its insurance coverage.

The Company continues to analyze whether any potential liability may result from air cargo/passenger surcharge cartel investigations following the receipt of a Statement of Objections that the European Commission (the “Commission”) issued to 26 companies on December 18, 2007. The Statement of Objections sets out evidence related to the utilization of fuel and security surcharges and exchange of pricing information that the Commission views as supporting the conclusion that an illegal price-fixing cartel had been in operation in the air cargo transportation industry. United received a copy of the Statement of Objections and has provided written and oral responses vigorously disputing the Commission’s allegations against the Company. Nevertheless, United will continue to cooperate with the Commission’s ongoing investigation. Based on its evaluation of all information currently available, the Company has determined that no reserve for potential liability is required and will continue to defend itself against all allegations that it was aware of or participated in cartel activities. However, penalties for violation of European competition laws can be substantial and a finding that the Company engaged in improper activity could have a material adverse impact on our consolidated financial position and results of operations.

Many aspects of United’s operations are subject to increasingly stringent federal, state and local laws protecting the environment. Future environmental regulatory developments, such as in regard to climate change, in the United States and abroad could adversely affect operations and increase operating costs in the airline industry. There are a few climate change laws and regulations that have gone into effect that apply to United, including environmental taxes for certain international flights, some limited greenhouse gas reporting requirements and some land-based planning laws which could apply to airports and ultimately impact airlines depending upon the circumstances. In addition, the EU has adopted legislation to include aviation within the EU’s existing greenhouse gas emission trading scheme effective in 2012. There are significant questions that remain as to the legality of applying the scheme to non-EU airlines and the United States and other governments are considering filing a legal challenge to the EU’s unilateral inclusion of non-EU carriers. While such a measure could significantly increase the costs of carriers operating in the EU, the precise cost to United is difficult to calculate with certainty due to a number of variables, and it is not clear whether the scheme will withstand legal challenge. There may be future regulatory actions taken by the U.S. government, state governments within the United States, foreign governments, the International Civil Aviation Organization, or through a new climate change treaty to regulate the emission of greenhouse gases by the aviation industry. Such future regulatory actions are uncertain at this time (in terms of either the regulatory requirements or their applicability to United), but the impact to the Company and its industry would likely be adverse and could be significant, including the potential for increased fuel costs, carbon taxes or fees, or a requirement to purchase carbon credits.

See Note 14, “Commitments, Contingent Liabilities and Uncertainties,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further discussion of the above contingencies.

Results of Operations

Operating Revenues

2008 Compared to 2007

The table below illustrates the year-over-year percentage change in UAL and United operating revenues.

	Year Ended December 31,		$	%
(In millions)	2008	2007	Change	Change
Passenger-United Airlines	$15,337	$15,254	$83	0.5
Passenger-Regional Affiliates	3,098	3,063	35	1.1
Cargo	854	770	84	10.9
Special operating items	—	45	(45)	(100.0)
Other operating revenues	905	1,011	(106)	(10.5)

UAL total	$20,194	$20,143	$51	0.3

United total	$20,237	$20,131	$106	0.5

The 2007 special item of $45 million relates to an adjustment of the estimated obligation associated with certain bankruptcy administrative claims, of which $37 million and $8 million relates to the Mainline and United Express reporting units, respectively. The table below presents selected UAL and United passenger revenues and operating data from our Mainline segment, broken out by geographic region with an associated allocation of the special item, and from our United Express segment, expressed as year-over-year changes.

2008	Domestic		Pacific		Atlantic		Latin		Mainline		United Express		Consolidated
Increase (decrease) from 2007:
Passenger revenues (in millions)	$(156)		$(91)		$263		$30		$46		$27		$73
Passenger revenues	(1.7)%		(2.8)%		11.1%		6.0%		0.3%		0.9%		0.4%
Available seat miles (“ASMs”)	(7.8)%		(4.8)%		11.0%		(2.8)%		(4.2)%		(0.8)%		(3.9)%
Revenue passenger miles (“RPMs”)	(8.5)%		(9.4)%		7.9%		(5.5)%		(6.3)%		(3.9)%		(6.0)%
Passenger revenues per ASM (“PRASM”)	6.7%		2.1%		0.1%		9.0%		4.7%		1.8%		4.5%
Yield(a)	7.4%		7.2%		2.2%		12.7%		6.9%		5.0%		6.8%
Passenger load factor (points)	(0.6	) pts.	(3.9	) pts.	(2.3	) pts.	(2.2	) pts.	(1.7	) pts.	(2.4	) pts.	(1.8	) pts.

(a)	Yield is a measure of average price paid per passenger mile, which is calculated by dividing passenger revenues by RPMs. Yields for geographic regions exclude charter revenue and RPMs.

In 2008, revenues for both Mainline and United Express benefited from yield increases of 6.9% and 5.0%, respectively, as compared to 2007. The yield increases are due to industry capacity reductions and fare increases, including fuel surcharges plus incremental revenues derived from merchandising and fees. However, the benefit of higher yields was partially offset by 6.3% and 3.9% decreases in traffic for the Mainline and United Express segments, respectively. Consolidated passenger revenues in 2008 included an unfavorable variance compared to 2007 that was partly due to the change in the Mileage Plus expiration policy for inactive accounts from 36 months to 18 months that provided a consolidated estimated annual benefit of $246 million in 2007. In addition, the weak economic environment negatively impacted demand and passenger revenues, particularly in the fourth quarter of 2008.

International PRASM was up 2.4% year-over-year with a related capacity increase of 0.9%. While Latin American PRASM growth was strong at 9.0% year-over-year, it is not a significant part of United’s international network. Atlantic performance was driven by lower than average revenue growth in our London and Germany markets, largely due to industry capacity growth of approximately 13% in the U.S. to London Heathrow route and United’s 15% growth in Germany. These markets account for approximately 75% of our Atlantic capacity. The Pacific region was impacted by 7% industry capacity growth between the United States and China / Hong Kong, which account for approximately 45% of United’s Pacific capacity.

Cargo revenues increased by $84 million, or 11%, in 2008 as compared to 2007, primarily due to higher fuel surcharges and improved fleet utilization. In addition, revenues were higher due to increased volume associated with the U.S. domestic mail contract, which commenced in late April 2007, as well as filling new capacity in international markets. A weaker dollar also benefited cargo revenues in 2008 as a significant portion of cargo services are contracted in foreign currencies. However, the Company experienced a significant decline in cargo revenues in the fourth quarter of 2008 due to rationalization of international capacity, falling demand for domestic and international air cargo as the global economy softened, and lower fuel costs driving lower fuel surcharges in late 2008. Decreased cargo revenues resulting from lower demand have a disproportionate impact on our operating results because cargo revenues typically generate higher margins as compared to passenger revenues.

The full-year 2008 trends in passenger and cargo revenues are not indicative of the Company’s most recent fourth quarter revenue results. In the fourth quarter of 2008, Mainline passenger revenues decreased approximately 10% due to lower traffic as a result of the Company’s 12% capacity reduction and lower demand due to the weak global economy. The 2008 capacity reductions, planned 2009 capacity reductions and weak U.S. and global economies are expected to negatively impact revenues in 2009. In late 2008 and early 2009, the Company has experienced decreased travel bookings and lower credit card sales activity which have resulted from the weak global economy and have negatively affected revenues and are expected to continue to negatively impact revenues in 2009. The Company cannot predict the longevity or severity of the current weak global economy and, therefore, cannot accurately estimate the negative impact it will have on future revenues.

Other revenues decreased approximately 11% in 2008 as compared to 2007. This decrease was primarily due to lower jet fuel sales to third parties. The decrease in third party fuel sales had a negligible impact on our operating margin because the associated cost of sales decreased by a similar amount in 2008 as compared to 2007.

2007 Compared to 2006

The table below illustrates the year-over-year percentage changes in UAL and United operating revenues. The primary difference between UAL and United revenues is due to other revenues at UAL, which are generated from minor direct subsidiaries of UAL.

	Successor	Combined	Successor	Predecessor
(In millions)	Period Ended December 31, 2007	Period Ended December 31, 2006(a)	Period from February 1 to December 31, 2006	Period from January 1 to January 31, 2006	$ Change	% Change
Passenger —United Airlines	$15,254	$14,367	$13,293	$1,074	$887	6.2
Passenger—Regional Affiliates	3,063	2,901	2,697	204	162	5.6
Cargo	770	750	694	56	20	2.7
Special operating items	45	—	—	—	45	—
Other operating revenues	1,011	1,322	1,198	124	(311)	(23.5)

UAL total	$20,143	$19,340	$17,882	$1,458	$803	4.2

United total	$20,131	$19,334	$17,880	$1,454	$797	4.1

(a)	The combined 2006 period includes the results for one month ended January 31, 2006 (Predecessor Company) and eleven months ended December 31, 2006 (Successor Company).

The table below presents selected UAL and United passenger revenues and operating data from our Mainline segment, broken out by geographic region, and from our United Express segment, expressed as year-over-year changes. Passenger revenues presented below include the effects of the $45 million special revenue items on Mainline ($37 million) and United Express ($8 million) revenue, which resulted directly from the Company’s ongoing efforts to resolve certain bankruptcy pre-confirmation contingencies.

	Domestic		Pacific		Atlantic		Latin		Mainline		United Express		Consolidated
Increase (decrease) from 2006(a):
Passenger revenues (in millions)	$121		$374		$423		$6		$924		$170		$1,094
Passenger revenues	1.3%		12.9%		21.8%		1.3%		6.4%		5.9%		6.3%
ASMs	(3.3)%		2.9%		6.8%		(10.2)%		(0.8)%		3.6%		(0.4)%
RPMs	(1.5)%		1.1%		7.6%		(11.0)%		(0.1)%		3.2%		0.2%
Yield	3.0%		11.8%		14.0%		13.9%		6.6%		2.6%		6.2%
Passenger load factor (points)	1.5	pts	(1.5	) pts	0.6	pts	(0.7	) pts	0.6	pts	(0.3	) pts	0.5	pts

(a)	Variances are from the combined 2006 period that includes the results for the one month period ended January 31, 2006 (Predecessor) and the eleven month period ended December 31, 2006 (Successor).

Including the special revenue items, Mainline and United Express passenger revenues increased by $924 million and $170 million, respectively, in 2007 as compared to 2006. In 2007, Mainline revenues benefited from a 0.6 point increase in load factor and a 7% increase in yield as compared to 2006. In the same periods, United Express load factor was relatively flat while yield and traffic both increased 3% resulting in the 6% increase in revenue. Overall, passenger revenues increased due to a better revenue environment for the industry which was partly due to industry-wide capacity constraint. The Company’s shift of some capacity and traffic from domestic to higher yielding international flights also benefited revenues in 2007. In addition, the change in the Mileage Plus expiration period policy also contributed to the increase in revenues in 2007. Mileage Plus revenue, included in passenger revenues, was approximately $169 million higher in 2007. This impact was largely due to a change in the Mileage Plus expiration period policy from 36 months to 18 months, as discussed in “—Three Year Period Ended December 31, 2008—Critical Accounting Policies” below. Mileage Plus customer accounts are deactivated after 18 months of inactivity, effective December 31, 2007. Severe winter storms in December 2007 had the estimated impact of reducing revenue by $25 million. Similarly winter storms in December 2006 had an estimated impact of reducing revenue by $40 million.

Cargo revenues increased by $20 million, or 3%, in the year ended December 31, 2007 as compared to the same period in 2006. Freight revenue increased due to both higher yields and higher volume. This increase was partially offset by a reduction in mail revenue due to lower 2007 volume as a result of the termination of the U.S. Postal Service (“USPS”) contract on June 30, 2006. United signed a new USPS contract effective April, 2007.

UAL other operating revenues decreased by $311 million, or 24%, in the year ended December 31, 2007 as compared to the same period in 2006. Lower jet fuel sales to third parties by our subsidiary UAFC accounted for $307 million of the other revenue decrease. This decrease in jet fuel sales was due to several factors, including decreased UAFC sales to our Regional Affiliates, our decision not to renew various low margin supply agreements to other carriers and decreased sales of excess inventory. This decrease had no material impact on the Company’s operating margin, because UAFC cost of sales decreased by $306 million in the year ended December 31, 2007 as compared to the prior year.

Operating Expenses

2008 Compared to 2007

The table below includes data related to UAL and United operating expenses.

Significant fluctuations are discussed below.

	Year Ended December 31,		$	%
(In millions)	2008	2007	Change	Change
Aircraft fuel	$7,722	$5,003	$2,719	54.3
Salaries and related costs	4,311	4,261	50	1.2
Regional Affiliates	3,248	2,941	307	10.4
Purchased services	1,375	1,346	29	2.2
Aircraft maintenance materials and outside repairs	1,096	1,166	(70)	(6.0)
Depreciation and amortization	932	925	7	0.8
Landing fees and other rent	862	876	(14)	(1.6)
Distribution expenses	710	779	(69)	(8.9)
Aircraft rent	409	406	3	0.7
Cost of third party sales	272	316	(44)	(13.9)
Goodwill impairment	2,277	—	2,277	—
Other impairment and special items	339	(44)	383	—
Other operating expenses	1,079	1,131	(52)	(4.6)

UAL total	$24,632	$19,106	$5,526	28.9

United total	$24,630	$19,099	$5,531	29.0

The increase in aircraft fuel expense and Regional Affiliates expense was primarily attributable to increased market prices for crude oil and related fuel products as highlighted in table below, which presents several key variances for Mainline and Regional Affiliates aircraft fuel expense in the 2008 period as compared to the year-ago period.

	$			Average price per gallon (in cents)
	Year Ended December 31,
(In millions, except per gallon)	2008	2007	% Change	2008	2007	% Change
Mainline fuel purchase cost	$7,114	$5,086	39.9	326.0	221.9	46.9
Non-cash fuel hedge (gains) losses in Mainline fuel	568	(20)	—	26.0	(0.9)
—Cash fuel hedge (gains) losses in Mainline fuel	40	(63)	—	1.9	(2.7)

—Total Mainline fuel expense	7,722	5,003	54.3	353.9	218.3	62.1
Regional Affiliates fuel expense(a)	1,257	915	37.4	338.8	242.7	39.6

UAL system operating fuel expense	$8,979	$5,918	51.7	351.7	221.7	58.6

Non-cash fuel hedge (gains) losses in nonoperating income (loss)	$279	$—	—
Cash fuel hedge (gains) losses in nonoperating income (loss)	249	—	—
Mainline fuel consumption (gallons)	2,182	2,292	(4.8)
Regional Affiliates fuel consumption (gallons)	371	377	(1.6)

Total fuel consumption (gallons)	2,553	2,669	(4.3)

(a)	Regional Affiliates fuel costs are classified as part of Regional Affiliates expense.

Salaries and related costs increased $50 million in 2008. The Company’s costs in 2008 include the negative impact of average wage increases and higher benefits expense, as well as severance expense of $106 million due to the implementation of the Company’s operating plans, as more fully explained in Note 2, “Company Operational Plans,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein. In addition, the Company recorded $87 million of expense in 2008 from certain benefit obligation adjustments, which were primarily due to discount rate changes. These negative impacts were partially offset by lower combined profit and success sharing expense in the 2008 period as compared to the year-ago period due to the unfavorable financial results in 2008 as compared to 2007. In addition, 2008 salaries and related costs benefited from the workforce reductions completed during the year as discussed in “—Three Year Period Ended December 31, 2008—Overview” above.

Regional Affiliates expense increased $307 million, or 10%, in 2008 as compared to the same period last year. Regional Affiliates expense increased primarily due to a $342 million, or 37%, increase in Regional Affiliates fuel that was driven by an increase in market price for fuel as highlighted in the fuel table above. The Regional Affiliates operating loss was $150 million in 2008 period, as compared to income of $122 million in 2007, due to the aforementioned fuel impacts, which could not be fully offset by higher ticket prices, as Regional Affiliates revenues were only 1% higher in 2008.

The Company’s purchased services increased $29 million, or 2%, in 2008 as compared to 2007. In 2008, purchased services included a charge of $26 million related to certain projects and transactions being terminated or indefinitely postponed. In 2008, other areas of purchased services did not change significantly as compared to 2007.

Aircraft maintenance materials and outside repairs decreased 6% in 2008 as compared to 2007, primarily due to a decrease in engine and airframe maintenance associated with the retirement of the Company’s B737 fleet and more favorable engine maintenance contract rates.

Depreciation expense in 2008 was adversely impacted by $34 million of accelerated depreciation primarily related to the retirement of certain B737 and B747 aircraft and related parts and a $20 million charge to increase the inventory obsolescence reserve. This adverse impact was partially offset by reduced amortization expense in 2008 related to certain of the Company’s intangible assets that were fully amortized in 2007.

UAL landing fees and other rent decreased 2% in 2008 due to a reduction in the amount of facilities rented based upon our ongoing efforts to optimize our rented facilities consistent with our operational needs.

Distribution expenses decreased 9% in 2008 as compared to 2007 largely due to the Company’s reduction of some of its travel agency commission programs in 2008, resulting in an average commission rate reduction. In addition, the Company’s lower passenger revenues due to its capacity reductions in 2008 also contributed to the decrease in related distribution expenses.

Cost of third party sales decreased 14% year-over-year primarily due to a reduction in UAFC expenses. This decrease is consistent with the reduction in UAFC revenues.

The Company’s other operating expenses decreased 5% in 2008 compared to the year-ago period. This decrease was partly due to a $29 million litigation-settlement gain, which was recorded in other operating expenses, and decreases in several other expense categories which resulted from the Company’s cost reduction program.

Asset Impairments and Special Items

As described in the Combined Notes to Consolidated Financial Statements under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, in accordance with SFAS 142 and SFAS 144, as of May 31, 2008 the Company performed an interim impairment test of its goodwill, all intangible assets and certain of its long-lived assets (principally aircraft pre-delivery deposits, aircraft and related spare engines and spare parts) due to events and changes in circumstances during the first five months of 2008 that indicated an impairment might have occurred. In addition, the Company also performed an impairment test of certain aircraft fleet types as of December 31, 2008, because unfavorable market conditions for aircraft indicated potential impairment of value. The Company also performed annual indefinite-lived intangible asset impairment testing at October 1, 2008. As a result of all of its impairment testing, the Company recorded asset impairment charges of $2.6 billion as summarized in the table below. All of these impairment charges are within the Mainline segment. All of the impairments other than the goodwill impairment, which is separately identified, are classified as “Other impairments and special items” in the Company’s audited consolidated financial statements. See Note 3, “Asset Impairments and Intangible Assets,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for additional information, including factors considered by management in concluding that a triggering event under SFS 142 and SFAS 144 had occurred and additional details of assets impaired.

The lease termination and other charges of $25 million primarily relate to the accrual of future rents for the B737 leased aircraft that have been removed from service and charges associated with the return of certain of these aircraft to their lessors.

(In millions)
Goodwill impairment	$2,277
Indefinite-lived intangible assets	64
Tangible assets	250

Total impairments	2,591
Lease termination and other charges	25

Total impairments and special items	$2,616

The Company recorded special operating expense credits of $44 million in 2007. These items have been classified as special because they are directly related to the resolution of bankruptcy administrative claims and are not indicative of the Company’s ongoing financial performance. See “—Three Year Period Ended December 31, 2008—Asset Impairments and Special Items—2007 compared to 2006” below, for a discussion of these bankruptcy-related special items and Note 4, “Voluntary Reorganization Under Chapter 11—Significant Matters Remaining to be Resolved in Chapter 11 Cases,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further information on pending matters related to the Company’s bankruptcy.

2007 Compared to 2006

The table below includes the year-over-year dollar and percentage changes in UAL and United operating expenses. Significant fluctuations are discussed below.

	Successor	Combined	Successor	Predecessor
	Year Ended December 31,	Period Ended December 31,	Period from February 1 to December 31,	Period from January 1 to January 31,	$	%
(In millions)	2007	2006(a)	2006	2006	Change	Change
Operating expenses:
Aircraft fuel	$5,003	$4,824	$4,462	$362	$179	3.7
Salaries and related costs	4,261	4,267	3,909	358	(6)	(0.1)
Regional Affiliates	2,941	2,824	2,596	228	117	4.1
Purchased services	1,346	1,246	1,148	98	100	8.0
Aircraft maintenance materials and outside repairs	1,166	1,009	929	80	157	15.6
Depreciation and amortization	925	888	820	68	37	4.2
Landing fees and other rent	876	876	801	75	—	—
Distribution expenses	779	798	738	60	(19)	(2.4)
Aircraft rent	406	415	385	30	(9)	(2.2)
Cost of third party sales	316	679	614	65	(363)	(53.5)
Special operating items	(44)	(36)	(36)	—	(8)	22.2
Other operating expenses	1,131	1,103	1,017	86	28	2.5

UAL total	$19,106	$18,893	$17,383	$1,510	$213	1.1

United total	$19,099	$18,875	$17,369	$1,506	$224	1.2

(a)	The combined period includes the results for one month ended January 31, 2006 (Predecessor Company) and eleven months ended December 31, 2006 (Successor Company).

Mainline aircraft fuel increased $179 million, or 4%, in the year ended December 31, 2007 as compared to 2006. This net fuel variance was due to a 4% increase in the average price per gallon of jet fuel from $2.11 in 2006 to $2.18 in 2007, resulting from unfavorable market conditions. Included in the 2007 average price per gallon was an $83 million net hedge gain; a net fuel hedge loss of $26 million is included in the 2006 average price per gallon.

UAL salaries and related costs remained relatively flat in 2007 as compared to 2006. The Company recognized $49 million of share-based compensation expense in 2007 as compared to $159 million in 2006. There were no significant grants in 2007 as compared to 2006, which included a large number of grants associated with the Company’s emergence from bankruptcy. Additionally, immediate recognition of 100% of the cost of awards granted to retirement-eligible employees on the grant date, together with accelerated vesting of grants within the first twelve months after the grant date, accounted for most of the decrease in share-based compensation expense. Also benefiting the 2007 period was the absence of the $22 million severance charge incurred in 2006. Offsetting the decreased share-based compensation and severance expense was a slight increase in salaries and related costs as a result of certain wage increases as well as a $110 million increase in profit sharing, including related employee taxes, which is based on annual pre-tax earnings. As noted above, this increase is due to increased pre-tax earnings and an increase in the payout percentage from 7.5% in 2006 to 15% in 2007.

Regional Affiliates expense, which includes aircraft fuel, increased $117 million, or 4%, during 2007 as compared to 2006. Regional Affiliates capacity increased 4% in 2007, which was a major contributor to the increase in expense. Including the special revenue item of $8 million, our Regional Affiliates operating income was $53 million higher in the 2007 period as compared to the 2006 period. The margin improvement was due to improved revenue performance, which was due to increased yield and traffic, and cost control. Factors impacting Regional Affiliates margin include the restructuring of regional carrier capacity agreements, the replacement of some 50-seat regional jets with 70-seat regional jets and regional carrier network optimization. All of these improvements were put in place throughout 2006; therefore, we realized some year-over-year benefits in 2007. Regional Affiliates fuel expense increased $81 million, or 10%, from $834 million in 2006 to $915 million in 2007 due to a 9% increase in the average price of fuel and a 1% increase in consumption.

Purchased services increased 8% in 2007 as compared to 2006, primarily due to increased information technology and other costs incurred in support of the Company’s customer and employee initiatives. Information technology expenses increased due to an increase in non-capitalizable information technology related expenditures, generally occurring during the planning and scoping phases, for new applications in 2007. In addition, airport operations handling and security costs increased due to the new USPS contract and new international routes, among other factors.

Aircraft maintenance materials and outside repairs expense increased $157 million, or 16%, year-over-year primarily due to inflationary increases related to our V2500 engine maintenance contract and the cost of component parts, as well as the impact of increases in airframe and engine repair volumes.

A charge of $18 million in 2007 for surplus and obsolete aircraft parts inventory accounted for approximately half of the 4% increase in depreciation and amortization.

Ongoing efforts to efficiently utilize our rented facilities have offset contractual rent increases, keeping 2007 rent expense in line with 2006 rent expense.

In 2007, United’s Mainline revenues increased by 6%. During the same period of time, distribution expenses, which include commissions, global distribution services (“GDS”) fees and credit card fees decreased 2% from $798 million in 2006 to $779 million in 2007. This decrease was due to cost savings realized as the Company continues to drive reductions across the full spectrum of costs of sale. Impact areas included renegotiation of contracts with various channel providers, rationalization of commission plans and programs, and continued emphasis on movement of customer purchases toward lower cost channels including online channels. Such efforts resulted in a 9% year-over-year reduction in GDS fees and commissions.

The decrease in cost of sales in 2007 as compared to 2006 was primarily due to lower UAFC third party fuel sales of $307 million as described in the discussion of revenue variances above.

Special items of $44 million in the year ended December 31, 2007 include a $30 million benefit due to the reduction in recorded accruals for pending bankruptcy litigation related to our SFO and LAX municipal bond obligations and a $14 million benefit due to the Company’s ongoing efforts to resolve certain other bankruptcy pre-confirmation contingencies. In the eleven months ended December 31, 2006, special items of $36 million included a $12 million benefit to adjust the Company’s recorded obligation for the SFO and LAX municipal bonds and a $24 million benefit related to pre-confirmation pension matters. The 2007 and 2006 special items resulted from revised estimates of the probable amount to be allowed by the Bankruptcy Court and were recorded in accordance with AICPA Practice Bulletin 11, Accounting for Preconfirmation Contingencies in Fresh-Start Reporting. See Note 4, “Voluntary Reorganization Under Chapter 11—Significant Matters Remaining to be Resolved in Chapter 11 Cases,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further information on these special items and pending bankruptcy matters.

Other Income (Expense)

2008 Compared to 2007

The following table illustrates the year-over-year dollar and percentage changes in UAL and United other income (expense).

	Year Ended December 31,		Favorable/ (Unfavorable) Change
(In millions)	2008	2007	$	%
Interest expense	$(571)	$(704)	$133	18.9
Interest income	112	257	(145)	(56.4)
Interest capitalized	20	19	1	5.3
Gain on sale of investment	—	41	(41)	(100.0)
Non-cash fuel hedge gain (loss)	(279)	—	(279)	—
Cash fuel hedge gain (loss)	(249)	—	(249)	—
Miscellaneous, net	(22)	2	(24)	—

UAL total	$(989)	$(385)	$(604)	(156.9)

United total	$(989)	$(382)	$(607)	(158.9)

UAL interest expense decreased $133 million, or 19%, in 2008 as compared to 2007. The 2008 period was favorably impacted by $1.5 billion of total credit facility prepayments and the February 2007 credit facility amendment, which lowered United’s interest rate on these obligations. Scheduled debt obligation repayments throughout 2008 and 2007 also reduced interest expense in 2008 as compared to 2007. The Company has a significant amount of variable-rate debt. Lower benchmark interest rates on these variable-rate borrowings also reduced the Company’s interest expense in 2008 as compared to 2007. Interest expense in 2007 included the write-off of $17 million of previously capitalized debt issuance costs associated with the Company’s February 2007 amended credit facility (the “Amended Credit Facility”) partial prepayment, $6 million of financing costs associated with the February 2007 amendment and a gain of $22 million from a debt extinguishment. The benefit of lower interest expense in 2008 was offset by a $145 million decrease in interest income due to lower average cash and short-term investment balances and lower investment yields. Interest expense for the years ended December 31, 2008 and 2007 includes $48 million and $43 million, respectively, of interest expense related to the Company’s retrospective adoption of APB 14-1. See “—Three Year Period Ended December 31, 2008—Liquidity and Capital Resources” below, for further details related to financing activities.

Nonoperating fuel hedge gains (losses) relate to hedging instruments that are not classified as economic hedges. These net hedge gains (losses) are presented separately in the table above for purposes of additional analysis. These hedging gains (losses) are due to favorable (unfavorable) movements in crude oil prices relative to the fuel hedge instrument terms. See “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein and Note 13, “Fair Value Measurements and Derivative Instruments,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further discussion of these hedges.

There were no significant investment gains or losses in 2008 as compared to 2007 during which the Company recorded a $41 million gain on sale of investment, as discussed in “—Three Year Period Ended December 31, 2008—Other Income (Expenses)—2007 Compared to 2006” below.

The $24 million variance in Miscellaneous, net is primarily due to unfavorable foreign exchange rate fluctuations in 2008.

2007 Compared to 2006

The following table illustrates the year-over-year dollar and percentage changes in other income (expense).

	Successor	Combined	Successor	Predecessor	Favorable (Unfavorable)	% Change
(In millions)	Year Ended December 31, 2007	Period Ended December 31, 2006(a)	Period from February 1 to December 31, 2006	Period from January 1 to January 31, 2006
Other income (expense):
Interest expense	$(704)	$(788)	$(746)	$(42)	$84	10.7
Interest income	257	249	243	6	8	3.2
Interest capitalized	19	15	15	—	4	26.7
Gain on sale of investment	41	—	—	—	41	—
Miscellaneous, net	2	14	14	—	(12)	(85.7)

UAL total	$(385)	$(510)	$(474)	$(36)	$125	24.5

United total	$(382)	$(507)	$(471)	$(36)	$125	24.7

(a)	The combined period includes the results for one month ended January 31, 2006 (Predecessor Company) and eleven months ended December 31, 2006 (Successor Company).

UAL interest expense decreased $84 million, or 11%, in 2007 as compared to 2006. The decrease was due to the February and December 2007 amendments and prepayments of the Amended Credit Facility, which lowered United’s interest rate on these obligations and reduced the total obligations outstanding by approximately $1.5 billion. Repayments of scheduled maturities of debt obligations and other debt refinancings, which are discussed in “—Three Year Period Ended December 31, 2008—Liquidity and Capital Resources” below, also reduced interest expense. The 2007 period also included a $22 million reduction in interest expense due to the recognition of a gain on debt extinguishment. These benefits were offset by interest expense of $17 million for expensing previously capitalized debt issuance costs that were associated with the February 2007 prepayment of the Amended Credit Facility and $6 million for financing costs incurred in connection with the February amendment of the Amended Credit Facility. The $500 million Amended Credit Facility prepayment in December 2007 increased interest expense by a net of $4 million from expensing $6 million of previously capitalized credit facility costs and recording a gain of $2 million to recognize previously deferred interest rate swap gains. Interest expense for the years ended December 31, 2007 and 2006 includes $43 million and $18 million, respectively, of interest expense related to the Company’s retrospective adoption of APB 14-1.

UAL interest income increased $8 million, or 3%, year-over-year. Interest income increased due to the classification of $6 million of interest income as reorganization items in the January 2006 predecessor period in accordance with SOP 90-7.

The $41 million gain on sale of investment resulted from the Company’s sale of its 21.1% interest in Aeronautical Radio, Inc. (“ARINC”).

The unfavorable variances in miscellaneous income (expense) are primarily due to foreign currency transaction gains of $9 million in 2006 as compared to foreign currency transaction losses of $4 million in 2007.

Income Taxes

The relatively small tax benefit recorded in 2008 is related to the impairment and sale of certain indefinite-lived intangible assets, partially offset by the impact of an increase in state tax rates. UAL recorded income tax expense of $297 million for the year ended December 31, 2007 based an estimated effective tax rate of 45.5%. See Note 8, “Income Taxes,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for additional information.

Liquidity and Capital Resources

As of March 2, 2009, the date of filing of our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein, the Company believes it has sufficient liquidity to fund its operations for the next 12 months, including funding for scheduled repayments of debt and capital lease obligations, capital expenditures, cash deposits required under fuel hedge contracts and other contractual obligations. We expect to meet our liquidity needs in 2009 from cash flows from operations, cash and cash equivalents on hand, proceeds from new financing arrangements using unencumbered assets and proceeds from aircraft sales and sales of other assets, among other sources. While the Company expects to meet its future cash requirements in 2009, our ability to do so could be impacted by many factors including, but not limited to, the following:

•

Volatile fuel prices and the cost and effectiveness of hedging fuel prices, as described in “—Three Year Period Ended December 31, 2008—Overview” and “—Three Year Period Ended December 31, 2008—Results of Operations” above, may require the use of significant liquidity in future periods. Crude oil prices have been extremely volatile and unpredictable in recent years and may become more volatile in future periods due to the current severe dislocations in world financial markets.

•

In late 2008, the price of crude oil dramatically fell from its record high in July 2008. Earlier in 2008, the Company entered into derivative contracts (including collar strategies) to hedge the risk of future price increases. As fuel prices have fallen below the floor of the collars, the Company has had, and could continue to have, significant future payment obligations at the settlement dates of these contracts. In addition, the Company has been and may in the future be further required to provide counterparties with additional cash collateral prior to such settlement dates. While the Company’s results of operations should benefit significantly from lower fuel prices on its unhedged fuel consumption, in the near term lower fuel prices could also significantly and negatively impact liquidity based on the amount of cash settlements and collateral that may be required. However, at December 31, 2008 the Company partially mitigated its exposure to further price declines by purchasing put options to effectively cover approximately 55% of its short put positions. In addition, over the longer term, lower crude oil prices will further benefit the Company as the unfavorable hedge contracts terminate and the Company realizes the benefit of lower jet fuel costs on a larger percentage of its fuel consumption. See Note 13, “Fair Value Measurements and Derivative Instruments,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, as well as “Item 7A. Quantitative and Qualitative Disclosures above Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein, for further information regarding the Company’s fuel derivative instruments.

•	The Company’s current operational plans to address the severe condition of the global economy may not be successful in improving its results of operations and liquidity.

•

The Company may not achieve expected increases in unit revenue from the capacity reductions announced by the Company and certain of its competitors. Further, certain of the Company’s competitors may not reduce capacity or may increase capacity; thereby diminishing our expected benefit from capacity reductions. The Company may also not achieve expected revenue improvements from merchandising and fee enhancement initiatives.

•	Poor general economic conditions have had, and may in the future continue to have, a significant adverse impact on travel demand, which may result in a negative impact to revenues.

•

The Company is using cash to implement its operational plans for such items as severance payments, lease termination payments, conversion of Ted aircraft and facility closure costs, among others. These cash requirements will reduce the Company’s cash available for its ongoing operations and commitments.

•	While fuel prices decreased significantly from their record high prices, fuel prices remain volatile and could increase significantly.

•

Our level of indebtedness, our non-investment grade credit rating, and general credit market conditions may make it difficult, or impossible, for us to raise capital to meet liquidity needs and/or may increase our cost of borrowing.

•

Due to the factors above, and other factors, we may be unable to comply with our Amended Credit Facility covenant that currently requires the Company to maintain an unrestricted cash balance of $1.0 billion and will also require the Company, beginning in the second quarter of 2009, to maintain a minimum ratio of EBITDAR to fixed charges. If the Company does not comply with these covenants, the lenders may accelerate repayment of these debt obligations, which would have a material adverse impact on the Company’s financial position and liquidity.

•

If a default occurs under our Amended Credit Facility or other debt obligations, the cost to cure any such default may materially and adversely impact our financial position and liquidity, and no assurance can be provided that such a default will be mitigated or cured.

Although the factors described above may adversely impact the Company’s liquidity, the Company believes it has an adequate available cash position to fund current operations. UAL’s unrestricted and restricted cash balances were $2.0 billion and $0.3 billion, respectively, at December 31, 2008. In addition, the Company has recently taken actions to improve its liquidity and believes it may access additional capital or improve its liquidity further, as described below.

•	During 2008, the Company completed several initiatives that generated unrestricted cash of more than $1.9 billion. These initiatives are described below.

•

The Company has significant additional unencumbered aircraft and other assets that may be used as collateral to obtain additional financing, as discussed below. At December 31, 2008, the Company had 62 unencumbered aircraft. As discussed in Note 23, “Subsequent Events,” under “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein, in January 2009, the Company completed several financing-related transactions which generated approximately $315 million of proceeds.

•	The Company is taking aggressive actions to right-size its business including significant capacity reductions, disposition of underperforming assets and a workforce reduction, among others.

Cash Position and Liquidity.  As of December 31, 2008, approximately 50% of the Company’s cash and cash equivalents consisted of money market funds directly or indirectly invested in U.S. treasury securities with the remainder largely in money market funds that are covered by the new government money market funds guarantee program. There are no withdrawal restrictions at the present time on any of the money market funds in which the Company has invested. In addition, the Company has no auction rate securities as of December 31, 2008. Therefore, we believe our credit risk is limited with respect to our cash balances. The following table provides a summary of UAL’s net cash provided (used) by operating, financing, investing and reorganization activities for the years ended December 31, 2008, 2007 and 2006 and total cash position as of December 31, 2008 and 2007.

	Year Ended December 31,
(In millions)	2008	2007	2006
Net cash provided (used) by operating activities	$(1,239)	$2,134	$1,562
Net cash provided (used) by investing activities	2,721	(2,560)	(250)
Net cash provided (used) by financing activities	(702)	(2,147)	782
Net cash used by reorganization activities	—	—	(23)

	As of December 31,
	2008	2007
Cash and cash equivalents	$2,039	$1,259
Short-term investments	—	2,295
Restricted cash	272	756

Cash, short-term investments & restricted cash	$2,311	$4,310

The Company’s cash and short-term investment position represents an important source of liquidity. The change in cash from 2006 to 2008 is explained below. Restricted cash primarily represents cash collateral to secure workers’ compensation obligations, security deposits for airport leases and reserves with institutions that process our credit card ticket sales. We may be required to post significant additional cash collateral to meet such obligations in the future. The Company has a $255 million revolving commitment under its Amended Credit Facility, of which $254 million and $102 million had been used for letters of credit as of December 31, 2008 and 2007, respectively. In addition, under a separate agreement, the Company had $27 million of letters of credit issued as of December 31, 2008. The increase of letters of credit issued in 2008 was primarily due to the providing of alternative collateral in place of restricted cash deposits, thereby providing the Company with additional unrestricted cash.

Cash Flows from Operating Activities

2008 Compared to 2007

UAL’s cash from operations decreased by approximately $3.4 billion in 2008 as compared to 2007. This decrease was primarily due to the increased cash required for fuel purchases and operating and nonoperating cash fuel hedge losses. Mainline and Regional Affiliates fuel costs increased $3.1 billion in 2008 over 2007 and nonoperating expenses also increased over the same period largely due to cash and non-cash fuel hedge losses. In addition, certain counterparties to our fuel hedge instruments required the Company to provide cash collateral deposits of approximately $965 million in 2008, which negatively impacted our cash flows during this period as compared to 2007 when no similar deposits were required. A decrease in advance ticket sales also negatively impacted operating cash flow in 2008. Partially offsetting the negative impacts were $500 million of proceeds from the advanced purchase of miles by our co-branded credit card partner as part of the amendment of our marketing agreement and $100 million of proceeds from the extension of the license previously granted to our co-branded credit card partner to be the exclusive issuer of Mileage Plus Visa cards through 2017. In 2008, the Company contributed approximately $240 million and $22 million to its defined contribution plans and non-U.S. pension plans, respectively, as compared to contributions of $236 million and $14 million, respectively, in 2007 for these plans.

2007 Compared to 2006

The Company’s cash from operations improved by more than $500 million year-over-year. The Company’s improvement in net income excluding primarily non-cash reorganization items, was a significant factor contributing to the increase in operating cash flows. Operating cash flows for 2007 also include the favorable impact of an increase in non-cash income tax expense of nearly $300 million as compared to 2006. In addition, cash from operations improved due to a reduction of $124 million in cash interest payments in 2007 as compared to 2006 as a result of the financing activities completed in 2007 to reduce debt and interest rates. The improvement in cash generated from operations that was due to better operating performance was further enhanced by a decrease in operating cash used for working capital. In 2007, the Company contributed approximately $236 million and $14 million to its defined contribution plans and non-U.S. pension plans, respectively, as compared to contributions of $270 million in 2006 for these plans.

Cash Flows from Investing Activities

2008 Compared to 2007

Net sales of short-term investments provided cash of $2.3 billion for UAL in 2008 as compared to cash used for net purchases of short-term investments of $2.0 billion in 2007. In 2008, the Company invested most of its excess cash in money market funds, whereas in 2007, excess cash was largely invested in short-term investments such as commercial paper. During 2008, the Company also received $357 million of cash that was previously restricted cash held by the Company’s largest credit card processor. The release of cash was part of an amendment to the Company’s co-branded credit card agreement and largest credit card processor agreement. See “—Three Year Period Ended December 31, 2008—Credit Card Processing Agreements” below, for further discussion of the amended agreement and future cash reserve requirements.

In 2008, cash expenditures for property, equipment and software totaled approximately $455 million. Additions to property in 2008 also included $20 million of capitalized interest. In 2007, cash expenditures for property and equipment, software and capitalized interest were $639 million, $65 million and $19 million, respectively. This year-over-year decrease is primarily due to the Company’s efforts to optimize its available cash and a reduction in cash used to acquire aircraft as the 2007 capital expenditures included cash used to acquire six aircraft that were previously financed as operating leases, as discussed in “—Three Year Period Ended December 31, 2008—Cash Flows from Investing Activities—2007 Compared to 2006” below.

During 2008, the Company generated $94 million from various asset sales including the sale of five B737 aircraft, spare parts, engines and slots. Certain previously existing agreements in principle to sell additional aircraft in 2008 have been terminated.

Investing cash of $274 million was generated from aircraft sold under sale-leaseback financing agreements. In 2008, United entered into a $125 million sale-leaseback involving nine previously unencumbered aircraft and a $149 million sale-leaseback involving 15 aircraft. See Note 15, “Lease Obligations,” under “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein and Note 16, “Statement of Consolidated Cash Flows—Supplemental Disclosures,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for additional information related to these transactions. In addition, the Company’s investing cash flows benefited from $41 million of cash proceeds from a litigation settlement resulting in the recognition of a $29 million gain during 2008. The litigation settlement related to pre-delivery advance aircraft deposits.

2007 Compared to 2006

UAL’s cash released from restricted funds was $91 million in 2007 as compared to $357 million that was provided by a decrease in the segregated and restricted funds for UAL in 2006. The significant cash generated from restricted accounts in 2006 was due to our improved financial position upon our emergence from bankruptcy. Net purchases of short-term investments used cash of $2.0 billion for UAL in 2007 as compared to cash used for net purchases of short-term investments of $0.2 billion in 2006. This change was due to investing additional excess cash in longer-term commercial paper in 2007 to increase investment yields. Investing activities in 2007 also included the Company’s use of $96 million of cash to acquire certain of the Company’s previously issued and outstanding debt instruments. The debt instruments repurchased by the Company remain outstanding. See Note 12, “Debt Obligations and Card Processing Agreements,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further information related to the $96 million of purchased debt securities.

The Company’s capital expenditures were $658 million and $362 million in 2007 and 2006, respectively, including the purchase of six aircraft during 2007. In the third quarter of 2007, the Company purchased three 747-400 aircraft that had previously been financed by United through operating leases which were terminated at closing. The total purchase price for these aircraft was largely financed with certain proceeds from the secured EETC financing described below. These transactions did not result in any change in the Company’s fleet count of 460 Mainline aircraft, or in the amount of aircraft encumbered by debt or lease agreements.

During the fourth quarter of 2007, the Company used existing cash to acquire three aircraft that were previously financed under operating lease agreements. The total purchase price of these three aircraft and the three aircraft acquired in the third quarter of 2007 was approximately $200 million. This purchase did not result in any change in the Company’s fleet count of 460 Mainline aircraft, but did unencumber three aircraft.

In addition, in the fourth quarter of 2007, the Company utilized existing aircraft deposits pursuant to the terms of the original capital lease to make the final lease payments on three aircraft, resulting in the reclassification of the aircraft from capital leased assets to owned assets. However, the purchase of these three aircraft did not result in a net change in cash because the Company had previously provided cash deposits equal to the purchase price of the aircraft to third party financial institutions for the benefit of the lessor. These transactions resulted in three additional aircraft becoming unencumbered for a total increase of six unencumbered aircraft during the year.

During 2007, the Company sold its interest in ARINC, generating proceeds of $128 million. In 2006, UAL received $43 million more in cash proceeds from investing activities as compared to United primarily due to $56 million of proceeds from the sale of MyPoints, a former direct subsidiary of UAL.

Cash Flows from Financing Activities

2008 Activity

UAL used $253 million for its special distribution to common stockholders (United issued a $257 million dividend to UAL for this distribution) and $919 million for scheduled long-term debt and capital lease payments. United used cash of $109 million in connection with an amendment to its Amended Credit Facility, as further discussed below. In 2008, the Company acquired ten aircraft that were being operated under existing leases. These aircraft were acquired pursuant to existing lease terms. Aircraft lease deposits of $155 million provided financing cash that was primarily utilized by the Company to make the final payments due under these lease obligations. Nine of these aircraft were previously recorded as capital leased assets and are now owned assets.

United completed a $241 million credit agreement secured by 26 of the Company’s currently owned and mortgaged A319 and A320 aircraft. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. The agreement requires periodic principal and interest payments through its final maturity in June 2019. The Company may not prepay the loan prior to July 2012. This agreement did not change the number of the Company’s unencumbered aircraft as the Company used available equity in these previously owned and mortgaged aircraft as collateral for this financing.

United also entered into an $84 million loan agreement secured by three aircraft, including two Airbus A320 and one Boeing B777. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. The loan requires principal and interest payments every three months and has a final maturity in June 2015.

The Company issued 11.2 million shares of UAL common stock as part of a $200 million equity offering during 2008. As of December 31, 2008, the Company had generated net proceeds of $107 million.

As of December 31, 2008, 62 aircraft with a net book value of approximately $570 million were unencumbered. The unencumbered aircraft at December 31, 2008 exclude nine aircraft which became encumbered with the December 2008 signing of a binding sale-leaseback agreement that closed in January 2009. As of December 31, 2007, the Company had 113 unencumbered aircraft with a net book value of $2.0 billion. See Note 12, “Debt Obligations and Card Processing Agreements,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for additional information on assets provided as collateral by the Company.

See “—Three Year Period Ended December 31, 2008—Cash Flows from Investing Activities” above, for a discussion of the Company’s 2008 sale-leaseback transactions.

2007 Activity

In 2007, the Company made a $1.0 billion prepayment on its Amended Credit Facility and made $1.1 billion of additional debt payments, which included $590 million related to the early retirement of debt. The Company prepaid an additional $500 million of the Amended Credit Facility in December 2007. In addition, the Company completed a $694 million debt issuance, which effectively refinanced the aforementioned early debt retirement and refinanced three aircraft that had been previously financed through operating lease agreements.

In 2007, the Company completed financing transactions totaling approximately $964 million which included the $694 million EETC secured financing and the $270 million Denver International Airport financing. A portion of the proceeds of the $694 million EETC transaction was used to repay $590 million of debt obligations that were secured by ten previously mortgaged, owned aircraft and to finance three previously unencumbered owned aircraft. The proceeds of the Denver International Airport bonds were used to refinance the former $261 million of Denver Series 1992A bonds.

In 2007, cash from aircraft lease deposits increased $80 million primarily due to the use of the deposits to purchase the three previously leased assets described above in Cash Flows from Investing Activities. This was reported as a financing cash inflow as the prepayment of the initial deposits were recorded as a financing cash outflow.

2006 Activity

During 2006, we generated proceeds of $3.0 billion from United’s new credit facility, but used approximately $2.1 billion of these proceeds to repay the $1.2 billion DIP Financing and make other scheduled and revolving payments under long-term debt and capital lease agreements.

Other 2008 and 2009 Financing Matters

In January 2009, the Company entered into a sale-leaseback agreement of nine aircraft for approximately $95 million. In addition, in January 2009, the Company generated net proceeds of $62 million from the issuance of 4.0 million shares and settlement of unsettled trades at December 31, 2008 under its $200 million common stock distribution agreement. After issuance of these shares, the Company had issued shares for gross proceeds of $172 million of the $200 million available under this stock offering, leaving $28 million available for future issuance under this program.

In January 2009, the Company entered into an amendment to its O’Hare cargo building site lease with the City of Chicago. The Company agreed to vacate its current cargo facility at O’Hare to allow the land to be used for the development of a future runway. In January 2009, the Company received $160 million from O’Hare in accordance with the lease amendment. In addition, the lease amendment requires that the City of Chicago provide the Company with another site at O’Hare upon which a replacement cargo facility could be constructed.

Future Financing.  Subject to the restrictions of its Amended Credit Facility, the Company could raise additional capital by issuing unsecured debt, equity or equity-like securities, monetizing or borrowing against certain assets or refinancing existing obligations to generate net cash proceeds. However, the availability and capacity of these funding sources cannot be assured or predicted. General economic conditions, poor credit market conditions and any adverse changes in the Company’s credit ratings could adversely impact the Company’s ability to raise capital, if needed, and could increase the Company’s cost of capital.

Credit Ratings.  In 2008, both Standard & Poor’s and Moody’s Investors Services lowered the Company’s credit ratings. Standard & Poor’s lowered its ratings from a corporate credit rating of B (outlook stable) to B- (outlook negative) reflecting expected losses and reduced operating cash flow due to volatile fuel prices. Meanwhile, Moody’s Investor Services lowered UAL’s corporate family from “B2” to “Caa1” with a negative outlook and its secured bank rating from “B1” to “B3,” citing record-high fuel prices and the weak

U.S. economy. These credit ratings are below investment grade levels. Downgrades from these rating levels, among other things, could restrict the availability and/or increase the cost of future financing for the Company.

Amended Credit Facility Covenants.  The Amended Credit Facility requires compliance with certain covenants. The Company was in compliance with all of its Amended Credit Facility covenants as of December 31, 2008 and 2007. In May 2008, the Company amended the terms of certain financial covenants of the Amended Credit Facility. A summary of financial covenants, after the May amendment, is included below.

Beginning with the second quarter of 2009, the Company must maintain a specified minimum ratio of EBITDAR to the sum of the following fixed charges for all applicable periods: (a) cash interest expense and (b) cash aircraft operating rental expense. EBITDAR represents earnings before interest expense net of interest income, income taxes, depreciation, amortization, aircraft rent and certain other cash and non-cash credits and charges as further defined by the Amended Credit Facility. The other adjustments to EBITDAR include items such as foreign currency transaction gains or losses, increases or decreases in our deferred revenue obligation, share-based compensation expense, non-recurring or unusual losses, any non-cash non-recurring charge or non-cash restructuring charge, a limited amount of cash restructuring charges, certain cash transaction costs incurred with financing activities and the cumulative effect of a change in accounting principle.

The Amended Credit Facility also requires compliance with the following financial covenants: (i) a minimum unrestricted cash balance of $1.0 billion, and (ii) a minimum ratio of market value of collateral to the sum of (a) the aggregate outstanding amount of the loans plus (b) the undrawn amount of outstanding letters of credit, plus (c) the unreimbursed amount of drawings under such letters of credit and (d) the termination value of certain interest rate protection and hedging agreements with the Amended Credit Facility lenders and their affiliates, of 150% at any time, or 200% at any time following the release of Primary Routes having an appraised value in excess of $1 billion (unless the Primary Routes are the only collateral then pledged).

The requirement to meet a fixed charge coverage ratio was suspended for the four quarters beginning with the second quarter of 2008 and ending with the first quarter of 2009 and thereafter is determined as set forth below:

Number of Preceding Months Covered	Period Ending	Required Coverage Radio
Three	June 30, 2009	1.0 to 1.0
Six	September 30, 2009	1.1 to 1.0
Nine	December 31, 2009	1.2 to 1.0
Twelve	March 31, 2010	1.3 to 1.0
Twelve	June 30, 2010	1.4 to 1.0
Twelve	September 30, 2010 and each quarter ending thereafter	1.5 to 1.0

The Amended Credit Facility contains a cross default provision with respect to other credit arrangements that exceed $50 million. Although the Company was in compliance with all required financial covenants as of December 31, 2008, and the Company is not required to comply with a fixed charge coverage ratio until the three month period ending June 30, 2009, continued compliance depends on many factors, some of which are beyond the Company’s control, including the overall industry revenue environment and the level of fuel costs. There are no assurances that the Company will continue to comply with its debt covenants. Failure to comply with applicable covenants in any reporting period would result in a default under the Amended Credit Facility, which could have a material adverse impact on the Company depending on the Company’s ability to obtain a waiver of, or otherwise mitigate, the impact of the default.

Credit Card Processing Agreements.  The Company has agreements with financial institutions that process customer credit card transactions for the sale of air travel and other services. Under certain of the Company’s card processing agreements, the financial institutions either require, or have the right to require, that United maintain a reserve equal to a portion of advance ticket sales that have been processed by that financial institution, but for which the Company has not yet provided the air transportation (referred to as “relevant advance ticket sales”). As of December 31, 2008, the Company had advance ticket sales of approximately $1.5 billion of which approximately $1.3 billion relates to credit card sales.

In November 2008, United entered into an amendment for its card processing agreement with Paymentech and JPMorgan Chase Bank, N.A. (the “Amendment”) that suspends until January 20, 2010 the requirement for United to maintain additional cash reserves with this processor of bank cards (above the current cash reserve of $25 million at December 31, 2008) if United’s month-end balance of unrestricted cash, cash equivalents and short-term investments falls below $2.5 billion. In exchange for this benefit, United has granted the processor a security interest in certain of United’s owned aircraft with a current appraised value of at least $800 million. United also has agreed that such security interest collateralizes not only United’s obligations under the processing agreement, but also United’s obligations under United’s Amended and Restated Co-Branded Card Marketing Services Agreement. United has an option to terminate the Amendment prior to January 20, 2010, in which event the parties’ prior credit card processing reserve arrangements under the processing agreement will go back into effect.

After January 20, 2010, or in the event United terminates the Amendment, and in addition to certain other risk protections provided to the processor, the amount of any such reserve will be determined based on the amount of unrestricted cash held by the Company as defined under the Amended Credit Facility. If the Company’s unrestricted cash balance is more than $2.5 billion as of any calendar month-end measurement date, its required reserve will remain at $25 million. However, if the Company’s unrestricted cash is less than $2.5 billion, its required reserve will increase to a percentage of relevant advance ticket sales as summarized in the following table:

Total Unrestricted Cash Balance(a)	Required % of Relevant Advance Ticket Sales
Less than $2.5 billion	15%
Less than $2.0 billion	25%
Less than $1.0 billion	50%

(a)	Includes unrestricted cash, cash equivalents and short-term investments at month-end, including certain cash amounts already held in reserve, as defined by the agreement.

If the November 2008 Amendment had not been in effect as of December 31, 2008, the Company would have been required to post an additional $132 million of reserves based on an actual unrestricted cash, cash equivalents and short-term investments balance of between $2.0 billion and $2.5 billion at December 31, 2008.

United’s card processing agreement with American Express expired on February 28, 2009 and was replaced by a new agreement on March 1, 2009 which has an initial five year term. As of December 31, 2008, there were no required reserves under this card agreement, and no reserves were required up through the date of expiration.

Under the new agreement, in addition to certain other risk protections provided to American Express, the Company will be required to provide reserves based primarily on its unrestricted cash balance and net current exposure as of any calendar month-end measurement date, as summarized in the following table:

Total Unrestricted Cash Balance(a)	Required % of Net Current Exposure(b)
Less than $2.4 billion	15%
Less than $2.0 billion	25%
Less than $1.35 billion	50%
Less than $1.2 billion	100%

(a)	Includes unrestricted cash, cash equivalents and short-term investments at month-end, including certain cash amounts already held in reserve, as defined by the agreement.
(b)	Net current exposure equals relevant advance ticket sales less certain exclusions, and as adjusted for specified amounts payable between United and the processor, as further defined by the agreement.

The new agreement permits the Company to provide certain replacement collateral in lieu of cash collateral, as long as the Company’s unrestricted cash is above $1.35 billion. Such replacement collateral may be pledged for any amount of the required reserve up to the full amount thereof, with the stated value of such collateral determined according to the agreement. Replacement collateral may be comprised of aircraft, slots and routes, real estate or other collateral as agreed between the parties.

In the near term, the Company will not be required to post reserves under the new American Express agreement as long as unrestricted cash as measured at each month-end, and as defined in the agreement, is equal to or above $2.0 billion.

If the terms of the new agreement had been in place at December 31, 2008, and ignoring the near term protection in the preceding sentence, the Company would have been required to provide collateral of approximately $40 million.

An increase in the future reserve requirements as provided by the terms of either or both the Company’s material card processing agreements could materially reduce the Company’s liquidity.

Capital Commitments and Off-Balance Sheet Arrangements

The Company’s business is very capital intensive, requiring significant amounts of capital to fund the acquisition of assets, particularly aircraft. In the past, the Company has funded the acquisition of aircraft through outright purchase, by issuing debt, by entering into capital or operating leases, or through vendor financings. The Company also often enters into long-term lease commitments with airports to ensure access to terminal, cargo, maintenance and other required facilities.

The table below provides a summary of UAL’s material contractual obligations as of December 31, 2008.

(In millions)	One year or less	Years 2 and 3	Years 4 and 5	After 5 years	Total
Long-term debt, including current portion(a)	$782	$1,821	$682	$3,743	$7,028
Interest payments(b)	336	511	368	1,228	2,443
Capital lease obligations
Mainline(c)	231	789	280	520	1,820
United Express(c)	6	10	10	—	26
Aircraft operating lease obligations
Mainline	351	646	603	655	2,255
United Express(d)	441	869	750	1,090	3,150
Other operating lease obligations	553	975	801	2,798	5,127
Postretirement obligations(e)	146	295	281	701	1,423
Legally binding capital purchase commitments(f)	229	332	28	—	589

Total	$3,075	$6,248	$3,803	$10,735	$23,861

(a)	Long-term debt includes $113 million of non-cash obligations as these debt payments are made directly to the creditor by a company that leases three aircraft from United. The creditor’s only recourse to United is repossession of the aircraft.
(b)	Future interest payments on variable rate debt are estimated using estimated future variable rates based on a yield curve.
(c)	Mainline includes non-aircraft capital lease payments of approximately $6 million in each of the years 2009 through 2011. United Express payments are all for aircraft. United has lease deposits of $326 million in separate accounts to meet certain of its future lease obligations.
(d)	Amounts represent lease payments that are made by United under capacity agreements with the regional carriers who operate these aircraft on United’s behalf.
(e)	Amounts represent postretirement benefit payments, net of subsidy receipts, through 2018. Benefit payments approximate plan contributions as plans are substantially unfunded. Not included in the table above are contributions related to the Company’s foreign pension plans. The Company does not have any significant contributions required by government regulations. The Company’s expected pension plan contributions for 2009 are $10 million.

(f)	Amounts exclude nonbinding aircraft orders of $2.4 billion. Amounts are excluded because, as discussed further in “—Three Year Period Ended December 31, 2008—Overview” above, these orders are not legally binding purchase orders. The Company may cancel its orders, which would result in forfeiture of its deposits. Amounts include commitments to upgrade international aircraft with our premium travel experience product. These aircraft commitments were not significantly impacted by the Company’s recently announced capacity reductions as the international aircraft are only a small portion of the fleet reductions.

See Note 1(i), “Summary of Significant Accounting Policies—United Express” and Note 12, “Debt Obligations and Card Processing Agreements,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein and Note 9, “Retirement and Postretirement Plans” and Note 15, “Lease Obligations,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for additional discussion of these items.

Off-Balance Sheet Arrangements.  An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company. The Company’s off-balance sheet arrangements include operating leases, which are summarized in the contractual obligations table, above, and certain municipal bond obligations, as discussed below, and letters of credit, of which $281 million were outstanding at December 31, 2008.

Certain municipalities have issued municipal bonds on behalf of United to finance the construction of improvements at airport-related facilities. The Company also leases facilities at airports where municipal bonds funded at least some of the construction of airport-related projects. At December 31, 2008, the Company guaranteed interest and principal payments on $270 million in principal of such bonds that were originally issued in 1992, subsequently refinanced in 2007, and are due in 2032 unless the Company elects not to extend its lease in which case the bonds are due in 2023. The outstanding bonds and related guarantee are not recorded in the Company’s audited consolidated financial statements in accordance with GAAP. The related lease agreement is accounted for as an operating lease with the associated rent expense recorded on a straight-line basis. The annual lease payments through 2023 and the final payment for the principal amount of the bonds are included in the operating lease payments in the contractual obligations table above. For further details, see Note 14, “Commitments, Contingent Liabilities and Uncertainties—Guarantees and Off-Balance Sheet Financing,” under “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein.

Fuel Consortia.  The Company participates in numerous fuel consortia with other carriers at major airports to reduce the costs of fuel distribution and storage. Interline agreements govern the rights and responsibilities of the consortia members and provide for the allocation of the overall costs to operate the consortia based on usage. The consortia (and in limited cases, the participating carriers) have entered into long-term agreements to lease certain airport fuel storage and distribution facilities that are typically financed through tax-exempt bonds (either special facilities lease revenue bonds or general airport revenue bonds), issued by various local municipalities. In general, each consortium lease agreement requires the consortium to make lease payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. As of December 31, 2008, approximately $1.2 billion principal amount of such bonds were secured by significant fuel facility leases in which United participates, as to which United and each of the signatory airlines have provided indirect guarantees of the debt. United’s exposure is approximately $226 million principal amount of such bonds based on its recent consortia participation. The Company’s exposure could increase if the participation of other carriers decreases. The guarantees will expire when the tax-exempt bonds are paid in full, which ranges from 2010 to 2028. The Company did not record a liability at the time these indirect guarantees were made.

Other Information

Foreign Operations.  The Company’s audited consolidated financial statements reflect material amounts of intangible assets related to the Company’s Pacific and Latin American route authorities and its operations at London’s Heathrow Airport. Because operating authorities in international markets are governed by bilateral aviation agreements between the U.S. and foreign countries, changes in U.S. or foreign government aviation policies can lead to the alteration or termination of existing air service agreements that could adversely impact, and significantly impair, the value of our international route authorities and other assets. Significant changes in such policies could also have a material impact on the Company’s operating revenues and expenses and results of operations. For further information, see Note 3, “Asset Impairments and Intangible Assets,” under “Item 8. Financial Statements and Supplementary Data” and “Item 7A. Quantitative and Qualitative Disclosures above Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein, and “BUSINESS” herein for further information on the Company’s foreign currency risks associated with its foreign operations.

Critical Accounting Policies

Critical accounting policies are defined as those that are affected by significant judgments and uncertainties which potentially could result in materially different accounting under different assumptions and conditions. The Company has prepared the accompanying financial statements in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates under different assumptions or conditions. The Company has identified the following critical accounting policies that impact the preparation of these financial statements.

Passenger Revenue Recognition.  The value of unused passenger tickets and miscellaneous charge orders (“MCOs”) is included in current liabilities as advance ticket sales. United records passenger ticket sales and tickets sold by other airlines for use on United as operating revenues when the transportation is provided or when the ticket expires. Tickets sold by other airlines are recorded at the estimated values to be billed to the other airlines. Non-refundable tickets generally expire on the date of the intended flight, unless the date is extended by notification from the customer on or before the intended flight date. Fees charged in association with changes or extensions to non-refundable tickets are recorded as passenger revenue at the time the fee is collected. Change fees related to non-refundable tickets are considered a separate transaction from the air transportation because they represent a charge for the Company’s additional service to modify a previous reservation. Therefore, the pricing of the change fee and the initial customer reservation are separately determined and represent distinct earnings processes. Refundable tickets expire after one year. MCOs can be either exchanged for a passenger ticket or refunded after issuance. United records an estimate of tickets that have been used, but not recorded as revenue due to system processing errors, as revenue in the month of sale based on historical results. United also records an estimate of MCOs that will not be exchanged or refunded as revenue ratably over the redemption period based on historical results. Due to complex industry pricing structures, refund and exchange policies and interline agreements with other airlines, certain amounts are recognized as revenue using estimates both as to the timing of recognition and the amount of revenue to be recognized. These estimates are based on the evaluation of actual historical results.

Accounting for Frequent Flyer Program Miles Sold to Third Parties and the Advanced Purchase of Miles.  The Company has an agreement with its co-branded credit card partner that requires our partner to purchase miles in advance of when miles are awarded to the co-branded partner’s cardholders (referred to as “pre-purchased miles”). The pre-purchased miles are deferred when received by United in our audited consolidated financial statements as “Advanced purchase of miles.” The Company amended its agreement with its co-branded credit card partner in 2008. See Note 17, “Advanced Purchase of Miles,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for a description of this agreement and its 2008 amendment. Subsequently, when our credit card partner awards pre-purchased miles to its cardholders, we transfer the related air transportation element for the awarded miles from “Advanced purchase of miles” to “Mileage Plus deferred revenue” at estimated fair value and record the residual marketing element as “Other operating revenue.” The deferred revenue portion is then subsequently recognized as passenger revenue when transportation is provided in exchange for the miles awarded. Accounting for the Company’s air transportation element and marketing elements are described below.

Other Frequent Flyer Accounting Policies

Air Transportation Element.  The Company defers the portion of the sales proceeds that represents estimated fair value of the air transportation and recognizes that amount as revenue when transportation is provided. The fair value of the air transportation component is determined based upon the equivalent ticket value of similar fares on United and amounts paid to other airlines for miles. The initial revenue deferral is presented as “Mileage Plus deferred revenue” on our audited consolidated financial statements. When recognized, the revenue related to the air transportation component is classified as “passenger revenues” in our audited consolidated financial statements.

Marketing-related element.  The amount of revenue from the marketing-related element is determined by subtracting the fair value of the air transportation from the total sales proceeds. The residual portion of the sales proceeds related to marketing activities is recognized when miles are awarded. This portion is recognized as “Other operating revenues” in our audited consolidated financial statements.

The Company’s frequent flyer obligation was recorded at fair value at February 1, 2006, the effective date of the Company’s emergence from bankruptcy. The deferred revenue measurement method used to record fair value of the frequent flyer obligation on and after the Effective Date is to allocate an equivalent weighted-average ticket value to each outstanding mile, based upon projected redemption patterns for available award choices when such miles are consumed. Such value is estimated assuming redemptions on both United and other participating carriers in the Mileage Plus program and by estimating the relative proportions of awards to be redeemed by class of service within broad geographic regions of the Company’s operations, including North America, Atlantic, Pacific and Latin America.

The estimation of the fair value of each award mile requires the use of several significant assumptions, for which significant management judgment is required. For example, management must estimate how many miles are projected to be redeemed on United, versus on other airline partners. Since the equivalent ticket value of miles redeemed on United and on other carriers can vary greatly, this assumption can materially affect the calculation of the weighted-average ticket value from period to period.

Management must also estimate the expected redemption patterns of Mileage Plus customers, who have a number of different award choices when redeeming their miles, each of which can have materially different estimated fair values. Such choices include different classes of service (first, business and several coach award levels), as well as different flight itineraries, such as domestic and international routings and different itineraries within domestic and international regions of United’s and other participating carriers’ route networks. Customer redemption patterns may also be influenced by program changes, which occur from time to time and introduce new award choices, or make material changes to the terms of existing award choices. Management must often estimate the probable impact of such program changes on future customer behavior, which requires the use of significant judgment. Management uses historical customer redemption patterns as the best single indicator of future redemption behavior in making its estimates, but changes in customer mileage redemption behavior to patterns which are not consistent with historical behavior can result in material changes to deferred revenue balances, and to recognized revenue.

The Company measures its deferred revenue obligation using all awarded and outstanding miles, regardless of whether or not the customer has accumulated enough miles to redeem an award. Eventually these customers will accumulate enough miles to redeem awards, or their accounts will deactivate after a period of inactivity, in which case the Company will recognize the related revenue through its revenue recognition policy for expired miles.

The Company recognizes revenue related to expected expired miles over the estimated redemption period. The Company’s estimate of the expected expiration of miles requires significant management judgment. In early 2007, the Company announced that it was reducing the expiration period for inactive accounts from 36 months to 18 months effective December 31, 2007. The change in the expiration period increased revenues by $246 million in 2007. Current and future changes to expiration assumptions or to the expiration policy, or to program rules and program redemption opportunities, may result in material changes to the deferred revenue balance, as well as recognized revenues from the program. In 2008, the Company updated certain of its assumptions related to the recognition of revenue for expiration of miles. Based on additional analysis of mileage redemption and expiration patterns, the Company revised the estimated number of miles that are expected to expire from 15% to 24% of earned miles, including miles that will expire or go unredeemed for reasons other than account deactivation. In 2008, the Company also extended the total time period over which revenue from its expiration of miles is recognized based upon the estimated period of miles redemption. This change did not materially impact the Company’s Mileage Plus revenue recognition in 2008.

As of December 31, 2008 and 2007, the Company’s outstanding number of miles was approximately 478.2 billion and 488.4 billion, respectively. The Company estimates that approximately 362.0 billion of the outstanding miles at December 31, 2008 will ultimately be redeemed based on assumptions as of December 31, 2008. At December 31, 2008, a hypothetical 1% change in the Company’s outstanding number of miles or the weighted-average ticket value has approximately a $50 million effect on the liability.

Impairment Testing.  In accordance with SFAS 142 and SFAS 144 as of May 31, 2008, the Company performed an interim impairment test of its goodwill, all intangible assets and certain of its long-lived assets (principally aircraft and related spare engines and spare parts) due to events and changes in circumstances that indicated an impairment might have occurred. The Company also performed annual impairment testing of indefinite-lived intangible assets as of October 1, 2008 and further tested the potential impairment of certain tangible assets as of December 31, 2008.

Factors deemed by management to have collectively constituted a potential impairment triggering event as of May 31, 2008 included record high fuel prices, significant losses in the first and second quarters of 2008, a softening U.S. economy, analyst downgrade of UAUA common stock, rating agency changes in outlook for the Company’s debt instruments from stable to negative, the announcement of the planned removal from UAL’s fleet of 100 aircraft in 2008 and 2009 and a significant decrease in the fair value of the Company’s outstanding equity and debt securities during the first five months of 2008, including a decline in UAL’s market capitalization to significantly below book value. The Company’s consolidated fuel expense increased by more than 50% during this period.

As a result of the interim impairment testing performed as of May 31, 2008 and December 31, 2008, the Company recorded impairment charges during the year as presented in the table below. All of these impairment charges are within the Mainline segment. All of the impairments other than the goodwill impairment, which is separately identified, are classified as “Other impairments and special items” in the Company’s audited consolidated financial statements.

(In millions)	Year ended December 31, 2008
Goodwill impairment	2,277
Indefinite-lived intangible assets:
Codeshare agreements	44
Tradenames	20

Intangible asset impairments	64
Tangible assets:
Pre-delivery advance deposits including related capitalized interest	105
B737 aircraft, B737 spare parts and other	145

250

Total impairments	$2,591

Discussed below is the methodology used for each type of asset impairment shown in the table above.

Accounting for Long-Lived Assets.  The net book value of operating property and equipment for UAL was $10.3 billion and $11.4 billion at December 31, 2008 and 2007, respectively. In addition to the original cost of these assets, as adjusted by fresh-start reporting as of February 1, 2006, their recorded value is impacted by a number of accounting policy elections, including the estimation of useful lives and residual values and, when necessary, the recognition of asset impairment charges.

For purposes of testing impairment of long-lived assets at May 31, 2008, the Company determined whether the carrying amount of its long-lived assets was recoverable by comparing the carrying amount to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value of the assets exceeded the expected cash flows, the Company estimated the fair value of these assets to determine whether an impairment existed. The Company grouped its aircraft by fleet type to perform this evaluation and used data and assumptions through May 31, 2008. The estimated undiscounted cash flows were dependent on a number of critical management assumptions including estimates of future capacity, passenger yield, traffic, operating costs (including fuel prices) and other relevant assumptions. If estimates of fair value were required, fair value was estimated using the market approach. Asset appraisals, published aircraft pricing guides and recent transactions for similar aircraft were considered by the Company in its market value determination. As of May 31, 2008, based on the results of these tests, the Company determined that an impairment of $36 million existed which was attributable to the Company’s fleet of owned B737 aircraft and related spare parts. As described in “—Three Year Period Ended December 31, 2008—Overview” above, the Company is retiring its entire B737 fleet earlier than originally planned. The Company recorded an additional $2 million of impairment for other assets in the second quarter of 2008. Subsequently in the fourth quarter of 2008, the Company determined it was necessary to perform an impairment test of certain of its operating fleet due to changes in market conditions for aircraft which indicated a potential impairment of value. This impairment analysis resulted in an additional fourth quarter impairment charge of $107 million related to the Company’s B737 fleet. This additional impairment charge was due to changes in market conditions and other conditions, including but not limited to the cancellation of multiple letters of intent that the Company had to sell B737 aircraft, that occurred since the impairment testing performed in the second quarter of 2008.

Due to the unfavorable economic and industry factors described above, the Company also determined in the second quarter of 2008 that it was required to test its $91 million of pre-delivery aircraft deposits for impairment. The Company determined that these aircraft deposits were completely impaired and recorded an impairment charge to write-off their full carrying value and $14 million of related capitalized interest. The Company believes that it is highly unlikely that it will take these future aircraft deliveries and will therefore be required to forfeit the $91 million of deposits, which are not transferable.

As a result of the impairment testing described above, the Company’s goodwill and certain of its indefinite-lived intangible assets and tangible assets were recorded at fair value. In accordance with FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, the Company has not applied Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) to the determination of the fair value of these assets. However, the provisions of SFAS 157 were applied to the determination of the fair value of financial assets and financial liabilities that were part of the SFAS 142 Step Two goodwill fair value determination.

Due to extreme fuel price volatility, tight credit markets, uncertain economic environment, as well as other factors and uncertainties, the Company can provide no assurance that a material impairment charge of aircraft or indefinite-lived intangible assets will not occur in a future period. The value of our aircraft could be impacted in future periods by changes in the market for these aircraft. Such changes could result in a greater supply and lower demand for certain aircraft types as other carriers announce plans to retire similar aircraft. The Company will continue to monitor circumstances and events in future periods to determine whether additional interim asset impairment testing is warranted.

Except for the adoption of fresh-start reporting at February 1, 2006, whereby the Company remeasured long-lived assets at fair value, it is the Company’s policy to record assets acquired, including aircraft, at acquisition cost. Depreciable life is determined through economic analysis, such as reviewing existing fleet plans, obtaining appraisals and comparing estimated lives to other airlines that operate similar fleets. Older generation aircraft are assigned lives that are generally consistent with the experience of United and the practice of other airlines. As aircraft technology has improved, useful life has increased and the Company has generally estimated the lives of those aircraft to be 30 years. Residual values are estimated based on historical experience with regard to the sale of both aircraft and spare parts and are established in conjunction with the estimated useful lives of the related fleets. Residual values are based on current dollars when the aircraft are acquired and typically reflect asset values that have not reached the end of their physical life. Both depreciable lives and residual values are revised periodically to recognize changes in the Company’s fleet plan and other relevant information. A one year increase in the average depreciable life of our flight equipment would reduce annual depreciation expense on flight equipment by approximately $18 million.

Accounting for Goodwill and Intangible Assets.  Upon the implementation of fresh-start reporting (see Note 4, “Voluntary Reorganization Under Chapter 11—Fresh-Start Reporting,” under “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein) the Company’s assets, liabilities and equity were generally valued at their respective fair values. The excess of reorganization value over the fair value of net tangible and identifiable intangible assets and liabilities was recorded as goodwill in the accompanying audited consolidated financial statements on the Effective Date. The entire goodwill amount of $2.3 billion at December 31, 2007 was allocated to the Mainline reporting segment. In addition, the adoption of fresh-start reporting resulted in the recognition of $2.2 billion of indefinite-lived intangible assets.

In accordance with SFAS 142, the Company applies a fair value-based impairment test to the book value of goodwill and indefinite-lived intangible assets on an annual basis and, if certain events or circumstances indicate that an impairment loss may have been incurred, on an interim basis. An impairment charge could have a material adverse effect on the Company’s financial position and results of operations in the period of recognition. The Company tested its goodwill and other indefinite-lived intangible assets for impairment during its annual impairment test as of October 1, 2007 and as part of its interim test as of May 31, 2008. The interim testing resulted in the total impairment of the Company’s goodwill and partial impairment of other indefinite-lived intangible assets. The Company also performed its annual interim test of indefinite-lived intangible assets as of October 1, 2008.

Goodwill—2008 Interim Impairment Test

For purposes of testing goodwill, the Company performed Step One of the SFAS 142 test by estimating the fair value of the Mainline reporting unit (to which all goodwill is allocated) utilizing several fair value measurement techniques, including two market estimates and one income estimate, and using relevant data available through and as of May 31, 2008. The market approach is a valuation technique in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. The valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a technique in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are discounted to their present value equivalents using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money. Certain variations of the income approach were used to determine certain of the intangible asset fair values.

Under the market approaches, the fair value of the Mainline reporting unit was estimated based upon the fair value of invested capital for UAL, as well as a separate comparison to revenue and EBITDAR multiples for similar publicly traded companies in the airline industry. The fair value estimates using both market approaches included a control premium similar to those observed for historical airline and transportation company market transactions.

Under the income approach, the fair value of the Mainline reporting unit was estimated based upon the present value of estimated future cash flows for UAL. The income approach is dependent on a number of critical management assumptions including estimates of future capacity, passenger yield, traffic, operating costs (including fuel prices), appropriate discount rates and other relevant assumptions. The Company estimated its future fuel-related cash flows for the income approach based on the five-year forward curve for crude oil as of May 31, 2008. The impacts of the Company’s aircraft and other tangible and intangible asset impairments, discussed below, were considered in the fair value estimation of the Mainline reporting unit.

Taking into consideration an equal weighting of the two market estimates and the income estimate, which has been the Company’s practice when performing annual goodwill impairment tests, the indicated fair value of the Mainline reporting unit was less than its carrying value, and therefore, the Company was required to perform Step Two of the SFAS 142 goodwill impairment test.

In Step Two of the impairment test, the Company determined the implied fair value of goodwill of the Mainline reporting unit by allocating the fair value of the reporting unit determined in Step One to all the assets and liabilities of the Mainline reporting unit, including any recognized and unrecognized intangible assets, as if the Mainline reporting unit had been acquired in a business combination and the fair value of the Mainline reporting unit was the acquisition price. As a result of the Step Two testing, the Company determined that goodwill was completely impaired and therefore recorded an impairment charge to write-off the full value of goodwill.

Indefinite-lived Intangible Assets

The Company utilized appropriate valuation techniques to separately estimate the fair values of all of its indefinite-lived intangible assets as of May 31, 2008 and compared those estimates to related carrying values. Tested assets included tradenames, international route authorities, London Heathrow slots and codesharing agreements. The Company used a market or income valuation approach, as described above, to estimate fair values. Based on the preliminary results of this testing, the Company recorded $80 million of impairment charges during the second quarter of 2008 and in the third quarter of 2008 reduced the impairment charge by $16 million as a result of the finalization of the impairment testing. No impairments of indefinite-lived intangible assets resulted from the Company’s annual impairment test performed as of October 1, 2008.

Other Postretirement Benefit Accounting.  The Company accounts for other postretirement benefits using Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions (“SFAS 106”) and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements

No. 87, 88, 106 and 132(R) (“SFAS 158”). For the year ended December 31, 2006, the Company adopted SFAS 158, which requires the Company to recognize the difference between plan assets and obligations, or the plan’s funded status, in its audited consolidated financial statements. Under these accounting standards, other postretirement benefit expense is recognized on an accrual basis over employees’ approximate service periods and is generally calculated independently of funding decisions or requirements. The Company has not been required to pre-fund its current and future plan obligations, which has resulted in a significant net obligation, as discussed below.

The fair value of plan assets at December 31, 2008 and 2007 was $57 million and $56 million, respectively, for the other postretirement benefit plans. The benefit obligation was $2.0 billion for the other postretirement benefit plans at both December 31, 2008 and 2007. The difference between the plan assets and obligations has been recorded in the Statements of Consolidated Financial Position. Detailed information regarding the Company’s other postretirement plans, including key assumptions, is included in Note 9, “Retirement and Postretirement Plans,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein.

The following provides a summary of the methodology used to determine the assumptions disclosed in Note 9, “Retirement and Postretirement Plans,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein. The calculation of other postretirement benefit expense and obligations requires the use of a number of assumptions, including the assumed discount rate for measuring future payment obligations and the expected return on plan assets. The discount rates were based on the construction of theoretical corporate bond portfolios, adjusted according to the timing of expected cash flows for the payment of the Company’s future postretirement obligations. A yield curve was developed based on a subset of these bonds (those with yields between the 10th and 90th percentiles). The projected cash flows were matched to this yield curve and a present value developed, which was then calibrated to develop a single equivalent risk-adjusted discount rate.

Actuarial gains or losses are triggered by changes in assumptions or experience that differ from the original assumptions. Under the applicable accounting standards, those gains and losses are not required to be recognized currently as other postretirement expense, but instead may be deferred as part of accumulated other comprehensive income and amortized into expense over the average remaining service life of the covered active employees. The Company’s accounting policy is to not apply the corridor approach available under SFAS 106 with respect to amortization of amounts included in accumulated other comprehensive income. Under the corridor approach, amortization of any gain or loss in accumulated other comprehensive income is only required if, at the beginning of the year, the accumulated gain or loss exceeds 10% of the greater of the benefit obligation or the fair value of assets. If amortization is required, the minimum amount outside the corridor divided by the average remaining service period of active employees is recognized as expense. The corridor approach is intended to reduce volatility of amounts recorded in pension expense each year. Since the Company has elected not to apply the corridor approach, all gains and losses in accumulated other comprehensive income are amortized and included in pension expense each year. At December 31, 2008 and 2007, the Company had unrecognized actuarial gains of $286 million and $254 million, respectively, recorded in accumulated other comprehensive income for its other postretirement benefit plans.

Valuation Allowance for Deferred Tax Assets.  At December 31, 2008, the Company had valuation allowances against its deferred tax assets of approximately $2.9 billion. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, a valuation allowance is required to be recorded when it is more likely than not that deferred tax assets will not be realized. Future realization depends on the existence of sufficient taxable income within the carry forward period available under the tax law. Sources of future taxable income include future reversals of taxable temporary differences, future taxable income exclusive of reversing taxable differences, taxable income in carry back years and tax planning strategies. These sources of positive evidence of realizability must be weighed against negative evidence, such as cumulative losses in recent years. A recent history of losses would make difficult a determination that a valuation allowance is not needed.

In forming a judgment about the future realization of our deferred tax assets, management considered both the positive and negative evidence of realizability and gave significant weight to the negative evidence from our cumulative losses for recent years. Management will continue to assess this situation and make appropriate adjustments to the valuation allowance based on its evaluation of the positive and negative evidence existing at that time. We are currently unable to forecast when there will be sufficient positive evidence for us to reverse the remainder of the valuation allowances that we have recorded. Through December 31, 2008, any reversals of valuation allowance would have reduced goodwill, if any, then intangible assets. See Note 1(p), “Summary of Significant Accounting Policies—New Accounting Pronouncements,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for information regarding the effect of changes to this method of accounting for valuation allowance reversals, if any, on the Company’s results of operations and financial condition after it adopts Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, on January 1, 2009. See Note 8, “Income Taxes,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for additional information.

New Accounting Pronouncements

For detailed information, see Note 1(p), “Summary of Significant Accounting Policies—New Accounting Pronouncements,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein.

Quarters Ended June 30, 2009 and 2008

Overview

United is one of the largest passenger airlines in the world. The Company offers approximately 3,300 flights a day to more than 200 destinations through its Mainline and United Express services, based on its flight schedule from July 2009 to July 2010. United offers approximately 1,200 average daily Mainline departures to approximately 120 destinations in 27 countries and two U.S. territories. United provides regional service, connecting primarily via United’s domestic hubs, through marketing relationships with United Express carriers, which provide more than 2,000 average daily departures to approximately 175 destinations. United serves virtually every major market around the world, either directly or through its participation in the Star Alliance®, the world’s largest airline network.

Company Operational Plans.  Since the second quarter of 2008, the Company has implemented certain operational plans to address significant unfavorable fuel price volatility, industry over-capacity and a weak economic environment. The Company is reducing capacity and permanently removing 100 aircraft from its Mainline fleet by the end of 2009, including its entire B737 fleet and six B747 aircraft. As of June 30, 2009, the Company has removed 74 of these aircraft from its fleet. In addition, the Company has converted 18 of its 56 Ted aircraft into its Mainline fleet configuration as of June 30, 2009 and remaining conversions are expected to be completed by the end of 2009. See Note 3, “Company Operational Plans,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for additional information. In connection with the capacity reductions discussed above, the Company is further streamlining its operations and corporate functions in order to match the size of its workforce to the reduced size of its operations. The Company anticipates these efforts will result in a cumulative reduction in workforce of approximately 9,000 by the end of 2009. The workforce reduction has occurred through a combination of furloughs and furlough-mitigation programs, such as early-out options.

Recent Developments for the Quarter Ended June 30, 2009

•

During the second quarter of 2009, the Company initiated a fleet modernization review with a request for proposal that has the potential to result in a large order of next-generation wide body and narrow body aircraft to replace its older fleet types. This process could present a unique opportunity for the Company to improve its cost structure and fleet strategy.

•

The Company has completed the upgrade of its entire fleet of international B767 aircraft with new first and business class premium seats, entertainment systems and other product enhancements. This new international premium travel product features, among other improvements, 180-degree, lie flat beds in business class. In addition, the Company has upgraded 18 of 24 aircraft in its B747 fleet with expected completion in October 2009. In addition, the reconfiguration of its international B777 fleet will commence in early 2010.

•

The Company is taking appropriate actions to respond to the current economic environment as indicated by its significant capacity reductions. However, consolidated passenger revenue per available seat mile was also down 17.2% and 14.4% in the second quarter and first six months of 2009, respectively, as compared to the year-ago comparable periods as a result of the severe global recession.

•

In July 2009, the Company announced plans to reduce its international capacity by an additional 7% during the last four months of 2009. The Company continues to monitor its capacity levels and will make additional reductions, as appropriate.

•

During the second quarter and first six months of 2009, the Company maintained its momentum on cost control with a Mainline unit cost per available seat mile decrease of 50.2% and 36.2%, respectively, compared to the second quarter and the first half of 2008, respectively, reflecting the impact of lower fuel prices year-over-year and the Company’s cost savings initiatives. The Company’s consolidated fuel expense decreased $1.4 billion and $2.3 billion, or 62% and 56%, respectively, compared to the second quarter and the first half of 2008, respectively, including hedge impacts.

•

Since January 1, 2009, the Company has raised more than $650 million in new liquidity through various activities, including aircraft and engine financings, the July 2009 spare parts financing discussed below, airport facility relocations, equity issuances and asset sales. The Company had an unrestricted cash balance of $2.6 billion as of June 30, 2009.

Continental Alliance.  During 2008, United, Continental and eight other airlines submitted a request to the DOT to allow Continental to join United, Air Canada, Lufthansa and six other carriers in their already established anti-trust immunized alliance. This immunity will enable United, Air Canada, Continental and Lufthansa to implement a joint venture covering transatlantic routes that would deliver highly competitive flight schedules, fares and service. On April 7, 2009, the DOT issued an order to show cause, inviting comments on a preliminary decision to grant the application. Subsequently, the U.S. Department of Justice (the “DOJ”) filed comments urging the DOT to limit its grant of immunity. On July 10, 2009, the DOT issued a final grant of immunity, which addressed the DOJ’s concerns by imposing certain conditions to limit cooperation on specified routes. None of the conditions affect implementation of the 4-party joint venture. The alliance will enable United, Continental and the other Star Alliance members to offer travelers greater choice, lower fares and improved access to the combined carriers’ route networks. In addition, this alliance will also enable the carriers to establish more efficient and comprehensive global networks, helping to level the competitive playing field in our industry.

Summary of Financial Results.  The air travel business is subject to seasonal fluctuations and, historically, the Company’s results of operations are better in the second and third quarters as compared to the first and fourth quarters of each year, since our first and fourth quarter results normally reflect weaker travel demand. The Company’s results of operations can be impacted by fuel price volatility, an outbreak of a disease impacting travel behavior, adverse weather, air traffic control delay, economic conditions and other factors in any period.

The table below highlights significant changes in the Company’s results in the three and six months ended June 30, 2009 as compared to the year-ago period. Capacity reductions and the severe global recession significantly reduced operating revenues in 2009 as compared to 2008. Revenues were particularly impacted by a drop in business travel and premium service demand as well as by the structure of our network and international performance. This negative impact was offset by lower fuel cost, which was due to a decrease in market prices for fuel and lower consumption resulting from capacity reductions, and lower non-fuel expenses due to cost savings programs and capacity reductions. Impairment charges also had a significant impact in both the current and year-ago periods. The table below highlights that the Company, through its past and on-going cost reduction initiatives, was able to effectively manage costs in non-fuel and other areas.

	Three months ended June 30,				Six months ended June 30,
	2009	2008	Favorable (unfavorable)		2009	2008	Favorable (unfavorable)
			$ Change	% Change			$ Change	% Change
(In millions)		(Adjusted(a))				(Adjusted(a))
UAL Information
Total revenues	$4,018	$5,371	$(1,353)	(25.2)	$7,709	$10,082	$(2,373)	(23.5)
Mainline fuel purchase cost	813	2,086	1,273	61.0	1,561	3,702	2,141	57.8
Operating non-cash fuel hedge gains(b)	(305)	(187)	118	63.1	(496)	(216)	280	129.6
Operating cash fuel hedge (gains) losses(b)	157	(51)	(208)	—	399	(63)	(462)	—
Regional Affiliates fuel expense(c)	178	355	177	49.9	342	633	291	46.0
Asset impairment and special charges (see below)	88	2,500	2,412	96.5	207	2,500	2,293	91.7
Severance and other charges (see below)	15	109	94	86.2	—	115	115	100.0
Other operating expenses	2,965	3,253	288	8.9	5,871	6,546	675	10.3
Nonoperating non-cash fuel hedge gains(b)	(135)	(21)	114	NM	(207)	(21)	186	NM
Nonoperating cash fuel hedge (gains) losses(b)	95	(1)	(96)	—	176	(1)	(177)	—
Other nonoperating expense(d)	132	97	(35)	(36.1)	252	208	(44)	(21.2)
Income tax benefit	(13)	(29)	(16)	(55.2)	(42)	(32)	10	31.3

Net income (loss)	$28	$(2,740)	$2,768	—	$(354)	$(3,289)	$2,935	89.2

United net income (loss)	$31	$(2,768)	$2,799	—	$(350)	$(3,316)	$2,966	89.4

(a)	As discussed in Note 2, “New Accounting Pronouncements,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, certain amounts have been adjusted from the Company’s historical results due to the retrospective adoption of a new accounting standard related to accounting for certain of the Company’s convertible debt instruments.
(b)	See the table below for additional information related to fuel hedge adjustments.
(c)	Regional Affiliates’ fuel expense is classified as part of Regional Affiliates expense in the Company’s Financial Statements.
(d)	Includes equity in earnings of affiliates.

Additional details related to the variances above include:

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,		Income statement classification
	2009	2008	2009	2008
Goodwill impairment	$—	$2,277	$—	$2,277	Goodwill impairment
Intangible asset impairments	40	80	150	80
Aircraft and related deposit impairments	—	143	—	143
LAX municipal bond secured interest	27	—	27	—
Lease termination and other special items	21	—	30	—

Other impairments and special items	88	223	207	223	Other impairments and special items

Total asset impairments and special items	88	2,500	207	2,500

Severance	6	82	1	82	Salaries and related costs
Employee benefit obligation adjustment	(1)	28	(33)	34	Salaries and related costs
Litigation-related settlement gain	—	(29)	—	(29)	Other operating expenses
Charges related to terminated/deferred projects	—	26	—	26	Purchased services
Accelerated depreciation related to aircraft groundings	10	2	32	2	Depreciation and amortization

Severance and other charges	15	109	—	115

Total asset impairments, special items and other charges	103	2,609	207	2,615

Net operating non-cash fuel hedge gains	(305)	(187)	(496)	(216)	Aircraft fuel
Net nonoperating non-cash fuel hedge gains	(135)	(21)	(207)	(21)	Miscellaneous, net

Total non-cash fuel hedge gains	(440)	(208)	(703)	(237)
Income tax benefit on impairments and other charges	(14)	(29)	(52)	(29)	Income tax benefit

Impairments and other charges (net of tax) and non-cash fuel hedge gains	$(351)	$2,372	$(548)	$2,349

Liquidity.  The following table provides a summary of UAL’s cash position at June 30, 2009 and December 31, 2008 and net cash provided (used) by operating, financing and investing activities for the six months ended June 30, 2009 and 2008.

(In millions)	As of June 30, 2009	As of December 31, 2008
Cash and cash equivalents	$2,566	$2,039
Restricted cash	281	272

Total cash	$2,847	$2,311

	Six Months Ended June 30,
	2009	2008
Net cash provided by operating activities	$822	$137
Net cash provided (used) by investing activities	(9)	2,197
Net cash used by financing activities	(286)	(694)

UAL’s variation in cash flows from operations in the 2009 period as compared to the prior year was relatively consistent with its results of operations, as further described in “—Quarters Ended June 30, 2009 and 2008—Results of Operations” below. Lower cash expenditures for fuel purchases were offset by lower cash receipts from the sale of air and cargo transportation in 2009 as compared to the 2008 period. In 2009, the Company received $160 million related to the future relocation of its O’Hare cargo operations. This cash receipt was classified as an operating cash inflow. The Company also received $35 million from LAX as part of an agreement to vacate certain facilities. Decreases in the Company’s fuel hedge collateral requirements also provided operating cash of approximately $780 million in the six months ended June 30, 2009. This benefit was substantially offset by approximately $670 million of cash paid to counterparties for fuel derivative contract settlements and premiums in the six months ended June 30, 2009. Cash provided by investing activities was significantly greater in the year-ago period due to the replacement of short-term investments at December 31, 2007 with cash and cash equivalents in 2008. See “Item 3. Quantitative and Qualitative Disclosures about Market Risk” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for additional information regarding collateral requirements.

The Company expects its cash flows from operations and its available capital to be sufficient to meet its operating expenses, lease obligations and debt service requirements for the near term; however, the Company’s future liquidity could be impacted by increases or decreases in fuel prices, inability to adequately increase revenues to offset high fuel prices, declines in revenue, failure to meet future debt covenants and other factors. See “—Quarters Ended June 30, 2009 and 2008—Liquidity and Capital Resources” and “Item 3. Quantitative and Qualitative Disclosures about Market Risk” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for a discussion of these factors and the Company’s significant operating, investing and financing cash flows.

Capital Commitments.  At June 30, 2009, future commitments for the purchase of property and equipment, principally aircraft, include approximately $0.5 billion of binding commitments and $2.3 billion of nonbinding commitments. The nonbinding commitments of $2.3 billion are related to 42 A319 and A320 aircraft. These orders may be cancelled which would result in the forfeiture of $91 million of advance payments provided to the manufacturer. United believes it is highly unlikely that it will take delivery of these aircraft in the future, and therefore believes it will be required to forfeit its $91 million of advance delivery deposits. Based on this determination, the Company recorded an impairment charge in the second quarter of 2008 to decrease the value of the deposits and related capitalized interest of $14 million to zero in the Company’s Financial Statements. In addition, the Company’s capital commitments include commitments related to its international premium travel experience product enhancement program. For further details, see Note 12, “Commitments, Contingent

Liabilities and Uncertainties,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein.

Contingencies.  The following discussion provides an overview of the status of contingencies identified by the Company. For further details on these matters, see Note 12, “Commitments, Contingent Liabilities and Uncertainties,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein.

Labor Negotiations.  All of United’s domestic labor contracts become amendable on or about January 1, 2010. Consistent with its contractual commitments, United served “Section 6” notices to all six of its labor unions during April 2009 to commence the collective bargaining process. Negotiations with each union began during the second quarter of 2009. The outcome of these negotiations may materially impact the Company’s future financial results. However, it is too early in the process to assess the timing or magnitude of the impact, if any.

Bankruptcy Matters.  During the course of the Company’s Chapter 11 proceedings, we successfully reached settlements with most of our creditors and resolved most pending claims against the Company. The most significant unresolved bankruptcy matter is whether the LAX municipal bond debt is entitled to secured status under Section 506(a) of the Bankruptcy Code. The United States Court of Appeals of the Seventh Circuit has ruled that bondholders are entitled to a full recovery of the principal amount due on the bonds, approximately $60 million, which amount has been accrued by United at June 30, 2009.

Municipal Bond Obligations & Off-Balance Sheet Financing.  United has guaranteed $270 million of the Denver Bonds. These bonds are callable by United. The outstanding bonds and related guarantee are not recorded in the Company’s Financial Statements. However, the related lease agreement is accounted for on a straight-line basis resulting in a ratable accrual of the final $270 million payment over the lease term.

Legal and Environmental.  The Company has certain contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the information currently available, the views of legal counsel, the nature of contingencies to which the Company is subject and prior experience, that the ultimate disposition of the litigation and claims will not materially affect the Company’s consolidated financial position or results of operations. When appropriate, the Company accrues for these matters based on its assessments of the likely outcomes of their eventual disposition. The amounts of these liabilities could increase or decrease in the near term, based on revisions to estimates relating to the various claims.

Given the Air Transportation Safety and System Stabilization Act of 2001, the resolution of the majority of the wrongful death and personal injury cases by settlement and the withdrawal of all related proofs of claim from the Company’s Chapter 11 reorganization, and that claimants’ recoveries are limited to insurance proceeds, the Company believes that it will have no financial exposure for claims arising out of the events of September 11, 2001.

The Company continues to analyze whether any potential liability may result from air cargo/passenger surcharge cartel investigations following the receipt of a Statement of Objections that the Commission issued to 26 companies on December 18, 2007. The Statement of Objections sets out evidence related to the utilization of fuel and security surcharges and exchange of pricing information that the Commission views as supporting the conclusion that an illegal price-fixing cartel had been in operation in the air cargo transportation industry. United received a copy of the Statement of Objections and has provided written and oral responses vigorously disputing the Commission’s allegations against the Company. Nevertheless, United will continue to cooperate with the Commission’s ongoing investigation. Based on its evaluation of all information currently available, the Company has determined that no reserve for potential liability is required and will continue to defend itself against all allegations that it was aware of or participated in cartel activities. However, penalties for violation of European competition laws can be substantial and a finding that the Company engaged in improper activity could have a material adverse impact on our consolidated financial position and results of operations.

Many aspects of United’s operations are subject to increasingly stringent federal, state and local laws protecting the environment. Future environmental regulatory developments, such as in regard to climate change, in the United States and abroad could adversely affect operations and increase operating costs in the airline industry. There are a few climate change laws and regulations that have gone into effect that apply to United, including environmental taxes for certain international flights, some limited greenhouse gas reporting requirements and some land-based planning laws which could apply to airports and ultimately impact airlines depending upon the circumstances. In addition, the EU has adopted legislation to include aviation within the EU’s existing carbon emission trading scheme effective in 2012. There are significant questions that remain as to the legality of applying the scheme to non-EU airlines and the U.S. and other governments are considering filing a legal challenge to the EU’s unilateral inclusion of non-EU carriers. While such a measure could significantly increase the costs of carriers operating in the EU, the precise cost to United is difficult to calculate with certainty due to a number of variables, and it is not clear whether the scheme will withstand legal challenge. There may be future regulatory actions taken by the U.S. government, state governments within the United States, foreign governments, the International Civil Aviation Organization, or through a new climate change treaty to regulate the emission of greenhouse gases by the aviation industry. Such future regulatory actions are uncertain at this time (in terms of either the regulatory requirements or their applicability to United), but the impact to the Company and its industry would likely be adverse and could be significant, including the potential for increased fuel costs, carbon taxes or fees, or a requirement to purchase carbon credits.

On June 5, 2009, the U.S. Equal Employment Opportunity Commission (“EEOC”) filed a lawsuit on behalf of five named individuals and other similarly situated employees alleging that United’s reasonable accommodation policy for employees with medical restrictions does not comply with the requirements of the Americans with Disabilities Act. The Company is starting an investigation into this matter and cannot assess its possible exposure at this time. Although the Company intends to vigorously defend itself in connection with this lawsuit, the law in this area is unsettled and, as a result, there can be no assurances as to the ultimate result of this action.

Results of Operations

United’s operating revenues and operating expenses comprise nearly 100% of UAL’s revenues and operating expenses. Therefore, the following discussion is applicable to both UAL and United, unless otherwise noted. There were no significant differences between UAL and United results in the three months ended June 30, 2009 or 2008, except for a litigation gain recognized at UAL, but not United, in 2008 as discussed below.

Second Quarter 2009 compared to Second Quarter 2008

As highlighted in the summary of results table in “—Quarters Ended June 30, 2009 and 2008—Overview” above, UAL’s net income of $28 million for the three months ended June 30, 2009 was a significant improvement as compared to a net loss of $2.7 billion in the year-ago period. The most significant changes were lower fuel expense, including related fuel hedge impacts, lower revenues due to capacity reductions and the severe global recession and lower impairment charges, primarily due to the $2.5 billion of asset impairment charges recorded during 2008.

Operating Revenues.  The table below illustrates the year-over-year percentage change in UAL and United operating revenues.

	Three Months Ended June 30,		$	%
(In millions)	2009	2008	Change	Change
Passenger—United Airlines	$2,941	$4,099	$(1,158)	(28.3)
Passenger—Regional Affiliates	749	797	(48)	(6.0)
Cargo	121	237	(116)	(48.9)
Other operating revenues	207	238	(31)	(13.0)

UAL total	$4,018	$5,371	$(1,353)	(25.2)

United total	$4,020	$5,371	$(1,351)	(25.2)

The table below presents selected UAL and United passenger revenues and operating data from our Mainline segment, broken out by geographic region and from our Regional Affiliates segment (United Express operations), expressed as second quarter period-to-period changes.

	Domestic		Pacific		Atlantic		Latin		Mainline		Regional Affiliates		Consolidated
Increase (decrease) from 2008:
Passenger revenues (in millions)	$(627)		$(312)		$(159)		$(60)		$(1,158)		$(48)		$(1,206)
Passenger revenues	(26.0)%		(37.7)%		(22.0)%		(45.4)%		(28.3)%		(6.0)%		(24.6)%
Available seat miles (“ASMs”)(a)	(13.2)%		(12.4)%		0.6%		(17.2)%		(10.8)%		7.1%		(9.0)%
Revenue passenger miles (“RPMs”)(b)	(12.2)%		(16.0)%		(1.2)%		(25.4)%		(11.6)%		10.7%		(9.5)%
Passenger revenues per ASM (“PRASM”)	(14.7)%		(28.9)%		(22.5)%		(34.1)%		(19.5)%		(12.2)%		(17.2)%
Yield(c)	(18.6)%		(21.3)%		(17.2)%		(20.2)%		(18.9)%		(15.1)%		(16.8)%
Passenger load factor (points)(d)	1.0	pts.	(3.3	) pts.	(1.5	) pts.	(8.0	) pts.	(0.7	) pts.	2.6	pts.	(0.4	) pts.

(a)	ASMs are the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(b)	RPMs are the number of scheduled miles flown by revenue passengers.
(c)	Yield is a measure of average price paid per passenger mile, which is calculated by dividing passenger revenues by RPMs. Yields for geographic regions exclude charter revenue and RPMs.
(d)	Passenger load factor is derived by dividing RPMs by ASMs.

As with the rest of the airline industry, the Company’s decline in PRASM was driven by a precipitous decline in worldwide travel demand as a result of the severe global recession. Two factors continued to have a distinct impact on United’s revenue in the second quarter of 2009.

First, network composition played a role in overall unit revenue decline. International markets, in particular the Pacific, have experienced more significant unit revenue declines as compared to the Domestic market. Given United’s strong international network and its historic relative contribution to revenues, the Company’s results have been disproportionately impacted.

Second, while demand has declined across all geographic regions, premium and business demand has declined more significantly than leisure demand. United’s business model is strongly aligned to serve premium and business travelers, both internationally and domestically. The decrease in trips taken by business travelers, and the buy-down from premium class to economy class has caused a significant negative impact on our results of operations.

In light of the continuing poor economic environment, these two factors—network composition and decline of premium and business demand—have had and may continue to have a negative impact on our results of operations.

In the second quarter of 2009, revenues for both Mainline and Regional Affiliates were negatively impacted by yield decreases of 19% and 15%, respectively, as compared to the second quarter of 2008. The yield decreases were a result of the severe global recession in 2009 and the economic factors discussed above. Mainline revenues were also negatively impacted by lower RPMs, which were largely driven by the Company’s capacity reduction. The drop in RPMs was in line with United’s capacity reductions, resulting in load factors that were comparable to last year. Partially offsetting Regional Affiliates decrease in yield was an 11% increase in RPMs driven by a 7% increase in capacity. Regional Affiliates capacity increased as some of the Mainline capacity reductions were replaced with regional jet capacity.

Cargo revenues declined by $116 million, or 49%, in the second quarter of 2009 as compared to 2008, due to four key factors. First, United took significant industry leading steps to rationalize its capacity, with reduced international flying affecting a number of key cargo markets including Los Angeles-Hong Kong,

Los Angeles-Frankfurt, San Francisco-Frankfurt, San Francisco-Taipei, San Francisco-Nagoya, Chicago-Tokyo and Chicago-London. Second, as noted by recent industry statistical releases, virtually all carriers in the industry, including United, have been sharply impacted by reduced air freight and mail volumes driven by recessionary demand, with the resulting oversupply of cargo capacity putting pressure on industry pricing in nearly all markets. Additionally, some of the largest industry demand reductions occurred in the Pacific cargo market, where United has a greater exposure as compared to the Atlantic, Latin or domestic air cargo markets. Finally, cargo revenues have been reduced as a result of lower fuel surcharges.

Operating Expenses.  As discussed in “—Quarters Ended June 30, 2009 and 2008—Results of Operations—Operating Revenues” above, the Company (decreased) increased Mainline and Regional Affiliates capacity by (11%) and 7%, respectively, in the second quarter of 2009 as compared to the year-ago period. The Mainline capacity reductions had a significantly favorable impact on certain of the Company’s Mainline operating expenses as further described below. The table below includes data related to UAL and United operating expenses. Significant fluctuations are discussed below.

	Three Months Ended June 30,		$	%
(In millions)	2009	2008	Change	Change
Salaries and related costs	$963	$1,179	$(216)	(18.3)
Regional Affiliates	708	847	(139)	(16.4)
Aircraft fuel	665	1,848	(1,183)	(64.0)
Purchased services	286	371	(85)	(22.9)
Aircraft maintenance materials and outside repairs	240	295	(55)	(18.6)
Landing fees and other rent	229	199	30	15.1
Depreciation and amortization	222	216	6	2.8
Distribution expenses	139	193	(54)	(28.0)
Aircraft rent	89	100	(11)	(11.0)
Cost of third party sales	60	65	(5)	(7.7)
Goodwill impairment	—	2,277	(2,277)	(100.0)
Other impairments and special items	88	223	(135)	(60.5)
Other operating expenses	222	252	(30)	(11.9)

UAL total(a)	$3,911	$8,065	$(4,154)	(51.5)

United total(a)	$3,910	$8,093	$(4,183)	(51.7)

(a)	The difference between UAL and United operating expenses in the 2008 period is primarily due to a $29 million gain recorded at UAL for a litigation settlement resulting in reduced other operating expenses.

Salaries and related costs decreased $216 million, or 18%, in the second quarter of 2009 as compared to the year-ago period. The decrease was primarily due to the Company’s reduced workforce in 2009 compared to 2008. The Company had approximately 44,000 average full-time equivalent employees for the three months ended June 30, 2009 as compared to 51,000 average full-time equivalent employees in the year-ago period. In addition, the 2008 period included the impact of severance expense of $82 million related to the Company’s operational plans and a $28 million charge due to changes in employee benefits accruals which contributed to the year-over-year benefit in salaries and wages. In addition, the Company recorded $14 million of expense during 2008 related to the Company’s Success Sharing Program, none of which was recorded in 2009. These items impact the year-over-year comparability of Salaries and related costs. Partially offsetting these benefits were the unfavorable impacts of average wage and benefit cost increases and a $6 million increase in expense in 2009 due to on-time performance bonuses.

Regional Affiliates expense decreased $139 million, or 16%, during the second quarter of 2009 as compared to the same period last year, primarily due to a $177 million decrease in Regional Affiliates fuel cost, which was due to a higher average price per gallon of Regional Affiliates jet fuel in 2008 as presented in the fuel table below. The Regional Affiliates operating income was $41 million in the 2009 period, as compared to a loss of $50 million in the 2008 period. Regional Affiliates operating results improved significantly on a year-over-year basis as the benefits of increased traffic and lower fuel cost offset the yield decrease. However, decreases in yield more than offset traffic increases as revenues were down on a year-over-year basis.

The decrease in Mainline aircraft fuel expense and Regional Affiliates expense was primarily attributable to decreased market prices for jet fuel as highlighted in the table below, which presents the significant changes in Mainline and Regional Affiliates aircraft fuel cost per gallon in the three months ended June 30, 2009 as compared to the year-ago period. Lower Mainline fuel consumption due to the capacity reductions also benefited Mainline fuel expense in the second quarter of 2009 as compared to the year-ago period. See Note 11, “Fair Value Measurements and Derivative Instruments,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for additional details regarding gains (losses) from settled and open positions and unrealized gains and losses at the end of the period. Derivative gains (losses) are not allocated to Regional Affiliates fuel expense.

(In millions, except per gallon)	Three Months Ended June 30,
	2009	2008	% Change	Average price per gallon (in cents)
				2009	2008	% Change
Mainline fuel purchase cost	$813	$2,086	(61.0)	162.9	365.3	(55.4)
Non-cash fuel hedge gains in Mainline fuel(a)	(305)	(187)	63.1	(61.1)	(32.8)	86.3
Cash fuel hedge (gains) losses in Mainline fuel(a)	157	(51)	—	31.5	(8.9)	—

Total Mainline fuel expense	665	1,848	(64.0)	133.3	323.6	(58.8)
Regional Affiliates fuel expense(b)	178	355	(49.9)	183.5	377.7	(51.4)

UAL system operating fuel expense	$843	$2,203	(61.7)	141.4	331.3	(57.3)

Mainline fuel consumption (gallons)	499	571	(12.6)
Regional Affiliates fuel consumption (gallons)	97	94	3.2

Total fuel consumption (gallons)	596	665	(10.4)

(a)	The Company incurred additional fuel hedge gains (losses) which are classified in nonoperating expense as described below.
(b)	Regional Affiliates fuel costs are classified as part of Regional Affiliates expense.

Purchased services decreased $85 million, or 23%, in the second quarter of 2009 as compared to the year-ago period primarily due to the Company’s operating cost savings programs and lower variable costs associated with lower Mainline capacity.

During the second quarter of 2009, aircraft maintenance materials and outside repairs decreased by $55 million, or 19%, as compared to the prior year period primarily due to a lower volume of engine and airframe maintenance expense as a result of the Company’s planned early retirement of 100 aircraft from its operating fleet and the timing of maintenance on other fleet types.

Landing fees and other rent increased $30 million, or 15%, in the second quarter of 2009 as compared to the year-ago period primarily due to higher rates and unfavorable differences in the timing and amount of the annual airport credits.

Distribution expenses decreased $54 million, or 28%, in the second quarter of 2009 primarily due to lower passenger revenues on lower capacity driving reductions in commissions, credit card fees and GDS fees over those in the prior year. The Company has implemented several operating cost savings programs for both commissions and GDS fees which are also producing realized savings in the current year.

Aircraft rent expense decreased by $11 million, or 11%, primarily as a result of the Company’s operational plans to remove its entire fleet of B737 aircraft.

Impairments and Special Charges.  In the second quarter of 2009, the Company recorded special charges of $27 million related to a pending legal issue and $21 million related to aircraft lease terminations and other items, as discussed in Note 14, “Asset Impairments and Special Items,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein. In the three months ended June 30, 2009 and 2008, the Company recorded asset impairment charges of $40 million and $2.5 billion, respectively, consisting of the items in the table below. All of these impairment charges are within the Mainline segment. All of the impairments other than the goodwill impairment, which is separately identified, are classified within Other impairments and special items in the Company’s Financial Statements. See Note 14, “Asset Impairments and Special Items” and Note 11, “Fair Value Measurements and Derivative Instruments,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for additional information.

	Three Months Ended June 30,
(In millions)	2009	2008
Goodwill impairment	$—	$2,277
Indefinite-lived intangible assets:

Codeshare agreements	—	60
Tradenames	40	20

Intangible asset impairments	40	80
Tangible assets:

Pre-delivery advance deposits including related capitalized interest	—	105
B737 aircraft, B737 spare parts and other	—	38

Aircraft and related deposit impairments	—	143

Total impairments	$40	$2,500

In the second quarter of 2009, other operating expenses decreased by $30 million, or 12%, as compared to the 2008 period due to the Company’s cost savings initiatives and lower variable expenses due to reduced capacity in the 2009 period as compared to year-ago period. In addition, UAL recorded a gain of $29 million for a litigation settlement resulting in a reduction of Other operating expenses during the second quarter of 2008, negatively impacting the year-over-year comparison.

Other income (expense).  The following table illustrates the year-over-year dollar and percentage changes in UAL and United other income (expense).

	Three Months Ended June 30,		Favorable/(Unfavorable) Change
	2009	2008	$	%
(In millions)		(Adjusted)
Interest expense	$(135)	$(137)	$2	1.5
Interest income	5	28	(23)	(82.1)
Interest capitalized	2	5	(3)	(60.0)
Miscellaneous, net:
Non-cash fuel hedge gains	135	21	114	NM
Cash fuel hedge gains (losses)	(95)	1	(96)	—
Other miscellaneous, net	(5)	6	(11)	—

UAL total	$(93)	$(76)	$(17)	(22.4)

United total	$(93)	$(76)	$(17)	(22.4)

The $23 million decrease in interest income was primarily related to lower investment yields due to lower market rates, as well as lower cash and short-term investment balances.

See Note 11, “Fair Value Measurements and Derivative Instruments,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for information related to the Company’s fuel hedge gains (losses) which are classified as nonoperating income (expense).

Income Taxes.  In the three months ended June 30, 2009, the Company recorded a tax benefit of $13 million primarily related to its intangible asset impairment discussed above. In 2008, the tax benefit was primarily due to the reversal of certain deferred tax liabilities related to indefinite-lived intangible assets established at fresh-start. This reversal was recorded as a result of an $80 million intangible asset impairment. See Note 7, “Income Taxes,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for additional information.

First Six Months of 2009 Compared to First Six Months of 2008

As highlighted in the summary of results table in “—Quarters Ended June 30, 2009 and 2008—Overview” above, UAL’s net loss for the six months ended June 30, 2009 was $354 million as compared to a net loss $3.3 billion in the year-ago period. The most significant changes were lower fuel expense, including related fuel hedge impacts, lower revenues due to capacity reductions and the severe global recession and lower impairment charges, primarily due to the $2.5 billion of asset impairment charges recorded during 2008.

Operating Revenues.  The table below illustrates the year-over-year percentage change in UAL and United operating revenues.

	Six Months Ended June 30,
(In millions)	2009	2008	$ Change	% Change
Passenger—United Airlines	$5,642	$7,644	$(2,002)	(26.2)
Passenger—Regional Affiliates	1,408	1,512	(104)	(6.9)
Cargo	245	455	(210)	(46.2)
Other operating revenues	414	471	(57)	(12.1)

UAL total	$7,709	$10,082	$(2,373)	(23.5)

United total	$7,714	$10,082	$(2,368)	(23.5)

The table below presents selected UAL and United passenger revenues and operating data from our Mainline segment, broken out by geographic region and from our Regional Affiliates segment, expressed as first six month period-to-period changes.

	Domestic		Pacific		Atlantic		Latin		Mainline		Regional Affiliates		Consolidated
Increase (decrease) from 2008:
Passenger revenues (in millions)	$(1,073)		$(545)		$(272)		$(112)		$(2,002)		$(104)		$(2,106)
Passenger revenues	(23.9)%		(34.0)%		(21.4)%		(38.7)%		(26.2)%		(6.9)%		(23.0)%
Available seat miles (“ASMs”)	(13.0)%		(14.4)%		(3.7)%		(16.9)%		(12.0)%		6.1%		(10.1)%
Revenue passenger miles (“RPMs”)	(12.2)%		(18.9)%		(6.9)%		(22.9)%		(13.3)%		7.8%		(11.2)%
Passenger revenues per ASM (“PRASM”)	(12.5)%		(22.9)%		(18.4)%		(26.3)%		(16.1)%		(12.2)%		(14.4)%
Yield	(16.6)%		(13.5)%		(11.5)%		(14.0)%		(14.9)%		(13.6)%		(13.3)%
Passenger load factor (points)	0.7	pts.	(4.1	) pts.	(2.6	) pts.	(5.8	) pts.	(1.2	) pts.	1.1	pts.	(1.0	) pts.

As with the rest of the airline industry, the Company’s decline in PRASM was driven by a precipitous decline in worldwide travel demand as a result of the global recession. As further discussed in “—Quarters Ended June 30, 2009 and 2008—Results of Operations—Second Quarter 2009 Compared to Second Quarter 2008” above, in light of the current poor economic environment, these two factors—network composition and the decline of premium and business demand—have had and may continue to have a negative impact on our results of operations.

In the first six months of 2009, revenues for both Mainline and Regional Affiliates were negatively impacted by yield decreases of 15% and 14%, respectively, as compared to the first six months of 2008. The yield decreases were a result of the weak economic environment in 2009 and the economic factors discussed above. Mainline revenues were also negatively impacted by lower RPMs, which were largely driven by the Company’s capacity reductions and by the severe global recession. Partially offsetting Regional Affiliates decrease in yield was an 8% increase in RPMs driven by a 6% increase in capacity. Regional Affiliates capacity increased as some of the Mainline capacity reductions were replaced with regional jet capacity.

Cargo revenues declined by $210 million, or 46%, in the first half of 2009 as compared to 2008, due to various factors as discussed in “—Quarters Ended June 30, 2009 and 2008—Results of Operations—Second Quarter 2009 Compared to Second Quarter 2008” above.

Operating Expenses.  As discussed in “—Quarters Ended June 30, 2009 and 2008—Results of Operations—Operating Revenues” above, the Company (decreased) increased Mainline and Regional Affiliates capacity by (12%) and 6%, respectively, in the first six months of 2009 as compared to the year-ago period. The Mainline capacity reductions had a significant favorable impact on certain of the Company’s Mainline operating expenses as further described below. The table below includes data related to UAL and United operating expenses. Significant fluctuations are discussed below.

	Six Months Ended June 30,
(In millions)	2009	2008	$ Change	% Change
Salaries and related costs	$1,884	$2,225	$(341)	(15.3)
Aircraft fuel	1,464	3,423	(1,959)	(57.2)
Regional Affiliates	1,379	1,626	(247)	(15.2)
Purchased services	573	720	(147)	(20.4)
Aircraft maintenance materials and outside repairs	465	612	(147)	(24.0)
Depreciation and amortization	455	436	19	4.4
Landing fees and other rent	450	429	21	4.9
Distribution expenses	257	377	(120)	(31.8)
Aircraft rent	177	199	(22)	(11.1)
Cost of third party sales	113	129	(16)	(12.4)
Goodwill impairment	—	2,277	(2,277)	(100.0)
Other impairments and special items	207	223	(16)	(7.2)
Other operating expenses	460	541	(81)	(15.0)

UAL total(a)	$7,884	$13,217	$(5,333)	(40.3)

United total(a)	$7,885	$13,245	$(5,360)	(40.5)

(a)	The difference between UAL and United operating expenses in the 2008 period is primarily due to a $29 million gain recorded at UAL for a litigation settlement resulting in reduced Other operating expenses.

Salaries and related costs decreased $341 million, or 15%, for the six months ended June 30, 2009 as compared to the year-ago period. The decrease was primarily due to the Company’s reduced workforce in 2009 compared to 2008, as discussed in “—Quarters Ended June 30, 2009 and 2008—Results of Operations—Second

Quarter 2009 Compared to Second Quarter 2008” above. An $81 million decrease in severance expense related to the Company’s operational plans and a $67 million year-over-year benefit due to changes in employee benefits accruals also contributed to the year-over-year fluctuation in Salaries and related costs. Similarly, the Company recorded $14 million of expense during 2008 related to the Company’s Success Sharing Program, which was nonexistent in 2009. Partially offsetting these benefits were the unfavorable impacts of average wage and benefit cost increases and a $19 million increase in expense in 2009 due to on-time performance bonuses.

The decrease in aircraft fuel expense and Regional Affiliates expense was primarily attributable to decreased market prices for jet fuel as highlighted in the table below, which presents the significant changes in Mainline and Regional Affiliates aircraft fuel cost per gallon in the six months ended June 30, 2009 as compared to the year-ago period. Lower Mainline fuel consumption due to the capacity reductions also benefited Mainline fuel expense in the first half of 2009 as compared to the year-ago period. See Note 11, “Fair Value Measurements and Derivative Instruments,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for additional details regarding gains (losses) from settled and open positions and unrealized gains and losses at the end of the period. Derivative gains (losses) are not allocated to Regional Affiliates fuel expense.

	Six Months Ended June 30,
				Average price per gallon (in cents)
(In millions, except per gallon)	2009	2008	% Change	2009	2008	% Change
Mainline fuel purchase cost	$1,561	$3,702	(57.8)	161.1	328.5	(51.0)
Non-cash fuel hedge gains in Mainline fuel(a)	(496)	(216)	129.6	(51.2)	(19.2)	166.7
Cash fuel hedge (gains) losses in Mainline fuel(a)	399	(63)	—	41.2	(5.6)	—

Total Mainline fuel expense	1,464	3,423	(57.2)	151.1	303.7	(50.2)
Regional Affiliates fuel expense(b)	342	633	(46.0)	181.0	340.3	(46.8)

UAL system operating fuel expense	$1,806	$4,056	(55.5)	156.0	308.9	(49.5)

Mainline fuel consumption (gallons)	969	1,127	(14.0)
Regional Affiliates fuel consumption (gallons)	189	186	1.6

Total fuel consumption (gallons)	1,158	1,313	(11.8)

(a)	The Company incurred fuel hedge gains (losses) which are classified in nonoperating expense as described below.
(b)	Regional Affiliates fuel costs are classified as part of Regional Affiliates expense.

Regional Affiliates expense decreased $247 million, or 15%, during the first half of 2009 as compared to the same period last year, primarily due to a $291 million decrease in Regional Affiliates fuel cost, which was due to a higher average price per gallon of Regional Affiliates jet fuel in 2008 as presented in the fuel table above. The Regional Affiliates operating income was $29 million in the 2009 period, as compared to a loss of $114 million in the 2008 period. Regional Affiliates operating results improved significantly on a year-over-year basis as the benefits of increased traffic and lower fuel cost offset the yield decrease.

Purchased services decreased $147 million, or 20%, in the first half of 2009 as compared to the year-ago period primarily due to the Company’s operating cost savings programs and lower variable costs associated with lower Mainline capacity.

During the first half of 2009, aircraft maintenance materials and outside repairs decreased by $147 million, or 24%, as compared to the prior year period primarily due to a lower volume of engine and airframe maintenance expense as a result of the Company’s planned early retirement of 100 aircraft from its operating fleet and the timing of maintenance on other fleet types.

Landing fees and other rent increased $21 million, or 5%, in the six months ended June 30, 2009 as compared to the year- ago period primarily due to higher rates and unfavorable differences in the timing and amount of the annual airport credits.

Distribution expenses decreased $120 million, or 32%, in the six months ended June 30, 2009 primarily due to lower passenger revenues on lower capacity driving reductions in commissions, credit card fees and GDS fees over those in the prior year. The Company has implemented several operating cost savings programs for both commissions and GDS fees which are producing realized savings in the current year.

Aircraft rent expense decreased by $22 million, or 11%, primarily as a result of the Company’s operational plans to remove its entire fleet of B737 aircraft.

In the first half of 2009, the Company recorded special charges of $27 million related to a pending legal matter and $30 million related to aircraft lease terminations and other items. In addition, the Company recorded a $150 million intangible asset impairment to decrease the value of United tradenames. A significant factor in the lower fair value was a decrease in estimated future revenues due to the weak economic environment and the Company’s capacity reductions, among other factors. In the six months ended June 30, 2008, the Company incurred asset impairment charges of $2.5 billion. See “—Quarters Ended June 30, 2009 and 2008—Results of Operations—Second Quarter 2009 Compared to Second Quarter 2008” above, Note 11, “Fair Value Measurements and Derivative Instruments” and Note 14, “Asset Impairments and Special Items,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for additional information.

In the first half of 2009, other operating expenses decreased by $81 million, or 15%, as compared to the 2008 period due to the Company’s cost savings initiatives and lower variable expenses due to reduced capacity in the 2009 period as compared to year-ago period. UAL recorded a gain of $29 million for a litigation settlement resulting in a reduction of other operating expenses during the six months ended June 30, 2008.

Other income (expense).  The following table illustrates the year-over-year dollar and percentage changes in UAL and United other income (expense).

	Six Months Ended June 30,		Favorable/(Unfavorable) Change
	2009	2008	$	%
(In millions)		(Adjusted)
Interest expense	$(269)	$(284)	$15	5.3
Interest income	12	76	(64)	(84.2)
Interest capitalized	5	10	(5)	(50.0)
Miscellaneous, net:
Non-cash fuel hedge gains	207	21	186	NM
Cash fuel hedge gains (losses)	(176)	1	(177)	—
Other miscellaneous, net	(2)	(13)	11	84.6

UAL total	$(223)	$(189)	$(34)	(18.0)

United total	$(223)	$(189)	$(34)	(18.0)

UAL interest expense decreased $15 million, or 5%, in the first six months of 2009 as compared to the year-ago period primarily due to lower benchmark interest rates on the Company’s variable-rate borrowings. However, these benefits were more than offset by a $64 million decrease in interest income due to lower investment yields due to lower market rates, as well as lower cash and short-term investment balances.

See Note 11, “Fair Value Measurements and Derivative Instruments,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for further information related to fuel hedges.

Income Taxes.  In the six months ended June 30, 2009, the Company recorded a tax benefit of $42 million which was mostly related to its intangible asset impairment discussed above. In 2008, the Company recorded a tax benefit of $32 million primarily due to the reversal of certain deferred tax liabilities related to indefinite-lived intangible assets established at fresh-start. This reversal was recorded as a result of an $80 million intangible asset impairment. See Note 7, “Income Taxes,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for additional information.

Liquidity and Capital Resources

As of July 22, 2009, the date on which we filed our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, the Company believes it has sufficient liquidity to fund its operations for the near-term, including funding for scheduled repayments of debt and capital lease obligations, capital expenditures, cash deposits required under fuel hedge contracts and other contractual obligations. We expect to meet our near-term liquidity needs from cash flows from operations, cash and cash equivalents on hand, proceeds from new financing arrangements using unencumbered assets and proceeds from aircraft sales and sales of other assets, among other sources. While the Company expects to meet its near-term cash requirements, our ability to do so could be impacted by many factors including, but not limited to, the following:

•

Higher jet fuel prices and the cost and effectiveness of hedging jet fuel prices may require the use of significant liquidity in future periods. In 2008, certain of the Company’s hedges against future price increases included collar strategies. The Company has and may in the future be required to make significant payments at the settlement dates of these contracts if the settlement price is below the floor price of these collars. Furthermore, the Company has been and may in the future be further required to provide counterparties with additional cash collateral prior to such settlement dates. In addition, the Company purchased put options in 2008 to partially mitigate unfavorable settlements related to certain of these positions due to lower fuel prices. Substantially all of the Company’s collars entered into in 2008 settle by the end of 2009. During 2009, the Company’s has utilized a mix of purchased call options and fixed price swaps to hedge future consumption rather than collar structures. While the Company’s results of operations benefit from lower fuel prices on its unhedged fuel consumption, in the near term, the Company may not realize the full benefit of lower fuel prices due to unfavorable fuel hedge cash settlements. See Note 11, “Fair Value Measurements and Derivative Instruments,” under “Item 1. Financial Statements”, as well as “Item 3. Quantitative and Qualitative Disclosures Above Market Risk” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for further information regarding the Company’s fuel derivative instruments.

•

Poor general economic conditions have had and may in the future continue to have a significant adverse impact on travel demand, which has resulted in decreased revenues and may result in decreases to revenues in future periods. In addition, the Company’s current operational plans to address the severe weakness of the global economy may not be successful in improving its results of operations and liquidity.

•

Our level of indebtedness, our non-investment grade credit rating, the current poor credit market conditions and, to a lesser extent, the nature of the Company’s remaining assets available as collateral for loans are factors that, in the aggregate, may limit the Company’s ability to raise capital to meet liquidity needs and/or may increase its cost of borrowing.

•	A significant increase in future cash reserve requirements by the Company’s credit card processors could materially reduce the Company’s liquidity.

•

Due to the factors above, and other factors, we may be unable to comply with our Amended Credit Facility covenant that currently requires the Company to maintain an unrestricted cash balance of $1.0 billion and also requires the Company to maintain a minimum ratio of EBITDAR to fixed charges. If the Company does not comply with these covenants, the lenders may accelerate repayment of these debt obligations, which would have a material adverse impact on the Company’s financial position and liquidity.

•

If a default occurs under our Amended Credit Facility or other debt obligations, the cost to cure any such default may materially and adversely impact our financial position and liquidity, and no assurance can be provided that such a default will be mitigated or cured.

UAL’s cash and restricted cash balance was $2.8 billion at June 30, 2009. In addition, the Company has recently taken actions to improve its liquidity, and believes it will continue to access additional capital or improve its liquidity, as described below.

•

The Company received proceeds of more than $650 million in 2009 from the July 2009 financing of certain spare parts and other financing agreements, UAL common stock sales, asset sales and other transactions, as described below.

•

After the impact of the July 2009 financing of certain spare parts, described below, the Company has approximately $1.1 billion of unencumbered aircraft and other assets that may be sold or otherwise used as collateral to obtain additional financing.

•	The Company is taking aggressive actions to right-size its business including significant capacity reductions, disposition of underperforming assets and a large workforce reduction, among others.

The Company’s prior success in raising capital to meet its liquidity needs is not necessarily indicative that the Company will continue to be successful in such efforts going forward.

Cash Position.  As of June 30, 2009, 27% of the Company’s cash and cash equivalents is composed of money market funds which are invested in U.S. treasury securities and 63% is invested in money market funds that are covered by the new government money market funds guarantee program. The remaining cash is invested in AAA-rated money market funds. The following table provides a summary of UAL’s net cash provided (used) by operating, financing and investing activities for the six months ended June 30, 2009 and 2008 and total cash position at June 30, 2009 and December 31, 2008.

	Six Months Ended June 30,
(In millions)	2009	2008
Net cash provided by operating activities	$822	$137
Net cash provided (used) by investing activities	(9)	2,197
Net cash used by financing activities	(286)	(694)

	As of June 30, 2009	As of December 31, 2008
Cash and cash equivalents	$2,566	$2,039
Restricted cash	281	272
Total cash	$2,847	$2,311

Operating Activities.  UAL’s cash from operations increased by approximately $685 million in the six months ended June 30, 2009, as compared to the year-ago period. This variance was primarily due to decreased cash required for aircraft fuel purchases as Mainline and Regional Affiliates fuel purchase costs decreased $2.4 billion in the 2009 period as compared to the 2008 period. Decreases in the Company’s fuel hedge collateral requirements also provided operating cash of approximately $780 million in the six months ended June 30, 2009. This benefit was substantially offset by cash paid of approximately $670 million to counterparties for fuel derivative contract settlements and premiums. The decrease in cash from advance ticket sales of $482 million in the first six months of 2009 as compared to the same period in the prior year was primarily due to lower sales of future air transportation in 2009 due to the weak economic environment and the Company’s capacity reductions.

In addition, in the first half of 2009, the Company received $160 million related to the future relocation of its O’Hare cargo facility as further discussed in Note 13, “Debt Obligations and Other Financing Transactions,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein.

Investing Activities.  Net sales of short-term investments provided cash of $2.3 billion to UAL in the 2008 period. In 2009 and 2008, the Company invested most of its excess cash in money market funds as compared to significant available cash invested in short-term investments at December 31, 2007. UAL’s capital expenditures were $170 million and $267 million in 2009 and 2008, respectively. In addition, the Company received investing cash flows from a $94 million sale-leaseback agreement for nine aircraft, which was completed during January 2009. This transaction was accounted for as a capital lease, resulting in non-cash increases to capital lease assets and capital lease obligations during the first quarter of 2009. Other asset sales generated proceeds of $46 million and $14 million during the six months ended June 30, 2009 and 2008, respectively.

Financing Activities.  During the first six months of 2009, the Company generated proceeds of $134 million from a mortgage financing secured by certain of the Company’s spare engines. See Note 13, “Debt Obligations and Other Financing Transactions,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for additional information. The Company used cash of $498 million and $560 million during the six months ended June 30, 2009 and 2008, respectively, for scheduled long-term debt and capital lease payments.

In the first six months of 2009, the Company received net proceeds of $62 million from the issuance of 5.4 million shares of common stock, of which 4.0 million shares were sold during the first quarter of 2009 and 1.4 million shares were sold in December 2008. As of June 30, 2009, $28 million of remaining capacity is available to issue additional shares under the Company’s current stock distribution agreement. UAL contributed $62 million to United during the six months ended June 30, 2009.

The Company used $251 million for its special distribution to common stockholders during the six months ended June 30, 2008.

As of June 30, 2009 and December 31, 2008, the Company had 63 and 62 unencumbered aircraft, respectively. As of both June 30, 2009 and December 31, 2008, assets with a net carrying value of $7.9 billion, principally aircraft, spare engines, route authorities and Mileage Plus intangible assets were pledged under various loan and other agreements. In July 2009, the Company encumbered certain spare parts as described below.

The Company has a $255 million revolving loan commitment available under Tranche A of its Amended Credit Facility. As of June 30, 2009 and December 31, 2008, the Company had used $254 million, respectively, of the Tranche A commitment capacity for letters of credit. In addition, under a separate agreement, the Company had $27 million of letters of credit issued as of June 30, 2009 and December 31, 2008.

Other Investing and Financing Matters.  The Company may, from time to time, make open market purchases of certain of its debt securities or other financing instruments depending on, among other factors, favorable market conditions and the Company’s liquidity position.

On July 2, 2009, United issued $175 million aggregate principal amount of 12.75% Senior Secured Notes due 2012 (the “Notes”). The Notes were issued at a discount of $17 million from their principal amount at maturity. Interest on the principal of the Notes is payable quarterly. The Notes are secured by a lien on certain aircraft spare parts owned by United and are guaranteed by UAL. United is required to maintain certain collateral ratios including a ratio of the outstanding principal to each of the following: total collateral, Section 1110 collateral and rotables/repairables collateral. If any of these ratios fall below the required minimum, United would be required to provide additional collateral or redeem some or all of the Notes to comply with the minimum ratio. In addition, the Notes have a mandatory pro-rata redemption requirement if certain of United’s in-service fleet falls below certain specified amounts.

Credit Ratings.  As of June 30, 2009 and December 31, 2008, the Company had a corporate credit rating of B- (outlook negative) from Standard & Poor’s and a corporate family rating of “Caal” from Moody’s Investor Services. In the second quarter of 2009, Fitch lowered UAL’s issuer default rating to “CCC” from “B-.” These credit ratings are below investment grade levels. Downgrades from these rating levels, among other things, could restrict the availability and/or increase the cost of future financing for the Company.

Amended Credit Facility Covenants.  The Amended Credit Facility requires compliance with certain covenants. Beginning with the quarter ended June 30, 2009, the Company was again required to comply with a fixed charge coverage ratio. For the three month period ended June 30, 2009, the required ratio was 1.0 to 1.0. The Company was in compliance with this ratio and all of its Amended Credit Facility covenants as of June 30, 2009.

Failure to comply with any applicable covenants in effect for any reporting period could result in a default under the Amended Credit Facility unless the Company obtains a waiver of, or otherwise mitigates or cures, any such default. Additionally, the Amended Credit Facility contains a cross default provision with respect to other credit arrangements that exceed $50 million. Although the Company was in compliance with all required financial covenants as of June 30, 2009, continued compliance depends on many factors, some of which are beyond the Company’s control, including the overall industry revenue environment and the level of fuel costs. There are no assurances that the Company will continue to comply with its debt covenants. Failure to comply with applicable covenants in any reporting period would result in a default under the Amended Credit Facility, which could have a material adverse impact on the Company depending on the Company’s ability to obtain a waiver of, or otherwise mitigate, the impact of the default.

Additional details on the Company’s Amended Credit Facility covenants are provided in the combined UAL and United Annual Report on Form 10-K for the year ended December 31, 2008 as updated by the Current Report on Form 8-K dated May 1, 2009.

Credit Card Processing Agreements.  The Company has agreements with financial institutions that process customer credit card transactions for the sale of air travel and other services. Under certain of the Company’s card processing agreements, the financial institutions have the right to require that United maintain a reserve (“reserve”) equal to a portion of advance ticket sales that have been processed by that financial institution, but for which the Company has not yet provided the air transportation (referred to as “relevant advance ticket sales”).

As further described in the 2008 Annual Report, the Company’s agreements with Paymentech and JPMorgan Chase Bank, N.A. and with American Express require the Company to provide cash reserves approximately three weeks following the end of each month if the Company’s unrestricted cash, cash equivalents and short-term investments at month-end was below certain levels. The Company amended its agreement with Paymentech and JPMorgan Chase Bank, N.A. to provide non-cash collateral in lieu of cash reserves, effective through January 19, 2010, unless terminated earlier by the Company.

Under the American Express agreement, in addition to certain other risk protections provided to American Express, the Company will be required to provide reserves if its unrestricted cash balance (as defined in the agreement) falls below $2.4 billion. Additionally, under certain circumstances, the Company also has the ability to provide non-cash collateral in lieu of cash collateral if its unrestricted cash balance is above $1.35 billion. Until September 2009, the Company is not required to post reserves under the American Express agreement as long as its unrestricted cash balance at month-end is equal to or above $2.0 billion.

BUSINESS

United is the principal subsidiary of UAL Corporation. Both United and UAL were incorporated under the laws of the State of Delaware on December 30, 1968. Both of their corporate headquarters are located at 77 W. Wacker Drive, Chicago, Illinois 60601 (telephone number (312) 997-8000).

Unless otherwise noted, this information applies to both UAL and United. As UAL consolidates United for financial statement purposes, disclosures that relate to activities of United also apply to UAL. Most of UAL’s revenue and expenses in 2008 were from United’s airline operations. United transports people and cargo through its Mainline operations, which utilize full-sized jet aircraft exceeding 70 seats in size, and its regional operations, which utilize smaller aircraft not exceeding 70 seats in size that are operated under contract by United Express® carriers.

United Airlines operates approximately 3,300 flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C., based on its flight schedule from July 2009 to July 2010. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, the world’s largest airline network, which provides connections for our customers to approximately 900 destinations in 160 countries worldwide. United offers a unique set of products and services to target distinct customer groups, which we believe allows us to generate a revenue premium. This strategy of market and product segmentation is intended to optimize margins and costs, and is focused on delivering an improved experience for all customers and a best-in-class experience for our premium customers. These services include:

•	United Mainline, including United First®, United Business® and Economy Plus®, the last providing three to five inches of extra legroom on all United Mainline and explusSM United Express flights;

•

a new international premium travel experience featuring 180-degree, lie-flat beds in business class. The Company has substantially completed first and business class equipment upgrades on all of its international B747 and B767 aircraft, which have been refitted with new premium seats, entertainment systems and other product enhancements. The reconfiguration of the Company’s international B777 fleet will begin in early 2010;

•	p.s.SM—a premium transcontinental service connecting New York with both Los Angeles and San Francisco; and

•

United Express, with a total fleet of 300 aircraft, at August 31, 2009, operated by regional airline partners, including over 100 aircraft that offer explusSM, United’s premium regional service providing both first class and Economy Plus® seating.

The Company also generates revenue through its Mileage Plus, United CargoSM and United Services. Mileage Plus contributed approximately $700 million to passenger and other revenue in 2008 and helps the Company attract and retain high-value customers. United Cargo generated $854 million in freight and mail revenue in 2008. United Services generated $167 million in revenue in 2008 by utilizing downtime of otherwise under-utilized aircraft maintenance resources through third-party maintenance services.

Company Operational Plans

UAL’s management and its Board of Directors have been active in adjusting the Company’s operational plans in response to difficult industry conditions and the severe global recession. Unprecedented increases in jet fuel prices during 2008 had a significant negative impact on our results of operations and were one of the leading factors that prompted the development of the Company’s operational plans, as described in Note 2, “Company Operational Plans,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, and Note 3, “Company Operational

Plans,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein.

The Company is taking actions to return to profitability and to strengthen liquidity, including the permanent removal of 100 aircraft from United’s Mainline fleet; the elimination of the Ted product for leisure markets and the reconfiguration of Ted aircraft to include United First® seating; the development of new revenue sources through delivery of new products and services valued by our customers; the streamlining of operations and corporate functions with a reduction of approximately 9,000 positions during 2008 and 2009; and the formation of a strategic alliance with Continental Airlines, all as further discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above.

Overall, the Company has characterized its business approach as “Focus on Five,” a comprehensive set of priorities that focus on the fundamentals of running a good airline: one that runs on time, with clean planes and courteous employees, that delivers industry-leading revenues and competitive costs and does so safely. Building on this foundation, United aims to regain its industry-leading position in key metrics reported by the DOT as well as industry-leading revenue driven by products, services, schedules and routes that are valued by the Company’s customers. The goal of this approach is intended to enable United to achieve best-in-class safety performance, exceptional customer satisfaction and experience and industry-leading margin and cash flow.

Bankruptcy of Predecessor Company

On December 9, 2002 (the “Petition Date”), UAL, United, and 26 direct and indirect wholly-owned subsidiaries (collectively, the “Debtors”) filed voluntary petitions to reorganize their businesses under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On January 20, 2006, the Bankruptcy Court confirmed the Plan of Reorganization. The Plan of Reorganization became effective and the Debtors emerged from bankruptcy protection on February 1, 2006 (the “Effective Date”). On the Effective Date, the Company implemented fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”), resulting in significant changes as compared to the historical financial statements.

During the course of its Chapter 11 proceedings, the Company successfully reached settlements with most of its creditors and resolved most pending claims against the Debtors. However, certain significant matters remain to be resolved in the Bankruptcy Court. For further details, see Note 4, “Voluntary Reorganization Under Chapter 11—Significant Matters Remaining to be Resolved in Chapter 11 Cases,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, and Note 4, “Voluntary Reorganization Under Chapter 11 of the United States Bankruptcy Code,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein.

Operations

Segments.  The Company operates its businesses through two reporting segments: Mainline and United Express. The Company manages its business as an integrated network with assets deployed across integrated Mainline and regional carrier networks. This focus on managing the business seeks to maximize the profitability of the overall airline network. Financial information on the Company’s reporting segments and operating revenues by geographic regions, as reported to the DOT, can be found in Note 10, “Segment Information,” under “Item 8. Financial Statements and Supplementary Data” in our Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, and Note 10, “Segment Information,” under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein.

Mainline.  The Company’s Mainline operating revenues were $17.1 billion, $17.0 billion and $16.4 billion in 2008, 2007 and 2006, respectively. As of December 31, 2008, Mainline domestic operations served over 80 destinations primarily throughout the United States and Canada and operated hubs at Chicago O’Hare International Airport (“O’Hare”), Denver International Airport (“Denver”), LAX, SFO and Washington Dulles International Airport (“Washington Dulles”). Mainline international operations serve the Pacific, Atlantic and Latin America regions. The Pacific region includes non-stop service to Beijing, Hong Kong, Osaka, Seoul, Shanghai, Sydney and Tokyo and direct service to Bangkok, Seoul, Singapore and Taipei via Tokyo; direct service to Ho Chi Minh City and Singapore via Hong Kong and to Melbourne via Sydney. The Atlantic region includes non-stop service to Amsterdam, Brussels, Dubai, Frankfurt, Kuwait City, London, Munich, Paris, Rome and Zurich. The Latin American region offers non-stop service to Buenos Aires, Rio de Janeiro (seasonal non-stop) and Sao Paulo. The Latin American region also serves various Mexico destinations including Cancun, Cozumel (seasonal), Ixtapa/Zihuatanejo (seasonal), Mexico City, Puerto Vallarta and San Jose del Cabo; various Caribbean points including Aruba and seasonal service to Montego Bay, Punta Cana, and St. Maarten; and Central America including Liberia, Costa Rica (seasonal).

UAL’s operating revenues attributed to Mainline domestic operations were $9.7 billion in 2008, $10.9 billion in 2007 and $10.0 billion in 2006. Operating revenues attributed to Mainline international operations were $7.4 billion in 2008, $6.1 billion in 2007 and $6.4 billion in 2006. For purposes of the Company’s geographic revenue reporting, the Company considers destinations in Mexico and the Caribbean to be part of the Latin America region as opposed to the North America region.

The Mainline segment operated 375 and 409 aircraft as of August 31, 2009 and December 31, 2008, respectively. The Mainline segment produced 135.8 billion ASMs and 110.1 billion RPMs during 2008; in 2007, the Mainline segment produced 141.9 billion ASMs and 117.4 billion RPMs.

United Express.  United Express operating revenues were $3.1 billion in both 2008 and 2007 and $2.9 billion in 2006. United has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. United Express is an extension of the United Mainline network. Chautauqua Airlines, Colgan Airlines, Go Jet Airlines, Mesa Airlines, Shuttle America, SkyWest Airlines and Trans States Airlines are all United Express carriers, most of which operate under capacity purchase agreements. Under these agreements, United pays the regional carriers contractually-agreed fees (carrier-controlled costs) for operating these flights plus a variable reimbursement (incentive payment) based on agreed performance metrics. The carrier-controlled costs are based on specific rates for various operating expenses of the United Express carriers, such as crew expenses, maintenance and aircraft ownership, some of which are multiplied by specific operating statistics (e.g., block hours, departures) while others are fixed monthly amounts. The incentive payment is a markup applied to the carrier-controlled costs for superior operational performance. Under these capacity agreements, United is responsible for all fuel costs incurred as well as landing fees, facilities rent and deicing costs, which are passed through without any markup. In return, the regional carriers operate this capacity on schedules determined by United. United also determines pricing, revenues and inventory levels and assumes the inventory and distribution risk for the available seats.

The capacity agreements which United has entered into with United Express carriers do not include the provision of ground handling services. As a result, United Express sources ground handling support from a variety of third-party providers as well as by utilizing internal United resources in some cases.

While the regional carriers operating under capacity purchase agreements comprise over 95% of United Express flying, the Company also has limited prorate agreements with Colgan Airlines and SkyWest Airlines. Under these prorate agreements, United and its prorate partners agree to divide revenue collected from each passenger according to a formula, while both United and the prorate partners are individually responsible for their own costs of operations. United also collects a program fee from Colgan Airlines to cover certain marketing and distribution costs such as credit card transaction fees, GDS transaction fees and frequent flyer costs. Unlike capacity purchase agreements, these prorate agreements require the regional carrier to retain the control and risk of scheduling, market selection, seat pricing and inventory for its flights.

United Express carriers operated 300 and 280 aircraft as of August 31, 2009 and December 31, 2008, respectively. United Express produced 16.2 billion ASMs and 12.1 billion RPMs during 2008, while producing 16.3 billion ASMs and 12.6 billion RPMs in 2007.

United Cargo.  United Cargo offers both domestic and international shipping through a variety of services including United Small Package Delivery, Express and General cargo services. Freight shipments comprise approximately 85% of United Cargo’s volumes, with mail comprising the remainder. During 2008, United Cargo accounted for approximately 4% of the Company’s operating revenues by generating $854 million in freight and mail revenue, an 11% increase versus 2007.

United Services.  United Services is a global airline support business offering customers comprehensive aircraft maintenance, repair and overhaul services, which include engine and line maintenance services. United Services brings nearly 80 years of experience to serve over 100 airline customer contracts worldwide. During 2008 and 2007, United Services generated approximately $167 million and $183 million, respectively, in third-party revenue.

Fuel.  The price and availability of jet fuel significantly affects the Company’s results of operations. Fuel has been the Company’s largest operating expense for the last several years. The Company has a risk management strategy to hedge a portion of its price risk related to projected jet fuel requirements. The Company utilizes various types of hedging instruments including purchased calls, collars, 3-way collars and 4-way collars. A collar involves the purchase of fuel call options with the simultaneous sale of fuel put options with identical expiration dates. If fuel prices rise above the ceiling of the collar, the Company’s counterparties are required to make settlement payments to the Company, while if fuel prices fall below the floor of the collars, the Company is required to make settlement payments to its fuel hedge counterparties. In addition, the Company has been and may in the future be further required to provide counterparties with cash collateral prior to settlement of the hedge positions.

In both 2008 and 2007, an increase in jet fuel prices was the primary reason for higher Mainline and United Express fuel expense and aircraft fuel cost per gallon, as highlighted in the table below. The price of crude oil reached a record high of approximately $145 per barrel in July 2008 and then dramatically decreased in the second half of the year to approximately $45 per barrel at December 31, 2008. This significant fuel price volatility drove the Company’s total fuel hedge losses of more than $1.1 billion in 2008. A significant portion of these losses were unrealized as of December 31, 2008 and could increase or decrease in future periods based on future changes in market prices before the related hedge contracts settle. While the Company’s results of operations should benefit significantly from lower fuel prices on its unhedged fuel consumption, in the near term lower fuel prices could also significantly and negatively impact liquidity based on the amount of cash settlements and collateral that may be required.

The Company accounts for the majority of its fuel derivative contracts as economic hedges, which are marked-to-market with gains and losses classified as fuel expense. Remaining fuel derivative contracts which do not qualify for economic hedge accounting are marked-to-market with gains and losses classified as nonoperating expense. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” under “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein, Note 13, “Fair Value Measurements and Derivative Instruments,” under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, “Item 3. Quantitative And Qualitative Disclosures About Market Risk” and Note 12, “Fair Value Measurements and Derivative Instruments”, under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, incorporated by reference herein, for additional details regarding gains and losses from settled and open positions, cash settlements, unrealized amounts at the end of the period and hedge collateral. Derivative gains and losses from contracts qualifying for economic hedge accounting are recorded in Mainline fuel expense and are not allocated to United Express fuel expense.

				Average price per gallon
	$			(in cents)
(In millions, except per gallon)	2008	2007	2006	2008	2007	2006
Mainline fuel purchase cost	$7,114	$5,086	$4,798	326.0	221.9	209.5
Non-cash fuel hedge (gains) losses in Mainline fuel	568	(20)	2	26.0	(0.9)	0.1
Cash fuel hedge (gains) losses in Mainline fuel	40	(63)	24	1.9	(2.7)	1.1

Total Mainline fuel expense	7,722	5,003	4,824	353.9	218.3	210.7
United Express fuel expense(a)	1,257	915	834	338.8	242.7	223.2

UAL system operating fuel expense	$8,979	$5,918	$5,658	351.7	221.7	212.5

Non-cash fuel hedge losses in nonoperating income (loss)	$279	$—	$—
Cash fuel hedge losses in nonoperating income (loss)	249	—		—
Mainline fuel consumption (gallons)	2,182	2,292	2,290
Regional Affiliates fuel consumption (gallons)	371	377	373

Total fuel consumption (gallons)	2,553	2,669	2,663

(a)	United Express fuel costs are classified as part of Regional Affiliates expense.

To ensure adequate supplies of fuel and to provide a measure of control over fuel costs, the Company arranges to have fuel shipped on major pipelines and stored close to its major hub locations. Although the Company currently does not anticipate a significant reduction in the availability of jet fuel, a number of factors make predicting fuel prices and fuel availability uncertain, including changes in world energy demand, geopolitical uncertainties affecting energy supplies from oil-producing nations, industrial accidents, threats of terrorism directed at oil supply infrastructure, extreme weather conditions causing temporary shutdowns of production and refining capacity, as well as changes in relative demand for other petroleum products that may impact the quantity and price of jet fuel produced from period to period.

Alliances.  United has a number of bilateral and multilateral alliances with other airlines, which enhance travel options for customers seeking access to markets that United does not serve directly. These marketing alliances typically include one or more of the following features: joint frequent flyer program participation; codesharing of flight operations (whereby seats on one carrier’s selected flights can be marketed under the brand name of another carrier); coordination of reservations, ticketing, passenger check-in, baggage handling and flight schedules; and other resource-sharing activities.

The most significant of these arrangements is the Star Alliance, a global integrated airline network co-founded by United in 1997. As of August 31, 2009, Star Alliance carriers serve approximately 900 destinations in 160 countries with approximately 17,000 average daily flights. Current Star Alliance partners, in addition to United, are Air Canada, Air China, Air New Zealand, All Nippon Airways, Asiana, the Austrian Airlines Group, bmi, EgyptAir, LOT Polish Airlines, Lufthansa, SAS, Shanghai Airlines, Singapore Airlines, South African Airways, Spanair, Swiss, TAP Portugal, Thai Airways, Turkish Airlines and US Airways. Regional member carriers are Adria Airways (Slovenia), Blue1 (Finland) and Croatia Airlines. Aegean Airlines, Air India, Brussels Airlines, Continental Airlines and TAM Airlines are expected to become future members of the Star Alliance.

United also has independent marketing agreements with other air carriers including Aer Lingus, Air One, Great Lakes Aviation, Gulfstream International, Hawaiian, Island Air, Qatar Airways, TACA Group and Virgin Blue.

Continental Alliance.  In 2008, United and Continental announced their plan to form a new alliance partnership that will link the airlines’ networks and services worldwide to the benefit of customers, employees and shareholders, creating new revenue opportunities, cost savings and other efficiencies. In addition, Continental plans to join United and its 23 other partners in the Star Alliance, the most comprehensive airline alliance in the world. On July 10, 2009, DOT approved an application by United, Continental and eight other airlines to allow Continental to join United, Air Canada, Lufthansa and six other carriers in their already established anti-trust immunized alliance. The immunity will enable United, Air Canada, Continental and Lufthansa to implement a joint venture covering transatlantic routings that would deliver highly competitive flight schedules, fares and service. The Commission and Canadian Competition Bureau are conducting separate reviews of the anticipated competitive impact of the joint venture operations within those jurisdictions. In the U.S. market, where antitrust immunity would not apply, customers will benefit as United and Continental plan to begin broad codesharing, which eases travel for customers flying on itineraries using both carriers, and cooperation on frequent flyer programs and airport lounges, subject to regulatory notice and Continental exiting certain of its current alliance relationships. In addition, United and Continental are also exploring opportunities to capture important cost savings in the areas of information technology, frequent flyer programs, airport operations, lounges, procurement and sales and marketing.

Continental’s and United’s route networks are highly complementary, with little overlap, so they add value to each other and to customers who are planning domestic and international travel. Under codesharing, customers will benefit from a coordinated process for reservations/ticketing, check-in, flight connections and baggage transfer. Frequent flyer reciprocity will allow members of Continental’s OnePass program and United’s Mileage Plus program to earn miles in their accounts when flying on either partner airline and redeem awards on both carriers. Continental’s plans to join the Star Alliance and other planned cooperation are subject to certain regulatory and other approvals and the termination of certain contractual relationships, including the termination in October of Continental’s existing agreements with SkyTeam members that restrict its participation in another global alliance.

Mileage Plus.  Mileage Plus builds customer loyalty by offering awards and services to frequent travelers. Mileage Plus members can earn mileage credit for flights on United, United Express, Ted, members of the Star Alliance and certain other airlines that participate in the program. Miles can also be earned by purchasing the goods and services of our non-airline partners, such as hotels, car rental companies and credit card issuers. Mileage credits can be redeemed for free, discounted or upgraded travel and non-travel awards. There are more than 54 million members enrolled in Mileage Plus. In 2008, 2.3 million Mileage Plus travel awards were used on United, as compared to 2.2 million in 2007 and 2.3 million in 2006. These amounts represent the number of awards for which travel was provided and not the number of available seats that were allocated to award travel. These awards represented 9.1% of United’s total revenue passenger miles in 2008, 8.0% in 2007 and 8.1% in 2006. In addition, Mileage Plus members redeemed miles for approximately 613,000 non-United awards in 2008 as compared to 928,000 in 2007. Non-United awards include awards such as Red Carpet club memberships, car and hotel awards, merchandise and travel solely on another air carrier. Total miles redeemed for travel on United in 2008, including travel awards and class-of-service upgrades, represented 89% of the total miles redeemed (for both completed and future travel). The Company expanded its offering of merchandise available for awards in 2009, which may increase the amount of non-travel awards.

For a detailed description of the accounting treatment of Mileage Plus program activity, which was changed to a deferred revenue model upon the adoption of fresh-start reporting on the Effective Date, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Three Year Period Ended December 31, 2008—Critical Accounting Policies” above.

UAL Loyalty Services, LLC (“ULS”).  ULS focuses on expanding the non-core marketing businesses of United and building airline customer loyalty. ULS operates substantially all United-branded travel distribution and customer loyalty e-commerce activities, such as united.com. In addition, ULS owns and operates Mileage Plus, being responsible for member relationships, communications and account management; while United is responsible for other aspects of Mileage Plus, including elite membership programs such as Global Services, Premier, Premier Executive and Premier Executive 1K, and the establishment of award mileage redemption programs and airline-related customer loyalty recognition policies. United is also responsible for managing relationships with its Mileage Plus airline partners, while ULS manages relationships with non-airline business partners, such as the Mileage Plus Visa Card, hotels, car rental companies and dining programs, among others.

Distribution Channels.  The majority of United’s airline seat inventory continues to be distributed through the traditional channels of travel agencies and GDS, such as Sabre and Galileo. The growing use of alternative distribution systems, including www.united.com and GDS new entrants, provides United with an opportunity to lower its ticket distribution costs. To encourage customer use of lower-cost channels and capitalize on these cost-saving opportunities, the Company will continue to expand the capabilities of its website.

Industry Conditions

Seasonality.  The air travel business is subject to seasonal fluctuations. The Company’s operations can be adversely impacted by severe weather and the first and fourth quarter results of operations normally reflect lower travel demand. Historically, results of operations are better in the second and third quarters which reflect higher levels of travel demand.

Domestic Competition.  The domestic airline industry is highly competitive and dynamic. In domestic markets, new and existing carriers are generally free to initiate service between any two points within the United States. United’s competitors consist primarily of other airlines, a number of whom are low-cost carriers (“LCCs”) with cost structures lower than United’s, and, to a lesser extent, other forms of transportation.

The rate of capacity increases in the domestic market has slowed in the past several years, but LCCs have continued expanding into markets where United flies. United has extensive experience competing directly with LCCs in its markets and believes it is well positioned to compete effectively. In response to the adverse economic conditions in 2008, United and many of its competitors implemented significant capacity reductions in both domestic and international markets.

United’s capacity increases (decreases) for 2008 and its forecasted 2009 capacity decreases, as compared to the year-ago periods, are summarized in the following table:

		Mainline
	Consolidated	Domestic	International
Fourth Quarter 2008	(10.6)%	(14.4)%	(8.1)%
Full-year 2008	(3.9)%	(7.8)%	0.9%
Third Quarter 2009	(5.9)%	(10.4)%	(5.7)%
Full-year 2009	(7.5)% to (8.5)%	(10.9)% to (11.9)%	(7.9)% to (8.9)%

During 2008, several smaller carriers entered into either bankruptcy liquidation or reorganization proceedings. Carriers that reorganize through bankruptcy proceedings may be able to improve their cost structure making them more competitive with the rest of the industry. In addition, Delta Airlines completed its acquisition of Northwest Airlines Corporation in late 2008. This merger may enable the combined airline to improve its revenue and cost performance relative to peers and thus enhance its competitive position within the industry. It is also possible that other airline mergers or acquisitions may occur in the future.

Domestic pricing decisions are largely affected by the need to be competitive with other U.S. airlines. Fare discounting by competitors has historically had a negative effect on the Company’s financial results because United often finds it necessary to match competitors’ fares to maintain passenger traffic. Attempts by United and other network airlines to raise fares often fail due to lack of competitive matching by LCCs; however, because of capacity constraint, the pressure of higher fuel prices and other industry conditions, some fare increases have occurred in recent years. Because of different cost structures, low ticket prices that may generate a profit for a LCC may have an adverse effect on the Company’s financial results. Also, additional revenue from fuel-related fare increases may not completely offset the Company’s increased cost of fuel.

International Competition.  In United’s international networks, the Company competes not only with U.S. airlines, but also with foreign carriers. Competition on specified international routes is subject to varying degrees of governmental regulations. Recently the United States and EU implemented an agreement to reduce restrictions on flight operations between the two entities. This agreement has increased competition on United’s transatlantic network from both U.S. and European airlines. In our Pacific operations, competition will be increasing as the governments of the United States and China permit more U.S. and Chinese airlines to fly new routes between the two countries, although the commencement of some new services to China has been recently postponed due to the weak global economy. See “—Industry Regulation” below. Part of United’s ability to successfully compete with non-U.S. carriers on international routes is its ability to generate traffic from and to the entire United States via its integrated domestic route network. Foreign carriers are currently prohibited by U.S. law from carrying local passengers between two points in the United States and United experiences comparable restrictions in many foreign countries. In addition, U.S. carriers are often constrained from carrying passengers to points beyond designated international gateway cities due to limitations in air service agreements or restrictions imposed unilaterally by foreign governments. To compensate for these structural limitations, U.S. and foreign carriers have entered into alliances and marketing arrangements that allow these carriers to exchange traffic between each other’s flights and route networks (see “—Alliances” above, for further details).

Economic Conditions.  Airlines are highly susceptible to negative financial impacts caused by major changes in the global economy that drive sudden severe swings in costs or revenues. During 2008, the combined forces of high fuel prices, extensive competition and a severe global recession drove numerous U.S. and international carriers to file for bankruptcy and, in some cases, to liquidate. While fuel costs have significantly fallen since reaching historic highs in the summer of 2008, overall demand for airline services has decreased, and may decrease further, and the depth of, and recovery from, the global recession continues to be uncertain. As discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above, the current economic conditions have had, and may continue to have, negative impacts on passenger demand, revenues, the level of credit card sales activity and our cargo operations. In response to these economic conditions, United and other carriers in the industry implemented significant reductions in domestic and international capacity, which are expected to continue for the remainder of 2009.

Insurance.  United carries hull and liability insurance of a type customary in the air transportation industry, in amounts that the Company deems appropriate, covering passenger liability, public liability and damage to United’s aircraft and other physical property. United also maintains other types of insurance such as property, directors and officers, cargo, workers’ compensation, automobile and the like, with limits and deductibles that are standard within the industry. After the September 11, 2001 terrorist attacks, the Company’s insurance premiums increased significantly but have since been reduced reflecting the market’s perception of risk, as well as the Company’s ongoing capacity reductions. Additionally, after September 11, 2001, commercial insurers canceled United’s liability insurance for losses resulting from war and associated perils (terrorism, sabotage, hijacking and other similar events). The U.S. government subsequently agreed to provide commercial war-risk insurance for U.S. based airlines and has renewed this coverage on a periodic basis. The current war-risk policy is effective until August 31, 2010 and covers losses to employees, passengers, third parties and aircraft. If the U.S. government does not extend this coverage beyond August 31, 2010, obtaining comparable coverage from commercial underwriters could result in substantially higher premiums and more restrictive terms, if it is available at all.

Industry Regulation

Domestic Regulation

General.  All carriers engaged in air transportation in the United States are subject to regulation by the DOT. Among its responsibilities, the DOT issues certificates of public convenience and necessity for domestic air transportation (no air carrier, unless exempted, may provide air transportation without a DOT certificate of public convenience and necessity), grants international route authorities, approves international code share agreements, regulates methods of competition and enforces certain consumer protection regulations, such as those dealing with advertising, denied boarding compensation and baggage liability.

Airlines also are regulated by the Federal Aviation Administration (the “FAA”), a division of the DOT, primarily in the areas of flight operations, maintenance and other safety and technical matters. The FAA has authority to issue air carrier operating certificates and aircraft airworthiness certificates, prescribe maintenance procedures and regulate pilot and other employee training, among other responsibilities. From time to time, the FAA issues rules that require air carriers to take certain actions, such as the inspection or modification of aircraft and other equipment, that may cause the Company to incur substantial, unplanned expenses. The airline industry is also subject to various other federal laws and regulations. The Department of Homeland Security has jurisdiction over virtually all aspects of civil aviation security. See “—Legislation” below. The DOJ has jurisdiction over certain airline competition matters. The U.S. Postal Service has authority over certain aspects of the transportation of mail. Labor relations in the airline industry are generally governed by the Railway Labor Act (the “RLA”). The Company is also subject to inquiries by the DOT, FAA and other U.S. and international regulatory bodies.

Airport Access.  Access to landing and take-off rights, or “slots,” at several major U.S. airports and many foreign airports served by United are, or recently have been, subject to government regulation.

Domestic slot restrictions currently apply at Washington Reagan National Airport in Washington D.C., John F. Kennedy Airport and La Guardia Airport, both in New York, and Newark Airport in New Jersey. Slot restrictions at O’Hare ceased to apply as of November 2008. In 2008, the FAA issued new rules related to slots at the three New York City-area airports named above. These rules provide for government confiscation of a portion of slots at each airport from incumbent airlines and establish a process whereby those slots will be auctioned over the course of five years. The confiscation and auction provisions are controversial and are currently the subject of litigation in federal appellate court, in which carriers serving those airports and the Port Authority of New York and New Jersey claim that the FAA lacks legal authority to conduct slot auctions. On December 8, 2008, the federal appellate court in Washington D.C. stayed the auction pending a decision on the challenges to the auction process. It is difficult to predict the outcome of that litigation. If the slot auction provisions remain in effect, United will likely lose a small number of slots at each of the three New York City-area airports, however the exact number is not yet known. It is not yet clear what impact this might have on United’s operations at those airports.

Also in 2008, the DOT finalized amendments to its rates and charges policy that grant new authority to U.S. airports to implement forms of congestion pricing. The Air Transport Association has filed a legal challenge to the amended policy. We are currently unaware of any action by an airport to change pricing based on the new authority. It is difficult to predict whether any given airport might seek to implement this new authority and what impact on revenues or costs a change in airport charges arising from this policy might have on United.

At the end of 2008, the DOT proposed new regulations intended to enhance air passenger protection. If made final as proposed, the new regulations would create new areas of regulation and potentially permit passengers to sue air carriers should the carriers fail to meet certain service performance criteria.

Legislation.  The airline industry is also subject to legislative activity that can have an impact on operations and costs. Specifically, the law that authorizes federal excise taxes and fees assessed on airline tickets expired in September 2007 but has been extended multiple times and has most recently been extended until December 31, 2009. Congress is currently attempting to pass comprehensive reauthorization legislation to impose a new funding structure and make other changes to FAA operations. Past aviation reauthorization bills have affected a wide range of areas of interest to the industry, including air traffic control operations, capacity control issues, airline competition issues, aircraft and airport technology requirements, safety issues, taxes, fees and other funding sources. There also exists the possibility that Congress may pass other legislation that could increase labor and operating costs. Legislation is expected to focus on outsourced maintenance, Family and Medical Leave Act changes and other work rules. Climate change legislation, which would regulate green-house gas emissions, is also likely to be a significant area of legislative and regulatory focus and could adversely impact fuel costs. Customer service issues have remained active areas for both Congress and DOT regulators during 2008. In addition to DOT-proposed customer service regulations discussed above, legislation imposing more specific customer service requirements is likely to be approved by Congress in 2009, though what those requirements might be is unclear at this time. The DOT has also proceeded with regulatory changes in this area, including proposals regarding treatment of and payments to passengers involuntarily denied boarding, domestic baggage liability, proposals regarding flight delay reporting requirements and airline scheduling practices. Additionally, since September 11, 2001, aviation security has been and continues to be a subject of frequent legislative and regulatory action, requiring changes to the Company’s security processes and frequently increasing the cost of its security procedures.

International Regulation

General.  International air transportation is subject to extensive government regulation. In connection with United’s international services, the Company is regulated by both the U.S. government and the governments of the foreign countries United serves. In addition, the availability of international routes to U.S. carriers is regulated by aviation agreements between the United States and foreign governments, and in some cases, fares and schedules require the approval of the DOT and/or the relevant foreign governments.

Airport Access.  Historically, access to foreign markets has been tightly controlled through bilateral agreements between the United States and each foreign country involved. These agreements regulate the markets served, the number of carriers allowed to serve each market and the frequency of carriers’ flights. Since the early 1990s, the United States has pursued a policy of “open skies” (meaning all carriers have access to the destination), under which the U.S. government has negotiated a number of bilateral agreements allowing unrestricted access between U.S. and foreign markets. Additionally, all of the airports that United serves in Europe and Asia maintain slot controls, and many of these are restrictive due to congestion at these airports. London Heathrow, Frankfurt and Tokyo Narita are among the most restrictive due to capacity limitations. United has significant operations at these locations.

United’s ability to serve some foreign markets and expand into certain others is limited by the absence altogether of aviation agreements between the U.S. government and the relevant governments. Shifts in U.S. or foreign government aviation policies can lead to the alteration or termination of air service agreements. Depending on the nature of any such change, the value of United’s international route authorities and slot rights may be materially enhanced or diminished.

The U.S./EU open skies agreement became effective in March 2008. This agreement replaced the bilateral arrangements between the U.S. government and the 27 EU member states. Based on the U.S. open skies model, it provides U.S. and EU carriers with expansive rights that have increased competition in transatlantic markets. For example, U.S. and EU carriers now have the right to operate between any point in the United States and the EU. The Agreement has no direct impact on airport slot rights nor does it provide for a reallocation of existing slots, including those at London Heathrow. London Heathrow currently remains subject to both slot and facility constraints.

The agreement provides United with additional commercial opportunities since it triggered the effectiveness of United’s anti-trust immunity with British carrier bmi, creating the potential for increased cooperation between the two carriers in the transatlantic market. The DOT had previously conditioned the carriers’ immunity upon the entry into force of an open skies agreement with the U.K. and the U.S./EU agreement satisfies this condition. Because of the diverse nature of potential impacts on United’s business, however, the overall future impact of the U.S./EU agreement on United’s business cannot be predicted with certainty.

Also in 2008, the EU adopted interpretive guidance and legislation that will impact the Company. The Commission has officially sanctioned secondary slot trading, a current practice among carriers that involves the sale, purchase or lease of slots. This action resolves disputes about the legality of slot exchanges at EU airports including Heathrow. In addition, the EU has adopted legislation to include aviation within the EU’s existing greenhouse gas emissions trading scheme effective in 2012. There are significant questions that remain as to the legality of applying the scheme to non-EU airlines and the U.S. and other governments are considering filing a legal challenge to the EU’s unilateral inclusion of non-EU carriers. While such a measure could significantly increase the costs of carriers operating in the EU, the precise cost to United is difficult to calculate with certainty due to a number of variables, and it is not clear whether the scheme will withstand legal challenge.

Environmental Regulation

The airline industry is subject to increasingly stringent federal, state, local and foreign environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, safe drinking water and the management of hazardous substances, oils and waste materials. New regulations surrounding the emission of greenhouse gases (such as carbon dioxide) are being considered for promulgation both internationally and within the United States. United is carefully evaluating the potential impact of such proposed regulations. Other areas of developing regulations include the State of California rule-makings regarding air emissions from ground support equipment and a federal rule-making concerning the discharge of deicing fluid. The airline industry is also subject to other environmental laws and regulations, including those that require the Company to remediate soil or groundwater to meet certain objectives. Compliance with all environmental laws and regulations can require significant expenditures. Under the federal Comprehensive Environmental Response, Compensation and Liability Act, commonly known as “Superfund,” and similar environmental cleanup laws, generators of waste materials and owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. The Company also conducts voluntary environmental assessment and remediation actions. Environmental cleanup obligations can arise from, among other circumstances, the operation of aircraft fueling facilities and primarily involve airport sites. Future costs associated with these activities are currently not expected to have a material adverse affect on the Company’s business.

Employees

As of August 31, 2009, the Company and its subsidiaries had approximately 47,000 active employees, of whom approximately 83% were represented by various U.S. labor organizations. The employee groups, number of employees and labor organization for each of United’s collective bargaining groups were as follows:

Employee Group	Number of Employees	Union(a)	Contract Open for Amendment
Public Contact/Ramp & Stores/Food Service Employees/Security Officers/Maintenance Instructors/Fleet Technical Instructors	15,142	IAM	January 1, 2010
Flight Attendants	13,002	AFA	January 8, 2010
Pilots	5,940	ALPA	January 1, 2010
Mechanics & Related	4,693	Teamsters	January 1, 2010
Engineers	223	IFPTE	January 1, 2010
Dispatchers	163	PAFCA	January 1, 2010

(a)	International Association of Machinists and Aerospace Workers (“IAM”), Association of Flight Attendants—Communication Workers of America (“AFA”), Air Line Pilots Association (“ALPA”), International Brotherhood of Teamsters (“Teamsters”), International Federation of Professional and Technical Engineers (“IFPTE”) and Professional Airline Flight Control Association (“PAFCA”).

Collective bargaining agreements are negotiated under the RLA, which governs labor relations in the air transportation industry, and such agreements typically do not contain an expiration date. Instead, they specify an amendable date, upon which the contract is considered “open for amendment.” Contracts remain in effect while new agreements are negotiated. During the negotiation period, both the Company and the negotiating union are required to maintain the status quo. Consistent with its contractual commitments, United served “Section 6” notices to all six of its unions during April 2009 to commence the collective bargaining process, and negotiations with each union began during the second quarter of 2009.

DESCRIPTION OF THE CERTIFICATES

The following summary describes certain terms of the Certificates and the Pass Through Trust Agreement but does not purport to be complete. This summary is qualified in its entirety by reference to all of the provisions of the basic pass through trust agreement, the trust supplement, Participation Agreements, Indentures, Note Purchase Agreement, Liquidity Facility, Deposit Agreement, Escrow Agreement and the Intercreditor Agreement, each of which we will file as an exhibit to a Current Report on Form 8-K with the SEC after completion of this Offering.

The references to sections in parentheses in the following summary are to the relevant sections of the Basic Agreement unless otherwise indicated.

Upon request, copies of the Basic Agreement and the Trust Supplement will be furnished to any prospective investor in the Certificates. Requests for such agreements should be addressed to the Trustee.

General

Each Certificate will represent a fractional undivided interest in the Trust. The Trust will be formed pursuant to a Pass Through Trust Agreement between United and Wilmington Trust Company, as Pass Through Trustee (the “Trustee”) dated as of June 26, 2007 (the “Basic Agreement”) and a supplement thereto (the “Trust Supplement” and, together with the Basic Agreement, collectively, the “Pass Through Trust Agreement”) between United and the Trustee, as trustee under the Trust (the “Trustee”). The Certificates to be issued by the Trust are referred to herein as the “Certificates” and any holder of a Certificate is referred to herein as a “certificateholder.” The Certificates will be issued in fully registered form without coupons and will be subject to the provisions described below under “—Book Entry; Delivery and Form.” (Section 3.01) Each Certificate will represent a fractional undivided interest in the Trust created by the Basic Agreement and the Trust Supplement. (Section 2.01) The property of the Trust (the “Trust Property”) consists of the items listed below.

Trust Property for Trust

(1) Subject to the Intercreditor Agreement, Equipment Notes acquired by the Trust under the Participation Agreements issued on a recourse basis by United in connection with separate secured loan transactions to refinance the aircraft.

(2) The rights of the Trust to acquire the Equipment Notes under the Participation Agreements.

(3) The rights of the Trust under the Escrow Agreement to request the Escrow Agent to withdraw from the Depositary funds sufficient to enable the Trust to purchase Equipment Notes after the Issuance Date during the Deposit Period.

(4) The rights of the Trust under the Intercreditor Agreement (including all monies receivable in respect of such rights).

(5) All monies receivable under the Liquidity Facility.

(6) Funds from time to time deposited with the Trustee in accounts relating to the Trust.

(7) The UAL Guarantee.

The Certificates will be issued only in minimum denominations of $1,000 or integral multiples of $1,000 except that one Certificate may be issued in a different denomination. (Section 3.01)

The Certificates will represent fractional undivided interests in the Trust and all payments and distributions thereon will be made only from the Trust Property. (Sections 2.01 and 3.09) The Certificates do not represent an interest in or obligation of United, the Trustee, any of the Loan Trustees in their individual capacities or any affiliate of any thereof.

The Certificates do not represent indebtedness of the Trust, and references in this prospectus supplement to interest accruing on the Certificates are included for purposes of computation only. By your acceptance of a Certificate, you agree to look solely to the income and proceeds from the Trust Property for payments and distributions on your Certificate.

Pursuant to the Escrow Agreement, the certificateholders as holders of the Escrow Receipts affixed to each Certificate are entitled to certain rights with respect to the Deposits. Accordingly, any transfer of a Certificate will have the effect of transferring the corresponding rights with respect to the Deposits, and rights with respect to the Deposits may not be separately transferred by holders of the Certificates. Rights with respect to the Deposits and the Escrow Agreement, except for the right to request withdrawals for the purchase of Equipment Notes, will not constitute Trust Property.

Payments and Distributions

The following description of distributions on the Certificates should be read in conjunction with the description of the Intercreditor Agreement, which may have the effect of altering the following provisions.

Payments of interest on the Deposits and payments of principal, Make-Whole Amount (if any) and interest on the Equipment Notes or with respect to other Trust Property held in the Trust will be distributed by the Paying Agent (in the case of the Deposits) or by the Trustee (in the case of Trust Property) to the certificateholders of Certificates on the date receipt of such payment is confirmed, except in the case of certain types of Special Payments.

Scheduled payments of interest or principal on the Equipment Notes (other than any such payment which is not in fact received by the Subordination Agent within ten (10) Business Days of the date on which such payment is scheduled to be made) are herein referred to as “Scheduled Payments,” and May 1 and November 1 of each year are herein referred to as “Regular Distribution Dates.” See “DESCRIPTION OF THE EQUIPMENT NOTES—General—Principal and Interest Payments.”

Payments of Interest

The Deposits and the Equipment Notes will accrue interest at the Stated Interest Rate for the Trust. Interest on the Deposits will be paid prior to the first Regular Distribution Date in connection with the Final Withdrawal. See “DESCRIPTION OF THE DEPOSIT AGREEMENT—Unused Deposits.” Interest on Equipment Notes will be payable on May 1 and November 1 of each year, commencing on May 1, 2010. Such interest payments will be distributed to certificateholders on each such date, subject to the Intercreditor Agreement. Interest on the Deposits and the Equipment Notes is calculated on the basis of a 360-day year consisting of twelve 30-day months.

Payments of interest applicable to the Certificates will be supported by a Liquidity Facility to be provided by the Liquidity Provider for the benefit of the holders of the Certificates in an aggregate amount sufficient to pay interest thereon at the Stated Interest Rate on up to three successive Regular Distribution Dates (without regard to any future payments of principal on the Certificates), except that the Liquidity Facility will not cover interest payable by the Depositary or the Deposits.

The Liquidity Facility does not provide for drawings thereunder to pay for principal of or Make-Whole Amount on the Certificates, any interest on the Certificates in excess of the Stated Interest Rate, or, notwithstanding the subordination provisions of the Intercreditor Agreement, principal of or interest or Make-Whole Amount on the Certificates of any other class. Therefore, only the holders of the Certificates will be entitled to receive and retain the proceeds of drawings under the Liquidity Facility. See “DESCRIPTION OF THE LIQUIDITY FACILITY.”

Payments of Principal

Payments of principal of the Equipment Notes held in the Trust are scheduled to be received on May 1 and November 1 in certain years depending upon the terms of the Equipment Notes held in the Trust, commencing on or after May 1, 2010. The “Final Legal Distribution Date” for the Certificates is May 1, 2018.

Distribution of Scheduled Payments

The Trustee will distribute, subject to the Intercreditor Agreement, on each Regular Distribution Date to the certificateholders all Scheduled Payments received in respect of Equipment Notes held on behalf of the Trust, the receipt of which is confirmed by the Trustee on such Regular Distribution Date. Each certificateholder will be entitled to receive, subject to the Intercreditor Agreement, a pro rata share (based on the fractional undivided interest of each such certificateholder) of any distribution in respect of Scheduled Payments of principal or interest on Equipment Notes held on behalf of the Trust. Each such distribution of Scheduled Payments will be made by the Trustee to the certificateholders of record of the Trust on the Record Date applicable to such Scheduled Payment, subject to certain exceptions. (Section 4.02(a)) If a Scheduled Payment is not received by the Trustee on a Regular Distribution Date but is received within ten Business Days thereafter, it will be distributed to the certificateholders of record of the Trust on the Record Date applicable to the Regular Distribution Date on which such Scheduled Payment was originally due. If it is received after such ten Business Day period, it will be treated as a Special Payment and distributed as described below.

Distribution of Special Payments

Any payment in respect of, or any proceeds of, any Equipment Note or the Collateral under (and as defined in) each Indenture other than a Scheduled Payment (each, a “Special Payment”) will be scheduled to be distributed on, in the case of an early redemption or a purchase of the Equipment Notes relating to one or more aircraft, the date of such early redemption or purchase (which shall be a Business Day), and otherwise on the Business Day specified for distribution of such Special Payment pursuant to a notice delivered by the Trustee as soon as practicable after the Trustee has received funds for such Special Payment (each a “Special Distribution Date” and together with each Regular Distribution Date, a “Distribution Date”), subject to the Intercreditor Agreement. Any unused Deposits will be distributed after the Deposit Period Termination Date or the occurrence of a Triggering Event, together with accrued and unpaid interest thereon (each, also, a “Special Payment”). However, if such date is within ten days before a Regular Distribution Date, such Special Payment shall be made on such Regular Distribution Date.

The Paying Agent, in the case of the Deposits, and the Trustee, in the case of Trust Property, will mail a notice to the certificateholders of the Trust stating the scheduled Special Distribution Date, the related date for determining certificateholders of record who shall be entitled to such payments (the “Record Date”), the amount of the Special Payment and the reason for the Special Payment. In the case of a redemption or purchase of the Equipment Notes held in the Trust or any distribution of unused Deposits after the Deposit Period Termination Date or the occurrence of a Triggering Event, such notice will be mailed not less than 15 days prior to the date such Special Payment is scheduled to be distributed, and, in the case of any other Special Payment, such notice will be mailed as soon as practicable after the Trustee has confirmed that it has received funds for such Special Payment. (Section 4.02(c)) Escrow Agreement, Section 2.03 and 2.06). Each distribution of a Special Payment, other than a Final Distribution, on a Special Distribution Date for the Trust will be made by the Paying Agent or the Trustee, as applicable, to the certificateholders of record of the Trust on the Record Date applicable to such Special Payment. (Section 4.02(b))

Maintenance of Accounts

The Pass Through Trust Agreement requires that the Trustee establish and maintain, for the Trust and for the benefit of the certificateholders of the Trust, one or more accounts (the “Certificate Account”) for the deposit of payments representing Scheduled Payments received by the Trustee, which shall be one or more non-interest bearing accounts. The Pass Through Trust Agreement also requires that the Trustee establish and maintain, for the Trust and for the benefit of the certificateholders of the Trust, one or more accounts (the “Special Payments Account”) for the deposit of payments representing Special Payments received by the Trustee, which shall be non-interest bearing except in certain circumstances where the Trustee may invest amounts in such account in certain permitted investments. Pursuant to the terms of the Pass Through Trust Agreement, the Trustee is required to immediately deposit any Scheduled Payments relating to the Trust received by it in the Certificate Account and to immediately deposit any Special Payments so received by it in the Special Payments Account. (Section 4.01) All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as appropriate. (Section 4.02)

The Escrow Agreement requires that the Paying Agent establish and maintain, for the benefit of the Receiptholders, one or more accounts (the “Paying Agent Account”), which shall be non-interest bearing. Pursuant to the terms of the Escrow Agreement, the Paying Agent is required to deposit interest on Deposits and any unused Deposits withdrawn by the Escrow Agent in the Paying Agent Account. All amounts so deposited will be distributed by the Paying Agent on a Special Distribution Date.

Final Distribution

The Final Distribution for the Trust will be made only upon presentation and surrender of the Certificates at the office or agency of the Trustee specified in the notice given by the Trustee of such Final Distribution. The Trustee will mail such notice of the Final Distribution to the certificateholders of the Trust, specifying the date set for such Final Distribution and the amount of such distribution. (Trust Supplement Section 7.01) See “—Termination of the Trusts” below. Distributions in respect of Certificates issued in global form will be made as described in “—Book Entry; Delivery and Form” below.

Weekend or Holiday Distribution Date

If any Regular Distribution Date or Special Distribution Date (i) is a Saturday, Sunday or other day on which commercial banks are authorized or required to close in Chicago, Illinois, New York, New York or Wilmington, Delaware (or such other city and state in the United States in which the Trustee, the Subordination Agent or the Loan Trustee maintains its corporate trust office or receives and disburses funds), and (ii) solely with respect to the making and repayment of advances under the Liquidity Facility, is not a “Business Day” as defined in the Liquidity Facility (any other day being a “Business Day”), distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date will be made on the next succeeding Business Day without any additional interest.

Pool Factors

Pool Balance

The “Pool Balance” indicates, as of any date, the original aggregate face amount of the Certificates less the aggregate amount of all payments made as of such date in respect of the Certificates or in respect of the Deposits other than payments made in respect of interest or Make-Whole Amount or reimbursement of any costs and expenses in connection therewith. The Pool Balance as of any Regular Distribution Date or Special Distribution Date will be computed after giving effect to any special distribution with respect to unused Deposits, the payment of principal, if any, on the Equipment Notes or payment with respect to other Trust Property held in such Trust and the distribution thereof to be made on such date. (Section 1.01)

Pool Factor

The “Pool Factor” as of any Regular Distribution Date or Special Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing the Pool Balance for such Trust by the original aggregate face amount of the Certificates. The Pool Factor as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to any special distribution with respect to unused Deposits, payment of principal, if any, on the Equipment Notes or payments with respect to other Trust Property and the distribution thereof to be made on that date. (Section 1.01) The Pool Factor for each Trust will be 1.0000000 on the date of issuance and will decline as described herein to reflect reductions in the Pool Balance of such Trust. The amount of a certificateholder’s pro rata share of the Pool Balance of the Trust can be determined by multiplying the par value of the holder’s Certificate by the Pool Factor for the Trust as of the applicable Regular Distribution Date or Special Distribution Date. Notice of the Pool Factor and the Pool Balance for the Trust will be mailed to Certificateholders on each Regular Distribution Date and Special Distribution Date. (Section 4.03)

Aggregate Principal Amortization Schedule

The following table sets forth the aggregate principal amortization schedule for the Equipment Notes held in the Trust (the “Amortization Schedule”) and resulting Pool Factors with respect to the Trust. The actual aggregate principal amortization schedule for the Trust and the resulting pool factors for the Trust may differ from those set forth below because the scheduled distribution of principal payments for the Trust would be affected if Equipment Notes with respect to any Aircraft are not acquired by the Trust, any Equipment Notes held in the Trust are redeemed or if a default in payment of the principal of the Equipment Notes occurs.

Regular Distribution Date	Scheduled Pool Balance	Scheduled Payments of Principal	Expected Pool Factor
At Issuance	$659,107,000.00	$0.00	1.0000000
May 1, 2010	642,315,518.03	16,791,481.97	0.9745239
November 1, 2010	622,399,059.38	19,916,458.65	0.9443066
May 1, 2011	599,207,723.47	23,191,335.91	0.9091206
November 1, 2011	506,099,427.19	93,108,296.28	0.7678562
May 1, 2012	479,858,446.10	26,240,981.09	0.7280433
November 1, 2012	419,036,217.75	60,822,228.35	0.6357636
May 1, 2013	361,081,717.98	57,954,499.77	0.5478347
November 1, 2013	304,865,811.78	56,215,906.20	0.4625437
May 1, 2014	259,365,131.71	45,500,680.07	0.3935099
November 1, 2014	210,273,806.23	49,091,325.48	0.3190283
May 1, 2015	165,218,230.63	45,055,575.60	0.2506698
November 1, 2015	138,416,683.60	26,801,547.03	0.2100064
May 1, 2016	110,829,109.37	27,587,574.23	0.1681504
November 1, 2016	0.00	110,829,109.37	0.0000000

The Pool Factor and Pool Balance of the Trust will be recomputed if there has been an early redemption, purchase or a default in the payment of principal or interest in respect of one or more of the Equipment Notes held in the Trust or a special distribution attributable to unused Deposits after the Deposit Period Termination Date or the occurrence of a Triggering Event. In the event of any such redemption, purchase, default or special distribution, the Pool Factors and the Pool Balances of the Trust will be recomputed after giving effect thereto and notice thereof will be mailed to the certificateholders promptly after the occurrence of any event described above.

Reports to Certificateholders

On each Regular Distribution Date and Special Distribution Date, the Trustee will include with each distribution of a Scheduled Payment or Special Payment to Certificateholders a statement setting forth the following information (per $1,000 face amount of Certificate, as to (2), (3), (4) and (5) below):

(1) the aggregate amount of such funds distributed on such Distribution Date under the Pass Through Trust Agreement and under the Escrow Agreement, indicating the amount allocable to each source including any portion thereof paid by the Liquidity Provider;

(2) the amount of such distribution under the Pass Through Trust Agreement allocable to principal and the amount allocable to Make-Whole Amount or redemption premium, if any;

(3) the amount of such distribution under the Pass Through Trust Agreement allocable to interest;

(4) the amount of such distribution under the Escrow Agreement allocable to interest;

(5) the amount of such distribution under the Escrow Agreement allocable to unused Deposits; and

(6) the Pool Balance and the Pool Factor for the Trust. (Trust Supplement Section 3.01(a))

With respect to the Certificates registered in the name of DTC or its nominee, on the Record Date prior to each Distribution Date, the Trustee will request that DTC post on its Internet bulletin board a securities position listing setting forth the names of all DTC Participants reflected on DTC’s books as holding interests in the Certificates on such Record Date. On each Distribution Date, the Trustee will mail to each such DTC Participant the statement described above and will make available additional copies to such DTC Participant for forwarding to holders of Certificates. (Trust Supplement Section 3.01(a))

In addition, within a reasonable period of time after the end of each calendar year but not later than the latest date permitted by law, the Trustee will furnish to each certificateholder of the Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (1), (2), (3), (4) and (5) above with respect to the Trust for such calendar year or, in the event such person was a certificateholder during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to the Trustee and which a certificateholder shall reasonably request as necessary for the purpose of such certificateholder’s preparation of its U.S. federal income tax returns. (Trust Supplement Section 3.01(b)) Such report and such other items shall be prepared on the basis of information supplied to the Trustee by the DTC Participants and shall be delivered by the Trustee to such DTC Participants to be available for forwarding by such DTC Participants to owners of beneficial interests in the certificates in the manner described above. (Trust Supplement Section 3.01(b))

The Trustee will promptly provide the certificateholders of the Trust with all material non-confidential information received by the Trustee from United.

Indenture Events of Default and Certain Rights Upon an Indenture Event of Default

A list of Indenture Events of Default can be found under “DESCRIPTION OF THE EQUIPMENT NOTES—General—Indenture Events of Default; Notice and Waiver.” Since the Equipment Notes issued under each Indenture will be held in the Trust, a continuing Indenture Event of Default under any such Indenture would affect the related Equipment Notes held by the Trust.

Resignation of Trustee in the Event of a Conflict of Interest

In the event that the same institution acts as Trustee of the Trust and any Additional Trust, in the absence of instructions from the certificateholders of any such Trust, such trustee could be faced with a potential conflict of interest upon an Indenture Event of Default. In such event, each trustee has indicated that it would resign as trustee of one or all such trusts, and a successor trustee would be appointed in accordance with the terms of the applicable Pass Through Trust Agreement. Wilmington Trust Company will be the initial Trustee under the Trust.

Consequence of Continuing Indenture Event of Default

Upon the occurrence and continuation of any Indenture Event of Default under any Indenture, the Controlling Party may direct the Loan Trustee thereunder to accelerate the Equipment Notes issued thereunder and thereafter direct the Loan Trustee under such Indenture in the exercise of remedies thereunder and may sell all (but not less than all) of the Equipment Notes issued under such Indenture or foreclose and sell the collateral under such Indenture to any person, subject to certain limitations. See “DESCRIPTION OF THE INTERCREDITOR AGREEMENT—Intercreditor Rights—Sale of Equipment Notes or Aircraft.” The proceeds of such sale will be distributed pursuant to the provisions of the Intercreditor Agreement. Any such proceeds so distributed to the Trustee upon any such sale shall be deposited in the Special Payments Account and shall be distributed to the holders of the Certificates on a Special Distribution Date. (Sections 4.01 and 4.02) The market for Equipment Notes at the time of the existence of any Indenture Event of Default may be very limited and there can be no assurance as to the price at which they could be sold. If any Equipment Notes are sold for less than their outstanding principal amount, the certificateholders will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against United, the Liquidity Provider or the Trustee.

Any amount, other than Scheduled Payments received on a Regular Distribution Date or within ten Business Days thereafter, distributed to the Trustee by the Subordination Agent on account of any Equipment Note or Collateral (as defined in each Indenture) held in the Trust following an Indenture Event of Default under any Indenture will be deposited in the Special Payments Account and will be distributed to the certificateholders of the Trust on a Special Distribution Date. (Sections 4.01 and 4.02)

Any funds representing payments received with respect to any defaulted Equipment Notes, or the proceeds from the sale of any Equipment Notes, held by the Trustee in the Special Payments Account will, to the extent practicable, be invested by the Trustee in certain permitted investments pending the distribution of such funds on a Special Distribution Date. (Section 4.04) Such permitted investments are defined as obligations of the United States or agencies or instrumentalities thereof for the payment of which the full faith and credit of the United States is pledged and which mature in not more than 60 days after the date of acquisition thereof or such lesser time as is required for the distribution of any such funds on a Special Distribution Date. (Section 1.01)

Notice to Certificateholders of Default

The Pass Through Trust Agreement provides that the Trustee will, within 90 days after the occurrence of any default, give to the certificateholders notice, transmitted by mail, of all uncured or unwaived defaults with respect to the Trust known to it, provided that, except in the case of default in a payment of principal, Make Whole Amount, if any, or interest on any of the Equipment Notes held in the Trust, the Trustee will be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the best interests of such certificateholders. (Section 7.02) The term “default” as used in this paragraph only with respect to the Trust means the occurrence of an Indenture Event of Default under any Indenture pursuant to which Equipment Notes held by the Trust were issued, as described above, except that in determining whether any such Indenture Event of Default has occurred, any grace period or notice in connection therewith will be disregarded.

Trustee Entitled to Security or Indemnity

The Pass Through Trust Agreement contains a provision entitling the Trustee to be offered reasonable security or indemnity by the holders of the Certificates before proceeding to exercise any right or power under the Pass Through Trust Agreement or the Intercreditor Agreement at the request of such certificateholders. (Section 7.03(e))

Rights of Certificateholders

Subject to certain qualifications set forth in the Pass Through Trust Agreement and in the Intercreditor Agreement, the certificateholders holding Certificates evidencing fractional undivided interests aggregating not less than a majority in interest in the Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Trust or pursuant to the terms of the Intercreditor Agreement, or exercising any trust or power conferred on the Trustee under the Pass Through Trust Agreement or the Intercreditor Agreement, including any right of the Trustee as Controlling Party under the Intercreditor Agreement or as holder of the Equipment Notes. (Section 6.04)

In certain cases, the holders of the Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the Trust may on behalf of the holders of all the Certificates waive any past “event of default” under the Trust (i.e., any Indenture Event of Default under any Indenture pursuant to which Equipment Notes held by the Trust were issued) and its consequences or, if the Trustee is the Controlling Party, may direct the Trustee to instruct the applicable Loan Trustee to waive any past Indenture Event of Default and its consequences, except the following defaults:

(1) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution thereof;

(2) a default in payment of the principal, Make Whole Amount, if any, or interest with respect to any of the Equipment Notes; and

(3) a default in respect of any covenant or provision of the Pass Through Trust Agreement that cannot be modified or amended without the consent of each certificateholder affected thereby. (Section 6.05)

Each Indenture will provide that, with certain exceptions, the holders of a majority in aggregate unpaid principal amount of the Equipment Notes issued thereunder may on behalf of all such holders waive any past default or Indenture Event of Default thereunder. Notwithstanding such provisions of the Indentures, pursuant to the Intercreditor Agreement only the Controlling Party will be entitled to waive any such past default or Indenture Event of Default.

Purchase Rights of Holders of Additional Certificates

If Additional Certificates are issued, upon the occurrence and during the continuation of a Certificate Buyout Event, with 15 days’ written notice to the Trustee and each certificateholder of the Additional Certificates will have the right to purchase all but not less than all of the Certificates. See “POSSIBLE ISSUANCE OF ADDITIONAL CERTIFICATES”.

In each case, the purchase price will be equal to the Pool Balance of the Certificates plus accrued and unpaid interest thereon to the date of purchase, without Make-Whole Amount, but including any other amounts then due and payable to the certificateholders of the Certificates. Such purchase right may be exercised by any certificateholder of the Additional Certificates. In each case, if prior to the end of the 15-day notice period, any other certificateholder of the Additional Certificates notifies the purchasing certificateholder that the other certificateholder wants to participate in such purchase, then such other certificateholder may join with the purchasing certificateholder to purchase the certificates pro rata based on the interest in the Additional Trust held by each certificateholder. If United or any of its affiliates is a holder of Additional Certificates, it will not have the purchase rights described above. (Trust Supplements, Section 4.01)

A “Certificate Buyout Event” means that a United Bankruptcy Event has occurred and is continuing and the following events in either clause (A) or (B) have occurred: (A)(i) the 60-day period specified in Section 1110(a)(2)(A) of the Bankruptcy Code (the “60-Day Period”) has expired and (ii) United has not entered into one or more agreements under Section 1110(a)(2)(A) of the Bankruptcy Code to perform all of its obligations under all of the Indentures or, if it has entered into such agreements, has at any time thereafter failed to cure any default under any of the Indentures in accordance with Section 1110(a)(2)(B) of the Bankruptcy Code; or (B) if prior to the expiry of the 60-Day Period, United shall have abandoned any of the Aircraft.

PTC Event of Default

A “PTC Event of Default” is defined under the Intercreditor Agreement as the failure to pay within ten Business Days after the applicable Distribution Date either the outstanding Pool Balance of the Certificates on the Final Legal Distribution Date or the interest scheduled for distribution on the Certificates on any Distribution Date (unless the Subordination Agent shall have made Interest Drawings, or a withdrawal from the Cash Collateral Account, with respect thereto in an aggregate amount sufficient to pay such interest and shall have distributed such amount to the Trustee). Any failure to make expected principal distributions on the Certificates on any Regular Distribution Date (other than the Final Legal Distribution Date) will not constitute a PTC Event of Default with respect to the Certificates. A PTC Event of Default resulting from an Indenture Event of Default under all Indentures will constitute a Triggering Event.

Merger, Consolidation and Transfer of Assets

United will be prohibited from consolidating with or merging into any other person under circumstances in which United is not the surviving corporation or conveying, transferring or leasing substantially all of its assets as an entirety to any other person unless it meets all the following requirements:

(1) The surviving successor or transferee entity shall be organized and validly existing under the laws of the United States or any state thereof or the District of Columbia.

(2) The surviving successor or transferee entity shall be a “citizen of the United States” (as defined in Title 49 of the United States Code (the “Transportation Code”)) holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49, United States Code, if, and so long as, such status is a condition of entitlement to the benefits of Section 1110 of Chapter 11 of the Bankruptcy Code.

(3) the person formed by such consolidation or into which United is merged or the person which acquires by conveyance, transfer or lease substantially all of the assets of United as an entirety shall execute and deliver to the Trustee a duly authorized, valid, binding and enforceable agreement in form and substance reasonably satisfactory to the Trustee containing an assumption by such successor corporation or person of the due and punctual performance and observance of each covenant and condition of the Pass Through Trust Agreement and other financing documents to be performed or observed by United.

(4) United shall have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the terms of the Pass Through Trust Agreement and that all conditions precedent set forth therein relating to such transaction have been complied with (except that such opinion may rely, as to factual matters, on a certificate of an officer of United). (Section 5.02)

The Pass Through Trust Agreement, the Note Purchase Agreement, the Indentures, and the Participation Agreements will not contain any covenants or provisions which may afford the Trustee or certificateholders protection in the event of a highly leveraged transaction, including transactions effected by management or affiliates, which may or may not result in a change in control of United.

Modifications of the Pass Through Trust Agreement and Certain Other Agreements

The Pass Through Trust Agreement contains provisions permitting, at the request of United, the execution of amendments or supplements to the Pass Through Trust Agreement or, if applicable, to the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility, without the consent of the holders of any of the Certificates:

•	To provide for the formation of a trust, the issuance of a series of certificates and other matters specifically contemplated by the Pass Through Trust Agreement.

•

To evidence the succession of another corporation to United and the assumption by such corporation of the covenants in the Pass Through Trust Agreement or of United’s obligations under the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility.

•

To add to the covenants of United for the benefit of holders of the Certificates or to surrender any right or power conferred upon United in the Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility.

•

To correct or supplement any provision of the Pass Through Trust Agreement, the Intercreditor Agreement, the Escrow Agreement, the Deposit Agreement, the Note Purchase Agreement or the Liquidity Facility which may be defective or inconsistent with any other provision in the Pass Through Trust Agreement, the Intercreditor Agreement, the Escrow Agreement, the Deposit Agreement, the Note Purchase Agreement or the Liquidity Facility, as applicable, or to cure any ambiguity or to modify any other provision with respect to matters or questions arising under the Pass Through Trust Agreement, the Intercreditor Agreement, the Escrow Agreement, the Deposit Agreement, the Note Purchase Agreement or the Liquidity Facility, provided that such action shall not materially adversely affect the interests of the holders of the Certificates; to correct any mistake in the Pass Through Trust Agreement, the Intercreditor Agreement, the Escrow Agreement, the Deposit Agreement, the Note Purchase Agreement or the Liquidity Facility; or, as provided in the Intercreditor Agreement, to give effect to or provide for a Replacement Liquidity Facility.

•	To comply with any requirement of the SEC, any applicable law, rule or regulation of any exchange or quotation system on which the Certificates are listed, or any regulatory body.

•

To modify, eliminate or add to the provisions of the Pass Through Trust Agreement, the Intercreditor Agreement, the Escrow Agreement, the Deposit Agreement, the Note Purchase Agreement or the Liquidity Facility to such extent as shall be necessary to continue the qualification of the Pass Through Trust Agreement, Intercreditor Agreement, or the Liquidity Facility (including any supplemental agreement) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or any similar federal statute enacted after the execution of the Pass Through Trust Agreement, and to add the Pass Through Trust Agreement, the Intercreditor Agreement, the Escrow Agreement, the Deposit Agreement, the Note Purchase Agreement or the Liquidity Facility such other provisions as may be expressly permitted by the Trust Indenture Act.

•

To evidence and provide for the acceptance of appointment under the Pass Through Trust Agreement, the Intercreditor Agreement, the Escrow Agreement, the Deposit Agreement, the Note Purchase Agreement or the Liquidity Facility by a successor Trustee and to add to or change any of the provisions of the Pass Through Trust Agreement, the Intercreditor Agreement, the Escrow Agreement, the Deposit Agreement, the Note Purchase Agreement or the Liquidity Facility as shall be necessary to provide for or facilitate the administration of the Trust under the Basic Agreement.

•	To provide information to the Trustee as required under the Pass Through Trust Agreement.

•	To provide for the issuance of Additional Certificates and all matters incidental thereto subject to certain terms and conditions. See “POSSIBLE ISSUANCE OF ADDITIONAL CERTIFICATES.”

Any such amendment or supplement listed above may be made only if it does not adversely affect the status of the Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes. (Section 9.01; Trust Supplement, Section 6.02)

The Pass Through Trust Agreement also contains provisions permitting the execution, with the consent of the holders of the Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the Trust, of amendments or supplements for the purposes of adding any provisions to or changing or eliminating any of the provisions of the Pass Through Trust Agreement, the Intercreditor Agreement, the Escrow Agreement, the Deposit Agreement, the Note Purchase Agreement or the Liquidity Facility to the extent applicable to such certificateholders, or of modifying in any manner the rights and obligations of the certificateholders under the Pass Through Trust Agreement, the Intercreditor Agreement, the Escrow Agreement, the Deposit Agreement, the Note Purchase Agreement or the Liquidity Facility, except that no such amendment or supplement may, without the consent of the holder of each Certificate so affected thereby:

(1) reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee (or, with respect to the Deposits, the Receipt holders) of payments with respect to the Equipment Notes held in the Trust or distributions in respect of any Certificate (or, with respect to the Deposits, payments on the Deposits), or change the date or place of any payment in respect of any Certificate, or make distributions payable in coin or currency other than that provided for in the Certificates, or impair the right of any certificateholder to institute suit for the enforcement of any such payment when due;

(2) permit the disposition of any Equipment Note held in the Trust, except as provided in the Pass Through Trust Agreement, the Trust Supplement or the Intercreditor Agreement or otherwise deprive any certificateholder of the benefit of the ownership of the Equipment Notes;

(3) alter the priority of distributions specified in the Intercreditor Agreement in a manner materially adverse to the interests of the certificateholders;

(4) reduce the percentage of the aggregate fractional undivided interests of the Trust provided for in the Pass Through Trust Agreement, which is required for any such supplemental trust agreement or reduce such specified percentage required for any waiver provided for in the Pass Through Trust Agreement;

(5) modify any of the provisions relating to the rights of the certificateholders in respect of the waiver of events of default or supplement the agreements as provided in clauses (1), (2), (3), (4), (5), (6) and (7) hereof;

(6) adversely affect the status of the Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes; or

(7) modify the UAL Guarantee in a manner materially adverse to the interests of the certificateholders. (Section 9.02)

Actions by Trustee Upon Receipt of Consent to Amend or Supplement Any Agreement

In the event that the Trustee, as holder (or beneficial owner through the Subordination Agent) of any Equipment Note in trust for the benefit of the certificateholders or as Controlling Party under the Intercreditor Agreement, receives (directly or indirectly through the Subordination Agent) a request for a consent to any amendment, modification, waiver or supplement under any Indenture, any Participation Agreement, the Note Purchase Agreement, any Equipment Note, the UAL Guarantee or any other related document, the Trustee shall forthwith send a notice of such proposed amendment, modification, waiver or supplement to each certificateholder as of the date of such notice. Such notice shall request direction from the certificateholders as to:

(1) whether or not to take or refrain from taking (or direct the Subordination Agent to take or refrain from taking) any action which a holder of such Equipment Note or the Controlling Party has the option to take;

(2) whether or not to give or execute (or direct the Subordination Agent to give or execute) any waivers, consents, amendments, modifications or supplements as a holder of such Equipment Note or as Controlling Party; and

(3) how to vote (or direct the Subordination Agent to vote) any Equipment Note if a vote has been called for with respect thereto.

Provided such a request for certificateholder direction shall have been made, in directing any action or casting any vote or giving any consent as the holder of any Equipment Note (or in directing the Subordination Agent in any of the foregoing), the Trustee shall act as follows: (1) if the Trustee is acting in a capacity other than as Controlling Party, the Trustee shall vote for or give consent to any such action with respect to such Equipment Note in the same proportion as that of (x) the aggregate face amounts of all Certificates actually voted in favor of or for giving consent to such action by such direction of certificateholders to (y) the aggregate face amount of all outstanding Certificates; and (2) if the Trustee is acting in its capacity as the Controlling Party, the Trustee shall vote as directed in such certificateholder direction by the certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest in the Trust. For purposes of the immediately preceding sentence, a Certificate shall have been “actually voted” if the holder of such Certificate has delivered to the Trustee an instrument evidencing such holder’s consent to such direction prior to one Business Day before the Trustee directs such action or casts such vote or gives such consent. Notwithstanding the foregoing, but subject to certain rights of the certificateholders under the Pass Through Trust Agreement and subject to the Intercreditor Agreement, the Trustee may, in its own discretion and at its own direction, consent and notify the relevant Loan Trustee of such consent (or direct the Subordination Agent to consent and notify the relevant Loan Trustee of such consent) to any amendment, modification, waiver or supplement under the relevant Indenture, Participation Agreement, Note Purchase Agreement, any relevant Equipment Note, the UAL Guarantee or any other related document, if an Indenture Event of Default under any Indenture shall have occurred and be continuing, or if such amendment, modification, waiver or supplement will not materially adversely affect the interests of the certificateholders. (Section 10.01)

Obligation to Purchase Equipment Notes

The Trustee will be obligated to purchase the Equipment Notes issued with respect to the Aircraft during the Deposit Period, subject to the terms and conditions of the Note Purchase Agreement and the relevant Participation Agreement. Under the Note Purchase Agreement, the Trustee will agree, subject to no Triggering Event having occurred, to execute a participation agreement (each a “Participation Agreement” and, collectively, the “Participation Agreements”), in the form attached to the Note Purchase Agreement, with respect to each Aircraft upon receipt of a notice from United that it intends to finance such Aircraft. Pursuant to the Participation Agreements, United will enter into a secured debt financing with respect to each Aircraft pursuant to an indenture (an “Indenture” and, collectively, the “Indentures”), in the form attached to the Note Purchase Agreement, and the Trustee will be obligated to purchase the Equipment Notes issued by United with respect to the Aircraft. The description of such agreements in this prospectus supplement is based on the forms of such agreements contemplated by the Note Purchase Agreement.

Under the Note Purchase Agreement, it is a condition precedent to the obligation of the Trustee to purchase the Equipment Notes related to the financing of an Aircraft that no Triggering Event shall have occurred. The Trustee will have no right or obligation to purchase Equipment Notes after the Deposit Period Termination Date.

Liquidation of Original Trust

On the earlier of (i) the first Business Day after February 1, 2010 or, if later, the fifth Business Day after the Deposit Period Termination Date and (ii) the fifth Business Day after the occurrence of a Triggering Event (such Business Day, the “Transfer Date”), the Trust established at the time of the original issuance of the

Certificates (the “Original Trust”) will transfer and assign all of its assets and rights to a newly created successor Trust (the “Successor Trust”). The Successor Trust will have substantially identical terms as the Original Trust except that (A) the Successor Trust will not have the right to purchase new Equipment Notes and (B) Delaware law will govern the Original Trust, New York law will govern the Successor Trust. The Trustee of the Original Trust (the “Original Trustee”) will also act as trustee of the Successor Trust (the “New Trustee”), and the New Trustee will assume the obligations of the Original Trustee under each transaction document to which the Original Trustee was a party. Upon effectiveness of such transfer, assignment and assumption, the Original Trust will be liquidated and each of the Certificates will represent the same interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer and assignment. Unless the context otherwise requires, all references in this prospectus supplement to the Trust, the Trustee, the Pass Through Trust Agreement and similar terms shall be applicable with respect to the Original Trust until the effectiveness of such transfer, assignment and assumption and thereafter shall be applicable with respect to the Successor Trust. If for any reason such transfer, assignment and assumption cannot be effected to the Successor Trust, the Original Trust will continue in existence until it is effected. The Original Trust may be treated as partnerships for United States federal income tax purposes. The Successor Trust will, in the opinion of tax counsel, be treated as a grantor trust. See “ CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.”

Termination of the Trust

The obligations and responsibilities of United and the Trustee with respect to the Trust will terminate upon the distribution to the certificateholders of all amounts required to be distributed to them pursuant to the Pass Through Trust Agreement and the disposition of all property held in the Trust. The Trustee will send to each certificateholder notice of the termination of the Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for the Trust. The Final Distribution to any certificateholder will be made only upon surrender of such certificateholder’s Certificates at the office or agency of the Trustee specified in such notice of termination. (Trust Supplement Section 7.01)

The Trustees

The Trustee for each Trust will initially be Wilmington Trust Company.

With certain exceptions, the Trustees make no representations as to the validity or sufficiency of the Pass Through Trust agreement, the Certificates, the Intercreditor Agreement, the Escrow Agreement, the Deposit Agreement, the Equipment Notes, the Indentures, the Participation Agreements, the Note Purchase Agreement or other related documents. (Sections 7.04 and 7.15) The Trustee shall not be liable, with respect to the Certificates, for any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the Trust. Subject to certain provisions, the Trustee shall be under no obligation to exercise any of its rights or powers under the Pass Through Trust Agreement at the request of any holders of Certificates unless there shall have been offered to the Trustee reasonable security and indemnity against the cost, expenses and liabilities which might be incurred in compliance with such request. (Section 7.03(e)) The Pass Through Trust Agreement provides that the Trustee in its individual or any other capacity may acquire and hold Certificates issued thereunder and, subject to certain conditions, may otherwise deal with United, or with any Loan Trustee with the same rights they would have if they were not the Trustee. (Section 7.05)

The Trustee may resign with respect to the Trust at any time after giving prior written notice to United and the Loan Trustees, in which event United will be obligated to appoint a successor trustee. If the Trustee ceases to be eligible to continue as Trustee with or becomes incapable of acting as Trustee or becomes insolvent, United may remove the Trustee or any holder of the Certificates for at least six months may, on behalf of such holder and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Any resignation or removal of the Trustee with and appointment of a successor trustee does not become effective until acceptance of the appointment by the successor trustee.

(Section 7.09) All references in this prospectus supplement to the Trustee should be read to take into account the possibility that the Trust could have different successor trustees in the event of such a resignation or removal.

The Pass Through Trust Agreement provides that United will pay or cause to be paid the Trustee fees and expenses. (Section 7.07)

Book-Entry; Delivery and Form

General

Upon issuance, the Certificates will be represented by one or more fully registered global certificates. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co. (“Cede”), the nominee of DTC. DTC was created to hold securities for its participants (“DTC Participants”) and facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of Certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“Indirect DTC Participants”). Interests in a global certificate may also be held through the Euroclear System and Clearstream, Luxembourg.

So long as such book-entry procedures are applicable, no person acquiring an interest in the Certificates (“Certificate Owner”) will be entitled to receive a certificate representing such person’s interest in the Certificates. Unless and until definitive certificates are issued under the limited circumstances described below under “—Physical Certificates”, all references to actions by certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants, and all references herein to distributions, notices, reports and statements to certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended.

Under the New York Uniform Commercial Code, a “clearing corporation” is defined as:

•	a person that is registered as a “clearing agency” under the federal securities laws;

•	a federal reserve bank; or

•

any other person that provides clearance or settlement services with respect to financial assets that would require it to register as a clearing agency under the federal securities laws but for an exclusion or exemption from the registration requirement, if its activities as a clearing corporation, including promulgation of rules, are subject to regulation by a federal or state governmental authority.

A “clearing agency” is an organization established for the execution of trades by transferring funds, assigning deliveries and guaranteeing the performance of the obligations of parties to trades.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of the Certificates among DTC Participants on whose behalf it acts with respect to the Certificates and to receive and transmit distributions of principal, Make-Whole Amount, if any, and interest with respect to the Certificates. DTC Participants and Indirect DTC Participants with which Certificate Owners have accounts similarly are required to make book-entry transfers and receive and transmit the payments on behalf of their respective customers. Certificate Owners that are not DTC Participants or Indirect DTC Participants but desire to purchase, sell or otherwise transfer ownership of, or other interest in, the Certificates may do so only through DTC Participants and Indirect DTC Participants. In addition, Certificate Owners will receive all distributions of principal, Make-Whole Amount, if any, and interest from the Trustee through DTC Participants or Indirect DTC Participants, as the case may be.

Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments because payments with respect to the Certificates will be forwarded by the Trustee to Cede, as nominee for DTC. DTC will forward payments in same-day funds to each DTC Participant who is credited with ownership of the Certificates in an amount proportionate to the principal amount of that DTC Participant’s holdings of beneficial interests in the Certificates, as shown on the records of DTC or its nominee. Each such DTC Participant will forward payments to its Indirect DTC Participants in accordance with standing instructions and customary industry practices. DTC Participants and Indirect DTC Participants will be responsible for forwarding distributions to Certificate Owners for whom they act. Accordingly, although Certificate Owners will not possess physical certificates, DTC’s rules provide a mechanism by which Certificate Owners will receive payments on the Certificates and will be able to transfer their interests.

Unless and until physical certificates are issued under the limited circumstances described under “—Physical Certificates” below, the only physical certificateholder will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the Trustee as registered owners of Certificates under the Pass Through Trust Agreement. Certificate Owners will be permitted to exercise their rights under the Pass Through Trust Agreement only indirectly through DTC. DTC will take any action permitted to be taken by a certificateholder under the Pass Through Trust Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the Certificates are credited. In the event any action requires approval by certificateholders of a certain percentage of the beneficial interests in a Trust, DTC will take action only at the direction of and on behalf of DTC Participants whose holdings include undivided interests that satisfy the required percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that the actions are taken on behalf of DTC Participants whose holdings include those undivided interests. DTC will convey notices and other communications to DTC Participants, and DTC Participants will convey notices and other communications to Indirect DTC Participants in accordance with arrangements among them. Arrangements among DTC and its direct and indirect participants are subject to any statutory or regulatory requirements as may be in effect from time to time. DTC’s rules applicable to itself and DTC Participants are on file with the Securities and Exchange Commission.

A Certificate Owner’s ability to pledge its Certificates to persons or entities that do not participate in the DTC system, or otherwise to act with respect to its Certificates, may be limited due to the lack of a physical certificate to evidence ownership of the Certificates, and because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants.

Neither United nor the Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Certificates held by Cede, as nominee for DTC, for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for the performance by DTC, any DTC Participant or any Indirect DTC Participant of their respective obligations under the rules and procedures governing their obligations.

United will make all payments to the Loan Trustee under the applicable Indenture in immediately available funds. As long as the Certificates are registered in the name of DTC or its nominee, the Trustee will pass through to DTC in immediately available funds all payments received from United, including the final distribution of principal with respect to the Certificates.

Any Certificates registered in the name of DTC or its nominee will trade in DTC’s Same-Day Funds Settlement System until maturity. DTC will require secondary market trading activity in the Certificates to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the certificates.

Physical Certificates

Physical certificates will be issued in paper form to certificateholders or their nominees, rather than to DTC or its nominee, only if:

•

United advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Certificates and United is unable to locate a qualified successor;

•	United elects to terminate the book-entry system through DTC; or

•

after the occurrence of an “event of default” under the Pass Through Trust Agreement (i.e. any Indenture Event of Default under any Indenture pursuant to which Equipment Notes held by the Trust were issued), certificateholders owning at least a majority in interest in the Trust advise the Trustee, United and DTC through DTC Participants that the continuation of a book-entry system through DTC or a successor to DTC is no longer in the certificateholders’ best interest.

Upon the occurrence of any of the events described in the three subparagraphs above, the Trustee will notify all certificateholders through DTC Participants of the availability of physical certificates. Upon surrender by DTC of the global certificates and receipt of instructions for re-registration, the Trustee will reissue the certificates as physical Certificates to the certificateholders.

In the case of the physical certificates that are issued, the Trustee will make distributions of principal, Make-Whole Amount, if any, and interest with respect to the Certificates directly to holders in whose names the physical certificates were registered at the close of business on the applicable record date. Except for the final payment to be made with respect to a Certificate, the Trustee will make distributions by check mailed to the addresses of the registered holders as they appear on the register maintained by the Trustee. The Trustee will make the final payment with respect to any Certificate only upon presentation and surrender of the applicable Certificate at the office or agency specified in the notice of final distribution to certificateholders.

Physical certificates will be freely transferable and exchangeable at the office of the Trustee upon compliance with the requirements set forth in the Pass Through Trust Agreement. Neither the Trustee nor any transfer or exchange agent will impose a service charge for any registration of transfer or exchange. However, the Trustee or transfer or exchange agent will require payment of a sum sufficient to cover any tax or other governmental charge attributable to a transfer or exchange.

DESCRIPTION OF THE DEPOSIT AGREEMENT

The following summary describes certain terms of the Deposit Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Deposit Agreement, which we will file as an exhibit to a Current Report on Form 8-K with the SEC after completion of this Offering. Upon request, copies of such agreements will be furnished to any prospective investor in the Certificates. Requests for such agreements should be addressed to the Trustee.

General

Under the Escrow Agreement, the Escrow Agent will enter into a deposit agreement with the Depositary (the “Deposit Agreement”) pursuant to which the Depositary will establish separate accounts into which the proceeds of the sale of the Certificates will be deposited (each, a “Deposit”) on behalf of the Escrow Agent, from which the Escrow Agent, upon request from the Trustee, will make withdrawals and into which the Trustee will make re-deposits during the Deposit Period. Upon each delivery of an Aircraft during the Deposit Period, the Trustee will request that the Escrow Agent withdraw from the Deposits funds sufficient to enable the Trustee to purchase the Equipment Note issued with respect to such Aircraft. Any portion of any Deposit withdrawn which is not used to purchase such Equipment Note will be re-deposited with the Depositary by the Trustee and shall remain subject to the Escrow Agreement and the Deposit Agreement. The Deposits and interest paid thereon will not be subject to the subordination provisions of the Intercreditor Agreement and will not be available to pay any other amount in respect of the Certificates. Accrued but unpaid interest on all Deposits withdrawn by the Escrow Agent will be paid on the Final Withdrawal Date. See “—Unused Deposits” below.

Unused Deposits

The Trustee’s obligation to purchase the Equipment Notes issued with respect to each Aircraft are subject to satisfaction of certain conditions at the time of financing, as set forth in the Note Purchase Agreement and the related Participation Agreement. See “DESCRIPTION OF THE CERTIFICATES—Modifications of the Pass Through Trust Agreements and Certain Other Agreements—Obligation to Purchase Equipment Notes.” No assurance can be given that all such conditions will be satisfied at the time of financing for each Aircraft.

In addition, if any funds remain as Deposits on the earlier of (x) the earlier of (a) the date that is 90 days after the Issuance Date and (b) the date on which the Equipment Notes issued with respect to all of the Aircraft have been purchased by the Trustee in accordance with the Note Purchase Agreement and the related Participation Agreements (the “Deposit Period Termination Date”) or (y) the day the Escrow Agent receives notice from the Trustee that the Trustee’s obligations to purchase Equipment Notes under the Note Purchase Agreement has terminated, such funds will be withdrawn by the Escrow Agent and distributed, with accrued and unpaid interest thereon to the certificateholders on the 15th day after the date that the notice of such withdrawal is given to the Depositary (such date being the “Final Withdrawal Date”).

Depositary

JPMorgan Chase Bank, N.A. (“JPMCB”) will act as Depositary.

JPMCB has short term unsecured debt ratings of P-1 from Moody’s and short-term issuer credit rating of A-1+ from Standard & Poor’s.

JPMCB’s New York office is at 4 New York Plaza, 21st Floor, New York, New York 10004.

JPMCB has not been involved in the preparation of, nor does it accept responsibility for, this prospectus supplement.

Replacement of Depositary

If the Depositary’s short-term issuer credit rating and/or short-term unsecured debt rating falls below A-1+ from Standard & Poor’s or P-1 from Moody’s then United must, within 45 days of such event occurring, replace the Depositary with a new depositary bank that has short-term issuer credit rating and short-term unsecured debt rating of at least A-1+ from Standard & Poor’s and P-1 from Moody’s, respectively. Any such replacement shall also require a written confirmation from each Rating Agency that such replacement will not cause a reduction of the rating then in effect for the Certificates (without regard to any downgrading of any rating in the Depositary being replaced) (a “Rating Agency Confirmation”).

At any time during the Deposit Period, United may replace the Depositary, or the Depositary may replace itself, with a new depositary bank that meets the Depositary Threshold Rating and the Rating Agencies shall have provided a Rating Agency Confirmation.

“Depositary Threshold Rating” means the short-term unsecured debt rating or short term issuer credit rating, as the case may be, of P-1 by Moody’s and A-1+ from Standard & Poor’s.

DESCRIPTION OF THE ESCROW AGREEMENT

The following summary describes certain terms of the escrow and paying agent agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Escrow Agreement, which we will file as an exhibit to a Current Report on Form 8-K with the SEC after completion of this Offering. Upon request, copies of such agreements will be furnished to any prospective investor in the Certificates. Requests for such agreements should be addressed to the Trustee.

Wilmington Trust Company, in its capacity as escrow agent in respect of the Trust (the “Escrow Agent”) and in its capacity as paying agent on behalf of the Escrow Agent (the “Paying Agent”), the Trustee and the underwriters will enter into an escrow agreement (the “Escrow Agreement”) for the benefit of the certificateholders of the Trust as holders of the escrow receipts (“Escrow Receipts”) affixed thereto (in such capacity, a “Receiptholder”). The cash proceeds of the offering of Certificates of the Trust, will be deposited on behalf of the Escrow Agent (for the benefit of Receiptholders) with the Depositary as Deposits. The Escrow Agent shall permit the Trustee to cause funds to be drawn from the Deposits on or prior to the Deposit Period Termination Date for the purpose of enabling the Trustee to purchase Equipment Notes on and subject to the terms and conditions of the Note Purchase Agreement and the relevant Participation Agreement.

The Escrow Agreement requires that the Paying Agent establish and maintain, for the benefit of the related Receiptholders, one or more Paying Agent Account(s), which shall be non-interest-bearing. Pursuant to the terms of the Escrow Agreement, the Paying Agent is required to deposit interest on Deposits and any unused Deposits withdrawn by the Escrow Agent in the Paying Agent Account. All amounts so deposited will be distributed by the Paying Agent on a Special Distribution Date.

Upon receipt by the Depositary on behalf of the Escrow Agent of the cash proceeds from the Certificates as described above, the Escrow Agent will issue one or more Escrow Receipts which will be affixed by the Trustee to each certificate. Each Escrow Receipt evidences a fractional undivided interest in amounts from time to time deposited into the Paying Agent Account and is limited in recourse to amounts deposited into such account. An Escrow Receipt may not be assigned or transferred except in connection with the assignment or transfer of the certificate to which it is affixed. Each Escrow Receipt will be registered by the Escrow Agent in the same name and manner as the certificate to which it is affixed.

Each Receiptholder shall have the right (individually and without the need for any other action of any person, including the Escrow Agent or any other Receiptholder), upon any default in the payment of interest on the Deposits when due by the Depositary in accordance with the Deposit Agreement, or upon any default in the payment of the final withdrawal when due by the Depositary in accordance with the terms of the Deposit Agreement and Escrow Agreement, to proceed directly against the Depositary. The Escrow Agent will notify Receiptholders in the event of a default in any such payment and will promptly forward to Receiptholders upon receipt copies of all written communications relating to any payments due to the Receiptholders in respect of the Deposits.

DESCRIPTION OF THE LIQUIDITY FACILITY

The following summary describes certain terms of the Liquidity Facility and certain provisions of the Intercreditor Agreement relating to the Liquidity Facility, each of which we will file as an exhibit to a Current Report on Form 8-K with the SEC after completion of this Offering. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Liquidity Facility and the Intercreditor Agreement. Upon request, copies of such agreements will be furnished to any prospective investor in the Certificates. Requests for such agreements should be addressed to the Trustee.

Liquidity Facilities

General

The Liquidity Provider will enter into a revolving credit agreement (the “Liquidity Facility”) with the Subordination Agent with respect to the Certificates pursuant to which the Liquidity Provider will make one or more advances (“Interest Drawings”) to the Subordination Agent to pay interest on the certificates subject to certain limitations. The Liquidity Facility is intended to enhance the likelihood of timely receipt by the certificateholders of the interest payable on the Certificates at the Stated Interest Rate on up to three successive semiannual Regular Distribution Dates. If interest payment defaults occur which exceed the amount covered by or available under the Liquidity Facility, the certificateholders will bear their allocable share of the deficiencies to the extent that there are no other sources of funds. Although Morgan Stanley Bank, N.A. is the initial Liquidity Provider for the Trust, Morgan Stanley Bank, N.A. may be replaced by one or more other entities with respect to the Trust under certain circumstances.

Drawings

The initial amount available under the Liquidity Facility will be $106,248,048.40 (the “Maximum Commitment”). Except as otherwise provided below, the Liquidity Facility will enable the Subordination Agent to make Interest Drawings thereunder on or promptly after any Regular Distribution Date in an amount sufficient to pay interest then due and payable on the Certificates at the Stated Interest Rate to the extent that the amount, if any, available to the Subordination Agent on such Regular Distribution Date, after giving affect to the subordination provisions of the Intercreditor Agreement, is not sufficient to pay such interest; provided, however, that the maximum amount available to be drawn under the Liquidity Facility on any Regular Distribution Date to fund any shortfall of interest on the Certificates will not exceed the Maximum Available Commitment under the Liquidity Facility. The “Maximum Available Commitment” will be an amount equal to the then Maximum Commitment (as reduced from time to time) of the Liquidity Facility less the aggregate amount of each Interest Drawing then outstanding under the Liquidity Facility at such time; provided, however, that following a Downgrade Drawing, Non-Extension Drawing, Special Termination Drawing or a Final Drawing (each as defined below) under the Liquidity Facility, the Maximum Available Commitment thereunder shall be zero. The Liquidity Facility does not provide for drawings thereunder to pay for principal of or Make-Whole Amount on the Certificates or any interest on the Certificates in excess of the Stated Interest Rate or more than three successive semiannual installments of interest thereon or principal of or interest or Make-Whole Amount on any Certificates of any other trust. In addition, the Liquidity Facility does not provide for drawing to pay any amounts payable with respect to the Deposits. (Liquidity Facility, Section 2.02; Intercreditor Agreement, Section 3.5).

“Required Amount” means, with respect to the Liquidity Facility or the Cash Collateral Account for any day, the aggregate amount of interest, calculated at the rate per annum equal to the Stated Interest Rate, that would be payable on the Certificates on each of the three successive Regular Distribution Dates immediately following such day, or, if such day is a Regular Distribution Date, on such day and the succeeding two Regular Distribution Dates, in each case calculated on the basis of the Pool Balance of the Certificates on such day and without regard to expected future distributions of principal on the Certificates.

Each Interest Drawing by the Liquidity Provider reduces by the same amount the Maximum Available Commitment under the Liquidity Facility, subject to reinstatement as described below. With respect to any Interest Drawings under the Liquidity Facility upon reimbursement of the Liquidity Provider in full or in part for the amount of such Interest Drawings plus interest thereon, the Maximum Available Commitment under the Liquidity Facility will be reinstated by an amount equal to the amount of the Interest Drawing so reimbursed to an amount not to exceed the then Required Amount for the Liquidity Facility; provided, however, that the Liquidity Facility will not be so reinstated (x) at any time if a Liquidity Event of Default shall have occurred and be continuing and less than 65% of the then aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes or (y) at any time after the making of a Final Drawing, Downgrade Drawing, Special Termination Drawing or Non-Extension Drawing with respect to the Liquidity Facility or any Interest Drawing shall have been converted to a Final Advance. With respect to any other drawings under the Liquidity Facility, amounts available to be drawn thereunder are not subject to reinstatement. On each date on which the Required Amount is reduced as a result of a reduction in the Pool Balance of the Certificates, the Maximum Available Commitment of the Liquidity Facility will be automatically reduced from time to time by an equal amount (as calculated by the Subordination Agent). (Liquidity Facility, Section 2.04(a); Intercreditor Agreement, Section 3.5(j)).

“Performing Equipment Note” means a Series A Equipment Note with respect to which no payment default has occurred and is continuing (without giving effect to any acceleration); provided that, in the event of a bankruptcy proceeding under Title 11 of the United States Code (the “Bankruptcy Code”) under which United is a debtor, any payment default existing during the 60-day period under Section 1110(a)(2)(A) of the Bankruptcy Code (or such longer period as may apply under Section 1110(b) of the Bankruptcy Code or as may apply for the cure of such payment default under Section 1110(a)(2)(B) of the Bankruptcy Code) (the “Section 1110 Period”) shall not be taken into consideration until the expiration of the applicable period. (Intercreditor Agreement, Section 1.1)

If at any time the short-term unsecured debt rating or short-term issuer credit rating of the Liquidity Provider then issued by either Rating Agency is lower than the Threshold Rating (unless each Rating Agency shall have confirmed in writing on or prior to the fifth Business Day immediately following such downgrading that such downgrading will not result in the downgrading, withdrawal or suspension of the ratings of the Certificates), and the Liquidity Facility is not replaced with a Replacement Liquidity Facility within ten days of receiving notice of such downgrading (but not later than the expiration date of the Liquidity Facility) and as otherwise provided in the Intercreditor Agreement, the Liquidity Facility will be drawn in full up to the then Maximum Available Commitment under the Liquidity Facility (the “Downgrade Drawing”). The proceeds of any Downgrade Drawing will be deposited in a cash collateral account (the “Cash Collateral Account”) for the Trust as cash collateral to be used for the same purposes and under the same circumstances as cash payments of Interest Drawings under the Liquidity Facility would be used. (Liquidity Facility, Section 2.02(c); Intercreditor Agreement, Section 3.5(c)) If a qualified Replacement Liquidity Facility is subsequently provided, the balance of the Cash Collateral Account will be repaid to the replaced Liquidity Provider.

A “Replacement Liquidity Facility” for any Liquidity Facility will mean an irrevocable revolving credit agreement (or agreements) in substantially the form of the replaced Liquidity Facility, including reinstatement provisions, or in such other form (which may include a letter of credit) as shall permit the Rating Agencies to confirm in writing their respective ratings then in effect for the Certificates (before the downgrading of such ratings, if any, as a result of the downgrading of the replaced Liquidity Provider in a face amount (or in an aggregate face amount) equal to the Required Amount for the Liquidity Facility and issued by a Person having short-term unsecured debt ratings and short-term issuer credit ratings issued by both Rating Agencies which are equal to or higher than the Threshold Rating. (Intercreditor Agreement, Section 1.1)

The Liquidity Facility provides that the Liquidity Provider’s obligations thereunder will expire upon the making of a Downgrade Drawing, Non-Extension Drawing, Special Termination Drawing or Final Drawing or on the earliest of (i) the anniversary of the initial issuance date of the certificates immediately following the date of receipt by the Subordination Agent of a notice of non-extension of the Liquidity Facility from the Liquidity

Provider; (ii) the date on which the Subordination Agent delivers to the Liquidity Provider a certification that all of the Certificates have been paid in full or provision has been made for such payment or are otherwise no longer entitled to the benefits of the Liquidity Facility; (iii) the date on which the Subordination Agent delivers to the Liquidity Provider a certification that a Replacement Liquidity Facility has been substituted for the Liquidity Facility; (iv) the fifth Business Day following receipt by the Subordination Agent of a Termination Notice or Special Termination Notice from the Liquidity Provider (see “—Termination of Liquidity Facility” below); and (v) the date on which no amount is or may (by reason of reinstatement) become available for drawing under the Liquidity Facility.

The Intercreditor Agreement will provide for the replacement of the Liquidity Facility (other than a Liquidity Facility which expires no earlier than 15 days later than the Final Legal Distribution Date) in the event that prior to the 25th day immediately preceding any anniversary of the Issuance Date (the “Notice Date”) the Liquidity Provider shall have advised the Subordination Agent that the Liquidity Facility will not be extended beyond such anniversary. In the event the Liquidity Facility is not so extended or replaced by the Notice Date, the Subordination Agent shall request the non-extension drawing in an amount equal to the then Maximum Available Commitment thereunder (the “Non-Extension Drawing”) and hold the proceeds thereof in the Cash Collateral Account as cash collateral to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under the Liquidity Facility would be used. (Liquidity Facility, Section 2.02(b); Intercreditor Agreement, Section 3.5(d))

Subject to certain limitations, United may, at its option (with or without cause), arrange for a Replacement Liquidity Facility at any time to replace the Liquidity Facility (including without limitation any Replacement Liquidity Facility described in the following sentence). In addition, subject to certain conditions, if the Liquidity Provider shall determine not to extend the Liquidity Facility, then the Liquidity Provider may, at its option, arrange for a Replacement Liquidity Facility to replace the Liquidity Facility (i) during the period no earlier than 40 days and no later than 25 days prior to the then effective stated expiration date or (ii) at any time after a Non-Extension Drawing has been made. The Liquidity Provider may, at its option, arrange for a Replacement Liquidity Facility at any time after a Downgrade Drawing so long as such Downgrade Drawing has not been reimbursed in full to the Liquidity Provider. If any Replacement Liquidity Facility is provided at any time after a Downgrade Drawing or a Non-Extension Drawing under the Liquidity Facility, the funds with respect to such Liquidity Facility on deposit in the Cash Collateral Account will be returned to the Liquidity Provider being replaced. (Intercreditor Agreement, Section 3.5(e))

The Intercreditor Agreement provides that, upon receipt by the Subordination Agent of a Termination Notice with respect to the Liquidity Facility from the Liquidity Provider (given as described in “—Termination of Liquidity Facility” below), the Subordination Agent will request a final drawing (the “Final Drawing”) or a special termination drawing (the “Special Termination Drawing”), as applicable, under the Liquidity Facility in an amount equal to the then Maximum Available Commitment thereunder and will hold the proceeds thereof in the Cash Collateral Account as cash collateral to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under the Liquidity Facility would be used. (Liquidity Facility, Sections 2.02(d) and (g); Intercreditor Agreement, Section 3.5(i))

Drawings under the Liquidity Facility will be made by delivery by the Subordination Agent of a certificate in the form required by the Liquidity Facility. Upon receipt of such a certificate, the Liquidity Provider is obligated to make payment of the drawing requested thereby in immediately available funds. Upon payment by the Liquidity Provider of the amount specified in any drawing under the Liquidity Facility, the Liquidity Provider will be fully discharged of its obligations under the Liquidity Facility with respect to such drawing and will not thereafter be obligated to make any further payments under the Liquidity Facility in respect of such drawing to the Subordination Agent or any other person. (Liquidity Facility, Section 2.02(f))

Reimbursement of Drawings

Amounts drawn under the Liquidity Facility by reason of an Interest Drawing, Special Termination Drawing or the Final Drawing will be immediately due and payable, together with interest on the amount of such drawing. With respect to the period from the date of its borrowing to (but excluding) the third Business Day following the Liquidity Provider’s receipt of the notice of such Interest Drawing, interest will accrue (x) with respect to any Interest Drawing or Final Drawing, at the Base Rate plus 4.50% per annum, and thereafter, at Liquidity Facility LIBOR for the applicable interest period plus 4.50% per annum; provided that if the Subordination Agent receives a Rate Determination Notice from the Liquidity Provider, interest that would accrue at a rate equal to the Liquidity Facility LIBOR for the applicable interest period will instead accrue at Market Disruption Base Rate for such applicable interest period plus 4.50% per annum, until such time the Liquidity Provider makes a determination that the circumstances giving rise to such Rate Determination Notice no longer apply, at which time the Liquidity Provider shall withdraw such Rate Determination Notice and on the interest period immediately following the withdrawal of such Rate Determination Notice, interest will accrue at Liquidity Facility LIBOR for the applicable interest period plus 4.50% per annum, and (y) with respect to any Special Termination Drawing (other than any portion thereof applied to the payment of interest on the Certificates which shall accrue interest at the same rate as an Interest Drawing), in an amount equal to the investment earnings on the amounts deposited in the Cash Collateral Account plus a specified margin per annum, provided that the Subordination Agent will be obligated to reimburse such amounts only to the extent that the Subordination Agent has funds available therefor.

“Liquidity Facility LIBOR” means, with respect to any interest period, the interest rate per annum for deposits in United States dollars as indicated on Bloomberg L.P. page “BBAM” (or any successor or substitute therefor) or, if not so indicated, the average (rounded upwards to the nearest 1/16 of 1%), of such rates offered by the three banks of recognized standing selected by the Liquidity Provider in the London interbank market, in each case at or about 11:00 a.m. (London time) on the day two Business Days prior to the first day of such interest period for deposits of a duration comparable to such interest period in an amount approximately equal to the principal amount of the applicable LIBOR advance as of the first day of such interest period; provided, that if the Liquidity Facility LIBOR with respect to any LIBOR advance for any interest period would be less than 2.00% per annum, then the Liquidity Facility LIBOR for such interest period shall be deemed to be 2.00% per annum.

“Base Rate” means, for any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the sum of (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the applicable Liquidity Provider from three Federal funds brokers of recognized standing selected by it (the “Federal Funds Rate”), plus (b) one-quarter of one percent (0.25%).

“Rate Determination Notice” means, if at any time the Liquidity Provider shall have determined (which determination shall be conclusive and binding on the Subordination Agent, absent manifest error) that, by reason of circumstances affecting the relevant interbank lending market generally, the Liquidity Provider LIBOR determined or to be determined for the applicable interest period will not adequately and fairly reflect the cost to the Liquidity Provider (as conclusively certified by the Liquidity Provider, absent manifest error) of making or maintaining its advances, the Liquidity Provider shall give facsimile or telephonic notice thereof to the Subordination Agent.

“Market Disruption Base Rate” means, with respect to any interest period, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1.00%, (b) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Lending Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending

Rate” that is different from that published on the preceding Business Day); provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Liquidity Provider shall choose a reasonably comparable index or source to use as the basis for the “Prime Lending Rate” and (c) the Liquidity Facility LIBOR plus 1.00%. Each change in any interest rate provided for herein based upon the Market Disruption Base Rate shall take effect at the time of such change in the Prime Lending Rate.

The amount drawn under the Liquidity Facility by reason of a Downgrade Drawing, a Non-Extension Drawing or a Special Termination Drawing will be treated as follows: (x) such amount will be released on any Distribution Date to the Liquidity Provider to the extent that such amount exceeds the Required Amount; (y) any portion of such amount withdrawn from the Cash Collateral Account to pay interest on the Certificates will be treated in the same way as Interest Drawings; and (z) the balance of such amount will be invested in specified eligible investments. The Downgrade Drawing or Non-Extension Drawing under the Liquidity Facility (other than any portion thereof applied to the payment of interest on the Certificates) will bear interest, for any period, in an amount equal to the investment earnings on the amounts deposited in the Cash Collateral Account plus a specified margin per annum; provided that, in each case, the Subordination Agent will be obligated to pay such amount only to the extent that the Subordination Agent has funds available therefor. (Liquidity Facility, Section 2.06) From and after the date, if any, on which any Downgrade Drawing, Non-Extension Drawing or Special Termination Drawing is converted into a Final Drawing as described under “—Termination of Liquidity Facility” below, interest shall accrue on such Downgrade Drawing, Non-Extension Drawing or Special Termination Drawing at a rate equal to Liquidity Facility LIBOR for the applicable interest period (or as described above, the Base Rate) plus 4.50% per annum; provided that if the Subordination Agent receives a Rate Determination Notice from the Liquidity Provider, interest that would accrue at a rate equal to the Liquidity Facility LIBOR for the applicable interest period will instead accrue at Market Disruption Base Rate for such applicable interest period plus 4.50% per annum, until such time as the Liquidity Provider makes a determination that the circumstances giving rise to such Rate Determination Notice no longer apply, at which time the Liquidity Provider shall withdraw such Rate Determination Notice and on the interest period immediately following the withdrawal of such Rate Determination Notice, interest will accrue at Liquidity Facility LIBOR for the applicable interest period plus 4.50% per annum.

Liquidity Events of Default

Events of Default under the Liquidity Facility (each, a “Liquidity Event of Default”) will consist of: (i) the acceleration of all the Series A Equipment Notes (provided that, with respect to the period prior to the Deposit Period Termination Date, such Series A Equipment Notes have an outstanding principal balance in excess of $150,000,000) and (ii) the occurrence of a United Bankruptcy Event. (Liquidity Facility, Section 1.01)

If (i) any Liquidity Event of Default under the Liquidity Facility has occurred and is continuing and (ii) less than 65% of the aggregate outstanding principal amount of all Series A Equipment Notes are Performing Equipment Notes, the Liquidity Provider may, in its discretion, give a notice of termination of the Liquidity Facility (a “Final Termination Notice”). With respect to the Liquidity Facility, if the Pool Balance of the Certificates is greater than the aggregate outstanding principal amount of the Series A Equipment Notes (other than any Equipment Notes previously sold or with respect to which the collateral securing such Equipment Notes has been disposed of) at any time during the 18-month period prior to the Final Payment Date, the Liquidity Provider may, in its discretion, give a notice of special termination of the Liquidity Facility (a “Special Termination Notice” and, together with the Final Termination Notice, a “Termination Notice”). The effect of the delivery of a Termination Notice with respect to the Liquidity Facility will be to cause (i) the Liquidity Facility to expire on the fifth Business Day after the date on which such Termination Notice is received by the Subordination Agent, (ii) the Subordination Agent to request promptly, and the Liquidity Provider to make, a Final Drawing or Special Termination Drawing, as applicable, thereunder in an amount equal to the then Maximum Available Commitment thereunder, (iii) in the case of a Final Drawing, any Drawing remaining unreimbursed as of the date of termination to be automatically converted into a Final Drawing under the Liquidity Facility, and (iv) all amounts owing to the Liquidity Provider automatically to become accelerated.

Notwithstanding the foregoing, the Subordination Agent will be obligated to pay amounts owing to the Liquidity Provider only to the extent of funds available therefor after giving effect to the payments in accordance with the provisions set forth under “DESCRIPTION OF THE INTERCREDITOR AGREEMENT—Priority of Distributions.” (Liquidity Facility, Section 6.01) Upon the circumstances described below under “DESCRIPTION OF THE INTERCREDITOR AGREEMENT—Intercreditor Rights—Controlling Party,” the Liquidity Provider may become the Controlling Party with respect to the exercise of remedies under the Indentures. (Intercreditor Agreement, Section 2.6(c))

Liquidity Provider

The initial liquidity provider will be Morgan Stanley Bank, N.A., a national banking association (the “Liquidity Provider”). Morgan Stanley Bank, N.A. has a short-term unsecured debt rating of P-1 from Moody’s and short-term issuer credit rating of A-1 from Standard & Poor’s.

DESCRIPTION OF THE INTERCREDITOR AGREEMENT

The following summary describes certain provisions of the Intercreditor Agreement (the “Intercreditor Agreement”) among the Trustee, the Liquidity Provider and Wilmington Trust Company, as subordination agent (the “Subordination Agent”). The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Intercreditor Agreement, which we will file as an exhibit to a Current Report on Form 8-K with the SEC after completion of this Offering. Upon request, copies of the Intercreditor Agreement will be furnished to any prospective investor in the Certificates. Requests for such agreement should be addressed to the Trustee.

Intercreditor Rights

Controlling Party

Each Loan Trustee will be directed in taking, or refraining from taking, any action under an Indenture or with respect to the Equipment Notes issued under such Indenture, by the holders of at least a majority of the outstanding principal amount of the Equipment Notes issued under such Indenture, so long as no Indenture Event of Default shall have occurred and be continuing thereunder. For so long as the Subordination Agent is the registered holder of the Equipment Notes, the Subordination Agent will act with respect to the preceding sentence in accordance with the directions of the Trustee, to the extent constituting, in the aggregate, directions with respect to at least a majority of outstanding principal amount of Equipment Notes.

After the occurrence and during the continuance of an Indenture Event of Default under an Indenture, each Loan Trustee will be directed in taking, or refraining from taking, any action thereunder or with respect to the Equipment Notes issued under such Indenture, including acceleration of such Equipment Notes or foreclosing the lien on the related aircraft, by the Controlling Party, subject to the limitations described below. See “DESCRIPTION OF THE CERTIFICATES—Indenture Event of Defaults and Certain Rights Upon an Indenture Event of Default” for a description of the rights of the certificateholders to direct the Trustee.

The “Controlling Party” shall be:

•	The Trustee.

•	Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider as discussed in the next paragraph.

At any time after 18 months from the earliest to occur of (x) the date on which the entire available amount under the Liquidity Facility shall have been drawn (excluding a Downgrade Drawing, Non-Extension Drawing or Special Termination Drawing but including a Final Drawing or a Downgrade Drawing, a Non-Extension Drawing or Special Termination Drawing that has been converted into a Final Drawing under such Liquidity Facility) and remains unreimbursed, (y) the date on which the entire amount of any Downgrade Drawing, Non-Extension Drawing or Special Termination Drawing on deposit in the Cash Collateral Account up to the Required Amount as of such date shall have been withdrawn from such Cash Collateral Account to pay interest on the Certificates and remain unreimbursed and (z) the date on which all Equipment Notes under all Indentures shall have been accelerated, the Liquidity Provider (so long as such Liquidity Provider has not defaulted in its obligation to make any drawing under the Liquidity Facility) shall have the right to elect to become the Controlling Party with respect to any Indenture.

For purposes of giving effect to the rights of the Controlling Party, the Trustee (to the extent it is not the Controlling Party) shall irrevocably agree, and the certificateholders (other than the certificateholders represented by the Controlling Party) will be deemed to agree by virtue of their purchase of Certificates, that the Subordination Agent, as record holder of the Equipment Notes, shall exercise its voting rights in respect of the Equipment Notes held by it as directed by the Controlling Party and any vote so exercised shall be binding upon the Trustee and all certificateholders. (Intercreditor Agreement, Section 2.6) For a description of certain limitations on the Controlling Party’s and Instructing Holder’s rights to exercise remedies, see “DESCRIPTION OF THE EQUIPMENT NOTES—Remedies”.

“Final Distributions” means, with respect to the Certificates on any Distribution Date, the sum of (x) the aggregate amount of all accrued and unpaid interest on Certificates (excluding interest, if any, payable with respect to the Deposits) and (y) the Pool Balance of the Certificates as of the immediately preceding Distribution Date (less the amount of the Deposits as of such preceding Distribution Date other than any portion of such Deposits thereafter used to acquire the Equipment Notes pursuant to the Note Purchase Agreement). For purposes of calculating Final Distributions with respect to the Certificates any Make-Whole Amount paid on the Series A Equipment Notes which has not been distributed to the certificateholders (other than such Make-Whole Amount or a portion thereof applied to the payment of interest on the Certificates or the reduction of the Pool Balance of the Trust) shall be added to the amount of such Final Distributions.

Limitation on Exercise of Remedies

So long as any certificates are outstanding, during the period ending on the date which is nine months after the earlier of (x) the acceleration of the Equipment Notes issued pursuant to any Indenture and (y) the occurrence of a United Bankruptcy Event, without the consent of the Trustee and, if any Additional Certificates are outstanding, the Additional Trustee, no aircraft subject to the lien of such Indenture or related Equipment Notes may be sold in the exercise of remedies under such Indenture, if the net proceeds from such sale would be less than the Minimum Sale Price for such aircraft or such Equipment Notes.

“Minimum Sale Price” means, with respect to any Aircraft or the Equipment Notes issued in respect of such Aircraft, at any time, in the case of the sale of an Aircraft, 75%, or in the case of the sale of related Equipment Notes, 85%, of the Appraised Current Market Value of such Aircraft.

Following the occurrence and during the continuation of an Indenture Event of Default under any Indenture, in the exercise of remedies pursuant to such Indenture, the Loan Trustee under such Indenture may be directed to lease the aircraft to any person (including United) so long as the Loan Trustee in doing so acts in a “commercially reasonable” manner within the meaning of Article 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction (including Sections 9-610 and 9-627 thereof).

If following a United Bankruptcy Event and during the pendency thereof, the Controlling Party receives a proposal from or on behalf of United to restructure the financing of any one or more of the Aircraft, the Controlling Party will promptly thereafter give the Subordination Agent and the Trustee (and the Additional Trustee, if Additional Certificates are outstanding) notice of the material economic terms and conditions of such restructuring proposal whereupon the Subordination Agent acting on behalf of the Trustee (and the Additional Trustee, if Additional Certificates are outstanding) will endeavor using reasonable commercial efforts to make such terms and conditions of such restructuring proposal available to all certificateholders (and, if then outstanding, holders of Additional Certificates) (whether by posting on DTC’s internet board or otherwise). Thereafter, neither the Subordination Agent nor the Trustee (or the Additional Trustee, if Additional Certificates are outstanding), whether acting on instructions of the Controlling Party or otherwise, may, without the consent of the Trustee of each Trust that has outstanding certificates, enter into any term sheet, stipulation or other agreement (whether in the form of an adequate protection stipulation, an extension under Section 1110(b) of the Bankruptcy Code or otherwise) to effect any such restructuring proposal with or on behalf of United unless and until the material economic terms and conditions of such restructuring shall have been made available to all certificateholders (and, if then outstanding, holders of Additional Certificates) for a period of not less than 15 calendar days (except that such requirement shall not apply to any such term sheet, stipulation or other agreement that is entered into on or prior to the expiry of the 60-Day Period and that is effective for a period not longer than three months from the expiry of the 60-Day Period).

In the event that any holder of Additional Certificates, if issued, gives irrevocable notice of the exercise of its right to purchase all (but not less than all) of the Certificates (as described in “DESCRIPTION OF THE CERTIFICATES—Purchase Rights of Holders of Additional Certificates”), prior to the expiry of the 15-day notice period specified above, the Controlling Party may not direct the Subordination Agent or the Trustee to enter into any such restructuring proposal with respect to any of the Aircraft unless and until such certificateholder fails to purchase the Certificates on the date that it is required to make such purchase.

Post Default Appraisals

Upon the occurrence and during the continuation of an Indenture Event of Default under any Indenture, the Subordination Agent will be required to obtain three desktop appraisals from the appraisers selected by the Controlling Party setting forth the current market value, current lease rate and distressed value (in each case, as defined by the International Society of Transport Aircraft Trading) of the Aircraft subject to such Indenture (each such appraisal, an “Appraisal” and the current market value appraisals being referred to herein as the “Post Default Appraisals”). For so long as any Indenture Event of Default shall be continuing under any Indenture, and without limiting the right of the Controlling Party to request more frequent Appraisals, the Subordination Agent will be required to obtain additional Appraisals on the date that is 364 days from the date of the most recent Appraisal or if a United Bankruptcy Event shall have occurred and is continuing, on the date that is 180 days from the date of the most recent Appraisal.

“Appraised Current Market Value” of any Aircraft means the lower of the average and the median of the three most recent Post Default Appraisals of such Aircraft.

Priority of Distributions

All payments in respect of the Equipment Notes and certain other payments received by the Subordination Agent on each Regular Distribution Date or Special Distribution Date (each, a “Distribution Date”) will be promptly distributed by the Subordination Agent on such Distribution Date in the following order of priority:

•

To the Subordination Agent such amounts as shall be required to pay reasonable out-of-pocket costs and expenses actually incurred by the Subordination Agent (or reasonably expected to be incurred by the Subordination Agent for the period ending on the next succeeding Regular Distribution Date, which shall not exceed $150,000 unless approved in writing by the Controlling Party) or the Trustee or the Liquidity Provider or to reimburse any certificateholder or the Liquidity Provider in respect of payments made to the Subordination Agent or the Trustee in connection with the protection or realization of the value of the Equipment Notes or any Collateral under (and as defined in) any Indenture (collectively, the “Administration Expenses”).

•

To the Liquidity Provider (a) to the extent required to pay all accrued and unpaid Liquidity Expenses or (b) in the case of a Special Payment on account of the redemption, purchase or prepayment of all of the Equipment Notes issued pursuant to an Indenture (an “Equipment Note Special Payment”), so long as no Indenture Event of Default has occurred and is continuing under any Indenture, the amount of accrued and unpaid Liquidity Expenses that are not yet due, multiplied by the Applicable Fraction or, if an Indenture Event of Default has occurred and is continuing, clause (a) will apply.

•

To the Liquidity Provider (i) (a) to the extent required to pay the aggregate amount of accrued and unpaid interest on the Liquidity Obligations or, (b) in the case of an Equipment Note Special Payment, so long as no Indenture Event of Default has occurred and is continuing under any Indenture, to the extent required to pay accrued and unpaid interest then in arrears on the Liquidity Obligations plus an amount equal to the amount of accrued and unpaid interest on the Liquidity Obligations not in arrears, multiplied by the Applicable Fraction or, if an Indenture Event of Default has occurred and is continuing, clause (a) will apply and (ii) if a Special Termination Drawing has been made and has not been converted into a Final Drawing, the outstanding amount of such Special Termination Drawing.

•

To (i) the Liquidity Provider to the extent required to pay the outstanding amount of all Liquidity Obligations and (ii) if applicable, unless (in the case of this clause (ii) only) (x) less than 65% of the aggregate outstanding principal amount of all Series A Equipment Notes are Performing Equipment Notes and a Liquidity Event of Default shall have occurred and is continuing or (y) a Final Drawing shall have occurred under the Liquidity Facility, to replenish the Cash Collateral Account up to the Required Amount for the Certificates.

•	To the Subordination Agent, the Trustee or any certificateholder to the extent required to pay certain taxes, expenses, fees, charges and other amounts payable.

•

To the Trustee (a) to the extent required to pay accrued and unpaid interest at the Stated Interest Rate on the Pool Balance of the Certificates or (b) in the case of an Equipment Note Special Payment, so long as no Indenture Event of Default has occurred and is continuing under any Indenture, to the extent required to pay any such interest that is then due together with (without duplication) accrued and unpaid interest at the Stated Interest Rate on the outstanding principal amount of the Equipment Notes held in the Trust being redeemed, purchased or prepaid or, if an Indenture Event of Default has occurred and is continuing, clause (a) will apply.

•	To the Trustee to the extent required to pay Expected Distributions on the Certificates.

•	To the Collection Account to be used for future distributions.

If Additional Certificates have been issued, the priority of distributions in the Intercreditor Agreement with respect to amounts attributable to such Additional Certificates will be after the last item above. See “POSSIBLE ISSUANCE OF ADDITIONAL CERTIFICATES”. (Intercreditor Agreement, Section 3.2)

“Applicable Fraction” means, with respect to any Special Distribution Date, a fraction, the numerator of which shall be the amount of principal of the Series A Equipment Notes being redeemed, purchased or prepaid on such Special Distribution Date and the denominator of which shall be the aggregate unpaid principal amount of all Series A Equipment Notes outstanding as of such Special Distribution Date.

“Liquidity Obligations” means all principal, interest, fees and other amounts owing to the Liquidity Provider under the Liquidity Facility or certain other agreements.

“Liquidity Expenses” means all Liquidity Obligations other than (i) the principal amount of any drawings under the Liquidity Facility and (ii) any interest accrued on any Liquidity Obligations.

“Non-Performing Equipment Note” means an Equipment Note that is not a Performing Equipment Note.

“Expected Distributions” means, with respect to the Certificates on any Distribution Date, the difference between (x) the Pool Balance of the Certificates as of the immediately preceding Distribution Date (or, if the current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates) and (y) the Pool Balance of the Certificates as of the current Distribution Date calculated on the basis that (i) the principal of the Non-Performing Equipment Notes held in the Trust has been paid in full and such payments have been distributed to the holders of the Certificates, (ii) the principal of the Performing Equipment Notes held in the Trust has been paid when due (without giving effect to any acceleration of Performing Equipment Notes) and such payments have been distributed to the holders of the Certificates and (iii) the principal of any Equipment Notes formerly held in the Trust that have been sold has been paid in full and such payment has been distributed to the holders of the Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution Date (or, if the case of the first Distribution Date, occurring after the Issuance Date).

For purposes of calculating Expected Distributions with respect to the certificates of the Trust, any Make-Whole Amount paid on the Equipment Notes held in the Trust that has not been distributed to the certificateholders (other than such Make-Whole Amount or a portion thereof applied to the payment of interest on the Certificates of the Trust or the reduction of the Pool Balance of the Trust) shall be added to the amount of Expected Distributions.

Interest Drawings under the Liquidity Facility and withdrawals from the Cash Collateral Account, in each case in respect of interest on the Certificates of the Trust will be distributed to the Trustee, notwithstanding the priority of distributions set forth in the Intercreditor Agreement and otherwise described herein. All amounts on deposit in the Cash Collateral Account that are in excess of the Required Amount will be paid to the Liquidity Provider.

Voting of Equipment Notes

In the event that the Subordination Agent, as the registered holder of any Equipment Note, receives a request for the giving of any notice or for its consent to any amendment, modification, supplement, consent or waiver under such Equipment Note, the Indenture pursuant to which such Equipment Note was issued, or the related Participation Agreement or other related document, (i) if no Indenture Event of Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent shall request directions from the Trustee and shall vote or consent in accordance with the directions of the Trustee and (ii) if any Indenture Event of Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent will exercise its voting rights with respect to such Equipment Notes as directed by the Controlling Party, subject to certain limitations; provided that no such amendment, modification or waiver shall, without the consent of each affected certificateholder and the Liquidity Provider, (i) reduce the amount of principal or interest payable by United under any Equipment Note or (ii) change the time of payments or method of calculation of any amount under any Equipment Note. (Intercreditor Agreement, Section 9.1(b))

List of Certificateholders

Upon the occurrence of an Indenture Event of Default the Subordination Agent shall instruct the Trustee to, and the Trustee shall, request that DTC post on its Internet bulletin board a securities position listing setting forth the names of all the parties reflected on DTC’s books as holding interests in the Certificates.

Reports

Promptly after the occurrence of a Triggering Event or an Indenture Event of Default resulting from the failure of United to make payments on any Equipment Note and on every Regular Distribution Date while the Triggering Event or such Indenture Event of Default shall be continuing, the Subordination Agent will provide to the Trustee, Liquidity Provider, Rating Agencies and United a statement setting forth the following information:

(i) after a bankruptcy of United, with respect to each Aircraft, whether such Aircraft is (A) subject to the 60-day period of Section 1110 of the Bankruptcy Code, (B) subject to an election by United under Section 1110(a) of the Bankruptcy Code; (C) covered by an agreement contemplated by Section 1110(b) of the Bankruptcy Code or (D) not subject to any of (A), (B) or (C);

(ii) to the best of the Subordination Agent’s knowledge, after requesting such information from United, (A) whether the Aircraft are currently in service or parked in storage, (B) the maintenance status of the Aircraft, and (C) location of the Engines (as defined in the Indentures). United has agreed to provide such information upon request of the Subordination Agent but no more frequently than every three months with respect to each Aircraft, so long as it is subject to the lien of an Indenture;

(iii) the current Pool Balance of the Certificates and outstanding principal amount of all Equipment Notes;

(iv) the expected amount of interest which will have accrued on the Equipment Notes and on the Certificates as of the next Regular Distribution Date;

(v) the amounts paid to each person on such Distribution Date pursuant to the Intercreditor Agreement;

(vi) details of the amounts paid on such Distribution Date identified by reference to the relevant provision of the Intercreditor Agreement and source of payment (by Aircraft and party);

(vii) if the Subordination Agent has made a Final Drawing under the Liquidity Facility;

(viii) the amounts currently owed to the Liquidity Provider;

(ix) the amounts drawn under the Liquidity Facility; and

(x) after the occurrence of a United Bankruptcy Event, any operational reports filed by United with the Bankruptcy Court which are available to the Subordination Agent on a non-confidential basis.

The Subordination Agent

Wilmington Trust Company will be the Subordination Agent under the Intercreditor Agreement. United and its affiliates may from time to time enter into banking and trustee relationships with the Subordination Agent and its affiliates. The Subordination Agent’s address is 1100 North Market Street, Wilmington, Delaware, Attention: Corporate Trust Administration.

The Subordination Agent may resign at any time, in which event a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. The Controlling Party may remove the Subordination Agent for cause as provided in the Intercreditor Agreement. In such circumstances, a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. Any resignation or removal of the Subordination Agent and appointment of a successor Subordination Agent does not become effective until acceptance or the appointment and assumption of its obligations by the successor Subordination Agent. (Intercreditor Agreement, Section 8.1)

DESCRIPTION OF THE AIRCRAFT AND THE APPRAISALS

The Aircraft

The aircraft consist of ten (10) A319-131 aircraft, six (6) A320-232 aircraft, seven (7) 767-322ER aircraft, three (3) 777-222ER aircraft and five (5) 747-422 aircraft (collectively, the “Aircraft”). United has taken delivery of, and currently operates, the aircraft. The aircraft have been designed to be in compliance with Stage 3 noise level standards, which are the most restrictive regulatory standards currently in effect in the United States for aircraft noise abatement.

Airbus A319-131 Aircraft

The Airbus A319-131 aircraft is a medium-range aircraft with a seating capacity of approximately 120 passengers in United’s configuration. The engine type utilized on United’s A319-131 aircraft is the International Aero Engine V2522-A5.

Airbus A320-232 Aircraft

The Airbus A320-232 aircraft is a medium-range aircraft with a seating capacity of approximately 144 passengers in United’s configuration. The engine type utilized on United’s A320-232 aircraft is the International Aero Engine V2527-A5.

Boeing 767-322ER Aircraft

The Boeing 767-322ER aircraft is a medium-range aircraft with a seating capacity of approximately 244 passengers in United’s configuration. The engine type used on United’s 767-322 aircraft is the Pratt & Whitney PW4056.

Boeing 777-222ER Aircraft

The Boeing 777-222ER aircraft is a long-range aircraft with a seating capacity of approximately 258 passengers in United’s configuration. The engine type used on United’s 777-222ER aircraft is the Pratt & Whitney PW4090.

Boeing 747-422 Aircraft

The Boeing 747-422 aircraft is a long-range aircraft with a seating capacity of approximately 374 passengers in United’s configuration. The engine type used on United’s 747-422 aircraft is the Pratt & Whitney PW4056.

The “ER” designation is provided by the manufacturer and is not a designation recognized by the FAA.

The Appraisals

Aircraft Type	Aircraft Registration Number	Manufacturer’s Serial Number	Original Delivery Date	Initial Appraiser’s Valuation			Appraised Base Value(1)
				AISI	BK	MBA
Airbus A319-131	N831UA	1291	8/10/2000	21,300,000	21,850,000	21,540,000	21,540,000
Airbus A319-131	N833UA	1401	1/11/2001	23,010,000	22,990,000	22,300,000	22,766,667
Airbus A319-131	N834UA	1420	2/8/2001	23,280,000	23,300,000	22,550,000	23,043,333
Airbus A319-131	N835UA	1426	2/12/2001	23,170,000	23,110,000	22,410,000	22,896,667
Airbus A319-131	N836UA	1460	3/30/2001	23,120,000	23,280,000	22,580,000	22,993,333
Airbus A319-131	N837UA	1474	4/11/2001	23,090,000	23,210,000	22,910,000	23,070,000
Airbus A319-131	N838UA	1477	4/17/2001	23,790,000	23,410,000	23,090,000	23,410,000
Airbus A319-131	N839UA	1507	5/31/2001	23,480,000	23,770,000	23,040,000	23,430,000
Airbus A319-131	N840UA	1522	6/29/2001	23,510,000	24,100,000	23,390,000	23,510,000
Airbus A319-131	N841UA	1545	7/20/2001	23,010,000	23,660,000	23,200,000	23,200,000

Airbus A320-232	N467UA	1359	12/14/2000	22,440,000	27,320,000	23,590,000	23,590,000
Airbus A320-232	N468UA	1363	12/18/2000	23,020,000	28,290,000	24,030,000	24,030,000
Airbus A320-232	N469UA	1409	2/28/2001	24,680,000	28,370,000	24,400,000	24,680,000
Airbus A320-232	N470UA	1427	3/19/2001	25,090,000	29,000,000	24,710,000	25,090,000
Airbus A320-232	N471UA	1432	3/27/2001	25,040,000	28,870,000	24,710,000	25,040,000
Airbus A320-232	N472UA	1435	4/3/2001	24,780,000	28,620,000	24,730,000	24,780,000

Boeing 767-322ER	N664UA	29236	6/29/1998	33,700,000	49,230,000	36,810,000	36,810,000
Boeing 767-322ER	N667UA	29239	8/31/1998	27,140,000	40,960,000	33,220,000	33,220,000
Boeing 767-322ER	N669UA	30025	6/28/1999	29,090,000	42,770,000	34,700,000	34,700,000
Boeing 767-322ER	N670UA	29240	8/31/1999	29,570,000	42,880,000	35,440,000	35,440,000
Boeing 767-322ER	N671UA	30026	10/1/1999	30,950,000	47,760,000	37,310,000	37,310,000
Boeing 767-322ER	N675UA	29243	8/1/2000	35,860,000	53,750,000	41,120,000	41,120,000
Boeing 767-322ER	N676UA	30028	4/23/2001	38,940,000	55,140,000	42,620,000	42,620,000

Boeing 777-222ER	N794UA	26953	11/18/1997	64,920,000	56,940,000	65,230,000	62,363,333
Boeing 777-222ER	N795UA	26927	12/9/1997	67,050,000	59,740,000	66,700,000	64,496,667
Boeing 777-222ER	N204UA	28713	2/3/1999	76,530,000	66,130,000	72,740,000	71,800,000

Boeing 747-422	N117UA	28810	1/29/1999	60,540,000	65,920,000	68,160,000	64,873,333
Boeing 747-422	N118UA	28811	2/24/1999	59,260,000	67,360,000	67,890,000	64,836,667
Boeing 747-422	N122UA	29168	6/14/1999	61,130,000	74,580,000	72,110,000	69,273,333
Boeing 747-422	N127UA	28813	8/2/1999	59,670,000	71,670,000	72,160,000	67,833,333
Boeing 747-422	N128UA	30023	5/12/2000	65,060,000	78,180,000	76,400,000	73,213,333
				1,115,220,000	1,276,160,000	1,195,790,000	1,176,980,000

(1)	The appraised base value of each Aircraft is based on the lesser of the average and median base values of each Aircraft, as appraised by each Initial Appraiser.

The appraised values set forth in the foregoing chart were determined by the following three independent aircraft appraisal and consulting firms: AISI, BK and MBA (collectively, the “Initial Appraisers”). Each Initial Appraiser was asked to provide its opinion as to the maintenance adjusted appraised base value of each Aircraft and such opinions were furnished as of September 30, 2009, September 29, 2009, and September 28, 2009, respectively. As part of this process, all three Initial Appraisers performed “desk-top” appraisals without any physical inspection of the Aircraft. The appraisals are based on various assumptions and methodologies, including, without limitation, assumptions with respect to the condition of the Aircraft. The assumptions and methodologies vary among the appraisals. The Initial Appraisers have delivered letters summarizing their respective appraisals, copies of which are annexed to this prospectus supplement as Appendix II. For a definition of appraised base value and a discussion of the assumptions and methodologies used in each of the appraisals, reference is hereby made to such summaries.

An appraisal is only an estimate of value, is not indicative of the price at which an Aircraft may be purchased from the manufacturer and should not be relied upon as a measure of realizable value. The proceeds realized upon a sale of any Aircraft may be less than the appraised value thereof. The value of the Aircraft in the event of the exercise of remedies under the applicable Indenture will depend on market and economic conditions, the availability of buyers, the condition of the Aircraft, whether the Aircraft are sold separately or as a block and other factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise with respect to the Equipment Notes and the Aircraft pursuant to the applicable Indenture would be as appraised or sufficient to satisfy in full payments due on the Equipment Notes issued thereunder or the Certificates.

Timing of Financing of the Aircraft

The two Boeing 767-322ER Aircraft bearing manufacturer’s serial numbers 29243 and 30028 are currently owned by United, free and clear of liens (other than certain liens permitted under the related Indentures). United expects to finance these Aircraft on the business day following the Issuance Date. The other Aircraft are also currently owned by United but are subject to existing security interests under separate indentures (the “Existing Indentures”) in the 2001-1 EETC. The Existing Indentures permit United to prepay the obligations secured by the Aircraft upon not less than 60 days prior written notice to the trustees under the Existing Indentures. United expects to provide a notice of prepayment under all of the Existing Indentures on the Issuance Date. A portion of the Deposits for the encumbered Aircraft will be used to prepay in full all of the obligations secured under the Existing Indentures. Upon such prepayment, the trustees of the Existing Indentures will terminate the Existing Indentures and release all the liens created thereunder. Circumstances may arise which could delay the refinancing of the Aircraft. The Note Purchase Agreement provides that the period for financing of the Aircraft under this Offering (the “Delivery Period”) will expire 90 days after the Issuance Date.

DESCRIPTION OF THE EQUIPMENT NOTES

The statements under this caption are summaries and do not purport to be complete. The summaries make use of terms defined in and are qualified in their entirety by reference to all of the provisions of the Equipment Notes, the Indentures, the Participation Agreements and the Note Purchase Agreement. Except as otherwise indicated, the following summaries relate to the Equipment Notes, the Indentures and the Participation Agreement that may be applicable to each aircraft.

The Note Purchase Agreement provides for the relevant parties to enter into a Participation Agreement and an Indenture relating to the financing of each Aircraft. Pursuant to the Participation Agreement and Indenture for an Aircraft, United will enter into a secured debt financing with respect to such Aircraft. The description of the financing agreements in this Prospectus Supplement is based on the forms of such agreements annexed to the Note Purchase Agreement.

General

The Equipment Notes will be issued in one series with respect to each Aircraft (the “Equipment Notes”). If United elects to issue Additional Certificates, United will issue a corresponding series of equipment notes with respect to some or all of the aircraft (the “Additional Equipment Notes”). The Equipment Notes with respect to each Aircraft will be issued under a separate Indenture between United and Wilmington Trust Company, as indenture trustee thereunder (each, a “Loan Trustee”). UAL Corporation will fully and unconditionally guarantee the payment obligations of United under the Equipment Notes pursuant to the UAL Guarantee.

Subordination

If United elects to issue Additional Equipment Notes with respect to an Aircraft, they will be subordinated in right of payment to the Equipment Notes issued with respect to such Aircraft and the Equipment Notes with respect to each other Aircraft. See “POSSIBLE ISSUANCE OF ADDITIONAL CERTIFICATES”.

Principal and Interest Payments

Subject to the provisions of the Intercreditor Agreement, interest paid on the Equipment Notes held in the Trust will be passed through to the certificateholders on the dates and at the Stated Interest Rate for the Certificates until the Final Expected Regular Distribution Date. Subject to the provisions of the Intercreditor Agreement, principal paid on the Equipment Notes held in the Trust will be passed through to the certificateholders in scheduled amounts on the dates set forth herein until the Final Expected Regular Distribution Date.

Interest will be payable on the unpaid principal amount of each Equipment Note at the rate applicable to such Equipment Note on May 1 and November 1 in each year, commencing on May 1, 2010. Interest on the Equipment Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Overdue amounts of principal, interest or Make-Whole Amount on any Equipment Note will bear interest at a rate of 2.00% per annum over the applicable rate on such series of Equipment Note.

Scheduled principal payments on the Equipment Notes will be made on May 1 and November 1 (each, a “Payment Date”) in certain years, commencing on or after May 1, 2010. The Equipment Notes for certain Aircraft will mature prior to the Final Expected Regular Distribution Date. See “Appendix III-Loan to Value Ratio Tables.”

If any date scheduled for any payment of principal, Make-Whole Amount (if any) or interest with respect to the Equipment Notes is not a Business Day, such payment shall not be due on such scheduled date but shall be due on the next succeeding Business Day.

Redemption

If an Event of Loss occurs with respect to any Aircraft and such Aircraft is not replaced by United under the related Indenture, the Equipment Notes issued with respect to such Aircraft will be redeemed, in whole, in each case at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the date of redemption, but without Make-Whole Amount, and other amounts payable to the holders of the Equipment Notes under the applicable Indenture and Participation Agreement on a Special Distribution Date. (Indentures, Section 2.09)

United may elect to redeem all of the Equipment Notes with respect to all the Aircraft at any time at a price equal to the aggregate unpaid principal thereof, together with accrued interest thereon to, but not including, the date of redemption, plus Make-Whole Amount, if any, and certain other amounts. (Indentures, Section 2.10)

All of the Equipment Notes issued with respect to any Boeing model 747-400 Aircraft may be redeemed prior to maturity at any time at the option of United, in each case at a price equal to 103% of the aggregate unpaid principal thereof, together with accrued interest thereon to, but not including, the date of redemption and certain other amounts, but without any Make-Whole Amount, provided that United shall have delivered to the Loan Trustee an executed officer’s certificate stating that the Aircraft to which the Equipment Notes relate is to be sold or grounded. (Indentures, Section 2.10)

Security

The Equipment Notes issued with respect to each Aircraft will be secured by a mortgage in favor of the Loan Trustee of such Aircraft and with respect to the Equipment Notes held by the Subordination Agent, each other Aircraft with respect to which Equipment Notes are outstanding.

Funds, if any, held from time to time by the Loan Trustee with respect to any Aircraft, including funds held as the result of an Event of Loss to such Aircraft, relating thereto, will be invested and reinvested by such Loan Trustee, at the direction of United, in investments described in the related Indenture. (Indentures, Section 6.06)

The obligations under each Indenture will be cross-collateralized as each Indenture will secure all amounts owing under all the Indentures. As a result of the cross-collateralization, any proceeds from the exercise of remedies with respect to an Aircraft in excess of the amounts due with respect to such Aircraft will (subject to the provisions of the Bankruptcy Code) be available to cover any shortfalls then due under Equipment Notes then held by the Subordination Agent issued with respect to the other Aircraft. In the absence of any such shortfall, excess proceeds, if any, will be held by the relevant Loan Trustee as additional collateral for such other Equipment Notes. Any cash collateral held as a result of the cross-collateralization of the Equipment Notes would not be entitled to the benefits of Section 1110 of the Bankruptcy Code.

In addition, if an Equipment Note ceases to be held by the Subordination Agent (as a result of sale upon the exercise of remedies, the exercise by certificateholders of their right to buy Equipment Notes or otherwise), it will cease to be entitled to the benefits of cross-collateralization.

Loan to Value Ratios of Equipment Notes

The tables in Appendix III show the projected aggregate loan to aircraft value ratios for the Equipment Notes issued for each Aircraft as of each Regular Distribution Date. The LTV ratio was obtained by dividing (i) the outstanding balance (assuming no payment default) of the Equipment Notes determined immediately after giving effect to the payments scheduled to be made on each such Regular Distribution Date by (ii) the assumed value (the “Assumed Aircraft Value”) of the Aircraft securing such Equipment Notes. The table assumes that (i) Equipment Notes are issued with respect to each Aircraft, (ii) no prepayments of interest or principal on the Equipment Notes will occur and (iii) no payment default shall have occurred and be continuing with respect to the Equipment Notes.

The tables in Appendix III are based on the assumption that the base value of each Aircraft set forth opposite the initial Regular Distribution Date included in the table depreciates by approximately 3% of the initial appraised base value per year for the first 15 years after delivery of such aircraft by the manufacturer, by approximately 4% per year thereafter for the next five years and by approximately 5% each year after that. Other rates or methods of depreciation would result in materially different loan to aircraft value ratios, and no assurance can be given (i) that the depreciation rates and method assumed for the purposes of the tables are the ones most likely to occur or (ii) as to the actual future value of any Aircraft. Thus the tables should not be considered a forecast or prediction of expected or likely loan to aircraft value ratios, but simply a mathematical calculation based on one set of assumptions.

The Equipment Notes issued with respect to the aircraft will be direct obligations of United and will be guaranteed by UAL.

Limitation of Liability

Except as otherwise provided in the Indentures, each Loan Trustee, in its individual capacity, will not be answerable or accountable under the Indentures or under the Equipment Notes under any circumstances except for its own willful misconduct or gross negligence.

Indenture Events of Default; Notice and Waiver

Indenture Events of Default under each Indenture will include: (i) the failure by United to pay any interest or principal, Make-Whole Amount, if any, when due, under such Indenture or under any Equipment Note issued thereunder that continues for more than 10 Business Days, in the case of principal, interest, Make-Whole Amount, and, in all other cases, 20 Business Days after United receives written demand from the related Loan Trustee or holder of an Equipment Note, (ii) any representation or warranty made by United in such Indenture, the related Participation Agreement, or certain related documents furnished to the Loan Trustee pursuant thereto being untrue or inaccurate in any material respect when made that continues to be material and remains unremedied after notice and specified cure periods, (iii) failure by United to perform or observe in any material respect any covenant or obligation for the benefit of the Loan Trustee or holders of Equipment Notes under such Indenture or certain related documents that continues after notice and specified cure periods, (iv) the lapse or cancellation of insurance required under the Indenture subject to certain exceptions, (v) the occurrence of certain events of bankruptcy, reorganization or insolvency of United or (vi) the occurrence of an Indenture Event of Default under any other Indenture. (Indentures, Section 5.01)

The holders of a majority in principal amount of the outstanding Equipment Notes issued with respect to any Aircraft, by notice to the Loan Trustee, may on behalf of all the holders (subject to the Intercreditor Agreement) waive any existing default and its consequences under the Indenture with respect to such Aircraft, except a default in the payment of the principal of, or Make-Whole Amount, or interest on any such Equipment Notes or a default in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of Equipment Notes affected thereby. (Indentures, Section 5.06)

Remedies

Subject to the terms of the Intercreditor Agreement, if an Indenture Event of Default occurs and is continuing under an Indenture, the related Loan Trustee may (and shall, upon receipt of a written demand from the holders of a majority in principal amount of the Equipment Notes outstanding under such Indenture) declare the principal of all such Equipment Notes issued thereunder immediately due and payable, together with all accrued but unpaid interest thereon. If certain events of bankruptcy, reorganization or insolvency occur with respect to United, such amounts shall be due and payable without any declaration or other act on the part of the related Loan Trustee or holders of the Equipment Notes. The holders of a majority in principal amount of Equipment Notes outstanding under such Indenture may rescind any such declaration at any time before the judgment or decree for the payment of the money so due shall be entered if (i) there has been paid to the related Loan Trustee an amount sufficient to pay all principal, interest, and Make-Whole Amount, if any, premium, on any such Equipment Notes, to the extent such amounts have become due otherwise than by such declaration of acceleration and (ii) all other Indenture Events of Default and events which with the giving of notice or lapse of time or both would become an Indenture Event of Default under such Indenture have been cured. (Indentures, Section 5.02(b))

Each Indenture provides that if an Indenture Event of Default under such Indenture has occurred and is continuing, the related Loan Trustee may exercise certain rights or remedies available to it under such Indenture or under applicable law.

Section 1110 of the Bankruptcy Code provides that the right of lessors, conditional vendors and holders of security interests with respect to “equipment” (as defined in Section 1110 of the Bankruptcy Code) to take possession of such equipment in compliance with the provisions of a lease, conditional sale contract or security agreement, as the case may be, and to enforce any of their other rights or remedies to sell, lease or otherwise dispose of the equipment, is not affected by any other provision of Chapter 11 of the Bankruptcy Code or any power of the bankruptcy court. Section 1110 provides, however, that the right of a lessor, conditional vendor or holder of a security interest to take possession of an aircraft and to enforce any of their other rights or remedies to sell, lease or otherwise dispose of the equipment, in the event of an event of default may not be exercised for 60 days following the date of commencement of the reorganization proceedings unless specifically permitted by the bankruptcy court. These rights to take possession and enforce any other rights or remedies to sell, lease or otherwise dispose of an aircraft may not be exercised at all if, within such 60-day period (or such longer period consented to by the lessor, conditional vendor or holder of a security interest), the trustee in reorganization agrees to perform the debtor’s obligations that become due on or after such date and cures all existing defaults (other than defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor). “Equipment” is defined in Section 1110 of the Bankruptcy Code, in part, as “an aircraft, aircraft engine, propeller, appliance, or spare part (as defined in section 40102 of Title 49 of the U.S. Code) that is subject to a security interest granted by, leased to, or conditionally sold to a debtor that, at the time such transaction is entered into, holds an air carrier operating certificate issued pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo.”

It is a condition to the Trustee’s obligation to purchase the Equipment Notes with respect to each Aircraft that outside counsel to United, which is expected to be Vedder Price P.C. provide its opinion to the Loan Trustee that the Loan Trustee will be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to the airframe and engines comprising such Aircraft, in each case so long as United is, on the date the transactions contemplated by the Indentures with respect to such Aircraft are entered into, a “citizen of the United States” as defined in Section 40102 of Title 49 of the U.S. Code holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo. For a description of certain limitations on the Loan Trustee’s exercise of rights contained in the Indenture, see “—Indenture Events of Default; Notice and Waiver” above.

The opinion of Vedder Price P.C. will not address the possible replacement of an Aircraft after an Event of Loss in the future, the consummation of which is conditioned upon the contemporaneous delivery of an opinion of counsel to the effect that the related Loan Trustee will be entitled to Section 1110 of the Bankruptcy Code benefits with respect to such replacement unless there is, subsequent to the financing of such Aircraft, a change in law or court interpretation that results in Section 1110 benefits not being available. See “—Certain Provisions of the Indentures—Events of Loss.”

If an Indenture Event of Default under any Indenture occurs and is continuing, any sums held or received by the related Loan Trustee, subject to certain limited exceptions, may be applied to reimburse such Loan Trustee for any tax, expense or other loss incurred by it and to pay any other amounts due to such Loan Trustee prior to any payments to holders of the Equipment Notes issued under such Indenture. (Indentures, Section 3.03)

Modification of Indentures

Subject to the provisions of the Intercreditor Agreement, without the consent of holders of a majority in principal amount of the Equipment Notes outstanding under any Indenture, the provisions of such Indenture, or Participation Agreement may not be amended or modified, except to the extent indicated below.

Subject to certain limitations, certain provisions of any Indenture and any Participation Agreement may be amended or modified by the parties thereto without the consent of any holders of the Equipment Notes outstanding under such Indenture. Without the consent of the holder of each Equipment Note outstanding under any Indenture affected thereby and each Liquidity Provider, no amendment or modification of such Indenture may among other things (i) reduce the principal amount of, Make-Whole Amount, if any, premium, if any, or interest payable on, any Equipment Notes issued under such Indenture or change the date on which any principal, Make-Whole Amount, if any, premium, if any, or interest is due and payable, (ii) permit the creation of any security interest with respect to the property subject to the lien of such Indenture, except as provided in such Indenture, or deprive any holder of an Equipment Note issued under such Indenture of the benefit of the lien of such Indenture upon the property subject thereto or (iii) reduce the percentage in principal amount of outstanding Equipment Notes issued under such Indenture necessary to modify or amend any provision of such Indenture or to waive compliance therewith. In addition, without the consent of the Subordination Agent as holder of each Equipment Note outstanding under any other Indenture (“Other Equipment Note”) affected thereby and the Liquidity Provider, no amendment or modification of the Indenture may reduce the amount payable with respect to such Other Equipment Note, change the date on which any amount is payable with respect to such Other Equipment Note or deprive the holder of any such Other Equipment Note of the benefits of the lien of such Indenture, except as described in “—Security” above. (Indentures, Section 10.01(a)).

Any Indenture may be amended without the consent of the holders of Equipment Notes to, among other things, cure any defect or inconsistency in such Indenture or the Equipment Notes issued thereunder (provided that such change does not adversely affect the interests of any such holder) or provide for the issuance thereunder of an additional series of equipment notes. See “POSSIBLE ISSUANCE OF ADDITIONAL CERTIFICATES”. (Indentures, Section 10.01(b))

Indemnification

United will be required to indemnify each Loan Trustee, the Liquidity Provider, the Subordination Agent, the Escrow Agent and the Trustee, but not the holders of Certificates, for certain losses, claims and other matters.

Certain Provisions of the Indentures

Maintenance

United is obligated under each Indenture, among other things and at its expense, to keep each Aircraft duly registered and insured, to pay all costs of operating the Aircraft and to maintain, service, repair and overhaul the Aircraft so as to keep it in as good an operating condition as when delivered to United, ordinary wear and tear excepted, and without taking into consideration hours and cycles, and in such condition as required to maintain the airworthiness certificate for the Aircraft in good standing at all times, subject to certain limited exceptions, including temporary storage or maintenance periods and the grounding of similar Aircraft by the applicable aviation authority. (Indentures, Section 4.04)

Possession, Lease and Transfer

Each Aircraft may be operated by United or, subject to certain restrictions, by certain other persons. Normal interchange and pooling agreements with respect to any airframe or engine are permitted. Leases are also permitted to U.S. air carriers and foreign air carriers that have their principal executive office in countries that are listed in the applicable Participation Agreement, subject to a reasonably satisfactory legal opinion that, among other things, such country would recognize the Loan Trustee’s security interest in respect of the applicable Aircraft. In addition, a lessee may not be subject to insolvency or similar proceedings at the commencement of such lease. (Indentures, Section 4.02) Permitted foreign air carriers are not limited to those based in a country that is a party to the Convention on the International Recognition of Rights in Aircraft (Geneva 1948) (the “Convention”) or the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment which were signed in Cape Town, South Africa on November 16, 2001 (the “Cape Town Convention”). It is uncertain to what extent the relevant Loan Trustee’s security interest would be recognized if an Aircraft were registered or located in a jurisdiction not a party to the Convention or Cape Town Convention. Moreover, in the case of an Indenture Event of Default, the ability of the related Loan Trustee to realize upon its security interest in an Aircraft could be adversely affected as a legal or practical matter if such Aircraft were registered or located outside the United States.

Registration

Subject to the next paragraph, United is required to keep each Aircraft duly registered under the Transportation Code with the FAA, and to record each Indenture and certain other documents under the Transportation Code. In addition, we will register the “international interests” created pursuant to the Indentures under the Cape Town Convention. (Indentures, Section 4.02(d)) Such recordation of the Indentures and other documents with respect to each Aircraft and registration of the “international interests” is intended to give the relevant Loan Trustee a first priority perfected security interest in such Aircraft under U.S. law. If such Aircraft is located outside the United States, the effect of such perfection and the priority of such security interest may be governed by the law of the jurisdiction where such Aircraft is located. The Convention provides that such security interest will also be recognized, with certain limited exceptions, in those jurisdictions that have ratified or adhere to the Convention.

The Cape Town Convention provides that, subject to certain exceptions, a registered “international interest” has priority over a subsequently registered interest and over an unregistered interest for purposes of the law of those jurisdictions that have ratified the Cape Town Convention. There are many jurisdictions in the world that have not ratified either the Convention or the Cape Town Convention, and the Aircraft may be located in any such jurisdiction from time to time. There is no legal precedent with respect to the application of the Cape Town Convention in any jurisdiction and therefore it is unclear how the Cape Town Convention will be applied.

So long as no Indenture Event of Default exists, United has the right to register the Aircraft subject to any Indenture in a country other than the United States at its own expense in connection with a permitted lease of such Aircraft to a permitted foreign air carrier, subject to certain conditions set forth in the related Participation Agreement. These conditions include a requirement that an opinion of counsel be provided that the lien of the applicable Indenture continue as a first priority security interest in the applicable Aircraft. (Participation Agreements, Section 5.4.5) (Indenture, Section 4.02(d))

Liens

United is required to maintain each Aircraft free of any liens, other than the rights of the relevant Loan Trustee, the holders of the related Equipment Notes and United and other than certain limited liens permitted under such documents, including but not limited to (i) liens for taxes either not yet due or being contested in good faith by appropriate proceedings; (ii) materialmen’s, mechanics’ and other similar liens arising in the ordinary course of business and securing obligations that either are not yet delinquent for more than 60 days or are being contested in good faith by appropriate proceedings; (iii) judgment liens so long as such judgment is discharged or vacated within 60 days or the execution of such judgment is stayed pending appeal and discharged, vacated or reversed within 60 days after expiration of such stay; (iv) insurers’ salvage rights; and (v) any other lien as to which United has provided a bond or other security adequate in the reasonable opinion of the related Loan Trustee, as the case may be; provided that in the case of each of the liens described in the foregoing clauses

(i), (ii) and (iii), such liens and proceedings do not involve any material risk of the sale, forfeiture or loss of such Aircraft or the interest of the Loan Trustee therein or impair the lien of the relevant Indenture. (Indentures, Section 4.01)

Replacement of Parts; Alterations

United is obligated to replace all parts at its expense that may from time to time be incorporated or installed in or attached to any Aircraft and that may become lost, damaged beyond repair, worn out, stolen, seized, destroyed, confiscated or rendered permanently unfit for use. United or any permitted lessee has the right, at its own expense, to make such alterations, modifications and additions with respect to each Aircraft as it deems desirable in the proper conduct of its business and to remove parts which it deems to be obsolete or no longer suitable or appropriate for use, so long as such alteration, modification, addition or removal does not impair the condition or airworthiness and does not materially diminish the value, utility, or, in regard to the airframe only, the remaining useful life (without regard to hours and cycles) of the related Aircraft, airframe or engine. (Indentures, Sections 4.04(b) and 4.04(d))

Insurance

United is required to maintain or cause to be maintained, at its expense (or at the expense of a permitted lessee), all-risk aircraft hull insurance covering each Aircraft, at all times in an amount not less than 100% of the aggregate outstanding principal amount of the Equipment Notes relating to such Aircraft together with six months of interest accrued thereon (the “Agreed Value”). However, after giving effect to self-insurance permitted as described below, the amount payable under such insurance may be less than such amounts payable with respect to the Equipment Notes. In the event of a loss not constituting an Event of Loss but involving insurance proceeds in excess of $5,000,000 per occurrence, if the insurers make payment to other than the repairer of such loss, such proceeds up to the Agreed Value of the relevant Aircraft will be payable to the applicable Loan Trustee (or, in certain circumstances, the “contract parties” under such held insurances or to the entity effecting any repair), for so long as the relevant Indenture shall be in effect. In the event of a loss not constituting an Event of Loss but involving insurance proceeds not in excess of $5,000,000 such proceeds will be payable directly to United (or, in certain circumstances, the “contract parties” under such held insurances or to the entity effecting any repair) so long as an Indenture Event of Default does not exist with respect to the relevant Indenture. So long as the loss does not constitute an Event of Loss, insurance proceeds will be applied to repair or replace the property. (Indentures, Section 4.06)

In addition, United is obligated to maintain comprehensive airline liability insurance at its expense (or at the expense of a permitted lessee), including, without limitation, passenger legal liability, bodily injury liability, property damage liability and contractual liability (exclusive of manufacturer’s product liability insurance) insurance with respect to each Aircraft. Insurers or reinsurers of recognized responsibility, including, without limitation, any independent recognized commercial insurance company and any captive and/or industry managed insurance company, must underwrite such liability insurance. The amount of such liability insurance coverage per occurrence may not be less than the amount of comprehensive airline liability insurance from time to time applicable to aircraft owned or leased and operated by United of the same type and operating on similar routes as such Aircraft. (Indentures, Section 4.06)

United is also required to maintain hull war-risk and allied perils insurance if United (or any permitted lessee) maintains such insurance with respect to other similar aircraft operated by United (or any permitted lessee) on the same routes on which the Aircraft is operated. (Indentures, Section 4.06)

United may self-insure under a program applicable to all aircraft in its fleet, but the amount of such self-insurance in the aggregate may not exceed 100% of the largest replacement value of any single aircraft in United’s fleet or 1.5% of the average aggregate insurable value (during the preceding calendar year) of all aircraft on which United carries insurance, whichever is less, unless an insurance broker of national standing shall certify that the standard among all other major U.S. airlines is a higher level of self-insurance, in which case United may self-insure the Aircraft to such higher level. In addition, United may self-insure to the extent of any applicable deductible per Aircraft that does not exceed industry standards for major U.S. airlines. (Indentures, Section 4.06)

In respect of each Aircraft, United is required to name as additional insured parties the relevant Loan Trustee and holders of the Equipment Notes and in some cases certain other parties under all liability, hull and property and war risk, hijacking and allied perils insurance policies required with respect to such Aircraft. In addition, the insurance policies maintained under the Indentures will be required to provide that, in respect of the interests of such additional insured persons, the insurance shall not, except in very limited circumstances, be invalidated by any act or omission of United or any permitted lessee and to insure the respective interests of such additional insured persons, regardless of any breach or violation of any representation, warranty, declaration or condition contained in such policies by United or any permitted lessee. (Indentures, Section 4.06)

Events of Loss

If an Event of Loss occurs with respect to the airframe or the airframe and engines of an Aircraft, United must elect within 90 days after such occurrence either to make payment with respect to such Event of Loss or to replace such airframe and any such engines. If United elects to replace such Aircraft, it must do so within 120 days after the related Event of Loss, with an airframe or airframe and engines of the same or improved make and model free and clear of all liens (other than certain permitted liens) and having a value, utility and remaining useful life (without regard to hours or cycles) at least equal to the Aircraft which suffered such Event of Loss determined immediately prior to such Event of Loss. If United elects to pay the outstanding principal amount of the Equipment Notes relating to such Aircraft plus accrued and unpaid interest thereon or elects to replace such Aircraft but fails to do so within the time periods specified thereof, United must make such payment on or before the Business Day next following the earlier of (x) the 120th day following the date of the occurrence of such Event of Loss and (y) the fourth Business Day following the receipt of insurance proceeds with respect to such Event of Loss. (Indentures, Sections 2.09 and 4.05(a))

If United elects to replace an Airframe (or airframe and one or more engines, as the case may be) that suffered such Event of Loss, it shall provide to the relevant Loan Trustee reasonably acceptable opinions of counsel to the effect, among other things, that (i) certain specified documents have been duly filed under the Transportation Code (or comparable applicable law of the relevant jurisdiction of registration) and certain registrations made with the International Registry under the Cape Town Convention and (ii) such Trustee will be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to any such replacement airframe (unless, as a result of a change in law or court interpretation, such benefits are not then available). (Indentures, Section 4.05(c))

If United elects not to replace such Aircraft, or airframe and engine(s), then upon payment of the outstanding principal amount of the Equipment Notes issued with respect to such Aircraft, together with all additional amounts then due and unpaid with respect to such Aircraft, which must be at least sufficient to pay in full as of the date of payment thereof the aggregate unpaid principal amount under such Equipment Notes together with accrued but unpaid interest thereon and all other amounts due and owing in respect of such Equipment Notes, the obligation of United thereafter to make the scheduled interest and principal payments with respect thereto shall cease and so long as no Related Payment Default or Indenture Event of Default under any other Indenture shall have occurred and be continuing, the lien of such Indenture shall be released. The payments made under the Indentures by United shall be deposited with the applicable Loan Trustee. Amounts in excess of the amounts due and owing under the Equipment Notes issued with respect to such Aircraft will be distributed by such Loan Trustee to the Subordination Agent as holder of Equipment Notes issued under other Indentures to the extent there are any amounts due and owing with respect to such Equipment Notes, and then to United. (Indentures, Sections 2.09 and 4.05(a)(ii))

If an Event of Loss occurs with respect to an engine alone, United will be required to replace such engine within 120 days after the occurrence of such Event of Loss with another engine, free and clear of all liens (other than certain permitted liens). Such replacement engine shall be the same make and model as the engine to be replaced, or an improved model, suitable for installation and use on the airframe, and having a value, utility and remaining useful life (without regard to hours or cycles remaining until overhaul) at least equal to the engine to be replaced, assuming that such engine had been maintained in accordance with the relevant Indentures immediately prior to the occurrence of the Event of Loss. (Indentures, Section 4.04(e)) United may, whether or not an Event of Loss shall have occurred with respect to any engine, replace such engine with a replacement engine satisfying the same conditions for a replacement engine following an Event of Loss. (Indentures, 4.04(e))

An “Event of Loss” with respect to an Aircraft, airframe or any engine means any of the following events with respect to such property: (i) the destruction of such property, damage to such property beyond economic repair or rendition of such property permanently unfit for normal use; (ii) the actual or constructive total loss of such property or any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss or a constructive or compromised total loss; (iii) any theft, hijacking or disappearance of such property for a period of 180 consecutive days or more; (iv) any seizure, condemnation, confiscation, taking or requisition of title to such property by any government entity or purported government entity (other than requisition for use by the U.S. government or other government of registry) for a period exceeding 180 consecutive days; (v) as a result of any law, rule, regulation, order or other action by the FAA or any governmental entity of the government of registry, the use of such property in the normal course of United’s business of passenger air transportation is prohibited for 180 consecutive days, unless United, prior to the expiration of such 180-day period, shall have undertaken and shall be diligently carrying forward steps which are necessary or desirable to permit the normal use of such property by United, but in any event if such use shall have been prohibited for a period of two consecutive years; provided that no Event of Loss shall be deemed to have occurred if such prohibition has been applicable to United’s entire U.S. fleet of similar property and United, prior to the expiration of such two-year period, shall have conformed at least one unit of such property in its fleet to the requirements of any such law, rule, regulation, order or other action and commenced regular commercial use of the same and shall be diligently carrying forward, in a manner which does not discriminate against applicable property in so conforming such property, steps which are necessary or desirable to permit the normal use of such property by United, but in any event if such use shall have been prohibited for a period of three years; or (vi) the requisition for the use by any government of registry of the Aircraft (other than the U.S. Government) or any instrumentality or agency thereof, which shall have occurred and shall have continued for more than 180 days. An Event of Loss with respect to an Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the related airframe. (Indentures, Annex A)

A319 Airframe Substitution

So long as no Indenture Event of Default shall have occurred and be continuing, United shall have the right at its option at any time to substitute an Airframe of an Airbus A319 Aircraft with a Substitute Airframe on at least ten Business Days’ notice. A Substitute Airframe shall mean an Airbus A319 or A320 airframe manufactured not more than one year prior to the date of manufacture of the airframe being substituted and with a maintenance adjusted current market value at least equal to the airframe being substituted as determined by a maintenance adjusted appraisal by any of AISI, BK or MBA, as selected by United. The Substitute Airframe shall be free and clear of liens (other than certain liens permitted under the related Indentures) (Indentures, Sections 4.04(f))

If United elects to substitute an Airframe, it shall provide to the relevant Loan Trustee reasonably acceptable opinions of counsel to the effect, among other things, that (i) certain specified documents have been duly filed under the Transportation Code (or comparable applicable law of the relevant jurisdiction of registration) and certain registrations made with the International Registry under the Cape Town Convention and (ii) such Trustee will be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to any such replacement airframe (unless, as a result of a change in law or court interpretation, such benefits are not then available). (Indentures, Section 4.04(f))

POSSIBLE ISSUANCE OF ADDITIONAL CERTIFICATES

United may elect to issue or reissue a single additional series of equipment notes (the “Additional Equipment Notes”) at any time and from time to time after the Delivery Period with respect to any Aircraft, which will be funded from sources other than this Offering but will be issued under the same Indenture as the Equipment Notes for such Aircraft. Any Additional Equipment Note issued under an Indenture will be subordinated in right of payment to the Equipment Notes issued under such Indenture and the Equipment Notes issued under the other Indentures. United will fund the sale of any Additional Equipment Notes through the sale of pass through certificates (the “Additional Certificates”) issued by a single additional United Air Lines pass through trust (the “Additional Trust”).

The Trustee of the Additional Trust will become a party to the Intercreditor Agreement and the Intercreditor Agreement will be amended by written agreement of United and the Subordination Agent to provide for the subordination of the Additional Certificates to the Administration Expenses, the Liquidity Obligations and the Certificates. On each Distribution Date, no distributions or other cash payments may be made on or in respect of the Additional Certificates unless and until the Expected Distribution with respect to the Certificates on such Distribution Date have been made in full; provided, that the Additional Trustee will be reimbursed on a pari passu basis with the Trustee for any amounts of the nature described in the first bullet point under “DESCRIPTION OF THE INTERCREDITOR AGREEMENT—Priority of Distributions” but solely to the extent such amounts (x) constitute ordinary administrative expenses (which shall not include any costs or expenses (including any costs of counsel) incurred by the Additional Trustee related to enforcement under any of the operative documents) and (y) have been actually incurred by the Additional Trustee under the pass through trust agreement for the Additional Trust.

Any such issuance of Additional Equipment Notes and Additional Certificates, and any such amendment of the Intercreditor Agreement (and any amendment of an Indenture in connection with such issuance) is contingent upon each Rating Agency providing written confirmation that such actions will not result in a withdrawal, suspension, or downgrading of the rating of any Certificates.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following summary describes certain U.S. federal income tax considerations to the certificateholders of the purchase, ownership and disposition of the Certificates offered hereby. This summary supplements (and to the extent inconsistent therewith replaces) the summary of U.S. federal income tax consequences set forth in the accompanying prospectus. Except as otherwise specified, the summary is addressed to beneficial owners of Certificates that are (i) individual citizens or residents of the United States, (ii) corporations (including non-corporate entities that are classified as corporations for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state therein or the District of Columbia, (iii) estates the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (y) that has made a valid election under U.S. Treasury regulations to be treated as a U.S. person (“U.S. Persons”) that will hold the Certificates as capital assets (“U.S. Certificateholders”). This summary does not address the tax treatment of U.S. Certificateholders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or commodities, tax-exempt entities, holders that will hold Certificates as part of a straddle with other investments or as part of a “synthetic security” or other integrated investment (including a “conversion transaction”) or holders that have a “functional currency” other than the U.S. Dollar, nor, except as specifically indicated below, does it address the tax treatment of certificateholders that do not acquire Certificates as part of the initial offering. This summary does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase the Certificates. Moreover, this summary is limited to those U.S. federal income tax considerations specifically addressed below and does not, for example, describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction in the United States or under the laws of any foreign country or taxing jurisdiction thereof. For purposes of this summary, the term “certificateholder” refers to the holder of a beneficial interest in a Certificate and not to DTC as holder of the global certificates.

This summary is based upon the tax laws (i.e., the Internal Revenue Code of 1986, as amended (the “Code”)) and practice of the United States as in effect on the date of this prospectus supplement, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. All of the foregoing are subject to change, which change could apply retroactively and thus such changes may effect the accuracy of the statements and conclusions set forth in this summary. Prospective investors should note that no rulings have been or will be sought from the U.S. Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax consequences described below, and no assurance can be given that the IRS or a court will not disagree with the tax characterizations, opinions or the tax consequences described below.

If an entity (or other arrangement) that is classified as a partnership for U.S. federal income tax purposes holds Certificates, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Such entities that are classified as partnerships for U.S. federal income tax purposes and persons holding Certificates through such entities are urged to consult their own tax advisors.

Each prospective investor should consult and rely on its own tax advisors with respect to the federal, state, local and foreign tax consequences to them of the purchase, ownership and disposition of the Certificates.

Tax Status of the Trust

In the opinion of Vedder Price P.C., tax counsel to United (“Tax Counsel”), while there is no authority addressing the characterization of entities that are similar to the Original Trust in all material respects, the Original Trust should be classified as a grantor trust for U.S. federal income tax purposes. Pursuant to the terms of the Pass Through Trust Agreement, the certificateholders, by acceptance of the Certificates, will agree to treat the Trust as a grantor trust for all U.S. federal, state and local income tax purposes and will agree not to take any inconsistent position therewith for any such purposes. If, as may be the case, the Original Trust is not classified as a grantor trust, the Original Trust will be classified as a partnership for U.S. federal income tax purposes and will not (based on the assumptions described below) be classified as a “publicly traded partnership” within the meaning of the Code. In certain instances, a partnership may be considered a “publicly traded partnership” and taxed as a corporation. However, a partnership generally will not be considered a publicly traded partnership, if, among other things, at least 90% of the partnership’s gross income for the taxable year at issue and each of its preceding tax years constitutes “qualifying income.” For these purposes, “qualifying income” includes, among other things, interest income, gain from the sale or disposition of capital assets held for the production of interest income, and income derived from the business of investing in securities. In the opinion of Tax Counsel the income derived by the Original Trust from the Note Purchase Agreement and the Equipment Notes will constitute “qualifying income” for these purposes. Thus, assuming such income constitutes 90% or more of the gross income derived by the Original Trust for each of its taxable years and the Original Trust operates in accordance with the terms of the Pass Through Trust Agreement and the terms of the other agreements to which it is a party or which otherwise govern its activities are respected and followed, the Original Trust will satisfy this 90% qualifying income test. In the opinion of Tax Counsel, the Successor Trust will be classified as a grantor trust. The Trust, however, is not indemnified for any U.S. federal income taxes that may be imposed upon it; consequently, if, contrary to expectations and the opinion of Tax Counsel, any such taxes are imposed on the Trust, the obligation to pay any such tax liabilities could result in a reduction in the amounts available for distribution to the certificateholders.

Except as otherwise noted below, the remainder of the discussion assumes that the Trust will be classified as a grantor trust, will not take any inconsistent position with such treatment for any U.S. federal income tax purposes and will report to certificateholders on the basis that it is a grantor trust.

Taxation of U.S. Certificateholders Generally

Trust Classified as Grantor Trust

A U.S. Certificateholder will be treated as owning its pro rata undivided interest in each Deposit, the Equipment Notes, the Trust’s contractual rights and obligations under the Note Purchase Agreement and any other property held by the Trust. Accordingly, each U.S. Certificateholder’s share of interest paid on the Equipment Notes and Deposits generally will be taxable as ordinary income, as it is paid or accrued, in accordance with such U.S. Certificateholder’s method of accounting for U.S. federal income tax purposes, and, assuming the market discount rules described below do not apply, a portion of each payment to a U.S. Certificateholder that is properly allocable to principal will represent a recovery of capital, which should reduce the basis of the U.S. Certificateholder’s interest in the assets of the Trust. A U.S. Certificateholder using a cash method of accounting must take into account its pro rata share of income as and when received by the Trustee. A U.S. Certificateholder using an accrual method of accounting must take into account its pro rata share of income as it accrues or is received by the Trustee, whichever is earlier. Any amounts received by the Trust from Interest Drawings under the Liquidity Facility should be treated for U.S. federal income tax purposes as having the same characteristics as the payments they replace.

It is anticipated that the Equipment Notes will not be issued with original issue discount (“OID”) for U.S. federal income tax purposes. If the Equipment Notes were issued with more than a de minimis amount of OID, the OID would be includible in income for U.S. federal income tax purposes as it accrues under a constant yield method taking into account a compounding of interest, regardless of the certificateholder’s method of accounting and prior to the actual receipt of any cash attributable to such income. The Deposit may be treated as a short-term nongovernmental debt obligation for purposes of the OID rules. If so treated, these rules may require, among other things, a U.S. Certificateholder who sells an interest in the Deposit to characterize a portion of any gain attributable thereto as ordinary income. Investors should consult their own tax advisors regarding the potential application of these rules.

In the case of a subsequent purchaser of a Certificate, such purchaser’s purchase price for the Certificate should be allocated among the assets held by the Trust (including the Equipment Notes) in accordance with their relative fair market values at the time of purchase. Any portion of the purchase price allocable to the right and obligation under the Note Purchase Agreement to acquire an Equipment Note generally should be included in the purchaser’s basis in its share of the Equipment Note when issued.

A U.S. Certificateholder who is treated as purchasing an interest in an Equipment Note at a market discount (generally, at a cost less than its remaining principal amount) that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules of the Code. These rules provide, in part, that gain on the sale or other disposition of a debt instrument with a term of more than one year and partial principal payments (including partial redemptions) on such a debt instrument are treated as ordinary income to the extent of accrued but unrecognized market discount. A U.S. Certificateholder may elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a debt instrument that has market discount, unless an election to include market discount on a current basis is made. A U.S. Certificateholder who purchases an interest in an Equipment Note at a premium may elect to amortize the premium (generally on a constant yield basis) as an offset to interest income on the Equipment Note under rules prescribed by the Code and U.S. Treasury regulations, with corresponding reductions in such certificateholder’s tax basis in the relevant Equipment Note. Certificateholders should consult their own tax advisors regarding the advisability and consequences of an election to amortize bond premium with respect to the Equipment Notes.

Each U.S. Certificateholder will be entitled to deduct, consistent with its method of accounting, its pro rata share of fees and expenses paid or incurred by the corresponding Trust as provided in Sections 162 or 212 of the Code. Certain fees and expenses, including fees paid to the Trustee and the Liquidity Provider, will be borne by parties other than the certificateholders. It is possible that the payment (or benefit thereof) of such fees and expenses will be treated as constructively received by the Trust, in which event a U.S. Certificateholder will be required to include in income and will be entitled to deduct or amortize its pro rata share of such fees and expenses. If a U.S. Certificateholder is an individual, estate or trust, the deduction for such holder’s share of such fees or expenses generally will be allowed only to the extent that all of such holder’s miscellaneous itemized deductions, including such holder’s share of such fees and expenses, exceed 2% of such holder’s adjusted gross income. In addition, in the case of U.S. Certificateholders who are individuals, certain otherwise allowable itemized deductions will be subject generally to additional limitations on itemized deductions under applicable provisions of the Code.

Original Trust Classified as a Partnership

If, notwithstanding the certificateholders treatment of the Original Trust as a grantor trust and the opinion of Tax Counsel, the Original Trust is classified as a partnership (and not as a publicly traded partnership taxable as a corporation) for U.S. federal income tax purposes, income or loss with respect to the assets held by the Trust will be calculated at the Trust level but the Trust itself will not be subject to U.S. federal income tax. A U.S. Certificateholder would be required to report its share of the Trust’s items of income and deduction on its tax return for its taxable year within which the Trust’s taxable year ends as well as income from its interest in the relevant Deposits. A U.S. Certificateholder’s basis in its interest in the Trust generally would be equal to its purchase price therefor, plus its share of the Trust’s net income, minus its share of any net losses of the Trust, and minus the amount of any distributions from the Trust. In the case of an original purchaser of a certificate who is a U.S. Certificateholder and is a calendar year taxpayer, the character of any income or loss arising from the Trust generally should be the same as it would be if the Trust were classified as a grantor trust, except that income or loss at the Trust level should be determined and reported to the certificateholders pursuant to the accrual method of accounting. A subsequent purchaser who is a U.S. Certificateholder generally would be subject to tax on the same basis as an original holder with respect to its interest in the Original Trust, but would not be subject to the market discount rules or the bond premium rules (discussed above) during the duration of the Original Trust.

Dissolution of Original Trust and Formation of New Trust

Assuming that the Original Trust is classified as a grantor trust, the dissolution of the Original Trust and distributions to the Successor Trust should not be a taxable event to U.S. Certificateholders, who should continue to be treated as owning their respective pro rata shares of the property transferred from the Original Trust to the Successor Trust. If the Original Trust were instead classified as a partnership, a U.S. Certificateholder will be deemed to receive its pro rata share of the Equipment Notes and any other property transferred by the Original Trust to the Successor Trust in liquidation of its interest in the Original Trust in what generally should be a non-taxable transaction, assuming such U.S. Certificateholder’s interest in any cash held by the Original Trust and treated as distributed to the certificateholder does not exceed such holder’s adjusted tax basis in its Trust interest immediately before the distribution. In such case, the U.S. Certificateholder’s basis in the property so received should be equal to its basis (as reduced for any cash deemed distributed) in its interest in the Original Trust, generally allocated among the various assets received in proportion to their bases in the hands of the Original Trust, and the U.S. Certificateholder’s holding period for the Equipment Notes and other property will include the Original Trust’s holding period with respect to such assets.

Sale or Other Taxable Disposition of the Certificates

Upon the sale, exchange or other taxable disposition of a Certificate, a U.S. Certificateholder generally will recognize capital gain or loss (subject to the possible recognition of ordinary income under the market discount rules and the short-term nongovernmental obligation rules) equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest which will be taxable as ordinary income) and the U.S. Certificateholder’s adjusted tax basis in the Equipment Notes and any other property held by the Trust. Any gain or loss arising from such a disposition should be long-term capital gain or loss to the extent attributable to property held by the Trust for more than one year and which constitutes a capital asset. In the case of individuals, certain estates and certain trusts, under the current law as in effect on the date of the prospectus supplement, long-term capital gains are taxed at a maximum rate of 15%. However, this long-term capital gain rate currently is scheduled to increase to a maximum rate of 20% for taxable years beginning after December 31, 2010. Capital gains recognized by corporate taxpayers are subject to tax at ordinary income tax rates applicable to corporations.

Foreign Certificateholders

Subject to the discussion of backup withholding below, payments of principal and interest on the Equipment Notes or with respect to the Deposits to, or on behalf of, any beneficial owner of a Certificate that is not a U.S. Person (“Non-U.S. Certificateholder”) should not be subject to U.S. federal withholding tax; provided, in the case of interest, that (1) such Non-U.S. Certificateholder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of United entitled to vote, (2) such Non-U.S. Certificateholder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, (3) such Non-U.S. Certificateholder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to United, and (4) either (A) the Non-U.S. Certificateholder certifies, under penalties of perjury, that it is not a U.S. Person, and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (“financial institution”) and holds the Certificate certifies, under penalties of perjury, that such statement has been received from the Non-U.S. Certificateholder by it or by another financial institution and furnishes the payor with a copy thereof. In the event that a Non-U.S. Certificateholder is described in either clause (1), (2) or (3) above, or fails to provide the certification or to satisfy the alternative procedure described in clause (4) above, withholding tax generally would apply with respect to income attributable to the Certificate at a rate of 30% or such lower rate as may be provided by an applicable income tax treaty. United has no obligation to indemnify any certificateholder with respect to any withholding taxes. Hence, any such withholding tax will reduce amounts otherwise distributable to a Non-U.S. Certificateholder.

Any capital gain realized upon the sale, exchange, retirement or other taxable disposition of a Certificate held by a Non-U.S. Certificateholder generally should not be subject to U.S. federal income or withholding taxes if (1) such gain is not effectively connected with a U.S. trade or business of the holder and (2) in the case of an individual, such holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition.

Any interest or gain described in the preceding two paragraphs will be subject to the regular U.S. federal net income tax at graduated rates (and, in certain cases, a branch profits tax) if it is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Certificateholder.

Non-U.S. Certificateholders should consult their own tax advisors regarding the withholding, income and other tax consequences to them of the purchase, ownership and disposition of the Certificates under U.S. federal, state and local, and any other relevant, law in the light of their own particular circumstances.

Information Reporting and Backup Withholding

An investment in and certain payments associated with the Certificates or Deposits and proceeds from the sale of the Certificates, may be subject to information reporting requirements, unless the certificateholder is otherwise exempt from such reporting (and when required, demonstrates that it is so exempt). In addition, such payments may be subject to “backup” withholding at a current rate of 28% (which rate may increase in the future), unless the certificateholder satisfies certain certification requirements or otherwise establishes an exemption from such tax under the applicable tax laws.

Backup withholding is not an additional tax. Any amount withheld under backup withholding rules may be refunded or credited against a certificateholder’s U.S. federal income tax liability, if any, provided that the required information is provided to the IRS.

The foregoing summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, purchasers of Certificates should consult their own tax advisor as to the tax consequences of the purchase, ownership and disposition of the Certificates, including the applicability and effect of any state, local and foreign tax laws, and of any proposed changes in applicable law.

CERTAIN DELAWARE TAXES

The Trustee is a Delaware banking corporation with its corporate trust office in Delaware. In the opinion of Morris James LLP, Wilmington, Delaware, counsel to the Trustee, under currently applicable law, assuming that the Trust will not be taxable as a corporation, but, rather, will be classified as a grantor trust under subpart E, Part I of Subchapter J of the Code or as partnerships under Subchapter K of the Code, (i) the Trust will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) certificateholders that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate.

Neither the Trust nor the certificateholders will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on the Trust could result in a reduction in the amounts available for distribution to the certificateholders of Trust. In general, should a certificateholder or the Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as in effect on the date of this prospectus supplement (“ERISA”), should consider the fiduciary responsibility requirements under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the certificates. Such fiduciary should determine whether the investment satisfies ERISA’s diversification and prudence requirements and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA and Section 4975 of the Code prohibit a wide range of transactions (“Prohibited Transactions”) involving an employee benefit plan (including any entity deemed to hold plan assets) or individual retirement account subject to ERISA and/or Section 4975 of the Code (“ERISA Plans”), and persons who have certain specified relationships to the ERISA Plan (“parties in interest,” within the meaning of ERISA and “disqualified persons,” within the meaning of the Code). Such transactions may require “correction” and may cause an ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

Each of the Trustee, the Loan Trustee, the Underwriters, the Liquidity Providers and United may be a party in interest or a disqualified person with respect to an ERISA Plan purchasing the certificates; therefore, the purchase by an ERISA Plan of the certificates may give rise to a direct or indirect Prohibited Transaction. Any person who is, or who in acquiring the certificates is or may be using the assets of, an ERISA Plan may acquire the certificates, if such person determines that a statutory or an administrative exemption from the Prohibited Transaction rules discussed below or otherwise available is applicable to such person’s acquisition and holding of the certificates (or any interest therein).

Certain statutory or administrative exemptions from the Prohibited Transaction rules under ERISA and the Code may be available to an ERISA Plan that is purchasing the certificates. Included among these exemptions are: PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by a qualified professional asset manager, as amended; PTCE 95-60, regarding transactions effected by insurance company general accounts; PTCE 96-23, regarding investments by an in-house professional asset manager; or the exemption pursuant to Section 4975(d)(20) of the Code and Section 408(b)(17) of ERISA relating to transactions with service providers (other than certain fiduciaries) for adequate consideration. Certain of these exemptions, however, do not afford relief from the Prohibited Transaction rules under Section 406(b) of ERISA and Section 4975(c)(1)(E)–(F) of the Code. In addition, there can be no assurance that any of these exemptions will be available with respect to any particular transaction involving the certificates.

If an ERISA Plan acquires a certificate, the ERISA Plan’s assets may include both the certificate acquired and an undivided interest in the underlying assets of the related Trust, unless the actual investment by “benefit plan investors” (as defined in ERISA) in the certificates is not “significant” within the meaning of the DOL plan assets regulations. In this regard, the extent to which certificates issued by the Trust (or any interests therein) are held by, or on behalf of, “benefit plan investors” will not be monitored.

Consequently, the Trust assets could be deemed to be “plan assets” of such ERISA Plan for purposes of the fiduciary responsibility provisions of ERISA and the Prohibited Transaction rules. Any person who exercises any authority or control with respect to the management or disposition of the assets of an ERISA Plan is considered to be a fiduciary of such ERISA Plan. The Trustee could, therefore, become a fiduciary of ERISA Plans that have invested in the certificates and be subject to the general fiduciary requirements of ERISA in exercising its authority with respect to the management of the assets of the Trust. If the Trustee becomes a fiduciary with respect to the ERISA Plans purchasing the certificates, there may be an improper delegation by such ERISA Plans of the responsibility to manage plan assets. In order to avoid such Prohibited Transactions, each investing ERISA Plan, by acquiring such certificates (or an interest therein), will be deemed to have directed the Trustee to invest in the assets held in such Trust. Any ERISA Plan purchasing the certificates should also ensure that any statutory or administrative exemption from the Prohibited Transaction rules on which such ERISA Plan relies with respect to its purchase or holding of the certificates also applies to such ERISA Plan’s indirect acquisition and holding of the assets of the Trust.

Governmental plans and certain church plans (each as defined under ERISA) are not subject to the Prohibited Transaction rules. Such plans may, however, be subject to federal, state or local laws or regulations that may affect their investment in the certificates. Any fiduciary of such a governmental or church plan considering an acquisition of the certificates must determine the need for, and the availability, if necessary, of any exemptive relief under any such laws or regulations.

The foregoing discussion is general in nature and is not intended to be all inclusive. Any fiduciary of an ERISA Plan, governmental plan or church plan considering the purchase and holding of the certificates should consult with its legal advisors regarding the consequences of such purchase and holding. By its acquisition and holding of a certificate (or any interest therein), each certificateholder will be deemed to have represented and warranted that either (i) no assets of an ERISA Plan have been used to acquire and hold the certificate (or an interest therein), or (ii) the acquisition and holding of the certificate (or interest therein) by that person are exempt from the prohibited transaction restrictions of ERISA and the Code.

EACH ERISA PLAN FIDUCIARY (AND EACH FIDUCIARY FOR A GOVERNMENTAL OR CHURCH PLAN SUBJECT TO RULES SIMILAR TO THOSE IMPOSED ON ERISA PLANS UNDER ERISA AND/OR SECTION 4975 OF THE CODE) SHOULD CONSULT WITH ITS LEGAL ADVISER CONCERNING AN INVESTMENT IN ANY OF THE CERTIFICATES.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to cause the Trust to sell to each of the underwriters the following respective aggregate face amounts of the certificates:

Underwriters	Face Amount of Certificates
J.P. Morgan Securities Inc.	$304,837,000
Morgan Stanley & Co. Incorporated	304,837,000
Goldman, Sachs & Co.	49,433,000

Total	$659,107,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the Certificates if any Certificates are purchased. If an underwriter defaults on its purchase commitment, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the Certificates may be terminated.

The aggregate proceeds from the sale of the Certificates will be $659,107,000. We will pay the underwriters a commission of $9,886,605. We estimate that our out-of-pocket expenses for this Offering, not including underwriting discounts and commissions, will be approximately $4,600,000. The underwriters have agreed to reimburse us for up to $988,660.50 in expenses incurred by us in connection with this offering.

The underwriters propose initially to offer the Certificates at the public offering prices on the cover page of this prospectus supplement and to certain selling group members at such prices less the concessions not in excess of the amounts set forth below. After the initial public offering of the Certificates, the public offering prices and concessions may change.

Concession to Selling Group Members
0.700%

The Certificates are new securities for which there currently is no market. Neither we nor the Trust intends to apply for listing of the Certificates on any securities exchange or otherwise. The underwriters have advised us that one or more of them currently intend to make a market in the Certificates as permitted by applicable law. The underwriters are not obligated, however, to make a market in the Certificates, and any such market-making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the development or liquidity of any market for the Certificates.

The underwriting agreement provides that United and UAL will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If United and UAL are unable to provide this indemnification, United and UAL will contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriting agreement also provides that between the date of this prospectus supplement and the closing date specified on the cover page of this prospectus supplement, United and UAL shall not, without J.P. Morgan Securities Inc.’s and Morgan Stanley & Co. Incorporated’s prior written consent, offer, sell or enter into any agreement to sell (as public debt securities registered under the Securities Act (other than the

Certificates) or as debt securities which may be resold in a transaction exempt from the registration requirements of the Securities Act in reliance on Rule 144A thereunder and which are marketed through the use of a disclosure document containing substantially the same information as a prospectus for similar debt securities registered under the Securities Act), any equipment notes, pass through certificates, equipment trust certificates or equipment purchase certificates secured by aircraft owned by United or UAL (or rights relating thereto).

From time to time in the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates may engage in investment and commercial banking or other transactions of a financial nature with United and UAL, including the provision of certain advisory services and the making of loans to us and our affiliates. Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. Incorporated, will act as the initial Liquidity Provider. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., will act as Depositary.

United expects that delivery of the Certificates will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth Business Day following the date hereof (this settlement cycle being referred to as T+5). Under Rule 15c6 1 of the SEC under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade certificates on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the certificates initially will settle in T+5, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement and should consult their own advisor.

To facilitate the offering of the Certificates, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Certificates. Specifically, the underwriters may sell more Certificates than they are obligated to purchase under the underwriting agreement, creating a short position in the Certificates for their own account. In addition, to cover their short positions or to stabilize the price of the Certificates, the underwriters may bid for, and purchase, Certificates in the open market. Finally, the underwriters may reclaim selling concessions allowed to an agent or a dealer for distributing Certificates in the Offering, if the underwriters’ repurchaser previously distributed Certificates in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Certificates above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In compliance with guidelines of Financial Industry Regulatory Authority, Inc., the maximum compensation to the underwriters in connection with the sale of the securities pursuant to this prospectus supplement and the accompanying prospectus will not exceed 8% of the total public offering price to the public of the securities as set forth on the cover page of this prospectus supplement. It is anticipated that such maximum compensation will be significantly less than 8%.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Certificates in Canada is being made only on a private placement basis exempt from the requirement that United prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Certificates are made. Any resale of the Certificates in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Certificates.

Representations of Purchasers

By purchasing Certificates in Canada and accepting a purchase confirmation, a purchaser is representing to United and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the Certificates without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text under “Resale Restrictions” above.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the securities, for rescission against United in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against United. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, United will have no liability. In the case of an action for damages, United will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of United’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon United for those persons. All or a substantial portion of the assets of United and those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against Untied or those persons in Canada or to enforce a judgment obtained in Canadian courts against United or those persons outside of Canada.

Taxation and Eligibility of Investment

Canadian purchasers of Certificates should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Certificates in their particular circumstances and about the eligibility of the Certificates for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the Certificates and certain federal income tax matters with respect to the Certificates will be passed upon for United by Vedder Price P.C., Chicago, Illinois and certain other legal matters will be passed upon for United by Cravath, Swaine & Moore LLP, New York, New York, and certain legal matters will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

STRUCTURING ADVISOR

United has engaged PK Advisory LLC to advise it in connection with the structuring of the Certificates and the Operative Documents.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the United Air Lines, Inc. Current Report on Form 8-K dated May 1, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs referring to the emergence from bankruptcy, a change in accounting for share based payments and retrospective adjustments related to changes in accounting for convertible debt), which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the UAL Corporation Current Report on Form 8-K dated May 1, 2009, and the effectiveness of UAL Corporation’s internal control over financial reporting incorporated by reference in this prospectus supplement from the UAL Corporation Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include explanatory paragraphs referring to the emergence from bankruptcy, a change in accounting for share based payments and retrospective adjustments related to changes in accounting for convertible debt and participating securities and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The references to AISI, BK and MBA, and to their respective appraisal reports, are included in this prospectus supplement in reliance upon the authority of each firm as an expert with respect to the matters contained in its appraisal report.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

United and UAL file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and our website at http://www.united.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus supplement specific documents that United and UAL file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information that United and UAL file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that United and UAL file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering of all of the securities covered by this prospectus supplement and the accompanying prospectus has been completed. This prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

United Air Lines, Inc. Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter ended March 31, 2009
Quarter ended June 30, 2009
Current Reports on Form 8-K (other than the portions not deemed to be filed)	Filed on May 4, 2009 Filed on June 26, 2009 Filed on July 2, 2009 Filed on July 28, 2009 Filed on October 6, 2009

UAL Corporation Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2008
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2009
Quarter ended June 30, 2009

Current Reports on Form 8-K (other than the portions not deemed to be filed)	Filed on May 4, 2009 Filed on June 26, 2009 Filed on July 2, 2009 Filed on July 28, 2009 Filed on September 17, 2009 Filed on September 25, 2009 Filed on September 30, 2009 Filed on October 6, 2009

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus supplement by reference. You can request copies of such documents if you call or write us at the following address or telephone number: UAL Corporation, 77 West Wacker Drive, Chicago, Illinois 60601, (312) 997-8000.

This prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein, contains summaries of certain agreements that United and UAL have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular prospectus supplement. The descriptions of these agreements contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein, do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or in the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus supplement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

APPENDIX I

GLOSSARY

“Actual Disposition Event” means, in respect of any Equipment Note, (i) the disposition of the Collateral (as defined in the Indenture pursuant to which such Equipment Note was issued) securing such Equipment Note, (ii) the occurrence of the mandatory redemption date for such Equipment Note following an Event of Loss with respect to the Aircraft which secured such Equipment Note or (iii) the sale of such Equipment Note.

“Additional Certificates” has the meaning set forth on page S-128.

“Additional Equipment Notes” has the meaning set forth on page S-128.

“Additional Trust” has the meaning set forth on page S-128.

“Administration Expenses” has the meaning set forth on page S-112.

“Agreed Value” has the meaning set forth on page S-125.

“Aircraft” has the meaning set forth on page S-116.

“AISI” has the meaning set forth on page S-3.

“Amended Credit Facility” has the meaning set forth on page S-35.

“Amortization Schedule” has the meaning set forth on page S-89.

“Applicable Fraction” has the meaning set forth on page S-113.

“Appraisal” has the meaning set forth on page S-112.

“Appraised Current Market Value” has the meaning set forth on page S-112.

“Appraisers” means Aircraft Information Services, Inc., BK Associates, Inc. and Morten Beyer and Agnew, Inc., or, so long as the person entitled or required to select such Appraisers acts reasonably, any other nationally recognized appraiser reasonably acceptable to the Subordination Agent and the Controlling Party.

“Assumed Aircraft Value” has the meaning set forth on page S-120.

“Average Life Date” means, for any Equipment Note, the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note. “Remaining Weighted Average Life” on a given date with respect to any Equipment Note shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

“Bankruptcy Code” has the meaning set forth on page S-105.

“Base Rate” has the meaning set forth on page S-107.

“Basic Agreement” has the meaning set forth on page S-85.

“BK” has the meaning set forth on page S-3.

“Business Day” has the meaning set forth on page S-88.

“Cape Town Convention” has the meaning set forth on page S-124.

“Cash Collateral Account” has the meaning set forth on page S-105.

“Certificates” has the meaning set forth on page S-85.

“Certificate Account” has the meaning set forth on page S-88.

“Certificate Buyout Event” has the meaning set forth on page S-92.

“Certificate Owner” has the meaning set forth on page S-98.

“clearing agency” has the meaning set forth on page S-98.

“Code” has the meaning set forth on page S-129.

“Commission” has the meaning set forth on page S-26.

“Controlling Party” has the meaning set forth on page S-7.

“Convention” has the meaning set forth on page S-124.

“Depositary” has the meaning set forth on page S-6.

“Distribution Date” has the meaning set forth on page S-87.

“Downgrade Drawing” has the meaning set forth on page S-105.

“Drawing” means an Interest Drawing, a Final Drawing, a Non-Extension Drawing, a Special Termination Drawing or a Downgrade Drawing, as the case may be.

“DTC” has the meaning set forth on page S-98.

“DTC Participants” has the meaning set forth on page S-98.

“Equipment” has the meaning set forth on page S-122.

“Equipment Note Special Payment” has the meaning set forth on page S-112.

“Equipment Notes” has the meaning set forth on page S-119.

“ERISA” has the meaning set forth on page S-135.

“ERISA Plans” has the meaning set forth on page S-135.

“Event of Loss” has the meaning set forth on page S-127.

“Expected Distributions” has the meaning set forth on page S-118.

“Federal Funds Rate” has the meaning set forth on page S-107.

“Final Distributions” has the meaning set forth on page S-111.

“Final Drawing” has the meaning set forth on page S-106.

“Final Expected Regular Distribution Date” has the meaning set forth on page S-2.

“Final Legal Distribution Date” has the meaning set forth on page S-2.

“Final Termination Notice” has the meaning set forth on page S-108.

“Indenture” has the meaning set forth on page S-96.

“Indenture Events of Default” has the meaning set forth on page S-121.

“Indirect DTC Participants” has the meaning set forth on page S-98.

“Initial Appraisers” has the meaning set forth on page S-117.

“Intercreditor Agreement” has the meaning set forth on page S-109.

“Interest Drawings” has the meaning set forth on page S-104.

“IRS” has the meaning set forth on page S-129.

“Issuance Date” means the date on which Certificates are issued.

“LIBOR Business Day” means any day on which dealings are carried on in the London interbank market.

“Liquidity Event of Default” has the meaning set forth on page S-107.

“Liquidity Expenses” has the meaning set forth on page S-113.

“Liquidity Facility” has the meaning set forth on page S-104.

“Liquidity Facility LIBOR” has the meaning set forth on page S-107.

“Liquidity Obligations” has the meaning set forth on page S-113.

“Liquidity Provider” has the meaning set forth on page S-6.

“Loan Trustee” has the meaning set forth on page S-6.

“LTV ratios” has the meaning set forth on page S-4.

“Make-Whole Amount” has the meaning set forth on page S-10.

“Make-Whole Spread” has the meaning set forth on page S-10.

“Market Disruption Base Rate” has the meaning set forth on page S-107.

“Maximum Available Commitment” has the meaning set forth on page S-104.

“Maximum Commitment” has the meaning set forth on page S-104.

“MBA” has the meaning set forth on page S-3.

“Minimum Sale Price” has the meaning set forth on page S-111.

“Moody’s” has the meaning set forth on page S-12.

“Non-Extension Drawing” has the meaning set forth on page S-106.

“Non-Performing Equipment Note” has the meaning set forth on page S-113.

“Non-U.S. Certificateholder” has the meaning set forth on page S-132.

“Note Purchase Agreement” has the meaning set forth on page S-9.

“Notice Date” has the meaning set forth on page S-106.

“Offering” has the meaning set forth on page S-6.

“Other Equipment Note” has the meaning set forth on page S-123.

“Participation Agreement” has the meaning set forth on page S-96.

“Pass Through Trust Agreement” has the meaning set forth on page S-85.

“Payment Date” has the meaning set forth on page S-119.

“Performing Equipment Note” has the meaning set forth on page S-105.

“Pool Balance” has the meaning ascribed to such term on page S-88.

“Pool Factor” has the meaning ascribed to such term on page S-89.

“Post Default Appraisals” has the meaning set forth on page S-111.

“Prohibited Transactions” has the meaning set forth on page S-135.

“PTC Event of Default” has the meaning set forth on page S-93.

“Rate Determination Notice” has the meaning set forth on page S-107.

“Rating Agencies” has the meaning set forth on page S-12.

“Record Date” has the meaning set forth on page S-87.

“Regular Distribution Dates” has the meaning set forth on page S-2.

“Related Payment Default” means, with respect to an Indenture, the failure by United to pay (i) any amount of principal of or interest on any Equipment Note issued under any other related Indenture when due or (ii) any obligation(s) secured by any other Indenture (other than principal or interest on the Equipment Notes) in excess, either individually or in the aggregate, of $25,000 under any such Indenture when due.

“Replacement Liquidity Facility” has the meaning set forth on page S-105.

“Required Amount” has the meaning set forth on page S-104.

“RLA” has the meaning set forth on page S-81.

“Scheduled Payments” has the meaning set forth on page S-86.

“SEC” has the meaning set forth on the cover page.

“Section 1110 Period” has the meaning set forth on page S-105.

“60-Day Period” has the meaning set forth on page S-92.

“Special Distribution Date” has the meaning set forth on page S-87.

“Special Payment” has the meaning set forth on page S-87.

“Special Payments Account” has the meaning set forth on page S-88.

“Special Termination Drawing” has the meaning set forth on page S-106.

“Special Termination Notice” has the meaning set forth on page S-108.

“Standard & Poor’s” has the meaning set forth on page S-12.

“Stated Interest Rate” means 10.4% per annum.

“Subordination Agent” has the meaning set forth on page S-6.

“Tax Counsel” has the meaning set forth on page S-129.

“Termination Notice” has the meaning set forth on page S-108.

“Threshold Rating” means the short-term unsecured debt rating of P-1 by Moody’s and short-term issuer credit rating of A-1 by Standard & Poor’s.

“Transfer Date” has the meaning set forth on page S-96.

“Transportation Code” has the meaning set forth on page S-93.

“Treasury Yield” means, at the date of determination with respect to any Equipment Note, the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported in the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519). “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Amount shall be the third Business Day prior to the applicable payment or redemption date and the “most recent H.15(519)” means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable payment or redemption date.

“Triggering Event” means (x) the occurrence of an Indenture Event of Default under all of the Indentures resulting in a PTC Event of Default with respect to the Certificates, (y) the acceleration of all of the outstanding Equipment Notes or (z) the occurrence of a United Bankruptcy Event.

“Trust” has the meaning set forth on page S-6.

“Trust Property” has the meaning set forth on page S-85.

“Trust Supplement” has the meaning set forth on page S-85.

“Trustee” has the meaning set forth on page S-85.

“UAL” has the meaning set forth on page S-iii.

“UAL Guarantee” has the meaning set forth on page S-6.

“United” has the meaning set forth on page S-iii.

“United Bankruptcy Event” means the occurrence and continuation of any of the following:

(a) United shall consent to the appointment of or the taking of possession by a receiver, trustee or liquidator of itself or of substantially all of its property, or United shall admit in writing its inability to pay its debts generally as they come due, or does not pay its debts generally as they become due or shall make a general assignment for the benefit of creditors, or United shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) or an answer admitting the material allegations of a petition filed against United in any such case, or United shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other similar law providing for the reorganization or winding-up of corporations (as in effect at such time) or United shall seek an agreement, composition, extension or adjustment with its creditors under such laws, or United’s board of directors shall adopt a resolution authorizing corporate action in furtherance of any of the foregoing; or

(b) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of United, a receiver, trustee or liquidator of United or of substantially all of its property, or substantially all of the property of United shall be sequestered, or granting any other relief in respect of United as a debtor under any bankruptcy laws or other insolvency laws (as in effect at such time), and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed, unstayed and unvacated for a period of 90 days after the date of entry thereof; or

(c) a petition against United in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) is filed and not withdrawn or dismissed within 90 days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to United, any court of competent jurisdiction assumes jurisdiction, custody or control of United or of any substantial part of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed and unterminated for a period of 90 days.

“U.S. Certificateholders” has the meaning set forth on page S-129.

“U.S. Persons” has the meaning set forth on page S-129.

APPENDIX II

APPRAISALS

II-1

Mr. Stephen Lieberman

Vice President and Treasurer

United Airlines

77 West Wacker Drive

Chicago, IL 60601

Sight Unseen Half Life and Adjusted Base Values

31 Aircraft – United Airlines Fleet

AISI File No.: A9S046BVO-3

Report Date: 30 September 2009

Values as of Date: 09 September 2009

Headquarters: 26072 Merit Circle, Suite 123, Laguna Hills, CA 92653

TEL: 949-582-8888    FAX: 949-582-8887    E-MAIL: mail@AISI.aero

30 September 2009

Mr. Stephen Lieberman

Vice President and Treasurer

United Airlines

77 West Wacker Drive

Chicago, IL 60601

Subject: Sight	Unseen Half Life and Adjusted Base Value Appraisal

                             United Airlines Portfolio of 31 Aircraft

                             AISI File number: A9S046BVO-3

Reference:            (a) United Airlines Email Messages, 14/17/19/24/27 Aug, 16/21 Sep 2009

                             (b) AISI Quote, 19 August 2009

Dear Mr. Lieberman:

Aircraft Information Services, Inc. (AISI) has been requested to offer our opinion of the September 2009 sight unseen base value in half life and maintenance adjusted condition for a fleet of 31 Aircraft as identified and defined in Table I and reference (a) and (b) above (the ‘Aircraft’).

1.	Valuation Methodology and Definitions

The standard terms of reference for commercial aircraft value are ‘base value’ and ‘current market value’ of an ‘average’ aircraft. Base value is a theoretical value that assumes a hypothetical balanced market while current market value is the value in the real market; both assume a hypothetical average aircraft condition. All other values are derived from these values. AISI value definitions are consistent with the current definitions of the International Society of Transport Aircraft Trading (ISTAT), those of 01 January 1994. AISI is a member of that organization and employs an ISTAT Certified and Senior Certified Appraiser.

AISI defines a ‘base value’ as that of a transaction between an equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, with supply and demand of the sale item roughly in balance and with no event which would cause a short term change in the market. Base values are typically given for aircraft in ‘new’ condition, ‘average half-life’ condition, or ‘adjusted’ for an aircraft in a specifically described condition at a specific time. An ‘average’ aircraft is an operable airworthy aircraft in average physical condition and with average accumulated flight hours and cycles, with clear title and standard unrestricted certificate of airworthiness, and registered in an authority which does not represent a penalty to aircraft value or liquidity, with no damage history and with inventory configuration and level of modification which is normal for its intended use and age. Note that a stored aircraft is not an ‘average’ aircraft. AISI assumes average condition unless otherwise specified in this report.

Headquarters: 26072 Merit Circle, Suite 123, Laguna Hills, CA 92653

TEL: 949-582-8888    FAX: 949-582-8887    E-MAIL: mail@AISI.aero

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AISI also assumes that all airframe, engine and component parts are from the original equipment manufacturer (OEM) and that maintenance, maintenance program and essential records are sufficient to permit normal commercial operation under a strict airworthiness authority.

‘Half-life’ condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one-half of the total interval.

‘Full-life’ condition assumes zero time since overhaul of airframe, gear, apu, engine overhaul and engine LLPs.

An ‘adjusted’ appraisal reflects an adjustment from half life condition for the actual condition, utilization, life remaining or time remaining of an airframe, engine or component.

It should be noted that AISI and ISTAT value definitions apply to a transaction involving a single aircraft, and that transactions involving more than one aircraft are often executed at considerable and highly variable discounts to a single aircraft price, for a variety of reasons relating to an individual buyer or seller.

AISI defines a ‘current market value’, which is synonymous with the older term ‘fair market value’ as that value which reflects the real market conditions including short term events, whether at, above or below the base value conditions. Assumptions of a single unit sale and definitions of aircraft condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft is used, the status of supply and demand for the particular aircraft type, the value of recent transactions and the opinions of informed buyers and sellers. Note that for a current market value to exist, the seller may not be under duress. Current market value assumes that there is no short term time constraint to buy or sell.

AISI defines a ‘distressed market value’ as that value which reflects the real market condition including short term events, when the market for the subject aircraft is so depressed that the seller is under duress. Distressed market value assumes that there is a time constraint to sell within a period of less than 1 year. All other assumptions remain unchanged from that of ‘current market value’.

None of the AISI value definitions take into account remarketing costs, brokerage costs, storage costs, recertification costs or removal costs.

AISI encourages the use of base values to consider historical trends, to establish a consistent baseline for long term value comparisons and future value considerations, or to consider how actual market values vary from theoretical base values. Base values are less volatile than current market values and tend to diminish regularly with time. Base values are normally inappropriate to determine near term values.

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AISI encourages the use of current market values to consider the probable near term value of an aircraft when the seller is not under duress. AISI encourages the use of distressed market values to consider the probable near term value of an aircraft when the seller is under duress.

No physical inspection of the Aircraft or their essential records was made by AISI for the purposes of this report, nor has any attempt been made to verify information provided to us, which is assumed to be correct and applicable to the Aircraft.

If more than one aircraft is contained in this report than it should be noted that the values given are not directly additive, that is, the total of the given values is not the value of the fleet but rather the sum of the values of the individual aircraft if sold individually over time so as not to exceed demand.

2.	Valuation

Adjustments are calculated to account for the maintenance status of the aircraft as indicated to AISI by the client in the above reference (a) data and in accordance with standard AISI methods. Adjustments are calculated only where there is sufficient information to do so, or where reasonable assumptions can be made.

It is our considered opinion that the September 2009 sight unseen base value of the Aircraft are as follows in Table I subject to the assumptions, definitions, and disclaimers herein.

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Table I

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Unless otherwise agreed by Aircraft Information Services, Inc. (AISI) in writing, this report shall be for the sole use of the client/addressee. This report is offered as a fair and unbiased assessment of the subject aircraft. AISI has no past, present, or anticipated future interest in any of the subject aircraft. The conclusions and opinions expressed in this report are based on published information, information provided by others, reasonable interpretations and calculations thereof and are given in good faith. AISI certifies that this report has been independently prepared and it reflects AISI’s conclusions and opinions which are judgments that reflect conditions and values current at the time of this report. The values and conditions reported upon are subject to any subsequent change. AISI shall not be liable to any party for damages arising out of reliance or alleged reliance on this report, or for any party’s action or failure to act as a result of reliance or alleged reliance on this report.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

John McNicol
President

1295 Northern Boulevard

Manhasset, New York 11030

(516) 365-6272 • Fax (516) 365-6287

September 29, 2009

Mr. Stephen Lieberman

Vice President & Treasurer

United Air Lines, Inc.

77 W. Wacker Drive

Chicago, IL 60601

Dear Mr. Lieberman:

In response to your request, BK Associates, Inc. is pleased to provide our opinion of Base Values including appropriate financial adjustments based on the current maintenance status as of September 2009 for the 31 commercial jet transport aircraft, which you have identified as the 2009-1 EETC Aircraft (Portfolio).

AIRCRAFT DESCRIPTION

The Portfolio aircraft are identified by type, registration number, serial number, date of manufacture, maximum takeoff weight (MTOW) and engine model/variant in Figure I.

CONCLUSIONS

Based upon our knowledge of these various aircraft types, our knowledge of the capabilities and uses to which they have been put in various parts of the world, our knowledge of the marketing of used aircraft, and our knowledge of aircraft in general, it is our opinion that the Base Values as of September 2009 in U.S. dollars of each aircraft are as shown in Figure I attached hereto.

Our values presented in Figure I include both a half-time Base Value “Half-Time Base Value” as well as a maintenance adjusted Base Value “Mtc. Adj’d. Base Value” which includes appropriate financial adjustments based on our interpretation of the maintenance summary and fleet utilization data you provided. The adjustments are approximate, based on industry average costs, and normally would include an adjustment for the time remaining to a “C” check, time remaining to a “HMV” check, time remaining to landing gear overhaul, time since the most recent heavy shop visit on engines and life remaining on engine life limited parts.

DEFINITIONS

According to the International Society of Transport Aircraft Trading’s (ISTAT) definition of Base Value, to which BK Associates subscribes, the quoted Base Value, is the Appraiser’s opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its “highest and best use”. An aircraft’s base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm’s length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.

September 29, 2009

MARKET DISCUSSION & METHODOLOGY

As the definition implies, the base value is determined from long-term historical trends. BK Associates has accumulated a database of over 10,000 data points of aircraft sales that occurred since 1970. From analysis of these data we know, for example, what the average aircraft should sell for as a percentage of its new price, as well as, the high and low values that have occurred in strong and weak markets.

Based on these data, we have developed relationships between aircraft age and sale price for wide-bodies, narrow-bodies, large turboprops and, more recently, regional jet and freighter aircraft. Within these groups we have developed further refinements for such things as derivative aircraft, aircraft still in production versus no longer in production, and aircraft early in the production run versus later models. Within each group variations are determined by the performance capabilities of each aircraft relative to the others. We now track some 150 different variations of aircraft types and models and determine current and forecast base values. These relationships are verified, and changed or updated if necessary, when actual sales data becomes available. To these half-time base values of each Aircraft, we applied the appropriate financial adjustments based on our interpretation of the maintenance status data you provided and determined the maintenance adjusted values.

This relationship between aircraft age and sale price is depicted in the figure on the following page.

September 29, 2009

ASSUMPTIONS & DISCLAIMER

It should be understood that BK Associates has neither inspected the Portfolio aircraft nor their maintenance records, but has relied upon the information provided by you and in the BK Associates database. The assumptions have been made that all Airworthiness Directives have been complied with; accident damage has not been incurred that would affect market values; and maintenance has been accomplished in accordance with a civil airworthiness authority’s approved maintenance program and accepted industry standards. Further, we have assumed unless otherwise stated, that the Aircraft are in typical configuration for their type and have accumulated an average number of hours and cycles. Deviations from these assumptions can change significantly our opinion regarding the Aircraft’s value.

BK Associates, Inc. has no present or contemplated future interest in the Aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal represents the opinion of BK Associates, Inc. and reflects our best judgment based on the information available to us at the time of preparation and the time and budget constraints imposed by the client. It is not given as a recommendation, or as an inducement, for any financial transaction and further, BK Associates, Inc. assumes no responsibility or legal liability for any action taken or not taken by the addressee, or any other party, with regard to the appraised equipment. By accepting this appraisal, the addressee agrees that BK Associates, Inc. shall bear no such responsibility or legal liability. This appraisal is prepared for the use of the addressee and shall not be provided to other parties without the express consent of the addressee.

Sincerely,

BK ASSOCIATES, INC.

R. L. Britton

Vice President

ISTAT Senior Certified Appraiser

RLB/kf

Attachment

FIGURE 1

UNITED AIRLINES, INC.

2009-1 EETC PORTFOLIO

AS OF SEPTEMBER 2009

ITEM	ACFT TYPE	MSN	REG NBR.	MFG. DATE	ENGINE	MTOW	HALFTIME BASE VALUE ($ MIL)	MTC. ADJ’D BASE VALUE ($ MIL)
1	A319-131	1291	N831UA	Aug-00	V2522-A5	166,447	22.10	21.85
2	A319-131	1401	N833UA	Jan-01	V2522-A5	166,447	22.65	22.99
3	A319-131	1420	N834UA	Feb-01	V2522-A5	166,447	22.75	23.30
4	A319-131	1426	N835UA	Feb-01	V2522-A5	166,447	22.75	23.11
5	A319-131	1460	N836UA	Mar-01	V2522-A5	166,447	22.90	23.28
6	A319-131	1474	N837UA	Apr-01	V2522-A5	166,447	23.00	23.21
7	A319-131	1477	N838UA	Apr-01	V2522-A5	166,447	23.00	23.41
8	A319-131	1507	N839UA	May-01	V2522-A5	166,447	23.15	23.77
9	A319-131	1522	N840UA	Jun-01	V2522-A5	166,447	23.25	24.10
10	A319-131	1545	N841UA	Jul-01	V2522-A5	166,447	23.40	23.66
11	A320-232	1359	N467UA	Dec-00	V2527-A5	169,754	27.85	27.32
12	A320-232	1363	N468UA	Dec-00	V2527-A5	169,754	27.85	28.29
13	A320-232	1409	N469UA	Feb-01	V2527-A5	169,754	28.10	28.37
14	A320-232	1427	N470UA	Mar-01	V2527-A5	169,754	28.20	29.00
15	A320-232	1432	N471UA	Mar-01	V2527-A5	169,754	28.20	28.87
16	A320-232	1435	N472UA	Apr-01	V2527-A5	169,754	28.35	28.62
17	B767-322ER	29236	N664UA	Jun-98	PW4056	360,000	44.05	49.23
18	B767-322ER	29239	N667UA	Aug-98	PW4056	360,000	44.50	40.96
19	B767-322ER	30025	N669UA	Jun-99	PW4056	360,000	46.65	42.77
20	B767-322ER	29240	N670UA	Aug-99	PW4056	360,000	47.10	42.88
21	B767-322ER	30026	N671UA	Oct-99	PW4056	360,000	47.55	47.76
22	B767-322ER	29243	N675UA	Aug-00	PW4056	360,000	49.60	53.75
23	B767-322ER	30028	N676UA	Apr-01	PW4056	360,000	51.25	55.14
24	B777-222B	26953	N794UA	Nov-97	PW4090	640,000	54.00	56.94
25	B777-222B	26927	N795UA	Dec-97	PW4090	640,000	54.40	59.74
26	B777-222B	28713	N204UA	Feb-99	PW4090	640,000	59.15	66.13
27	B747-422	28810	N117UA	Jan-99	PW4056	875,000	70.70	65.92
28	B747-422	28811	N118UA	Feb-99	PW4056	875,000	71.15	67.36
29	B747-422	29168	N122UA	Jun-99	PW4056	875,000	72.75	74.58
30	B747-422	28813	N127UA	Aug-99	PW4056	875,000	73.60	71.67
31	B747-422	30023	N128UA	May-00	PW4056	875,000	76.55	78.18

						TOTALS	1260.50	1276.16

Extended Desktop Appraisal of:

Thirty-one (31) Various Aircraft

Client:

United Air Lines, Inc.

Date:

September 28, 2009

Washington D.C.
2101 Wilson Boulevard
Suite 1001
Arlington, VA 22201
Tel: 1 703 276 3200
Fax: 1 703 276 3201
Frankfurt
Frankfurt Trianon
Mainzer Landstrasse 16
60325 Frankfurt
Germany
Tel: 40 (0) 69 97168 436
Tokyo
3-16-16 Higashiooi
Shinagawa-ku
Tokyo 140-0011
Japan
Tel/Fax: 81 1 3763 6845

www.mba.aero

I.	Introduction and Executive Summary

Table of Contents:

I.	Introduction
II.	Value Definitions/Terminology
III.	Current Market Conditions
IV.	Valuation
V.	Covenants

Morten Beyer & Agnew (mba) has been retained by United Airlines (the “Client”) to provide a Extended Desktop Appraisal to determine the Maintenance Adjusted Current Base Value (CBV) of thirty-one (31) aircraft of various types as of September 2009. These aircraft are further identified in Section IV of this report.

In performing this appraisal, mba relied on industry knowledge and intelligence, confidentially obtained data points, its market expertise and current analysis of market trends and conditions, along with information extrapolated from its semi-annual publications mba Future Aircraft Values – Jet Transport (FAV).

Based on the information set forth in this report, it is our opinion that the aggregate Maintenance Adjusted Current Base Value of the aircraft in this portfolio are as follows and as more fully set forth in Section IV.

Maintenance Adjusted CBV ($US)

Portfolio Total (31 A/C)	$1,195,790,000

Section II of this report presents definitions of various terms, such as Current Base Value and Current Market Value as promulgated by the Appraisal Program of the International Society of Transport Aircraft Trading (ISTAT). ISTAT is a non-profit association of management personnel from banks, leasing companies, airlines, manufacturers, brokers, and others who have a vested interest in the commercial aviation industry and who have established a technical and ethical certification program for expert appraisers.

II.	Definitions

Extended Desktop Appraisal

An Extended Desktop Appraisal is one that is characterized by the absence of any on-site inspection of the aircraft or its maintenance records, but it does include consideration of maintenance status information that is provided to the appraiser from the client, aircraft operator, or in the case of a second opinion, possibly from another appraiser’s report. An Extended Desktop Appraisal would normally provide a value that includes adjustments from the mid-time, mid-life baseline to account for the actual maintenance status of the aircraft. (ISTAT Handbook)

Base Value

The ISTAT definition of Base Value (BV) has, essentially, the same elements of Market Value except that the market circumstances are assumed to be in a reasonable state of equilibrium. Thus, BV pertains to an idealized aircraft and market combination, but will not necessarily reflect the actual CMV of the aircraft in question at any point in time. BV is founded in the historical trend of values and value in use, and is generally used to analyze historical values or to project future values.

ISTAT defines Base Value as the Appraiser’s opinion of the underlying economic value of an aircraft, engine, or inventory of aircraft parts/equipment (hereinafter referred to as “the asset”), in an open, unrestricted, stable market environment with a reasonable balance of supply and demand. Full consideration is assumed of its “highest and best use”. An asset’s Base Value is founded in the historical trend of values and in the projection of value trends and presumes an arm’s-length, cash transaction between willing, able, and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing. In most cases, the Base Value of an asset assumes the physical condition is average for an asset of its type and age. It further assumes the maintenance time/life status is at mid-time, mid-life (or benefiting from an above-average maintenance status if it is new or nearly new, as the case may be). Since Base Value pertains to a somewhat idealized asset and market combination it may not necessarily reflect the actual current value of the asset in question, but is a nominal starting value to which adjustments may be applied to determine an actual value. Because it is related to long-term market trends, the Base Value definition is commonly applied to analyses of historical values and projections of residual values.

United Airlines Job File #09222 Page 2 of 17

Qualifications

mba is a recognized provider of aircraft and aviation-related asset appraisals and inspections. mba and its principals have been providing appraisal services to the aviation industry for 40 years; and its employees adhere to the rules and ethics set forth by the International Society of Transport Aircraft Traders (ISTAT). mba’s clients include most of the world’s major airlines, lessors, financial institutions, and manufacturers and suppliers. mba maintains offices in Washington, Frankfurt, and Tokyo.

mba publishes the semi-annual Future Aircraft Values (FAV), a three-volume compendium of current and projected aircraft values for the next 20 years for over 150 types of jet, turboprop, and cargo aircraft.

mba also provides consulting services to the industry relating to operations, marketing, and management with emphasis on financial/operational analysis, airline safety audits and certification, utilizing hands-on solutions to current situations. mba also provides expert testimony and witness support on cases involving collateral/asset disputes, bankruptcies, financial operations, safety, regulatory and maintenance concerns.

United Airlines Job File #09222 Page 3 of 17

III.	Current Market Conditions

General Market Observation

The demand for and value of new and used jet transport aircraft is primarily driven by the state of the world economy. In periods of strong prosperity, traffic grows at high single digit rates limiting slack capacity. Over the years, we have observed that traffic growth is closely correlated to growth in regional and world domestic product. However, over the long term, the trend has been toward traffic lagging domestic product growth, with lower peaks, and deeper declines indicating maturity in the airline industry.

In periods of decline (as observed in the early 1990s) a large surplus of aircraft existed on the market with a disastrous effect on short-term prices. Eventually, values returned to normal levels, being driven by the inherent economies and suitability of the individual aircraft types.

Commencing in late 2000, the majority of global economies began a slip into recession with slowing traffic growth, a trend that was accelerated by the terrorist attacks on September 11, 2001. The destruction of economic value and loss of consumer confidence, combined with continued military conflict in the Middle East and the SARS epidemic of 2003, slowed the pace of recovery and stifled the demand for new aircraft.

However, 2005 saw renewed optimism within the industry, with passenger levels finally climbing back to pre-September 11th levels. This helped both Airbus & Boeing to reach record levels for new orders with Airbus claiming 1,1111 new orders in 2005 and Boeing reporting 1,0282, for a total of 2,139 aircraft. The strong demand for new airframes continued with combined orders for Airbus and Boeing totaling 1,834 and 2,754 aircraft in 2006 and 2007 respectively. This continued high order count can be attributed to high fuel prices forcing carriers to retire the less fuel-efficient aircraft in their fleet, as well as the fleet replacement cycle. The continued strength of the 787 with 93 additional orders in 2008 (total program 910 – highest total orders before first flight of any commercial aircraft program) and the re-emergence of the A350 as the A350XWB has also contributed to the strong order cycle with Airbus claiming 483 total orders for the A350XWB program.

The 2008 Orders total 756 and 662 for Airbus and Boeing, respectively. The credit crisis has expanded to encompass the broader economic base of the worlds developed countries and recession is manifesting itself in the EU, US and BRIC counties as well as other emerging markets around the world. This is reflected in Net Order totals being down to 125 for Airbus and 79 for Boeing, as of September 2009. Major lessors have begun to suggest to Airbus and Boeing that current production rates should be curtailed in order to stave-off value impairments due to deteriorating traffic and ability to secure financing for new deliveries. mba believes up to 30% of the current backlog is at risk due to the combination of the above factors.

The rapid rise in oil prices hurt airlines during the usually prosperous summer months and, paradoxically, while oil has come down 60% since July 2008, economic woes and increasing unemployment is reducing traffic demand across-the-board. Airlines registered a US$10.4 billion loss in 2008. For 2009, after numerous downward revisions of the forecast, IATA is currently forecasting a US$11.0 billion loss on continued decline in passenger and cargo traffic, rising fuel prices and continued yield deterioration. Industry revenues are expected to contract by US$80 billion (from US$535 billion in 2008 to US$455 billion in 2009). Continental and United have announced significant

[1]	Source: www.airbus.com
[2]	Source: www.boeing.com

United Airlines Job File #09222 Page 4 of 17

capacity cuts, mainly focusing on older less efficient aircraft such as the MD-80 family and the 737 Classics. Southwest has deferred new deliveries again and the only ray of optimism we detect is American accelerating new deliveries in order to retire MD-80s.

mba believes lower demand due to increased unemployment and finance availability coupled with liquidity concerns of some carriers will see order deferrals/cancellations increasing and the probability of lease defaults increasing in 2009. Residual values will be affected, especially for less desirable aircraft types.

United Airlines Job File #09222 Page 5 of 17

Airbus A320 Family Aircraft

The market for the single-aisle Airbus A320 family continues to be strong in the current economic downturn and the aircraft remains a vital asset to many fleets worldwide for short-to-medium haul routes. Consisting of the A318, A319, A320 and the A321, the A320 family’s passenger appeal and excellent operating economics have provided stiff competition to the very popular Boeing 737s. Built with a fuselage 7 inches wider than the Boeing 737 & 757, the A320 family provides space for wider seats and larger overhead compartments for passenger comfort, or the option for extra wide aisles to assist in the quick turn around times important for low cost carriers. The optimized cabin cross-section also provides unmatched cargo capability in the lower hold.

According to Airbus there have been 3,958 A318, A319, A320 and A321 aircraft delivered with an implied backlog of 2,460 as of July 31, 2009. The family of aircraft enjoys a current base of 235 operators around the world. The following table outlines the fleet status of the A319 and A320-200.

The A320 was launched in 1982 as a possible replacement to the popular 727 and as a competitor to the 737-300/-400/-500 series. The aircraft incorporated advanced features including fly-by-wire flight control, composite tailplane and access panels, an EFIS cockpit and a 2-person flight deck. After entering service in March 1988 with Air France, Airbus expanded the A320 family rapidly, launching the 185-seat A321 in 1989, the 124-seat A319 in 1993, and the 107-seat A318 in 1999. The A320 family now competes favorably with the Boeing 737 Next Generation series, the 757, and the McDonnell Douglas MD-80s.

The market for the A320 family, like most of the new generation narrowbodies, will remain stronger than older aircraft types in the same category because it represents newer technology. The combination of extremely efficient designs and the inherent savings in training and other costs make the A320 family attractive for fleet replacement. The narrowbody order intake has been decreasing over the last few years with current net orders for Airbus at 97 and Boeing at 127 as of September 2009. This was very different compared to 2008 where Airbus received 472 orders for the A320 family and Boeing received 488 orders for the 737NG family.

United Airlines Job File #09222 Page 6 of 17

While both manufacturers most likely believe that their current narrowbody product will suffice for the immediate future, as seen by the current backlog and demand, a new generation of narrowbodies is not far away. Both Airbus and Boeing are expected to develop new narrowbody variants within the next 5 to 10 years with deliveries expected around the 2015 – 2020 timeframe. The launch of these new variants is highly dependent on improved efficiency of new engine technology and whether this warrants a new aircraft design.

Being the first A320 Family model to enter service, the values for the older A320-200 aircraft have not dropped low enough to be considered for freighter conversion. However, as a freighter this aircraft will be a superior narrowbody product as it has the ability to carry containerized cargo in both the belly and on the main deck, something the 737 freighter cannot accomplish. Airbus plans to develop a passenger-to-freighter conversion program in partnership with EADS EFW and Russian manufacturers MIG and Irkut. Conversion work would be performed in Russia starting in 2011.

According to BACK Aviation Solutions, as of September 2009 there are currently 11 Airbus A319s and 57 Airbus A320-200s available For Sale or Lease.

United Airlines Job File #09222 Page 7 of 17

Boeing 747-400

The 747-400 followed the success of the previous 747 variants in providing a low cost long-range service. Entering service in 1989 with Northwest Airlines, the 747-400 fleet has since flown over 30 million cumulative hours. The aircraft incorporates all of the design improvements developed over the life of the 747 family including an extended upper deck, new glass cockpit, the addition of winglets to reduce drag and an increased maximum take-off weight of 875,000 pounds. In addition, it requires only a two-man cockpit crew.

New orders for passenger models of the 747-400 have now ceased with the launch of the 747-8I. With its stretched fuselage, the 747-8I will carry two extra freight pallets and 50 more passengers than the 747-400. Since its launch in November 2005, orders for the 747-8I have been slow, coming mainly from the business jet market. However, the announcement for 20 orders with another 20 options from Lufthansa has been a major boost to the program.

The 747-400 is vulnerable in times of economic recession and was one of the hardest hit in the last market downturn. Usually the last to be added and the first to go when times get tough, the 747-400, like all widebodies, sees more variation in market value than most aircraft types. Further pressure is being put on the -400 series with increased interest in Boeing’s own 777, the Airbus A380 and the future EIS of the 747-8I and even the 787. The size of the 747-400 and greater use of point-to-point services will limit the aircraft as operators will move to smaller more efficient aircraft such as the 787.

A positive aspect of the 747-400 is the emergence of a secondary market for the aircraft as a converted freighter. Even though the cargo market has been down during the current economic climate, values of older 747-400s are reaching the point where the type is being considered for a dedicated freight role and both Boeing and Israel Aircraft Industries have launched passenger to freighter modification programs. The first converted 747-400BCF was redelivered to Cathay Pacific Cargo and entered service on December 19, 2005. To date, there have been 36 conversions redelivered to 10 operators. Conversions have slowed recently but mba expects a rebound when the cargo market recovers.

United Airlines Job File #09222 Page 8 of 17

According to Back Aviation Solutions, as of September 2009 there are currently 11 Boeing 747-400s available For Sale or Lease.

United Airlines Job File #09222 Page 9 of 17

Boeing 767 Family

The twin-aisle wide body Boeing 767 was launched in 1978 and entered service in 1982. The aircraft has undergone significant development in terms of gross weight and capacity, increasing payload and range. The initial model, the Boeing 767-200, offered a Maximum Takeoff Weight (MTOW) of 280,000 pounds. Early development of an “ER” model extended the weight and range of the -200, enabling it to fly the Atlantic nonstop. Initial routings were circuitous, since the aircraft had to stay within 90 minutes of a suitable landing place. But when the FAA and international authorities approved the 767 and its operators for Extended Range Operations (ETOPS), more direct routes became possible.

The 767-300, which first entered service with JAL in 1986 is a 21 feet stretched version of the 767-200, consisting of fuselage plugs forward and behind the wing center section. One hundred and four 767-300s have being delivered to date. The 767-300ER was launched in 1985 as an Extended Range and higher gross weight variant (MGTOW is 412,000lbs), building upon the moderate success of the 767-300. The 767-300ER received no orders until 1987 when American Airlines ordered 15, but the aircraft got over its slow start to be very successful during the 1990’s.

Much of the success of the 767 family in general can be attributed to its Extended Range Twin-Engine Operations (ETOPS) capability that allowed it to become the dominant aircraft on the trans-atlantic route, displacing older three and four engine widebodies. However, after the 2001 terrorist attacks and the subsequent industry downturn, lease rates plummeted and reduced the value of the aircraft.

Values for the 767 family have softened due to the current economic conditions, making older 767-300s and 767-300ERs prime candidates for freighter conversion. IAI Bedek Aviation Group offers 767-300 conversions for approximately $11 million with a down time of 100 days. Aeronavali and ST Aerospace’s Aviation Services Company (SASCO) were selected by Boeing Airplane Services to perform passenger to freighter conversions under the 767-300 Boeing Converted Freighters (BCF) program. ANA launched the 767-300BCF program in 2005 and received delivery of the first aircraft in June 2008. It currently has a firm order with SASCO for seven total conversions of 767-300ERs. The 767-300BCF has similar cargo capabilities to the production model 767-300F, carrying 50 tons structural payload at a range of approximately 3,000nm and 412,000lbs MTOW.

United Airlines Job File #09222 Page 10 of 17

According to Back Aviation Solutions as of September 2009, there are currently 16 Boeing 767-300ERs available For Sale or Lease.

United Airlines Job File #09222 Page 11 of 17

Boeing 777-200ER

The widebody 777-200ER is the extended range version of the 777-200A. With an increased range and gross-weight, this aircraft is the staple of the transatlantic crossing for many operators who used to operate the DC-10 and 747. The new technology and operating economics of the 777 have made it one of the most popular widebody aircraft of all times.

The 777 has become a replacement for the larger, less efficient, Boeing 747-200s, along with the older DC-10-30s and in many cases the MD-11. It does still, however, compete head-to-head with the Airbus A330/A340 on range and capacity. The current order backlog for the Boeing 777-200ER currently stands at 21. The 777-200ER market is still firm and looks to remain so for the near future, even with the recent downturn in the economy. This is because international routes for mainline operators remain lucrative due passenger demand holding firm. Some operators may choose to go for the longer range 777-200LR or the larger capacity 777-300ER.

The A350XWB and the envisioned 787-10 could seriously impact 777-200ER residual values when they enter service. However, the expected entry into service of the A350XWB is currently 2013-2014 and Boeing is unlikely to launch the 787-10 until there is a competitor. At that stage the oldest 777-200ER will be approaching 16 years of service and nearing replacement.

United Airlines Job File #09222 Page 12 of 17

According to Back Aviation Solutions, as of September 2009 there are currently 5 777-200ERs available For Sale or Lease.

United Airlines Job File #09222 Page 13 of 17

IV.	Valuation

In developing the Values of the aircraft in this portfolio, mba did not inspect the aircraft or the records and documentation associated with the aircraft, but relied on partial information supplied by the Client. This information was not independently verified by mba. Therefore, we used certain assumptions that are generally accepted industry practice to calculate the value of aircraft when more detailed information is not available.

The principal assumptions for each of the aircraft in this portfolio are as follows:

1.	The aircraft is in good overall condition.

2.	The overhaul status of the airframe, engines, landing gear and other major components are the equivalent of mid-time/mid-life, or new, unless otherwise stated.

3.	The historical maintenance documentation has been maintained to acceptable international standards.

4.	The specifications of the aircraft are those most common for an aircraft of its type and vintage.

5.	The aircraft is in a standard airline configuration.

6.	The aircraft is current as to all Airworthiness Directives and Service Bulletins.

7.	Its modification status is comparable to that most common for an aircraft of its type and vintage.

8.	Its utilization is comparable to industry averages.

9.	There is no history of accident or incident damage.

10.	In the case of the Base and Market Value, no accounting is made for lease revenues, obligations or terms of ownership unless otherwise specified.

United Airlines Job File #09222 Page 14 of 17

United Airlines Job File #09222 Page 15 of 17

United Airlines Portfolio Valuation
($US Million)

No.	Aircraft Type	Serial Number	HT CBV	MX Adj.	MX. Adj. CBV
1	A319	1291	21.77	(0.23)	21.54
2	A319	1401	22.38	(0.08)	22.30
3	A319	1420	22.51	0.04	22.55
4	A319	1426	22.51	(0.10)	22.41
5	A319	1460	22.63	(0.05)	22.58
6	A319	1474	22.76	0.15	22.91
7	A319	1477	22.76	0.33	23.09
8	A319	1507	22.89	0.15	23.04
9	A319	1522	23.01	0.38	23.39
10	A319	1545	23.14	0.06	23.20
11	A320-200	1359	24.16	(0.57)	23.59
12	A320-200	1363	24.16	(0.13)	24.03
13	A320-200	1409	24.47	(0.07)	24.40
14	A320-200	1427	24.62	0.09	24.71
15	A320-200	1432	24.62	0.09	24.71
16	A320-200	1435	24.78	(0.05)	24.73
17	767-300ER	29236	33.55	3.26	36.81
18	767-300ER	29239	33.96	(0.74)	33.22
19	767-300ER	30025	35.89	(1.19)	34.70
20	767-300ER	29240	36.33	(0.89)	35.44
21	767-300ER	30026	36.77	0.54	37.31
22	767-300ER	29243	38.93	2.19	41.12
23	767-300ER	30028	40.72	1.90	42.62
24	777-200ER	26953	63.36	1.87	65.23
25	777-200ER	26927	63.67	3.03	66.70
26	777-200ER	28713	68.43	4.31	72.74
27	747-400	28810	68.10	0.06	68.16
28	747-400	28811	68.52	(0.63)	67.89
29	747-400	29168	70.21	1.90	72.11
30	747-400	28813	71.06	1.10	72.16
31	747-400	30023	74.95	1.45	76.40
			$1,177.62	**$18.17**	**$1,195.79**

Legend of Valuation –

CBV	Current Base Value	MGTOW Adj.	Maximum Gross Takeoff Weight
Eng Adj.	Engine Type Adjustment.	HT CBV	Half-Time Current Base Value
MX Adj.	Maintenance Adjustment	MX. Adj. CBV	Maintenance Adjusted CBV

United Airlines Job File #09222 Page 16 of 17

V.	Covenants

This report has been prepared for the exclusive use of United Airlines and shall not be Provided to other parties by mba without the express consent of United Airlines. mba certifies that this report has been independently prepared and that it fully and accurately reflects mba’s opinion as to the Maintenance Adjusted Current Base Values, as requested. mba further certifies that it does not have, and does not expect to have, any financial or other interest in the subject or similar aircraft and engine.

This report represents the opinion of mba as to the Maintenance Adjusted Current Base Values of the subject aircraft, as requested, and is intended to be advisory only, in nature. Therefore, mba assumes no responsibility or legal liability for any actions taken, or not taken, by United Airlines or any other party with regard to the subject aircraft and engine. By accepting this report, all parties agree that mba shall bear no such responsibility or legal liability.

Sincerely,

September 28, 2009	Stephen P. Rehrmann, ATP/FE
Vice President – Appraisal Group
Morten Beyer & Agnew, Inc.
ISTAT Certified Appraiser

United Airlines Job File #09222 Page 17 of 17

APPENDIX III

LOAN TO VALUE RATIO TABLES

The following tables set forth loan to aircraft value ratios for the Equipment Notes issued in respect of each of the aircraft as of the each Regular Distribution Date. The LTV ratio was obtained by dividing (i) the outstanding balance (assuming no payment default) of such Equipment Notes determined immediately after giving effect to the payments scheduled to be made on each such Regular Distribution Date by (ii) the assumed value of the aircraft securing such Equipment Notes, subject to the “Depreciation Assumption”. We have assumed that Equipment Notes will be issued with respect to each Aircraft. The Depreciation Assumption contemplates that the value of each aircraft depreciates by approximately 3% of the initial appraised base value per year for the first 15 years after delivery of such aircraft by the manufacturer and by approximately 4% per year thereafter. Other rates or methods of depreciation may result in materially different loan to aircraft value ratios, and no assurance can be given (i) that the depreciation rates and method assumed for the purposes of the tables are the ones most likely to occur or (ii) as to the actual future value of any aircraft. Thus, the tables should not be considered a forecast or prediction of expected or likely loan to aircraft value ratios, but simply a mathematical calculation based on one set of assumptions.

Airbus A319-131

N831UA

Date	Assumed Aircraft Value	Outstanding Balance	Loan to Value Ratio
At Issuance	21,540,000.00	12,062,000.00	56.0%
May 1, 2010	21,097,397.26	11,764,629.36	55.8%
November 1, 2010	20,654,794.52	11,409,521.37	55.2%
May 1, 2011	20,212,191.78	10,994,134.47	54.4%
November 1, 2011	19,769,589.04	10,517,932.92	53.2%
May 1, 2012	19,326,986.30	9,981,751.91	51.6%
November 1, 2012	18,884,383.56	9,387,352.24	49.7%
May 1, 2013	18,441,780.82	8,737,180.05	47.4%
November 1, 2013	17,999,178.08	8,034,219.45	44.6%
May 1, 2014	17,556,575.34	7,281,894.33	41.5%
November 1, 2014	17,113,972.60	6,483,998.83	37.9%
May 1, 2015	16,671,369.86	5,644,645.89	33.9%
November 1, 2015	16,228,767.12	4,768,227.89	29.4%
May 1, 2016	15,638,630.14	3,823,316.57	24.4%
November 1, 2016	15,048,493.15	—	0.0%

III-1

Airbus A319-131

N833UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	22,766,666.67	12,749,000.00	56.0%
May 1, 2010	22,298,858.45	12,434,605.16	55.8%
November 1, 2010	21,831,050.23	12,059,274.37	55.2%
May 1, 2011	21,363,242.01	11,620,231.88	54.4%
November 1, 2011	20,895,433.79	11,116,911.45	53.2%
May 1, 2012	20,427,625.57	10,550,195.84	51.6%
November 1, 2012	19,959,817.35	9,921,946.12	49.7%
May 1, 2013	19,492,009.13	9,234,747.72	47.4%
November 1, 2013	19,024,200.91	8,491,754.69	44.6%
May 1, 2014	18,556,392.69	7,696,585.93	41.5%
November 1, 2014	18,088,584.47	6,853,251.62	37.9%
May 1, 2015	17,620,776.26	5,966,098.95	33.9%
November 1, 2015	17,152,968.04	5,039,770.43	29.4%
May 1, 2016	16,529,223.74	4,041,048.00	24.4%
November 1, 2016	15,905,479.45	—	0.0%

Airbus A319-131

N834UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	23,043,333.33	12,904,000.00	56.0%
May 1, 2010	22,579,373.60	12,591,029.99	55.8%
November 1, 2010	22,115,413.87	12,216,354.27	55.2%
May 1, 2011	21,651,454.14	11,777,000.77	54.4%
November 1, 2011	21,187,494.41	11,272,295.26	53.2%
May 1, 2012	20,723,534.68	10,703,023.15	51.6%
November 1, 2012	20,259,574.94	10,070,954.43	49.7%
May 1, 2013	19,795,615.21	—	0.0%

Airbus A319-131

N835UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	22,896,666.67	12,822,000.00	56.0%
May 1, 2010	22,435,659.96	12,510,890.35	55.8%
November 1, 2010	21,974,653.24	12,138,599.37	55.2%
May 1, 2011	21,513,646.53	11,702,042.28	54.4%
November 1, 2011	21,052,639.82	11,200,549.13	53.2%
May 1, 2012	20,591,633.11	10,634,900.34	51.6%
November 1, 2012	20,130,626.40	10,006,854.62	49.7%
May 1, 2013	19,669,619.69	—	0.0%

III-2

Airbus A319-131

N836UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	22,993,333.33	12,876,000.00	56.0%
May 1, 2010	22,530,380.31	12,563,709.66	55.8%
November 1, 2010	22,067,427.29	12,189,846.92	55.2%
May 1, 2011	21,604,474.27	11,751,446.74	54.4%
November 1, 2011	21,141,521.25	11,247,836.35	53.2%
May 1, 2012	20,678,568.23	10,679,799.46	51.6%
November 1, 2012	20,215,615.21	10,049,102.22	49.7%
May 1, 2013	19,752,662.19	—	0.0%

Airbus A319-131

N837UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	23,070,000.00	12,919,000.00	56.0%
May 1, 2010	22,605,503.36	12,605,600.84	55.8%
November 1, 2010	22,141,006.71	12,230,491.52	55.2%
May 1, 2011	21,676,510.07	11,790,629.59	54.4%
November 1, 2011	21,212,013.42	11,285,340.01	53.2%
May 1, 2012	20,747,516.78	10,715,409.12	51.6%
November 1, 2012	20,283,020.13	10,082,608.94	49.7%
May 1, 2013	19,818,523.49	9,389,440.73	47.4%
November 1, 2013	19,354,026.85	—	0.0%

Airbus A319-131

N838UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	23,410,000.00	13,110,000.00	56.0%
May 1, 2010	22,938,657.72	12,791,379.09	55.8%
November 1, 2010	22,467,315.44	12,410,741.50	55.2%
May 1, 2011	21,995,973.15	11,964,396.99	54.4%
November 1, 2011	21,524,630.87	11,451,660.58	53.2%
May 1, 2012	21,053,288.59	10,873,330.19	51.6%
November 1, 2012	20,581,946.31	10,231,203.96	49.7%
May 1, 2013	20,110,604.03	9,527,820.01	47.4%
November 1, 2013	19,639,261.74	—	0.0%

III-3

Airbus A319-131

N839UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	23,430,000.00	13,121,000.00	56.0%
May 1, 2010	22,958,255.03	12,802,307.22	55.8%
November 1, 2010	22,486,510.07	12,421,344.44	55.2%
May 1, 2011	22,014,765.10	11,974,618.61	54.4%
November 1, 2011	21,543,020.13	11,461,444.15	53.2%
May 1, 2012	21,071,275.17	10,882,619.66	51.6%
November 1, 2012	20,599,530.20	10,239,944.84	49.7%
May 1, 2013	20,127,785.23	9,535,959.96	47.4%
November 1, 2013	19,656,040.27	—	0.0%

Airbus A319-131

N840UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	23,510,000.00	13,166,000.00	56.0%
May 1, 2010	23,036,644.30	12,846,019.75	55.8%
November 1, 2010	22,563,288.59	12,463,756.20	55.2%
May 1, 2011	22,089,932.89	12,015,505.05	54.4%
November 1, 2011	21,616,577.18	11,500,578.40	53.2%
May 1, 2012	21,143,221.48	10,919,777.56	51.6%
November 1, 2012	20,669,865.77	10,274,908.38	49.7%
May 1, 2013	20,196,510.07	9,568,519.79	47.4%
November 1, 2013	19,723,154.36	8,803,743.68	44.6%
May 1, 2014	19,249,798.66	—	0.0%

Airbus A319-131

N841UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	23,200,000.00	12,992,000.00	56.0%
May 1, 2010	22,742,105.26	12,681,774.73	55.8%
November 1, 2010	22,284,210.53	12,309,596.01	55.2%
May 1, 2011	21,826,315.79	11,872,114.28	54.4%
November 1, 2011	21,368,421.05	11,368,552.92	53.2%
May 1, 2012	20,910,526.32	10,799,598.17	51.6%
November 1, 2012	20,452,631.58	10,166,922.12	49.7%
May 1, 2013	19,994,736.84	9,472,925.50	47.4%
November 1, 2013	19,536,842.11	8,720,580.24	44.6%
May 1, 2014	19,078,947.37	—	0.0%

III-4

Airbus A320-232

N467UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	23,590,000.00	13,210,000.00	56.0%
May 1, 2010	23,105,273.97	12,884,290.00	55.8%
November 1, 2010	22,620,547.95	12,495,385.75	55.2%
May 1, 2011	22,135,821.92	12,040,465.74	54.4%
November 1, 2011	21,651,095.89	11,518,943.24	53.2%
May 1, 2012	21,166,369.86	10,931,732.94	51.6%
November 1, 2012	20,681,643.84	10,280,763.21	49.7%
May 1, 2013	20,196,917.81	9,568,712.97	47.4%
November 1, 2013	19,712,191.78	8,798,850.36	44.6%
May 1, 2014	19,227,465.75	7,974,925.13	41.5%
November 1, 2014	18,742,739.73	7,101,092.49	37.9%
May 1, 2015	18,258,013.70	6,181,856.85	33.9%
November 1, 2015	17,773,287.67	5,222,028.60	29.4%
May 1, 2016	17,126,986.30	4,187,188.39	24.4%
November 1, 2016	16,480,684.93	—	0.0%

Airbus A320-232

N468UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	24,030,000.00	13,457,000.00	56.0%
May 1, 2010	23,536,232.88	13,124,607.41	55.8%
November 1, 2010	23,042,465.75	12,728,449.33	55.2%
May 1, 2011	22,548,698.63	12,265,044.16	54.4%
November 1, 2011	22,054,931.51	11,733,794.24	53.2%
May 1, 2012	21,561,164.38	11,135,631.31	51.6%
November 1, 2012	21,067,397.26	10,472,519.70	49.7%
May 1, 2013	20,573,630.14	9,747,188.33	47.4%
November 1, 2013	20,079,863.01	8,962,966.26	44.6%
May 1, 2014	19,586,095.89	8,123,673.20	41.5%
November 1, 2014	19,092,328.77	7,233,541.87	37.9%
May 1, 2015	18,598,561.64	6,297,160.67	33.9%
November 1, 2015	18,104,794.52	5,319,429.72	29.4%
May 1, 2016	17,446,438.36	4,265,287.70	24.4%
November 1, 2016	16,788,082.19	—	0.0%

III-5

Airbus A320-232

N469UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	24,680,000.00	13,821,000.00	56.0%
May 1, 2010	24,183,087.25	13,485,315.50	55.8%
November 1, 2010	23,686,174.50	13,084,028.21	55.2%
May 1, 2011	23,189,261.74	12,613,469.36	54.4%
November 1, 2011	22,692,348.99	12,072,916.84	53.2%
May 1, 2012	22,195,436.24	11,463,211.83	51.6%
November 1, 2012	21,698,523.49	10,786,250.05	49.7%
May 1, 2013	21,201,610.74	10,044,707.29	47.4%
November 1, 2013	20,704,697.99	9,241,871.29	44.6%
May 1, 2014	20,207,785.23	8,381,529.64	41.5%
November 1, 2014	19,710,872.48	7,467,890.54	37.9%
May 1, 2015	19,213,959.73	6,505,524.13	33.9%
November 1, 2015	18,717,046.98	5,499,317.65	29.4%
May 1, 2016	18,220,134.23	4,454,440.09	24.4%
November 1, 2016	17,557,583.89	—	0.0%

Airbus A320-232

N470UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	25,090,000.00	14,050,000.00	56.0%
May 1, 2010	24,584,832.21	13,709,342.22	55.8%
November 1, 2010	24,079,664.43	13,301,388.48	55.2%
May 1, 2011	23,574,496.64	12,823,012.41	54.4%
November 1, 2011	23,069,328.86	12,273,479.88	53.2%
May 1, 2012	22,564,161.07	11,653,646.07	51.6%
November 1, 2012	22,058,993.29	10,965,438.16	49.7%
May 1, 2013	21,553,825.50	10,211,576.42	47.4%
November 1, 2013	21,048,657.72	9,395,403.19	44.6%
May 1, 2014	20,543,489.93	8,520,768.99	41.5%
November 1, 2014	20,038,322.15	7,591,951.93	37.9%
May 1, 2015	19,533,154.36	6,613,598.07	33.9%
November 1, 2015	19,027,986.58	5,590,675.84	29.4%
May 1, 2016	18,522,818.79	4,528,440.11	24.4%
November 1, 2016	17,849,261.74	—	0.0%

III-6

Airbus A320-232

N471UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	25,040,000.00	14,022,000.00	56.0%
May 1, 2010	24,535,838.93	13,682,021.89	55.8%
November 1, 2010	24,031,677.85	13,274,881.13	55.2%
May 1, 2011	23,527,516.78	12,797,458.38	54.4%
November 1, 2011	23,023,355.70	12,249,020.97	53.2%
May 1, 2012	22,519,194.63	11,630,422.38	51.6%
November 1, 2012	22,015,033.56	10,943,585.95	49.7%
May 1, 2013	21,510,872.48	10,191,226.53	47.4%
November 1, 2013	21,006,711.41	9,376,679.79	44.6%
May 1, 2014	20,502,550.34	8,503,788.59	41.5%
November 1, 2014	19,998,389.26	7,576,822.49	37.9%
May 1, 2015	19,494,228.19	6,600,418.32	33.9%
November 1, 2015	18,990,067.11	5,579,534.60	29.4%
May 1, 2016	18,485,906.04	4,519,415.72	24.4%
November 1, 2016	17,813,691.28	—	0.0%

Airbus A320-232

N472UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	24,780,000.00	13,877,000.00	56.0%
May 1, 2010	24,281,073.83	13,539,956.16	55.8%
November 1, 2010	23,782,147.65	13,137,042.91	55.2%
May 1, 2011	23,283,221.48	12,664,577.42	54.4%
November 1, 2011	22,784,295.30	12,121,834.65	53.2%
May 1, 2012	22,285,369.13	11,509,659.21	51.6%
November 1, 2012	21,786,442.95	10,829,954.47	49.7%
May 1, 2013	21,287,516.78	10,085,407.08	47.4%
November 1, 2013	20,788,590.60	9,279,318.10	44.6%
May 1, 2014	20,289,664.43	8,415,490.46	41.5%
November 1, 2014	19,790,738.26	7,498,149.41	37.9%
May 1, 2015	19,291,812.08	6,531,883.62	33.9%
November 1, 2015	18,792,885.91	5,521,600.14	29.4%
May 1, 2016	18,293,959.73	4,472,488.88	24.4%
November 1, 2016	17,628,724.83	—	0.0%

III-7

Boeing 767-322ER

N664UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	36,810,000.00	20,614,000.00	56.0%
May 1, 2010	35,967,022.90	20,056,440.54	55.8%
November 1, 2010	35,124,045.80	19,402,204.69	55.2%
May 1, 2011	34,281,068.70	18,646,700.12	54.4%
November 1, 2011	33,438,091.60	17,789,929.96	53.2%
May 1, 2012	32,595,114.50	16,834,303.15	51.6%
November 1, 2012	31,752,137.40	15,783,861.70	49.7%
May 1, 2013	30,909,160.31	14,643,862.29	47.4%
November 1, 2013	29,785,190.84	13,295,093.72	44.6%
May 1, 2014	28,661,221.37	11,887,739.00	41.5%
November 1, 2014	27,537,251.91	10,433,083.73	37.9%
May 1, 2015	26,413,282.44	8,943,093.91	33.9%
November 1, 2015	25,289,312.98	7,430,336.92	29.4%
May 1, 2016	24,165,343.51	5,907,918.88	24.4%
November 1, 2016	23,041,374.05	—	0.0%

Boeing 767-322ER

N667UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	33,220,000.00	18,603,000.00	56.0%
May 1, 2010	32,476,268.66	18,109,876.74	55.8%
November 1, 2010	31,732,537.31	17,528,766.13	55.2%
May 1, 2011	30,988,805.97	16,855,920.60	54.4%
November 1, 2011	30,245,074.63	16,091,162.30	53.2%
May 1, 2012	29,501,343.28	15,236,472.21	51.6%
November 1, 2012	28,757,611.94	14,295,294.95	49.7%
May 1, 2013	28,013,880.60	13,272,162.87	47.4%
November 1, 2013	27,270,149.25	12,172,464.90	44.6%
May 1, 2014	26,278,507.46	10,899,467.05	41.5%
November 1, 2014	25,286,865.67	9,580,476.21	37.9%
May 1, 2015	24,295,223.88	8,225,954.84	33.9%
November 1, 2015	23,303,582.09	6,846,902.74	29.4%
May 1, 2016	22,311,940.30	5,454,800.73	24.4%
November 1, 2016	21,320,298.51	—	0.0%

III-8

Boeing 767-322ER

N669UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	34,700,000.00	19,432,000.00	56.0%
May 1, 2010	33,940,145.99	18,926,184.74	55.8%
November 1, 2010	33,180,291.97	18,328,492.69	55.2%
May 1, 2011	32,420,437.96	17,634,636.47	54.4%
November 1, 2011	31,660,583.94	16,844,249.89	53.2%
May 1, 2012	30,900,729.93	15,959,209.32	51.6%
November 1, 2012	30,140,875.91	14,982,909.99	49.7%
May 1, 2013	29,381,021.90	13,919,874.70	47.4%
November 1, 2013	28,621,167.88	12,775,513.56	44.6%
May 1, 2014	27,861,313.87	11,555,963.48	41.5%
November 1, 2014	26,848,175.18	10,172,012.10	37.9%
May 1, 2015	25,835,036.50	8,747,309.54	33.9%
November 1, 2015	24,821,897.81	7,293,004.12	29.4%
May 1, 2016	23,808,759.12	5,820,741.49	24.4%
November 1, 2016	22,795,620.44	—	0.0%

Boeing 767-322ER

N670UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	35,440,000.00	19,846,000.00	56.0%
May 1, 2010	34,680,571.43	19,339,071.26	55.8%
November 1, 2010	33,921,142.86	18,737,732.00	55.2%
May 1, 2011	33,161,714.29	18,037,843.20	54.4%
November 1, 2011	32,402,285.71	17,238,854.42	53.2%
May 1, 2012	31,642,857.14	16,342,493.59	51.6%
November 1, 2012	30,883,428.57	15,352,029.98	49.7%
May 1, 2013	30,124,000.00	14,271,876.15	47.4%
November 1, 2013	29,364,571.43	13,107,343.56	44.6%
May 1, 2014	28,605,142.86	11,864,479.46	41.5%
November 1, 2014	27,845,714.29	10,549,951.37	37.9%
May 1, 2015	26,833,142.86	9,085,251.59	33.9%
November 1, 2015	25,820,571.43	7,586,427.73	29.4%
May 1, 2016	24,808,000.00	6,065,034.89	24.4%
November 1, 2016	23,795,428.57	—	0.0%

III-9

Boeing 767-322ER

N671UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	37,310,000.00	20,894,000.00	56.0%
May 1, 2010	36,510,500.00	20,359,501.93	55.8%
November 1, 2010	35,711,000.00	19,726,432.87	55.2%
May 1, 2011	34,911,500.00	18,989,614.27	54.4%
November 1, 2011	34,112,000.00	18,148,466.66	53.2%
May 1, 2012	33,312,500.00	17,204,809.14	51.6%
November 1, 2012	32,513,000.00	16,162,083.48	49.7%
May 1, 2013	31,713,500.00	15,024,935.07	47.4%
November 1, 2013	30,914,000.00	13,798,955.65	44.6%
May 1, 2014	30,114,500.00	12,490,511.53	41.5%
November 1, 2014	29,315,000.00	11,106,622.06	37.9%
May 1, 2015	28,249,000.00	9,564,637.04	33.9%
November 1, 2015	27,183,000.00	7,986,727.38	29.4%
May 1, 2016	26,117,000.00	6,385,057.90	24.4%
November 1, 2016	25,051,000.00	—	0.0%

Boeing 767-322ER

N675UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	41,120,000.00	23,027,000.00	56.0%
May 1, 2010	40,275,068.49	22,458,753.92	55.8%
November 1, 2010	39,430,136.99	21,780,850.45	55.2%
May 1, 2011	38,585,205.48	20,987,874.15	54.4%
November 1, 2011	37,740,273.97	20,078,802.30	53.2%
May 1, 2012	36,895,342.47	19,055,229.27	51.6%
November 1, 2012	36,050,410.96	17,920,516.45	49.7%
May 1, 2013	35,205,479.45	16,679,333.50	47.4%
November 1, 2013	34,360,547.95	15,337,377.14	44.6%
May 1, 2014	33,515,616.44	13,901,183.60	41.5%
November 1, 2014	32,670,684.93	12,377,995.90	37.9%
May 1, 2015	31,825,753.42	10,775,665.69	33.9%
November 1, 2015	30,980,821.92	9,102,578.04	29.4%
May 1, 2016	29,854,246.58	7,298,736.18	24.4%
November 1, 2016	28,727,671.23	—	0.0%

III-10

Boeing 767-322ER

N676UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	42,620,000.00	23,867,000.00	56.0%
May 1, 2010	41,761,879.19	23,287,850.35	55.8%
November 1, 2010	40,903,758.39	22,594,865.56	55.2%
May 1, 2011	40,045,637.58	21,782,255.44	54.4%
November 1, 2011	39,187,516.78	20,848,772.92	53.2%
May 1, 2012	38,329,395.97	19,795,870.68	51.6%
November 1, 2012	37,471,275.17	18,626,822.42	49.7%
May 1, 2013	36,613,154.36	17,346,248.98	47.4%
November 1, 2013	35,755,033.56	15,959,827.98	44.6%
May 1, 2014	34,896,912.75	14,474,100.22	41.5%
November 1, 2014	34,038,791.95	12,896,332.85	37.9%
May 1, 2015	33,180,671.14	11,234,418.08	33.9%
November 1, 2015	32,322,550.34	9,496,795.71	29.4%
May 1, 2016	31,464,429.53	7,692,392.09	24.4%
November 1, 2016	30,320,268.46	—	0.0%

Boeing 777-222ER

N794UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	62,363,333.33	34,923,000.00	56.0%
May 1, 2010	60,901,692.71	33,960,864.15	55.8%
November 1, 2010	59,440,052.08	32,834,146.27	55.2%
May 1, 2011	57,978,411.46	31,536,532.93	54.4%
November 1, 2011	56,516,770.83	30,068,384.48	53.2%
May 1, 2012	55,055,130.21	28,434,161.57	51.6%
November 1, 2012	53,593,489.58	26,641,111.32	49.7%
May 1, 2013	51,644,635.42	24,467,728.07	47.4%
November 1, 2013	49,695,781.25	22,182,502.47	44.6%
May 1, 2014	47,746,927.08	19,803,866.68	41.5%
November 1, 2014	45,798,072.92	17,351,590.89	37.9%
May 1, 2015	43,849,218.75	14,846,609.16	33.9%
November 1, 2015	41,900,364.58	12,310,885.08	29.4%
May 1, 2016	39,951,510.42	9,767,305.09	24.4%
November 1, 2016	38,002,656.25	—	0.0%

III-11

Boeing 777-222ER

N795UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	64,496,666.67	36,118,000.00	56.0%
May 1, 2010	62,985,026.04	35,122,601.98	55.8%
November 1, 2010	61,473,385.42	33,957,341.18	55.2%
May 1, 2011	59,961,744.79	32,615,338.91	54.4%
November 1, 2011	58,450,104.17	31,096,967.83	53.2%
May 1, 2012	56,938,463.54	29,406,841.21	51.6%
November 1, 2012	55,426,822.92	27,552,454.06	49.7%
May 1, 2013	53,411,302.08	25,304,723.41	47.4%
November 1, 2013	51,395,781.25	22,941,324.51	44.6%
May 1, 2014	49,380,260.42	20,481,320.03	41.5%
November 1, 2014	47,364,739.58	17,945,156.45	37.9%
May 1, 2015	45,349,218.75	15,354,483.97	33.9%
November 1, 2015	43,333,697.92	12,732,017.50	29.4%
May 1, 2016	41,318,177.08	10,101,426.38	24.4%
November 1, 2016	39,302,656.25	—	0.0%

Boeing 777-222ER

N204UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	71,800,000.00	40,208,000.00	56.0%
May 1, 2010	70,227,737.23	39,161,385.13	55.8%
November 1, 2010	68,655,474.45	37,924,662.10	55.2%
May 1, 2011	67,083,211.68	36,488,959.62	54.4%
November 1, 2011	65,510,948.91	34,853,519.94	53.2%
May 1, 2012	63,938,686.13	33,022,225.63	51.6%
November 1, 2012	62,366,423.36	31,002,101.94	49.7%
May 1, 2013	60,794,160.58	28,802,507.31	47.4%
November 1, 2013	59,221,897.81	26,434,636.12	44.6%
May 1, 2014	57,649,635.04	23,911,186.68	41.5%
November 1, 2014	55,553,284.67	21,047,563.94	37.9%
May 1, 2015	53,456,934.31	18,099,620.31	33.9%
November 1, 2015	51,360,583.94	15,090,423.51	29.4%
May 1, 2016	49,264,233.58	12,044,070.28	24.4%
November 1, 2016	47,167,883.21	—	0.0%

III-12

Boeing 747-422

N117UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	64,873,333.33	36,329,000.00	56.0%
May 1, 2010	63,452,749.39	35,383,420.50	55.8%
November 1, 2010	62,032,165.45	34,266,006.21	55.2%
May 1, 2011	60,611,581.51	32,968,808.36	54.4%
November 1, 2011	59,190,997.57	31,491,142.29	53.2%
May 1, 2012	57,770,413.63	29,836,516.02	51.6%
November 1, 2012	56,349,829.68	28,011,277.07	49.7%
May 1, 2013	54,929,245.74	26,023,881.03	47.4%
November 1, 2013	53,508,661.80	23,884,442.35	44.6%
May 1, 2014	52,088,077.86	21,604,434.31	41.5%
November 1, 2014	50,193,965.94	—	0.0%

Boeing 747-422

N118UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	64,836,666.67	36,309,000.00	56.0%
May 1, 2010	63,416,885.64	35,363,421.64	55.8%
November 1, 2010	61,997,104.62	34,246,638.93	55.2%
May 1, 2011	60,577,323.60	32,950,174.26	54.4%
November 1, 2011	59,157,542.58	31,473,343.38	53.2%
May 1, 2012	57,737,761.56	29,819,652.31	51.6%
November 1, 2012	56,317,980.54	27,995,444.98	49.7%
May 1, 2013	54,898,199.51	26,009,172.22	47.4%
November 1, 2013	53,478,418.49	23,870,942.77	44.6%
May 1, 2014	52,058,637.47	21,592,223.40	41.5%
November 1, 2014	50,165,596.11	19,006,321.55	37.9%
May 1, 2015	48,272,554.74	—	0.0%

Boeing 747-422

N122UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	69,273,333.33	38,793,000.00	56.0%
May 1, 2010	67,756,399.03	37,783,282.54	55.8%
November 1, 2010	66,239,464.72	36,590,080.21	55.2%
May 1, 2011	64,722,530.41	35,204,900.59	54.4%
November 1, 2011	63,205,596.11	—	0.0%

III-13

Boeing 747-422

N127UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	67,833,333.33	37,987,000.00	56.0%
May 1, 2010	66,379,761.90	37,015,622.65	55.8%
November 1, 2010	64,926,190.48	35,864,639.42	55.2%
May 1, 2011	63,472,619.05	34,525,029.07	54.4%
November 1, 2011	62,019,047.62	—	0.0%

Boeing 747-422

N128UA

Date	Assumed Aircraft Value	Outstanding Balance	LTV
At Issuance	73,213,333.33	40,999,000.00	56.0%
May 1, 2010	71,677,389.28	39,969,760.63	55.8%
November 1, 2010	70,141,445.22	38,745,498.89	55.2%
May 1, 2011	68,605,501.17	37,316,987.35	54.4%
November 1, 2011	67,069,557.11	35,682,739.83	53.2%
May 1, 2012	65,533,613.05	33,845,952.86	51.6%
November 1, 2012	63,997,669.00	—	0.0%

III-14

PROSPECTUS

United Air Lines, Inc.

Pass Through Certificates

This prospectus relates to pass through trusts formed by United Air Lines, Inc., which we refer to as United, with a national or state bank or trust company, as trustee, which may offer for sale pass through certificates from time to time under this prospectus and one or more prospectus supplements. The property of a trust will include equipment notes issued by:

•	United to finance or refinance all or a portion of the purchase price of an aircraft or other aircraft related assets owned or to be purchased by United; or

•	one or more owner trustees to finance or refinance a portion of the purchase price of an aircraft or other aircraft related assets that have been or will be leased to United.

The trustee will hold all property owned by a trust for the benefit of holders of pass through certificates issued by that trust. Each pass through certificate issued by a trust will represent a beneficial interest in all property held by that trust. Payment obligations under equipment notes issued by United to any trust and payment obligations under any leases to which United is a party may be fully and unconditionally guaranteed by UAL Corporation, which we refer to as “UAL”, the parent corporation of United. Equipment notes issued by any owner trustee will be without recourse to United or UAL.

We will describe the specific terms of any offering of these securities in a prospectus supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2007.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “United” or the “Company” refer to United Air Lines, Inc. and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus.

To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information”, and any additional information you may need to make your investment decision.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement are forward-looking and thus reflect United’s and UAL’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to United’s and UAL’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects”, “will”, “plans”, “anticipates”, “indicates”, “believes”, “forecast”, “guidance”, “outlook” and similar expressions are intended to identify forward-looking statements.

Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this prospectus are based upon information available to us on the date of this prospectus and all forward-looking statements in any accompanying prospectus supplement are based upon information available to us on the date of such prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

United’s and UAL’s actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: their ability to comply with the terms of United’s credit facility and other financing arrangements; the costs and availability of financing; their ability to execute their business plan; their ability to realize benefits from the resource optimization efforts and cost reduction initiatives; their ability to utilize net operating losses; their ability to attract, motivate and/or retain key employees; their ability to attract and retain customers; demand for transportation in the markets in which they operate; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices, costs of aviation fuel and refining capacity in relevant markets); their ability to cost-effectively hedge against increases in the price of aviation fuel; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom they have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs associated with security measures and practices; labor costs; competitive pressures on pricing and on demand; capacity decisions of United and/or competitors; U.S. or foreign governmental legislation, regulation and other actions, including “open skies” agreements; their ability to maintain satisfactory labor relations; any disruptions to operations due to any potential actions by their labor groups; weather conditions; and other risks and uncertainties, including those stated in the SEC reports incorporated in this prospectus by reference or as stated in a prospectus supplement to this prospectus under the caption “Risk Factors”. Consequently, the forward-looking statements should not be regarded as representations or warranties by United or UAL that such matters will be realized.

WHERE YOU CAN FIND MORE INFORMATION

United files annual, quarterly and current reports and other information with the SEC. UAL files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that United or UAL files at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. and in other locations. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. Copies of documents filed by us with the SEC are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 under the Securities Act of 1933 with the SEC to register the securities offered by this prospectus. This prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or any prospectus supplement. This prospectus incorporates by reference the documents set forth below that United or UAL have previously filed with the SEC. These documents contain important information about us.

United Air Lines, Inc. Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2006
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007

UAL Corporation Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2006
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007
Current Reports on Form 8-K (other than the portions not deemed to be filed)	Filed on February 5, 2007 Filed on March 26, 2007 Filed on March 26, 2007 Filed on April 23, 2007 Filed on April 25, 2007
Proxy Statement on Schedule 14A	Filed on March 26, 2007

We also incorporate by reference additional documents that United or UAL may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K) after the date of this prospectus and before the termination of the offering of securities under this prospectus. These documents include our periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K), as well as proxy statements.

You may obtain any of the documents incorporated by reference through us or the SEC or its Internet website, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

UAL Corporation

77 West Wacker Drive

Chicago, Illinois 60601

(312) 997-8000

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth United’s consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Successor			Predecessor
	Three months ended March 31, 2007		Period from February 1 to December 31, 2006	Period from January 1 to January 31, 2006		2005		2004		2003		2002
Ratio of earnings to fixed charges		(a)	1.05	354.45	(b)		(a)		(a)		(a)		(a)

(a)	Earnings were inadequate to cover fixed charges by $234 million for the three months ended March 31, 2007, $21.0 billion in 2005, $1.7 billion in 2004, $2.8 billion in 2003 and $3.1 billion in 2002.
(b)	Earnings used to compute the ratio of earnings to fixed charges for the period from January 1 to January 31, 2006, included net bankruptcy reorganization income of approximately $22.7 billion.

The following table sets forth UAL’s consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Successor			Predecessor
	Three months ended March 31, 2007		Period from February 1 to December 31, 2006	Period from January 1 to January 31, 2006		2005		2004		2003		2002
Ratio of earnings to fixed charges		(a)	1.03	363.65	(b)		(a)		(a)		(a)		(a)

(a)	Earnings were inadequate to cover fixed charges by $242 million for the three months ended March 31, 2007, $21.2 billion in 2005, $1.7 billion in 2004, $2.8 billion in 2003 and $3.2 billion in 2002.
(b)	Earnings used to compute the ratio of earnings to fixed charges for the period from January 1 to January 31, 2006, included net bankruptcy reorganization income of approximately $22.9 billion.

In connection with our emergence from Chapter 11 bankruptcy protection, we adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” and in conformity with accounting principles generally accepted in the U.S. “Successor” refers to United or UAL, as applicable, on or after February 1, 2006, after giving effect to the adoption of fresh-start reporting. “Predecessor” refers to United or UAL, as applicable, prior to February 1, 2006.

“Earnings” were calculated by adding to income from continuing operations the provision for taxes on income, amortization of capitalized interest, fixed charges (see below), and the distributed income of less than 50% owned entities, and have been decreased by the earnings of entities less than 50% owned. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt expense, and an amount representative of the interest factor in rentals.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Vedder, Price, Kaufman & Kammholz, P.C. will render an opinion with respect to the validity of the securities being offered by such prospectus supplement. Cravath, Swaine & Moore LLP will also represent us with respect to certain matters in connection with the securities offered hereby.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the United Air Lines, Inc. Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the emergence from bankruptcy, and changes in accounting for share based payments, and the method of accounting for and the disclosures regarding pension and postretirement benefits), which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the UAL Corporation Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include explanatory paragraphs referring to the emergence from bankruptcy, and changes in accounting for share based payments, and the method of accounting for and the disclosures regarding pension and postretirement benefits, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.